 As Filed with the Securities and Exchange Commission on December 1, 2000
                                                     Registration No. 333-45654
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                      PRE-EFFECTIVE AMENDMENT NO. 3
                                  TO FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                         Key Production Company, Inc.
            (Exact name of registrant as specified in its charter)

            DELAWARE                          1311                       84-1089744
                                       (Primary Standard
 (State or other jurisdiction of           Industrial                  (I.R.S. Employer
 incorporation or organization)    Classification Code Number)      Identification Number)

                      707 Seventeenth Street, Suite 3300
                            Denver, Colorado 80202
                                (303) 295-3995
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                              Monroe W. Robertson
                     President and Chief Operating Officer
                         Key Production Company, Inc.
                      707 Seventeenth Street, Suite 3300
                            Denver, Colorado 80202
                                (303) 295-3995
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                  COPIES TO:

              Nick Nimmo                            James F. Wood
       Holme Roberts & Owen LLP                Sherman & Howard L.L.C.
    1700 Lincoln Street, Suite 4100          633 17th Street, Suite 3000
        Denver, Colorado 80203                 Denver, Colorado 80202
            (303) 866-0216                         (303) 297-2900

                               ----------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and at the effective time of the Merger as described in the Agreement and Plan of Merger dated as of August 28, 2000.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION (8)a OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION (8)a, MAY DETERMINE.

-------------------------------------------------------------------------------
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

                        {LOGO OF COLUMBUS ENERGY CORP.]
                                                               December 1, 2000

                  Proposed Merger-Your Vote Is Very Important

Dear Shareholder:

On August 28, 2000, Key Production Company, Inc. and Columbus Energy Corp. agreed to merge. Upon completion of the merger, Columbus shareholders will receive 0.355 shares of Key's common stock for each share of Columbus common stock they own. Up to 1,545,469 Key shares may be issued in the merger to Columbus shareholders, including Key shares reserved for issuance pursuant to Columbus employee options. Key stockholders will continue to own their existing shares of Key common stock after the merger. Key's common stock is traded on the New York Stock Exchange under the symbol "KP."

The merger will be tax-free to Columbus shareholders for U.S. federal income tax purposes except for taxes due on cash received by Columbus shareholders for fractional shares.

The merger requires the approval of Columbus' shareholders. Columbus has scheduled a special meeting of its shareholders on December 29, 2000 to vote on the merger. Regardless of the number of shares you own or whether you plan to attend the meeting, it is important that your shares be represented and voted. Voting instructions are inside.

This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully.

                                          Columbus Energy Corp.
/s/ Harry A. Trueblood, Jr.
                                          Harry A. Trueblood, Jr.
                                          Chairman of the Board, President and
                                          Chief Executive Officer

For a discussion of certain risk factors that you should consider in evaluating the merger, see "Risk Factors" beginning on page 10.


 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated December 1, 2000 and was first mailed to Columbus shareholders on or about December 1, 2000.

                             COLUMBUS ENERGY CORP.
                               1660 Lincoln St.
                                  Suite 2400
                               Denver, CO 80264

                               ----------------

                   Notice of Special Meeting of Shareholders
                        To Be Held on December 29, 2000

                               ----------------

To the Shareholders of
Columbus Energy Corp.:

A special meeting of shareholders of Columbus Energy Corp. will be held on December 29, 2000, at 10:30 a.m., local time, at the Wells Fargo Bank Building Forum Room, Main Floor, 1740 Broadway, Denver, Colorado, for the following purposes:

  1. To consider and vote upon a proposal to approve the merger agreement between Key Production Company, Inc. and Columbus and the merger; and

  2. To transact other business as may properly be presented at the special meeting or any adjournments of the meeting.

Columbus will not complete the merger unless its shareholders approve the merger agreement and the merger.

Only shareholders of record at the close of business on November 29, 2000, are entitled to notice of and to vote at the meeting and any adjournments of the meeting. A list of shareholders entitled to vote at the meeting will be available for inspection during normal business hours for the ten days before the meeting at the offices of Columbus and at the time and place of the meeting.

                                   Important


 Please complete, date, sign and promptly return your proxy card so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Giving a proxy does not affect your right to vote in person if you attend the meeting. You may revoke your proxy at any time before it is exercised at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Michael M. Logan
                                          Michael M. Logan
                                          Corporate Secretary

Denver, Colorado
December 1, 2000

    Your vote is important! Please read the accompanying proxy statement/prospectus

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   2
Risk Factors.............................................................  10
Key After the Merger.....................................................  11
Comparative Per Share Data...............................................  12
Comparative Market Price Data............................................  13
Unaudited Pro Forma Combined Financial Information.......................  14
The Columbus Shareholder Meeting and Proxy Solicitation..................  22
The Merger...............................................................  25
The Merger Agreement.....................................................  42
Information Regarding Directors, Executive Officers and Five Percent
 Shareholders............................................................  48
Interests of Certain Executive Officers and Directors in the Merger......  50
Material United States Federal Income Tax Considerations.................  51
Comparison of Shareholder Rights.........................................  53
Legal Matters............................................................  55
Experts..................................................................  56
Future Shareholder Proposals.............................................  56
Where You Can Find More Information......................................  57
Cautionary Statement Concerning Forward-Looking Statements...............  59
Commonly Used Oil and Gas Terms..........................................  59
Annex A--Agreement and Plan of Merger.................................... A-1
Annex B--Arthur Andersen LLP Fairness Opinion to the Board of Directors
 of Columbus............................................................. B-1
Annex C--Columbus Annual Report on Form 10-K for Year ended November 30,
 1999.................................................................... C-1
Annex D--Columbus Quarterly Report on Form 10-Q for Quarter ended August
 31, 2000................................................................ D-1

                               ----------------

This document incorporates important business and financial information about Key and Columbus that is not included or delivered with this document. The information incorporated by reference is available without charge to shareholders upon written or oral request to:

Columbus Energy Corp.                  Key Production Company, Inc.
1660 Lincoln St.                       707 Seventeenth Street
Suite 2400                             Suite 3300
Denver, Colorado 80264                 Denver, Colorado 80202-3404
Attention: Michael M. Logan            Attention: Paul Korus
Corporate Secretary                    Tel: (303) 295-3995
Tel: (303) 861-5252

If you would like to request documents from us, please do so by December 21, 2000, in order to receive them before the meeting.

                                    SUMMARY

This summary highlights selected information from this document. It may not contain all of the information that is important to you. To better understand the merger and related transactions and for a more detailed description of the legal terms, you should carefully read this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 57. In this proxy statement/prospectus, we sometimes refer to Key after the merger with Columbus as "the combined company." References to "we," "us" and "our" are to the combined company. The term "Key" generally means Key Production Company, Inc., a Delaware corporation, its consolidated subsidiaries and its predecessor entities. The term "Columbus" generally means Columbus Energy Corp., a Colorado corporation, its consolidated subsidiaries and its predecessor entities.

                                 The Companies

Key Production Company, Inc.
707 Seventeenth Street
Suite 3300                Key Production Company, Inc. is an independent energy
Denver, Colorado 80202    company engaged in the exploration, development,
Tel: (303) 295-3995       acquisition and production of oil and gas in the
                          continental united states. Its operations are currently focused in western Oklahoma, north Texas, the Mississipi Salt Basin, south Louisiana, nothern
                          California, and Wyoming. Key's common stock is traded on the New York Stock Exchange under the symbol "KP."

Columbus Energy Corp.     Columbus engages in the production and sale of crude
1660 Lincoln St.          oil, condensate and natural gas, as well as the
Suite 2400                acquisition and development of leaseholds and other
Denver, Colorado 80264    interests in oil and gas properties, and also acts as
Tel: (303) 861-5252       manager and operator of oil and gas properties for
                          itself and others. It also engages in the business of compression, transmission and marketing of natural gas. It has operations in Texas, North Dakota, Louisiana, Oklahoma and Montana. Columbus' common stock is traded on the American Stock Exchange under the symbol "EGY."


                                   The Merger

Key and Columbus are proposing to merge the two companies. Columbus will become a wholly owned subsidiary of Key. Key will remain the publicly traded company.

                          Columbus shareholders will receive 0.355 shares of
What Columbus             Key common stock for each share of Columbus common
shareholders will         stock that they own. Columbus shareholders will not
receive in the merger     receive fractional shares. Instead, they will receive
(see page 42)             cash equal to the market value of any fractional
                          shares. Current Columbus shareholders will own approximately 10% of the common stock of the combined company.

Votes required (see page 22)
                          The affirmative vote of the holders of a majority of the outstanding shares of Columbus common stock is required for approval of the merger agreement at the Columbus meeting. Abstentions and broker non-votes will have the same effect as voting against the merger.


                          Harry A. Trueblood, Jr., Columbus' President and Chief Executive Officer, has agreed to vote approximately 18% of the outstanding Columbus common stock for the merger. Consequently, at least 18% of the outstanding Columbus common stock will be voted for the merger. An additional approximately 8% of Columbus' outstanding shares are held by a trust of which Mr. Trueblood is the trustee and Columbus' other directors and executive officers, all of whom are expected to vote their shares for approval of the merger. No Columbus stock is owned by Key.

                          To vote, please mark, sign, date and return your proxy card or voting instruction card in the enclosed envelope as soon as possible. Your shares will then be voted at the special meeting in accordance with your instructions. You may change your vote by giving written notice of your revocation to Columbus' secretary, delivering a later-dated, signed proxy card to Columbus' secretary at or before the Columbus shareholder meeting, or attending the meeting and voting in person.

Voting Procedures (see page 23)


Directors and senior      The board of directors and officers of the combined
management of the         company will consist of the current directors and
combined company          officers of Key. The combined company may determine
following the merger      to offer employment to Columbus employees.
(see page 48)

Columbus'                 Columbus' board of directors has unanimously approved
recommendations to        the merger and believes that the merger agreement and
its shareholders          the merger are in the best interests of Columbus and
                          its shareholders. Accordingly, it recommends that Columbus shareholders vote FOR the approval of the merger agreement and the merger. The board recommends approval of the merger even though the consideration offered by Key represented a discount to the market price of Columbus' common stock on the date the board approved the merger agreement.

Fairness opinion of       In deciding to approve the merger, the board of
Columbus' financial       directors of Columbus considered the fairness opinion
advisor (see pages 34     of Arthur Andersen LLP, its financial advisor, to the
through 41)               effect that, as of the date of its opinion, the
                          exchange ratio pursuant to the merger agreement was fair from a financial point of view to the shareholders of Columbus.

                          This opinion is attached as Annex B to this proxy statement/prospectus. We encourage you to read this opinion carefully, as well as the description of the analyses and assumptions on which the opinion was based found on pages 34 through 41.

Interests of officers     Some of the officers and directors of Columbus have
and directors in the      stock options and other benefit plans that may
merger that differ        provide them with interests in the merger that are
from your interests       different from yours. The Columbus board was aware of
(see pages 50 through     these interests and considered them in approving the
51)                       merger.

                              The Merger Agreement

The merger agreement is attached as Annex A to this document. It contains representations, warranties and covenants by the parties, conditions to each party's obligations and provisions relating to termination of the agreement and termination fees that can become due. These provisions are discussed under the caption "The Merger Agreement" beginning on page 42. In addition to that discussion, we encourage you to read the entire merger agreement because it is the legal document that governs the merger.


Conditions to the         In order to complete the merger, a number of
merger (see page 43)      conditions must be satisfied, including the
                          following:

                              . the approval by the Columbus shareholders;

                              . the approval for listing on the New York Stock
                                Exchange of the Key shares to be issued in the merger; and

                              . there must not be a material adverse change in
                                either party's business or financial condition.

                          The board of directors of either Key or Columbus may choose to complete the merger even though a condition to that company's obligation has not been satisfied if the Columbus shareholders have approved the merger and the law allows the board to do so.

Termination fees and      Fees of up to $1,000,000 could become due by either
expenses (see pages 46    party on termination of the merger agreement under
through 47)               the circumstances described under the caption "The
                          Merger Agreement" beginning on page 46.

No solicitation           Columbus has generally agreed not to initiate,
                          solicit or encourage any discussions with another party regarding a business combination while the merger is pending unless Columbus receives an unsolicited proposal that is materially more favorable than the terms of the merger with Key.


                               Other Information

Accounting treatment      We expect that the merger will be accounted for as a
                          purchase of Columbus by Key.

Comparative per share     On August 28, 2000, the last full trading day prior
market price              to the public announcement of the proposed merger,
information (see page     Key common stock closed at $17.8125 per share and
12)                       Columbus common stock closed at $6.625 per share. On
                          November 28, 2000, the last reported sales price for Key common stock on the New York Stock Exchange was $24.0625. The last reported sales price of Columbus common stock on the American Stock Exchange on November 28, 2000 was $8.0625.

Material federal          Legal counsel to Columbus has delivered an opinion
income tax                that Columbus shareholders (other than foreign
considerations (see       shareholders) will not recognize any gain or loss for
pages 51 through 52)      federal income tax purposes as a result of the
                          merger, except for taxes payable by Columbus shareholders as a result of receiving cash instead of fractional shares. You should review pages 51 through 52 for a more complete discussion of the tax consequences of the merger.

                          Tax matters are complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should ask your tax advisor in order to fully understand the particular tax consequences of the merger to you.

No dissenter's rights     You will have no right to seek an appraisal of the
                          value of your shares in connection with the merger.

                         Recent developments--Key

Change of Accountants

Arthur Andersen, which was Key's auditor for its last fiscal year, has acted as a financial advisor and delivered its fairness opinion to Columbus' board of directors. Rules governing the accounting profession preclude certain activities by auditors. Services provided to Columbus are incompatible with Arthur Andersen's ability to act as independent auditors for the combined company. As a result, Key and Arthur Andersen determined that Arthur Andersen should resign as Key's auditor. Arthur Andersen delivered its letter of resignation to Key on November 30, 2000. Key's Audit Committee is currently seeking new auditors to serve as Key's certifying accountant with respect to fiscal 2000 and subsequent periods.

Key has never had any disagreement with Arthur Andersen on any matter of accounting principles, financial statement disclosure, or auditing scope or procedures, which disagreement if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its report. Arthur Andersen has audited Key's financial statements since Key's incorporation in 1988. Arthur Andersen's reports on the Company's financial statements have never contained an adverse opinion or disclaimer of opinion and have never been qualified as to audit scope or accounting principles.

                         Recent developments--Columbus

In August 2000, in connection with the merger and as part of its third quarter review, Columbus updated estimates of its proved oil and gas reserves at June 30, 2000. Estimates by independent engineers show that proved reserves totaled
21.1 Bcfe, down from 26.1 Bcfe at the end of the company's previous fiscal year (November 30, 1999). During the first seven months of fiscal year 2000, Columbus produced 2.3 Bcfe and downward reserve adjustments totaled 3.5 Bcfe, which were partially offset by a 0.8 Bcfe increase due to higher prices. These reserve adjustments were due to Columbus receiving information that other operators had determined not to develop certain locations, recent drilling activity and performance of wells, as well as an evaluation of certain technical data. The June 30, 2000 proved reserves consisted of 14.2 Bcf of gas and 1.16 million barrels of crude and condensate.

Specifically, proved producing reserves decreased 1.4 Bcfe which was due to a well's lower performance in Bee County, Texas during the seven-month period and initial lower production beginning in late July 2000 from another well (previously classified as proved developed non-producing) in that area. Proved developed producing reserves increased in the Laredo, Texas area with the nonconsent interest assigned to Columbus in the Hachar #36 well but this increase was offset by reserve reductions based on performance of wells in the Sralla Road field of Texas.

Proved developed non-producing reserves decreased 1.0 Bcfe with .5 Bcfe attributable to the Morrow #23-1H revision after an operator's determination not to recomplete the well. Also, reserves in a zone in a South Laredo well were dropped after that zone was perforated and no production was seen. The decrease in proved undeveloped reserves of 1.1 Bcfe was entirely the result of deleting a location in the B.R. Cox field in South Texas after no response was received from the new operator of the field to proceed to drill.

Changes in the demand for oil and gas, price changes and other factors make such reserve estimates inherently imprecise and subject to revision.

As an outgrowth of the revised technical valuation and a downward revision of 76,000 BOE of Columbus' proved reserves associated with its Morrow #23-1H well in Louisiana, Columbus recognized a non-cash impairment expense of $500,000 in its fiscal third quarter ending August 31, 2000.

As of November 27, 2000, Columbus had reduced its long-term debt to $1.6 million from $4.4 million at August 31, 2000.

Columbus' net revenue interest in the Hachar #36 well was reduced from 53.7% to 3.8% after payout in August 2000. This well commenced production on May 10, 2000 at the rate of 5 MMcf of gas and 100 barrels of condensate per day. Therefore net revenue after operating costs and production taxes from this well was $965,000 during Columbus' third-quarter 2000 and dropped to less than $25,000 in September. A portion of this decrease has been replaced by Columbus' 69% net revenue interest in the Long #5 well, a recent completion, that generated approximately $130,000 of net revenue per month during September 2000.

For definitions of oil and gas terms used in this document, see "Commonly Used Oil and Gas Terms" on page 59.

      Summary Unaudited Pro Forma Combined Financial and Other Information

The following unaudited pro forma condensed combined financial information combines the historical balance sheets and statements of income of Key and Columbus giving effect to the merger using the purchase method of accounting for business combinations. This information has been prepared to assist you in your analysis of the financial effects of the merger and should be read in conjunction with the unaudited pro forma combined financial information contained on pages 14 through 21 in this document. You should also consider the summary selected financial data for Key and Columbus that follows the unaudited pro forma condensed combined financial information and the financial statements and related notes that Key and Columbus have filed with the SEC that are incorporated by reference.

There are several other factors that affect comparisons of the historical financial information of Key and Columbus to the unaudited pro forma combined financial information, including the following:

  . The unaudited pro forma combined balance sheet data gives effect to the merger as if it had occurred on September 30, 2000. The unaudited pro forma combined income statement data for fiscal 1999 and the first nine months of 2000 gives effect to the merger as if it occurred on January 1, 1999

  . Columbus's fiscal year ends on November 30. Key's fiscal year ends on December 31. The combined company will also utilize December 31 as its fiscal year end. No attempt has been made to adjust Columbus' year-end or interim financial information to conform to the combined company's fiscal year. The following pro forma September 30, 2000 summary balance sheet data was derived from Columbus' August 31, 2000 balance sheet and Key's September 30, 2000 balance sheet using the adjustments and assumptions described in the notes to the unaudited pro forma combined financial information. Similarly, the summary pro forma combined income statement data combines the latest dissimilar twelve-month and nine-month periods reported by Columbus and Key, using Key's fiscal year end of December 31 and Columbus' fiscal year end of November 30.

  . The historical financial results of Columbus were prepared using the successful efforts method of accounting for oil and gas activities. Key utilizes the full cost method. The summary pro forma combined financial information was prepared using the full cost method of accounting for oil and gas activities.

  . Certain items of revenue and expense reported by Columbus in its historical financial statements have been reclassified to conform with Key's method of reporting.

  . Expected annual cost savings from combining the operations of Key and Columbus and the anticipated costs associated with the merger have not been reflected as adjustments to the historical data because they are prospective. However, merger-related expenses already recorded by Columbus in its historical financial statements have not been eliminated.

The unaudited pro forma information is for illustrative purposes only. If the merger had occurred in the past, the combined company's financial position and operating results might have been different from that presented in the summary unaudited pro forma financial information. You should not rely on the unaudited pro forma information as an indication of the financial position or operating results that the combined company would have achieved if the merger had occurred in the past, nor should you rely on the unaudited pro forma information as an indication of future results that the combined company will achieve after the merger.

               Summary Unaudited Pro Forma Financial Information

                                                       Nine months  For the year
                                                          Ended        ended,
                                                      September 30, December 31,
                                                          2000          1999
                                                      ------------- ------------
                                                       (In thousands, except as
                                                              indicated)
Income Statement Data:
 Revenues............................................   $ 79,173      $66,272
 Net income..........................................   $ 18,892      $ 6,206
 Basic earnings per share............................   $   1.42      $  0.48
 Diluted earnings per share..........................   $   1.38      $  0.46
Production and Average Sales Prices:
 Production:
  Oil (MBbls)........................................      1,260        1,484
  Gas (MMcf).........................................     12,642       17,271
 Average prices:
  Oil (per barrel)...................................   $  27.93      $ 17.47
  Gas (per Mcf)......................................   $   3.36      $  2.21
Balance Sheet Data:
 Total assets........................................   $239,891
 Long-term debt......................................   $ 53,400
 Stockholders' equity................................   $125,480
 Shares outstanding..................................     13,763
 Book value per share................................   $   9.12
Proved Reserves (June 30, 2000):
 Oil (MBbls).........................................      9,922
 Gas (MMcf)..........................................     90,390
 Total Equivalent (Bcfe).............................      149.9

                      Key Selected Summary Financial Data

                         Nine Months Ended
                           September 30,            Year Ended December 31,
                         ----------------- ------------------------------------------
                           2000     1999     1999     1998     1997    1996    1995
                         -------- -------- -------- -------- -------- ------- -------
                                    (In thousands, except per share data)
Operating Results:
 Revenues............... $ 68,431 $ 37,717 $ 56,258 $ 37,783 $ 42,151 $37,886 $19,297
 Net income.............   17,968    3,113    6,804    4,595    9,696   7,980   3,054
 Basic earnings per
  share.................     1.51     0.27     0.59     0.40     0.84    0.73    0.34
 Diluted earnings per
  share.................     1.45     0.26     0.56     0.38     0.80    0.69    0.32
 Cash dividends per
  share.................      --       --       --       --       --      --      --
Balance Sheet Data:
 Total assets........... $200,156 $171,503 $176,857 $166,295 $130,647 $95,940 $59,199
 Long-term debt.........   49,000   65,000   60,000   60,000   35,000  22,500  14,600
 Stockholders' equity...  100,494   73,033   76,873   69,681   64,911  55,269  35,699
 Book value per share...     8.09     6.32     6.63     6.05     5.65    4.83    4.03

                    Columbus Selected Summary Financial Data

                           Nine Months
                              Ended
                           August 31,             Year Ended November 30,
                         ---------------  -----------------------------------------
                          2000    1999     1999     1998     1997    1996    1995
                         ------- -------  -------  -------  ------- ------- -------
                                  (In thousands, except per share data)
Operating Results:
 Revenues............... $11,891 $ 8,159  $11,500  $12,094  $15,156 $11,815 $ 9,400
 Net income.............     934     (43)  (1,215)  (1,235)   2,167   2,098  (1,495)
 Basic earnings per
  share.................    0.25   (0.01)   (0.31)   (0.29)    0.50    0.50   (0.35)
 Diluted earnings per
  share.................    0.25   (0.01)   (0.31)   (0.29)    0.49    0.49   (0.35)
 Cash dividends per
  share.................     --      --       --       --       --      --      --
Balance Sheet Data:
 Total assets........... $21,523 $22,431  $22,530  $23,949  $26,135 $21,625 $18,321
 Long-term debt.........   4,400   5,600    5,500    4,900    2,200   2,200   1,600
 Stockholders' equity...  13,466  14,025   12,798   15,264   17,958  16,225  13,186
 Book value per share...    3.59    3.63     3.37     3.77     4.62    5.14    4.30

                                 RISK FACTORS

In deciding whether to approve the merger, you should consider the following risks related to the merger. You should carefully consider these risks along with the other information contained in this document and the documents to which we have referred you.

We may not be able to successfully integrate the operations of Key and Columbus and may not realize expected cost savings.

We may encounter difficulties in integrating the previously separate organizations, accounting systems and operations of Key and Columbus. The management of the combined company will have to devote substantial attention and resources to the integration of the two companies. The diversion of management's attention and any difficulties it encounters in the transition and integration processes could have an adverse effect on the revenues, levels of expenses and operating results of the combined company. The combined company may also experience operational interruptions or the loss of key employees. As a result, we may not realize any of the anticipated benefits of the merger.

There will be no adjustment in the number of shares of Key common stock you will receive if the trading price of the Key common stock goes down prior to the closing date.

Because the exchange ratio is fixed, the market value of the Key common stock issued to Columbus shareholders will depend upon the market price of Key's common stock when the merger is completed. The trading price of Key common stock may decline prior to the closing date. No adjustment will be made to the number of shares of Key common stock to be received by you in the event of any increase or decrease in the market price of Columbus common stock or Key common stock. For historical and current market prices of Key and Columbus common stock, see "Comparative Market Price Data" on page 13. Because of this, at the time of the special meeting, you will not know the exact market value of the shares of Key common stock that you will receive when the merger is completed.

Our results of operations are directly dependent upon oil and gas commodity prices, which are volatile.

The combined company's results of operations will be highly dependent upon oil and gas prices. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. During the winter of 1998/1999, oil prices were less than half the current price and natural gas prices were less than one-third the current price. Any significant decline in prices for oil and gas will have a material adverse effect on the combined company's financial condition, results of operations and quantities of reserves recoverable on an economic basis. Should the industry again experience significant price declines or other adverse market conditions, the combined company may not be able to generate sufficient cash flow from operations to meet its obligations and make planned capital expenditures.

To date, we have not attempted to smooth out the effect of oil and gas price fluctuations by entering into natural gas or crude oil hedge arrangements, commodity swap agreements, forward sale contracts, commodity futures, options or other similar agreements. Because we do not enter into these arrangements, our results of operations are directly related to the then current price of oil and gas.

If Columbus' field operations personnel quit after the merger, Key may experience operational delays.

Columbus' oil and gas properties are primarily located in areas in which Key is not currently active. Even though Key has offered employment to all of Columbus' field operations personnel, these employees may choose not to continue to remain employed by us. If we are unable to replace these individuals, we may experience operational delays that may impact future financial performance.

The Delaware General Corporation Law and Key's certificate of incorporation have provisions that discourage corporate takeovers and could prevent shareholders from realizing a premium on their investment.

Certain provisions of the Delaware General Corporation Law may have the effect of delaying or preventing a change in control. Also, Key's certificate of incorporation authorizes Key's board of directors to issue preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights of those shares as the board may determine. Additional provisions include restrictions on business combinations and the availability of authorized but unissued common stock. These provisions, alone or in combination with each other, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to stockholders for their common stock.

                             KEY AFTER THE MERGER

Increased financial strength. Our pro forma combined ratio of debt to total book capitalization after the merger reflects an improvement to 30% from 33% on September 30, 2000. As a result, we believe the combined company will have more efficient access to capital, at a lower cost, than either Key or Columbus has individually. In addition, our unused borrowing capacity is expected to increase by 16%. We should also have an enhanced ability, as compared with either company on a stand-alone basis, to pursue more acquisitions or other business development opportunities.

Larger, more diversified asset base. Key and Columbus combined have pro forma aggregate proved reserves of approximately 150 billion cubic feet equivalent, a 12% increase over what Key had on a stand-alone basis at the end of 1999. In addition to our existing operations in the Mid-continent region, Gulf Coast, Rocky Mountains and northern California, we will have operations in South Texas and the Williston Basin of Montana/North Dakota.

Expanded Cash Flow. In fiscal 1999, Key's net cash from operations was $35.5 million and Columbus' was $3.3 million, or a pro forma combined amount of $38.8 million, without adjustment for expected cost savings. A larger base of cash flow should enhance the combined company's ability to compete for and fund new growth opportunities, including acquisitions or exploration projects. On a pro forma combined basis, 1999 net cash used by investing activities totaled $36.6 million, or $2.2 million less than the combined amount of net cash from operations. Separately, Key's 1999 net cash from operations, together with $2.1 million of proceeds from the sale of oil and gas properties, was used to fund $36.4 million of capital expenditures and Columbus' 1999 net cash from operations of $3.3 million was primarily used to fund capital expenditures of $2.3 million. The remainder of Columbus' operating cash flow, together with net borrowings of $0.6 million and $0.2 million of proceeds from stock option exercise, was used for $1.8 million of treasury stock purchases. Key's long-term debt was unchanged during 1999 and it had less than $0.2 million of proceeds resulting from the exercise of stock options.

                          COMPARATIVE PER SHARE DATA

The following table presents historical per share data for Key and Columbus individually and pro forma per share data after giving effect to the merger. The combined company pro forma per share data was derived by combining information from the historical consolidated financial statements of Key and Columbus using the purchase method of accounting for the merger. Columbus' fiscal 1999 year ended November 30, 1999 and its first nine months of fiscal 2000 ended August 31, 2000. Key's fiscal 1999 year ended December 31, 1999 and its first nine months of fiscal 2000 ended September 30, 2000. You should read this table in conjunction with the pro forma financial statements included in this proxy statement/prospectus and the historical consolidated financial statements of Key and Columbus that are filed with the SEC. See "Where You Can Find More Information" on page 57. You should not rely on the pro forma per share data as being necessarily indicative of actual results had the merger occurred in the past, or of future results.

                                                           Columbus
                                                  ----------------------------
                                         Combined
                                         Company
                                 Key       Pro                  Equivalent Pro
                              Historical Forma(1) Historical(2)    Forma(3)
                              ---------- -------- ------------  --------------
Net earnings (loss) per
 share--basic:
  First nine months of fiscal
   2000......................   $1.51     $1.42      $ 0.25         $0.50
  Fiscal year 1999...........    0.59      0.48       (0.31)         0.17
Net earnings (loss) per
 share--diluted:
  First nine months of fiscal
   2000......................    1.45      1.38        0.25          0.49
  Fiscal year 1999...........    0.56      0.46       (0.31)         0.16
Book value per share:
  End of nine months of
   fiscal 2000...............    8.09      9.12        3.59          3.24

--------
(1) The combined company's pro forma data includes the effect of the merger on the basis described in the notes to the unaudited pro forma combined financial statements included elsewhere in this document.
(2) These are historical amounts reported by Columbus without any adjustments to conform its successful efforts method and other accounting policies to the full cost method and other accounting policies of Key.
(3) Columbus' equivalent pro forma amounts have been calculated by multiplying the combined company's pro forma net earnings and book value per share amounts by the exchange ratio of 0.355 shares of Key common stock for each share of Columbus common stock, so that the Columbus equivalent pro forma per share amounts are comparable to the respective values presented with respect to one share of Columbus common stock.

                         COMPARATIVE MARKET PRICE DATA

The following table sets forth the high and low sales prices of Key common stock, on the New York Stock Exchange, and of the Columbus common stock, on the American Stock Exchange, for the periods indicated. The sales prices are as reported in published financial sources.

                                                    Key       Columbus
                                               ------------- --------------
                                                High   Low   High      Low
                                               ------ ------ -----    -----
1998:
Quarter Ended March 31, 1998.................. 11.625  9.937 8.182(1) 7.125(1)
Quarter Ended June 30, 1998................... 12.625 10.000 7.625    7.000
Quarter Ended September 30, 1998.............. 12.250  5.875 7.500    6.250
Quarter Ended December 31, 1998...............  9.500  5.000 6.688    6.375
1999:
Quarter Ended March 31, 1999..................  7.750  5.250 6.750    5.500
Quarter Ended June 30, 1999................... 10.063  7.125 6.250    5.500
Quarter Ended September 30, 1999.............. 11.000  9.063 6.000    5.250
Quarter Ended December 31, 1999...............  9.688  6.750 5.750    5.375
2000:
Quarter Ended March 31, 2000.................. 13.938  6.938 6.000    5.500
Quarter Ended June 30, 2000................... 20.938 11.625 7.250    5.500
Quarter Ending September 30, 2000............. 25.000 13.250 8.250    5.750
Quarter Ending December 31, 2000 through
 November 28, 2000............................ 24.938 20.500 8.500    7.250

--------
(1) Price per share amounts have been adjusted for the 10% stock dividend distribution to shareholders of record on February 23, 1998.

On August 28, 2000, the last full trading day prior to the joint public announcement by Key and Columbus of the proposed merger, the last reported sales price on the New York Stock Exchange of shares of Key common stock was $17.8125. The last reported sales price of Columbus common stock on the American Stock Exchange on the same day was $6.625. On November 28, 2000, the last reported sales price for Key common stock on the New York Stock Exchange was $24.0625. The last reported sales price of Columbus common stock on the American Stock Exchange on November 28, 2000 was $8.0625. Columbus shareholders are urged to obtain current quotations before deciding how to vote.

Key has not paid dividends on its common stock in a number of years and has no intention to do so in the near future. In addition, Key is restricted from doing so by its credit agreement.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma financial information has been prepared to assist you in your analysis of the financial effects of the merger. We derived this information from Key's audited financial statements for the year ended December 31, 1999 and unaudited financial statements for the nine months ended September 30, 2000 and from Columbus' audited financial statements for the fiscal year ended November 30, 1999 and unaudited financial statements for the nine months ended August 31, 2000. The information is only a summary and you should read it in conjunction with the historical financial statements and related notes contained in the annual reports and other information that Key and Columbus have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 57.

You should consider several factors when comparing the historical financial information of Key and Columbus to the unaudited pro forma financial information, including the following:

  . The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on September 30, 2000. The unaudited pro forma combined statements of income for fiscal 1999 and the first nine months of 2000 give effect to the merger as if it occurred on January 1, 1999.

  . Columbus' fiscal year ends on November 30. Key's fiscal year ends on December 31. The combined company will also utilize December 31 as its fiscal year end. No attempt has been made to roll forward Columbus' year-end or interim financial information to conform to the combined company's fiscal year. The following unaudited pro forma condensed combined balance sheet as of September 30, 2000 was derived from Columbus' August 31, 2000 balance sheet and Key's September 30, 2000 balance sheet using the adjustments and assumptions described in the notes to the unaudited pro forma combined financial information. Similarly, the unaudited pro forma combined statements of income combine the latest dissimilar twelve-month and nine-month periods presented for Columbus and Key, as adjusted, as if Columbus utilized a fiscal year end of December 31. Columbus prepared its historical financial results using the successful efforts method of accounting for oil and gas activities. Key utilizes the full cost method. The combined company will also utilize full cost.

  . Certain revenue and expense items reported by Columbus on its historical statements of income and balance sheet have been reclassified to conform to the method of presentation utilized by Key.

  . Expected annual cost savings of $2 million have not been reflected as an adjustment to the historical data. The cost savings are expected to result from the consolidation of the corporate headquarters of Key and Columbus, the elimination of duplicate staff and expenses and a reduction in the use of outside services currently utilized by Columbus. Some of the cost savings will relate to items that, under the full cost method of accounting, would have been capitalized rather than expensed in the combined financial statements. Therefore, not all of the expected savings will result in reductions to expenses as reported in the accompanying unaudited pro forma combined statement of income.

  . Columbus has accrued $490,000 as of August 31, 2000 for advisory and legal fees associated with its merger/sale activities in its historical financial results. These costs have not been eliminated in the pro forma adjustments.

The unaudited pro forma information is for illustrative purposes only. If the merger had occurred in the past, the combined company's financial position and operating results might have been different from that presented in the unaudited pro forma condensed combined financial statements. In addition, the purchase price allocation is preliminary and will be finalized following closing of the merger. The final purchase price allocation will be determined shortly after closing based on actual fair value of current assets, current liabilities and long-term debt at that time, as well as the number of shares of Columbus stock and stock options outstanding at closing. We do not expect the final allocation to differ materially from the preliminary allocation shown below. You should not rely on the unaudited pro forma information as an indication of the financial position or operating results that the combined company would have achieved if the merger had occurred in the past. You also should not rely on the unaudited pro forma information as an indication of future results that the company will achieve after the merger.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                               September 30, 2000
                                 (In Thousands)

                                                          Pro Forma
                                       Key     Columbus  Adjustments   Combined
                                     --------  --------  -----------   --------
              ASSETS
              ------
Current Assets:
  Cash and cash equivalents........  $  8,413  $ 2,455       $         $ 10,868
  Receivables......................    18,013    3,152                   21,165
  Prepaid expenses and other.......       891      191        (60)(b)     1,022
                                     --------  -------                 --------
                                       27,317    5,798                   33,055
                                     --------  -------                 --------
Deferred income taxes..............       --       570       (570)(b)       --
Oil and gas properties, net........   171,215   14,661     18,842 (a)   204,718
Other assets, net..................     1,624      494                    2,118
                                     --------  -------                 --------
                                     $200,156  $21,523                 $239,891
                                     ========  =======                 ========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current Liabilities:
  Accounts payable.................  $ 14,863  $ 1,933                 $ 16,796
  Accrued expenses and other.......     6,602    1,724                    8,326
                                     --------  -------                 --------
                                       21,465    3,657                   25,122
                                     --------  -------                 --------
Long-term debt.....................    49,000    4,400                   53,400
Deferred Credits and Other Non-
 Current Liabilities:
  Deferred income taxes............    28,518      --       6,692 (a)    35,210
  Other............................       679      --                       679
                                     --------  -------                 --------
                                       29,197      --                    35,889
                                     --------  -------                 --------
Stockholders' Equity:
  Common stock.....................     3,180      932       (596)(c)     3,516
  Paid-in capital..................    43,920   20,139      4,511 (c)    68,570
  Retained earnings (accumulated
   deficit)........................    56,486   (1,721)     1,721 (c)    56,486
  Treasury stock...................    (3,092)  (5,884)     5,884 (c)   (3,092)
                                     --------  -------                 --------
                                      100,494   13,466                  125,480
                                     --------  -------                 --------
Total Liabilities and Stockholders'
Equity.............................  $200,156  $21,523                 $239,891
                                     ========  =======                 ========

                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                  For the Nine Months Ended September 30, 2000
                     (In Thousands, Except Per Share Data)

                                                          Pro Forma
                                         Key    Columbus Adjustments  Combined
                                       -------  -------- -----------  --------
Revenues:
Oil and gas sales..................... $68,154  $10,742  $            $78,896
Operating and management services.....     --     1,035   (1,035)(d)      --
Other.................................     277      114     (114)(d)      277
                                       -------  -------               -------
                                        68,431   11,891                79,173
                                       -------  -------               -------
Expenses:
Depreciation, depletion and
 amortization.........................  25,181    2,414    2,444 (e)   30,039
Lease operating.......................   8,238    1,566   (1,035)(d)    9,367
                                                             598 (d)
Operating and management services.....     --       598     (598)(d)      --
Production and property taxes.........   2,302      995                 3,297
General and administrative............   2,179    1,224                 3,403
Litigation expense....................     --       380                   380
Advisory fee..........................     --       490                   490
Financial costs:
 Interest expense.....................   3,338      325                 3,663
 Capitalized interest.................  (1,194)     --       (11)(f)   (1,205)
 Interest income......................    (134)     --      (114)(d)     (248)
Impairments...........................     --       500     (500)(e)      --
Exploration expense...................     --     1,940   (1,940)(e)      --
                                       -------  -------               -------
                                        39,910   10,432                49,186
                                       -------  -------               -------
Income Before Income Taxes............  28,521    1,459                29,987
Provision for Income Taxes............  10,553      525        17(g)   11,095
                                       -------  -------               -------
Net Income............................ $17,968  $   934               $18,892
                                       =======  =======               =======
Basic Earnings Per Share.............. $  1.51  $  0.25               $  1.42
                                       =======  =======               =======
Diluted Earnings Per Share............ $  1.45  $  0.25               $  1.38
                                       =======  =======               =======
Weighted Average Basic Shares.........  11,934    3,757   (2,412)(h)   13,279
                                       =======  =======               =======
Weighted Average Diluted Shares.......  12,384    3,764   (2,417)(h)   13,731
                                       =======  =======               =======

                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                 For the Twelve Months Ended December 31, 1999
                     (In Thousands, Except Per Share Data)

                                                            Pro Forma
                                          Key    Columbus  Adjustments Combined
                                        -------  --------  ----------- --------
Revenues:
Oil and gas sales.....................  $55,798  $10,014   $           $65,812
Operating and management services.....      --     1,386    (1,386)(d)     --
Other.................................      460      100      (100)(d)     460
                                        -------  -------               -------
                                         56,258   11,500                66,272
                                        -------  -------               -------
Expenses:
Depreciation, depletion and
 amortization.........................   28,672    3,400     3,419 (e)  35,491
Lease operating.......................    8,951    1,903    (1,386)(d)  10,352
                                                               884 (d)
Operating and management services           --       884      (884)(d)     --
Production and property taxes.........    2,623    1,029                 3,652
General and administrative............    2,550    1,336                 3,886
Litigation expense....................      --       119                   119
Retirement and separation.............      --       111                   111
Financial costs:
 Interest expense.....................    4,081      373                 4,454
 Capitalized interest.................   (1,397)     --        (12)(f)  (1,409)
 Interest income......................     (197)     --       (100)(d)    (297)
Impairments...........................      --       973      (973)(e)     --
Exploration expense...................      --     3,071    (3,071)(e)     --
Other.................................      --        62                    62
                                        -------  -------               -------
                                         45,283   13,261                56,421
                                        -------  -------               -------
Income (Loss) Before Income Taxes.....   10,975   (1,761)                9,851
Provision (Benefit) for Income Taxes..    4,171     (546)       20 (g)   3,645
                                        -------  -------               -------
Net Income (Loss).....................  $ 6,804  $(1,215)              $ 6,206
                                        =======  =======               =======
Basic Earnings (Loss) Per Share.......  $  0.59  $ (0.31)              $  0.48
                                        =======  =======               =======
Diluted Earnings (Loss) Per Share.....  $  0.56  $ (0.31)              $  0.46
                                        =======  =======               =======
Weighted Average Basic Shares.........   11,537    3,898    (2,553)(h)  12,882
                                        =======  =======               =======
Weighted Average Diluted Shares.......   12,111    3,898    (2,553)(h)  13,456
                                        =======  =======               =======

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1--Basis of Presentation

Key will account for the merger of Key and Columbus as a purchase of Columbus. In the merger, Key estimates that it will issue 1,345,000 common shares to shareholders of Columbus. Columbus will become a wholly owned subsidiary of Key.

The accompanying pro forma condensed combined balance sheet includes pro forma adjustments to give effect to the acquisition of Columbus by Key as of September 30, 2000. The pro forma combined statements of income for the year ended December 31, 1999 and the nine months ended September 30, 2000 include the historical revenue and expenses of Key and Columbus for those twelve and nine month periods and adjustments for the pro forma effects of the acquisition as if the transaction had occurred at January 1, 1999.

Key's fiscal year ends on December 31, while Columbus' ends on November 30. The unaudited pro forma income statements were prepared as if Columbus' results from operations for its fiscal year ended November 30, 1999 and nine months ended August 31, 2000 were the same as they would have been for the twelve and nine month periods ended December 31, 1999 and September 30, 2000, respectively. Similarly, the unaudited pro forma condensed combined balance sheet was prepared assuming that Columbus' historical balance sheet at August 31, 2000 was in effect on September 30, 2000.

Key's and Columbus' financial statements were prepared in accordance with generally accepted accounting principles and require Key and Columbus to make estimates that affect the reported amount of assets, liabilities, revenues and expenses. In the opinion of Key and Columbus, the unaudited pro forma combined financial statements include all the adjustments necessary to present fairly the results of the periods presented.

The accompanying pro forma statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material change in the information disclosed in the notes to consolidated financial statements included in the Annual Report on Form 10-K of Columbus for the year ended November 30, 1999 and Key for the year ended December 31, 1999. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

Note 2--Pro Forma Adjustments

The following adjustments have been made to the pro forma condensed combined balance sheet of Key and Columbus at September 30, 2000 and to the statements of income for the year and nine months ended December 31, 1999 and September 30, 2000.

(a) This entry adjusts the historical book values of Columbus' assets and liabilities to their estimated fair values as of September 30, 2000. The calculation of the total purchase price and the preliminary allocation to assets and liabilities are shown in the following table. The final purchase price allocation will be determined shortly after closing based on actual fair value of current assets, current liabilities and long-term debt at that time as well as the number of shares of stock and stock options outstanding at closing. We do not expect the final allocation to differ materially from the preliminary allocation shown below.

                                                            (In $ thousands,
                                                           except share price)
                                                           ------------------
Calculation and preliminary allocation of purchase price:
Shares of Key common stock to be issued to Columbus
 stockholders.............................................        1,345
Average Key stock price per share.........................      $ 18.01
                                                                -------
Fair value of Key common stock issued.....................       24,223
Plus fair value of Columbus employee stock options to be
 assumed by Key...........................................          763
Plus fair value of liabilities assumed by Key:
  Current liabilities.....................................        3,657
  Long-term debt..........................................        4,400
  Deferred taxes..........................................        6,692
                                                                -------
Total purchase price......................................       39,735
Less fair value of non oil and gas assets to be acquired
 by Key:
  Current assets..........................................        5,738
  Non oil and gas properties..............................          494
                                                                -------
Fair value allocated to oil and gas properties, including
 $1 million of unproved properties........................      $33,503
                                                                =======

The closing market price of Key common stock on the day of the merger announcement was $18.25. The cost of the acquisition reflects the average of that price and the closing prices of Key common stock for the two days preceding and following announcement, which average price was $18.01.

The entry to record the purchase transaction provides a step-up to the book basis of the assets being acquired by Key for the deferred tax effect resulting from the difference between the fair market value and historical carryover tax basis of Columbus' oil and gas assets. The new book basis of the oil and gas assets acquired by Key is in excess of the historical carryover tax basis of the Columbus oil and gas properties.

(b) This adjustment removes deferred tax assets previously recorded on Columbus' historical balance sheet.

(c) These pro forma adjustments represent the allocation of the fair value of common stock issued by Key and eliminates any retained earnings or treasury shares of Columbus. Key will issue approximately 1.345 million shares of $0.25 par value common stock to accomplish the merger, or 0.355 share for each Columbus share outstanding. The pro forma combined stockholders' equity reflects the following:

                                                                  (in thousands)
                                                                  --------------
   Stockholders' equity of Key at September 30, 2000.............    $100,494
   Fair value of common stock issued in purchase.................      24,223
   Fair value of stock options assumed by Key....................         763
                                                                     --------
   Pro forma stockholders' equity................................    $125,480
                                                                     ========

(d) Reclassifies operating and management services revenues and expenses, as well as certain other expenses, to conform with Key's method of presentation.

(e) Adjusts depreciation, depletion and amortization to account for the acquisition as if the acquisition had occurred on January 1, 1999 in a manner consistent with the full cost method of accounting for oil and gas activities utilized by Key. These adjustments also eliminate historical amounts recorded by Columbus under the successful efforts accounting method for exploration expense and asset impairments to conform to full cost accounting.

(f) Adjustment to capitalize interest on the pro forma amount of purchase price allocated to unproved properties.

(g) To account for the income tax effect of the pro forma adjustments, using the expected tax rate of the combined company. This 37% pro forma rate reflects a Federal statutory rate of 34% and effective state income tax rate of 3%.

(h) Adjusts the pro forma combined weighted average basic and diluted shares outstanding for the periods presented.

Note 3--Cost Savings and Expenses of the Merger

Expected annual cost savings have not been reflected as an adjustment to the historical data because it is prospective information pertaining to what may happen once the companies are combined. Likewise, estimated future costs associated with accomplishing the merger have not been factored into the pro forma presentation of historical financial results, nor have expenses recorded by Columbus related to its evaluation of strategic alternatives been eliminated.

Estimated costs of the business combination total approximately $2.2 million, consisting primarily of severance and separation pay for terminated Columbus employees ($1 million), investment banking fees and related expenses ($675,000), legal, accounting, and engineering consulting fees ($425,000), and printing, mailing and other costs directly related to the merger ($100,000). Payment or accrual of virtually all of these costs will occur either before or at closing of the merger and will be recorded by Key and Columbus in the quarter in which they are incurred. Columbus will expense approximately $2 million of the costs. Key's estimated share of the total costs is $200,000 and will be capitalized as direct costs associated with the transaction.

Note 4--Selected Pro Forma Supplemental Oil and Gas Information

The tables set forth below reflect unaudited pro forma disclosures about the combined company's oil and gas activities. The information was prepared from, and should be read in conjunction with, the related information in Key's 1999 Form 10-K and latest Form 10-Q and Columbus' 1999 Form 10-K and latest Form 10-Q that are incorporated by reference in this proxy statement/prospectus.

Production and average sales price information

                                                                 Oil     Gas
                                                                ------ -------
   For the twelve months ended December 31, 1999:
   Production (oil in thousands of barrels; gas in million
    cubic feet)................................................  1,484  17,271
   Average sales prices (per barrel of oil and per Mcf of
    gas)....................................................... $17.47 $  2.21

                                                                 Oil     Gas
                                                                ------ -------
   For the nine months ended September 30, 2000
   Production (oil in thousands of barrels; gas in million
    cubic feet)................................................  1,260  12,642
   Average sales prices (per barrel of oil and per Mcf of
    gas)....................................................... $27.93 $  3.36

Productive wells at December 31, 1999:

                                                             Oil         Gas
                                                         ----------- -----------
   Area                                                  Gross  Net  Gross  Net
   ----                                                  ----- ----- ----- -----
   Mid-continent........................................   193  68.2   655 125.7
   Gulf Coast...........................................   217  32.6   322  40.6
   Rocky Mountains......................................   720  66.8   120   5.6
   California...........................................   --    --     27  22.6
                                                         ----- ----- ----- -----
                                                         1,130 167.6 1,124 194.5
                                                         ===== ===== ===== =====

Net undeveloped acres at December 31, 1999:

   California...........................................................  22,138
   Colorado.............................................................     593
   Louisiana............................................................   3,058
   Mississippi..........................................................  20,713
   Montana..............................................................  10,389
   New Mexico...........................................................     630
   North Dakota.........................................................     277
   Oklahoma.............................................................   9,611
   Texas................................................................  24,724
   Utah.................................................................  13,216
   Wyoming..............................................................  54,033
                                                                         -------
                                                                         159,382
                                                                         =======

Estimated proved oil and gas reserves and standardized measure at June 30,
2000

                                                     Key   Columbus(1) Combined
                                                   ------- ----------- --------
Oil (MBbls)......................................    9,056       866     9,922
Gas (MMcf).......................................   79,758    10,632    90,390
Equivalent (Bcfe)................................    134.1      15.8     149.9
Standarized measure of discounted future net cash
 flows (MM)......................................  $ 219.8   $  26.4   $ 246.2

--------
*  One barrel of oil is the energy equivalent of six Mcf of natural gas

(1) Columbus' proved oil and gas reserves as estimated by its independent engineers were reported as 26.1 Bcfe in its annual report on Form 10-K for the year ended November 30, 2000. In August 2000, the reserve estimates were updated as of June 30, 2000 and proved reserves totaled 21.1 Bcfe, including
3.0 Bcfe and 2.4 Bcfe classified as proved developed non-producing and proved undeveloped, respectively. During the first seven months of Columbus' fiscal 2000, 2.3 Bcfe was produced and downward reserve adjustments totaled 3.5 Bcfe which were partially offset by a 0.8 Bcfe increase due to higher prices. These reserve adjustments were due to Columbus receiving information that other operators had determined not to develop certain locations, recent drilling activity and performance of wells, as well as an evaluation of certain technical data. The June 30, 2000 reserves consisted of 14.2 Bcf of gas and
1.16 million barrels of crude and condensate.

Undeveloped and non-producing proved reserves, by their nature, are less certain to be recovered than proved developed producing reserves. The estimates of proved reserves classified as undeveloped or non-producing include the assumption that significant capital expenditures will be made to develop the reserves. Although the estimates of proved developed non-producing and proved undeveloped reserves that were prepared for Columbus were conducted in accordance with industry standards, based on Key's assumptions and economic parameters, Key's engineers have estimated that proved reserves to be acquired from Columbus at June 30, 2000, were 15.8 Bcfe, including 14.5 Bcfe of proved producing reserves.

            THE COLUMBUS SHAREHOLDER MEETING AND PROXY SOLICITATION

Date, time and place.........  December 29, 2000, at 10:30 a.m. (local time), at the Wells Fargo Bank Building Forum Room,
                               Main Floor, 1740 Broadway, Denver, Colorado

Purpose......................  To consider and vote upon a proposal to approve the merger agreement and the merger, and any other business that may be presented at the meeting. We know of no other matters to be brought before the meeting.

Record date..................
                               Close of business on November 29, 2000. Only holders of record of Columbus common stock at the close of business on the record date will be entitled to notice of, and to vote at, the meeting.

Recommendation of the board
of directors.................
                               The Columbus board of directors believes that the merger agreement and the merger are in the best interests of Columbus and its shareholders and recommends that the Columbus shareholders vote for approval of the merger agreement and the merger.

Shares held in street name...  If you hold your Columbus shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares or when granting or revoking a proxy. Under the rules of the American Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. Under these rules, such brokers are precluded from exercising their voting discretion with respect to proposals for non-routine matters such as the merger agreement and the merger. Thus, absent specific instructions from you, your broker is not empowered to vote your shares with respect to the approval and adoption of the merger agreement and the merger (i.e., "broker non-votes"). A broker non-vote will have the same effect as a vote against the merger.

Quorum.......................  Presence, in person or by proxy, of shareholders holding a majority of the
                               outstanding shares of common stock entitled to vote at the meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum at the meeting. If a quorum is not present at the meeting, Columbus expects to adjourn or postpone the meeting in order to solicit additional proxies.

Votes required...............
                               Approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Columbus common stock. Abstentions will have the same effect as votes against the merger agreement and the merger.

Shares outstanding...........  As of the record date, there were 3,787,743 shares of Columbus common stock outstanding and entitled to vote and held by approximately 420 holders of record.

Proxies......................  A proxy card will be sent to each Columbus shareholder as of the record date. If you received a proxy card, you may grant a proxy to vote on the proposal to approve the merger agreement by marking your proxy card appropriately, executing it in the space provided and returning it to Columbus. If you hold your Columbus shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. If you have timely submitted a properly executed proxy card, clearly indicated your vote and have not revoked your proxy, your shares will be voted as indicated. If you have timely submitted a properly executed proxy card and have not clearly indicated your vote, your shares will be voted FOR the proposal to approve the merger agreement and merger.

                               If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have the discretion to vote on these matters in accordance with their best judgment.

Voting by holders of common    Each share of Columbus common stock is entitled
stock........................  to one vote at the meeting.

Revocation...................
                               You may revoke your proxy card at any time
                               prior to its exercise by:

                                   . giving written notice of your revocation
                                     to the secretary of Columbus;

                                   . appearing and voting in person at the
                                     meeting; or

                                   . properly completing and executing a
                                     later-dated proxy and delivering it to
                                     the secretary of Columbus at or before
                                     the meeting.

                               Your presence without voting at the meeting will not automatically revoke your proxy and any revocation during the meeting will not affect votes previously taken.

Validity.....................  The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxy cards. Their determination will be final and binding. The board of directors of Columbus has the right to waive any irregularities or conditions as to the manner of voting. Columbus may accept your proxy by any form of communication permitted by Colorado law so long as Columbus is reasonably assured that the communication is authorized by you.

Solicitation of proxies......
                               The accompanying proxy is being solicited on behalf of the board of directors of Columbus. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be shared by Columbus and Key. Proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of Columbus, who will not receive additional compensation for performing that service. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Columbus shares held by such persons and Columbus will reimburse them for reasonable expenses they incur.

Auditors ....................  PricewaterhouseCoopers LLP serves as the independent public accountants of Columbus.
                               Representatives of PricewaterhouseCoopers LLP plan to be present at the special meeting where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                  THE MERGER

This section of the proxy statement/prospectus describes the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, it may not contain all of the information that is important to you. In addition, we incorporate important business and financial information about Key and Columbus into this proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 57.

Background of the merger

The management and board of Columbus regularly review Columbus' position in light of the changing competitive environment of the oil and gas industry with the objective of determining what alternatives are available to enhance shareholder value. In recent years the management of Columbus has considered a range of options to improve Columbus' competitive position, including acquisitions, divestitures, joint ventures and other strategic alliances.

During the fall of 1999, the board of directors of Columbus began formally to consider steps to maximize shareholder value. In the course of its deliberations the board discussed a number of factors including:

  .  the lack of market liquidity in Columbus' common stock;

  .  the historical prices for Columbus' common stock;

  . the risks associated with continuing as a small independent oil and gas exploration company, in light of the increasing consolidation in the oil and gas industry, which had the effect of increasing competitive pressures on earnings and growth and reducing the universe of acquirers and merger partners for Columbus;

  . the decline in oil prices in 1998 and early 1999 that had depressed the oil and gas industry;

  . the limited prospects for growth of Columbus' assets and earnings from internal sources; and

  . the relatively limited potential for increased shareholder value from continued independent operations or from deferring an acquisition of the Company.

Based on these discussions the board of directors concluded that the interests of Columbus shareholders would likely be best served by considering a business combination. In reaching its conclusion the board emphasized that the lack of liquidity of Columbus' common stock would prevent shareholders from realizing fair value for their shares except pursuant to a business combination. During the first eight months of 1999 the average trading volume for the Columbus' common stock was approximately 4,500 shares per actual trading day and trading in Columbus stock occurred on only 97 of the 167 trading days during that period.

On February 17, 2000, Columbus' board engaged Arthur Andersen as its financial advisor to assist Columbus in exploring strategic alternatives to maximize shareholder value, which included consideration of a sale or merger of Columbus. Shortly thereafter, Columbus publicly announced its retention of Arthur Andersen.

The board of directors of Columbus, with the assistance of Arthur Andersen, conducted a financial review of Columbus and developed a list of potential bidders based upon a number of factors, including the likelihood of interest by the potential bidder in pursuing a business combination with Columbus, the ability to successfully acquire and integrate Columbus' operations, and the price and liquidity of the potential bidder's stock. In early April 2000, Columbus contacted approximately 120 companies to solicit their interest in a possible combination with or purchase of Columbus. Columbus informed each potential bidder that if it were interested in seeking to acquire or merge with Columbus, it must sign a confidentiality agreement, following which they would receive a confidential information memorandum regarding Columbus and its reserves, production and other assets. They were also advised that if they were interested in pursuing a transaction with Columbus after reviewing the confidential information that they should submit a preliminary non-binding proposal by May 8, 2000. The potential bidders were advised that it was Columbus' strong preference that any proposed transaction be structured so as to be tax-free to Columbus shareholders, but the board would consider other alternatives, including a cash purchase of the outstanding shares of Columbus. Thirty-five of these companies requested and received the confidential information memorandum.

Eighteen companies, including Key, submitted preliminary non-binding indications of interest to merge with or to purchase the outstanding stock of Columbus by the May 8, 2000 due date. After reviewing these proposals with the assistance of Arthur Andersen, Columbus selected seven companies, including Key, to continue in the process based upon the value of the merger consideration in the preliminary indications of interest and their fit with the other bidder criteria established by the board, including, the liquidity and potential for an increase in the price of the bidder's stock, the quality of their prospects and levels of debt. Of these seven non-binding indications of interest, three were for a tax-free merger with Columbus, two were for a cash purchase, and two were for either a cash purchase or a merger. Five of the seven selected bidders elected to conduct detailed due diligence with respect to Columbus. This included meeting with representatives of Columbus management, Arthur Andersen, and Columbus' outside independent engineers and geologic consultants, and reviewing documentation related to Columbus' business and operations. These potential bidders were advised that they were to submit formal offers by June 21, 2000.

On May 26, 2000 Columbus sent its regular quarterly report to shareholders for the first quarter ended February 29, 2000 in which it updated shareholders on the progress of the bidding process, which was later filed with the SEC. On May 30, 2000 Columbus' trading price increased from $5.75 on May 23, 2000 (the last day on which the stock traded) to $6.875.

On June 21, 2000, Key submitted to Columbus its formal offer for a tax-free merger with an initial exchange ratio of 0.346 shares of Key common stock for each share of Columbus common stock, subject to customary conditions, approvals and further due diligence investigation. This offer was based on Key's review of Columbus' detailed due diligence data and Key's assessment of Columbus' proved reserve quantities and values under a variety of pricing scenarios and at various effective dates.

On June 26, 2000, Columbus' board held a special meeting at which Arthur Andersen made a detailed presentation as to the status of the merger/sale process and the formal offers that were received by Columbus. Arthur Andersen reported that of the five companies that elected to review the more detailed data regarding Columbus, two submitted formal offers -- one from Key, an oil and gas exploration company, and one from a diversified company with oil and gas and electric utility interests. Both of the formal offers were for a tax-free merger with Columbus. Two of the companies did not submit formal offers because of a lack of strategic fit. One other company did not submit a formal offer due to internal considerations.

Key's formal offer was the equivalent of an acquisition of Columbus at $6.25 per share while the other formal offer was at $4.84 per share. Both of these valuations were calculated based upon intraday prices during Arthur Andersen's presentation on June 26, 2000 of the common stock of Key and the other bidder. Both formal offers were subject to standard terms and conditions. Based upon the market price of the Columbus common stock of $6.88 and the market price of Key's common stock of $18.06, during the meeting on June 26, 2000, the Key formal offer represented a discount of 9.1%, and the other offer represented a discount of 29.7% from the current market price. Following Arthur Andersen's presentation, the board informed Arthur Andersen that both formal offers were lower than had been expected, since they were substantially lower than the corresponding preliminary non-binding indications of interest from these two bidders.

In response to questions from the board, Arthur Andersen advised the board that the formal offers were substantially lower than the preliminary non-binding indications of interest as a result of the specific reserve valuation parameters for acquisitions used by the two bidders in analyzing Columbus' reserves. Although the estimates of proved reserves prepared by Columbus' independent engineers were conducted in accordance with industry standards, whether a bidder would characterize those same properties as proved reserves depends on the bidder being able to demonstrate with reasonable certainty, based upon its own existing economic and operating conditions, that these reserves would be economically recoverable by them. As a result, companies may classify and therefore value some reserves differently based on their own estimated operating costs, production methods, recovery techniques, transportation and marketing arrangements, and risk factors. For instance, Key only classifies as proved undeveloped reserves those locations on which it can expect to achieve certain returns on investment based on risk discounted economic analysis. Key and the other bidder evaluated some of Columbus' properties as having higher risk than Columbus had for properties in locations where Columbus had extensive drilling experience and the bidders had little prior experience. In determining the price of their formal offers, each of the bidders assigned a proved reserve value only to those properties that it would classify as proved reserves. As a result, not all of the Columbus properties were assigned the value they would have been assigned had they been classified as proved reserves, which had the effect of lowering the price included in the formal offers. Arthur Andersen noted that the two formal offers had classified and therefore valued the same Columbus reserves differently in several instances.

After Arthur Andersen's presentation and the board's review and discussion of each of the formal offers, the board advised Arthur Andersen that it would not accept either offer. Instead, it extended the due date of formal offers until July 7, 2000, and requested that Arthur Andersen ask both bidders to increase their offers. In particular, they asked Arthur Andersen to request if the bidders had considered selected properties of Columbus to determine if they could classify specific properties as proved reserves for purposes of the acquisition and to consider the value of the cash flow from Columbus' operations services, both of which would support an increase in the exchange ratio. Thereafter, Arthur Andersen separately met with representatives of Key and the other bidder to discuss these matters.

On July 5, 2000, representatives from Columbus met with members of Key's management to discuss Key's June 21 formal offer and technical differences in the evaluations by the parties of Columbus' oil and gas reserves. Present at that meeting from Columbus were Harry A. Trueblood, Jr., president, chairman of the board and CEO, Clarence H. Brown, executive vice president and COO, and
J. Samuel Butler, a member of Columbus' board of directors, all of whom are petroleum engineers. Representatives from Key included Monroe R. Robertson, Key's president and COO, Joseph Albi, Key's vice president of engineering, Paul Korus, Key's chief financial officer, and Gary Abbott, one of Key's petroleum engineers. During this meeting, Key also orally provided an overview of its operations and corporate objectives and projected cash flow for the year 2000. Later that day, Tom Jordan, vice president of exploration, and other members of Key's geological staff, presented to Messrs. Trueblood, Brown and Butler detailed non-public information regarding Key's drilling prospects in California, Louisiana, Mississippi and Wyoming, including seismic information, well logs, geological information, and reserve estimates. As a result of this meeting, Columbus representatives concluded that Key had prospects ready to drill and the cash flow to enable it to accomplish the drilling.

On July 7, 2000, during a regular board meeting, the board reviewed the status of the ongoing discussions with the two bidders. Arthur Andersen reported to the Columbus board that Key had increased its formal offer from 0.346 shares to 0.352 shares of Key common stock for each share of Columbus common stock and would further increase its formal offer as soon as it completed additional due diligence concerning Columbus' reserve information. This additional due diligence could not be done until the early part of the following week. Arthur Andersen reviewed in detail Key's formal offer and noted that the Key offer now represented a 16.1% discount from the most recent closing price of Columbus' common stock prior to July 7, 2000 (June 29, 2000), which had risen to $7.00 per share.

Arthur Andersen also reported that Columbus had received a revised formal offer from the other bidder. The other bidder increased its offer to $5.56 per share based on the July 6, 2000, closing price of the other bidder's common stock. The revised offer was conditioned on obtaining regulatory approvals. The offer expired at the close of business on July 7, 2000. The revised proposal represented a discount of approximately 21.2% to the closing price of $7.00 per share for the Columbus common stock on July 6, 2000.

Arthur Andersen also again reviewed in detail the bidding process. Arthur Andersen explained that it had also analyzed the offers based on the period from January 1, 2000 to May 29, 2000 in order to compare the revised formal offers to a period before the price increases in Columbus' stock that occurred after Columbus' quarterly report that updated shareholders on the progress of the bidding process. Arthur Andersen and the board believed that the price increases were a result of the market's expectation of the proposed sale. During that period the Columbus common stock did not trade above $6.00 and the average market price of the Columbus common stock was $5.62. Relative to the closing price of each bidders' stock on July 6, 2000, and Columbus' average trading price from January 1, 2000 to May 29, 2000 of $5.62, the Key proposal would represent a 4.6% premium, while the other proposal represented a discount of 1.8%. At this point Arthur Andersen was excused from the meeting while the board considered each of the two formal offers.

The board first discussed the fact that each of the offers represented a discount from the current market price for the Columbus common stock and discussed whether to proceed with either transaction. In light of the fact there had been a recent increases in the market price that most likely reflected the market's reaction to the expectation of a business combination, the board gave more weight to the comparison of the offers to the average market price of the Columbus common stock of $5.62 from January 1, 2000 through May 29, 2000, prior to the recent increases. The board revisited the fact that the process began with contacting over 120 companies and had resulted in only two formal offers from the seven selected preliminary non-binding proposals. They considered whether they should reopen the process to some of the original proposed bidders or attempt to find additional bidders. The board concluded that was not a viable alternative and no other third parties meeting the board's criteria had expressed an interest in a business combination after Columbus' public announcement that it was considering a strategic combination. In addition, both bidder's stock would provide liquidity for Columbus' shareholders and the board believed that both bidders had the potential for capital appreciation in their stock price. There was additional discussion about the non-public information obtained in the meeting on July 5, 2000 with Key personnel and a review of analyst reports regarding Key, which lead the board to conclude that Key's recent common stock price represented an undervaluation of its assets by the market.

Because oil and gas prices had increased significantly since the beginning of 2000, the board considered remaining as an independent company but concluded that doing so would not be in the best interests of shareholders because that alternative would not provide shareholders with liquidity for their investment, which was an important factor in the board deciding to pursue a business combination. In addition, because of its limited oil and gas prospects, the board believed that Columbus' prospects for growth from internal sources were significantly limited. In determining whether to proceed with a transaction, the board also considered the following factors:

  . the recent lack of interest by investors in oil and gas companies with a market capitalization similar to Columbus compared to that of larger independent companies;

  . the fact that the average trading volume for the Columbus' common stock was approximately 2,600 shares per actual trading day and that the stock had traded on only 68 of the 126 trading days between January 1 and June 30, 2000.

  . large fluctuations in crude oil and natural gas prices in recent years, including the recent increase in those prices;

  . the board's belief that Columbus would be unable to raise a significant amount of capital in the future without diluting current shareholders.

The board concluded that Columbus' prospects as a stand-alone company were limited and therefore a business combination was the best means to provide shareholders with liquidity and the potential for growth in their investment. The board also concluded that it would better to engage in a business combination at this time because the continuing consolidation in the industry would probably make Columbus less competitive, and therefore an even less attractive merger partner, in the future. The board concluded that the process had most likely yielded the maximum value for Columbus available and therefore decided to compare the two formal offers. After lengthy discussion, the board decided to pursue the offer by Key, but not the other bidder. In reaching its decision to pursue the Key offer, the board considered the following:

  . the Key offer represented a premium compared to the proposal by the other bidder;

  . the Key offer provided greater market liquidity, an important factor for Columbus in strategic combination, than the other offer. Key's market volume was higher during the first six months of 2000 than the other bidder's;

  . the board's belief that Key offered a greater opportunity for growth and stock price appreciation than the other bidder based on its evaluation of the nonpublic information presented by Key and the favorable impression Columbus' management had of Key's management and technical personnel, which was supported by the fact that Key's common stock had appreciated at a greater rate than the other bidders since January 2000;

  . the other bidder's proposal was contingent on regulatory approvals, which Key's was not, that might have delayed or prevented the closing of the transaction;

  . Key, as an oil and gas exploration company, provided a better strategic fit and Key could more effectively exploit Columbus' assets and Key could use Columbus' positive cash flow to accelerate drilling on Key's prospects;

  . the fact that the other offer terminated the same date as the meeting and the other bidder indicated it would not extend the terms of the offer, and therefore Columbus would not have an opportunity for further negotiations; and

  . the fact that Columbus' common stock had increased since January 2000, which the board attributed primarily to the market expectation of a proposed transaction.

Following the board's discussion, the board authorized Columbus' senior management to begin to negotiate definitive terms of a formal merger agreement with Key.

Senior management of Columbus, led by Michael Logan, vice president of corporate development and marketing, conducted negotiations with Key's negotiating team, led by Stephen Bell, senior vice president of land and business development. Mr. Logan regularly reported to Columbus' executive committee to discuss the status of negotiations and continually sought input on the detailed structure of the transaction. Columbus' legal counsel, Sherman & Howard L.L.C., regularly provided Columbus with its comments concerning the structure of the transaction and the proposed terms of the merger agreement.

Mr. Bell also reported regularly on the progress of the negotiations to Key's chairman of the board and CEO, F.H. Merelli and Mr. Robertson. During the negotiations, discussions also continued between Joseph Albi, Michael Logan and Columbus' independent engineers related to each company's reserves information.

Upon further detailed review by Key engineers of the technical data pertaining to some of the wells operated by Columbus and the cash flow from Columbus operations services, on July 14, Key revised the terms of its merger proposal by increasing the exchange ratio from 0.352 shares to 0.355 shares of Key common stock for each Columbus share, a ratio which represented a discount of approximately 14%, based on the relative market prices of Columbus' common stock and Key's common stock on July 14, 2000.

On July 17, Holme Roberts & Owen LLP, counsel for Key, delivered an initial draft of the merger agreement to Columbus and its counsel. Throughout the rest of July Columbus' and Key's executives and counsel negotiated the terms of the definitive merger agreement. The material issues discussed throughout these negotiations included:

  .  price protection measures, including consideration of a price collar;

  . whether and for how long there would be indemnification of the officers and directors of Columbus by Key following the merger;

  . the terms of severance to employees of Columbus who would not be hired by Key;

  .  the assumption of Columbus stock options by Key and their terms; and

  .  appropriate provisions and fees for termination of the merger agreement.

These discussions did not include further negotiation of the exchange ratio.

On August 8, 2000, Mr. Logan and counsel for Columbus met with Messrs. Bell, Albi, and Korus, and counsel for Key to discuss some of the outstanding issues. Columbus proposed several alternative price collars for the exchange ratio, but Key held firm on its position not to include any collar. The parties also discussed but did not resolve the duration of the indemnification for officers and directors of Columbus, the vesting and term of Columbus stock options, and termination provisions.

Informal discussions of these issues continued during the following week between Messrs. Logan and Bell and on August 15, 2000, Messrs. Logan and Bell and counsel for Columbus and Key met and during the meeting completed negotiation of the termination provisions. Further, the parties reached agreement on which of those provisions would require Columbus to pay a break-up fee and when it would be appropriate only to pay Key's expenses. Columbus requested a cap on Key's expenses in the event Columbus would be obligated to pay those expenses, but Key refused to agree to this limitation. Finally, Key agreed to Columbus' request that indemnification of its officers and directors be for a term of six years. At the conclusion of this meeting, the parties had orally agreed to all material terms of the merger and no further negotiations on material terms were held. However, both parties understood that neither party was legally committed to the other to proceed with the transaction.

On the same day, Arthur Andersen was retained by Columbus for the purpose of rendering a fairness opinion to the Columbus board. Arthur Andersen then began its analysis of Columbus and Key in connection with rendering a fairness opinion.

On August 28, 2000, the Columbus board of directors held a special meeting to discuss the final terms of the proposed merger with Key. Prior to the meeting, each board member received a draft of the proposed merger agreement. At the meeting, each of Columbus' senior management and its legal and financial advisors reviewed with the board one or more of the following:

  .  the principal terms of the merger agreement;

  .  the potential benefits and risks of the transaction with Key;

  . the rationale for and financial analysis relating to the proposed merger;

  .  a detailed review of the bidding process; and

  . an updated report on Columbus' due diligence of Key's non-public reserve estimates and title records and publicly available information.

Columbus' counsel outlined the legal considerations for the board in discharging its fiduciary responsibilities in connection with its deliberations. Arthur Andersen then summarized the material financial analyses that they had conducted related to the proposed transaction (as more fully described under the heading "-- Fairness Opinion Columbus Financial Advisor" below), which included the following:

  .  comparable transactions analysis;

  .  contribution analysis;

  .  pro forma merger consequences analysis;

  .  net asset value (NAV) analysis;

  .  premiums paid analysis;

  .  stock price ratio history analysis; and

  .  comparable company trading analysis.

After a description of these analyses, Arthur Andersen rendered to the Columbus board of directors its oral opinion, subsequently confirmed by delivery of a written opinion, to the effect that, as of that date and based on and subject to the matters described in the opinion, the exchange ratio pursuant to the merger agreement with Key was fair, from a financial point of view, to the shareholders of Columbus.

The board noted that the exchange ratio for the Key proposal was within the range of implied exchange ratios for the contribution and net asset value analyses and considered the results of the other analyses conducted by Arthur Andersen. The board noted that the stock price analysis implied an exchange ratio of .365 to .405, whereas the exchange ratio offered by Key was .355. The board also noted that although the premiums paid analysis implied an exchange ratio of .343 to .486, the actual premium (or discount) was well below the average of the selected comparison transactions. In evaluating the fact that the stock price analysis yielded an implied exchange ratio higher than that being offered by Key, the board considered that the analysis was primarily based on the period after the recent increases in the market price of Columbus' stock, which the board had attributed to market expectation of a proposed transaction as a result of Columbus' update to its shareholders concerning the bidding process and its belief that the price of Key's common stock was below its asset value. In considering the premiums paid analysis, which showed that the price being offered in the proposed transaction was well below the average of the selected comparison transactions, the board noted that the exchange ratio was within, although at the lower end of, the implied exchange ratio range for that analysis.

The board again discussed the bidding process that resulted in the Key proposal and concluded that the process had produced the best price available at this time for Columbus shareholders. The board also reiterated its belief that by postponing the transaction Columbus would become less competitive and a less attractive merger partner in the future. Following further discussion, the Columbus board unanimously:

  . determined that the merger agreement and the merger are in the best interests of Columbus and its shareholders;

  .  approved the merger agreement and the merger;

  . recommended that the shareholders of Columbus adopt the merger agreement; and

  . directed that the merger agreement be submitted for consideration by Columbus' shareholders at a special meeting.

The Key board also met on August 28 to discuss and approve the proposed merger agreement.

The merger agreement was executed by both companies on the evening of August 28, 2000. Columbus and Key issued a joint press release announcing the execution of the merger agreement before the beginning of the trading day on August 29, 2000.

Key and Columbus reasons for the merger

Key and Columbus believe that the merger will enable the combined company, with its larger and more diversified asset base and greater financial flexibility, to more effectively compete and to achieve certain other strategic objectives.

  . The oil and gas business is capital intensive, often requiring substantial expenditures to gain access to mineral rights, acquire geological and geophysical data, and drill new wells that add proved reserves and production. Because the combined enterprise will have greater borrowing capacity and a larger base of operating cash flow than either company had individually, Key and Columbus believe that the merger will enable the new company to make larger investments in exploration and development projects or acquisitions of producing properties than either company could have done separately. As of June 30, 2000, Key's bank credit facility borrowing base was $85 million and Columbus' was $10 million. We anticipate that the borrowing base of the combined enterprise will be at least equal to the sum of the two separate facilities, or $95 million. In fiscal 1999, Key's net cash from operations was $35.5 million and Columbus' was $3.3 million, or a pro forma combined amount of $38.8 million, without adjustment for expected cost savings.

  . Key and Columbus believe the merger will diversify the combined company's asset base. The oil and gas exploration business is very competitive and inherently risky. Key has long sought to establish a position in south Texas, a prolific gas producing area. Columbus' acreage in this region provides Key with a base of production and new drilling opportunities from which it can potentially expand. Greater diversification of the combined company's assets and growth opportunities may also result in less reliance on any individual project for future financial performance.

  . Key and Columbus believe the merger creates the opportunity for significant cost-saving opportunities. They expect that the merger will result in management and administrative efficiencies, primarily from eliminating duplicate functions and associated costs. Key expects that the merger will result in approximately $2.0 million of annual cost savings, which Key hopes to achieve by:

      . eliminating duplicative administrative and executive staff ($1.5 million);

      .  consolidating corporate headquarters ($0.250 million); and

      . eliminating outside service costs such as travel, legal, audit and data processing costs ($0.175 million).

Columbus' reasons for the merger; recommendation of the Columbus board.

In reaching its decision to approve the merger agreement and the merger and to recommend adoption of the merger agreement by Columbus shareholders, the Columbus board consulted with Columbus' management and its legal and financial advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. In unanimously approving the merger agreement and the merger, the Columbus board of directors considered a number of various factors including those mentioned in "-- Background of the Merger" on pages 25 to 31, and the following:

  . the factors considered by the board at its July 7, 2000 meeting in deciding to pursue the offer by Key (see pages 27 and 28), including the potential for improved trading liquidity to Columbus' shareholders and the board's belief that Columbus' prospects as a stand-alone company were limited;

  . that Key had increased the exchange ratio after its initial formal offer, although both exchange ratios were substantially lower than the exchange ratio in Key's preliminary non-binding indication of interest;

  . the opinion of Arthur Andersen described below to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in its opinion, the merger consideration was fair from a financial point of view to the shareholders of Columbus (see "-- Fairness Opinion of Columbus' Financial Advisor" on pages 34 to 41);

  . that the merger will be accomplished on a tax-free basis to the shareholders for United States federal income tax purposes, except for cash received by Columbus shareholders in lieu of fractional shares;

  . the judgment, advice, and analysis of Messrs. Trueblood and Logan, members of senior management of Columbus, including their favorable recommendation of the merger;

  . the terms of the merger agreement, including the termination provisions, closing conditions and the ability of Columbus under certain conditions to consider unsolicited alternative business combination proposals and the fact that the merger agreement does not include many of the types of conditions to closing that might lend additional uncertainty to the transaction (such as consents by third parties other than shareholders). See "The Merger Agreement" on page 42, "-- Conditions to the Merger" on page 43, "-- Other Acquisition Proposals" on page 45 and "-- Termination" on page 46;

  . the process undertaken by senior management with the assistance of Arthur Andersen to identify and solicit indications of interest from selected bidders had exhausted the field of possible acquirers and resulted in an increase in the exchange ratio offered to Columbus compared to the initial formal offers (see "-- Background of the Merger");

  . the fact that Key's was one of only two formal offers submitted and that no additional potential acquirer or strategic partner satisfying the board's criteria had expressed an interest in engaging in a business combination or other strategic transaction since Columbus announced its interest in a strategic combination in February 2000;

  . the market price of Key common stock over the last several years and the potential for an increase in the market price in the future, based upon the review of the confidential nonpublic data presented by Key, including Key's drilling prospects and projected cash flow for the year 2000;

  . the financial condition, results of operations, business and prospects of Key and the risks involved in developing those prospects;

  . the market price of Columbus' common stock for the last several years and the financial condition, results of operations, business and prospects of Columbus; and

  . the interest of Columbus' management in the merger as described in "Interests of Certain Executive Officers and Directors in the Merger" on page 50.

The discussion of the information and factors considered by the board is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve the merger and to recommend the merger to the Columbus shareholders, the Columbus board did not view any single factor determinative and did not find it necessary or practicable to assign any relative or specific weights to the various factors considered. Furthermore, individual directors may have given differing weights to different factors.

The Columbus board did not specifically adopt Arthur Andersen's fairness opinion, but it did rely upon the opinion in reaching its conclusion that the merger agreement and the merger are in the best interests of Columbus and its shareholders and considered it an important but not exclusive factor in determining whether to approve the merger agreement. The board noted that the exchange ratio for the Key proposal was within the range of implied exchange ratios for the analyses performed by Arthur Andersen in connection with rendering its fairness opinion, other than the stock price analysis, which yielded an implied exchange ratio higher than that being offered by Key. The board further noted that the premiums paid analysis conducted by Arthur Andersen showed that the price being offered in the proposed transaction was well below the average of the selected comparison transactions, although the exchange ratio was within the implied exchange ratio range for that analysis.

The Columbus board also identified and considered a number of negative factors in its deliberations concerning the merger, including:

  . the purchase price represented a discount of 4.9% to Columbus' closing price on August 25, 2000 and that it represented a discount of 16.1% and 9.1% based on the relative trading prices of Columbus' and Key's common stock on July 6, 2000 and June 26, 2000, respectively;

  . the fact that the market price of the Key common stock could decline, resulting in a further discount from the market price of the Columbus common stock;

  . the board's belief about the favorable long-term prospects of Key may not be realized;

  . the benefits of Columbus' long-term prospects will be shared by former shareholders of Columbus and Key, rather than solely by Columbus' existing shareholders;

  . the difficulty in managing operations in the different geographic locations in which Columbus and Key operate;

  . the risk that the expected benefits of the merger might not be fully realized; and

  . other applicable risks described in this prospectus/proxy statement under "Risk Factors."

Further, the board concluded that, on balance, the potential benefits of the merger described above outweighed these risks.

Recommendation of the Columbus Board. The Columbus board unanimously recommends that the shareholders of Columbus vote FOR adoption of the merger agreement.

Fairness Opinion of Columbus' Financial Advisor

Arthur Andersen was retained by Columbus to render a fairness opinion to the board of directors of Columbus as to the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the shareholders of Columbus. Arthur Andersen served as Columbus' financial advisor regarding the sale to Key. Arthur Andersen is internationally recognized and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, restructurings, private placements of debt and equity and valuations for corporate and other purposes. The Columbus board selected Arthur Andersen as its financial advisor because of its expertise and reputation and its experience in transactions comparable to the merger. At a meeting of the Columbus board of directors held on August 28, 2000 to consider the proposed merger, Arthur Andersen rendered to the Columbus board an oral and written fairness opinion to the effect that, as of August 28, 2000 and based upon and subject to certain matters stated therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the shareholders of Columbus.

The full text of Arthur Andersen's written fairness opinion dated August 28, 2000 to the board of directors of Columbus, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B. Holders of Columbus common stock are urged to read carefully this opinion in its entirety. Arthur Andersen's fairness opinion is addressed to the board of directors of Columbus and relates only to the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view, does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any shareholder with respect to any matters relating to the merger. The summary of the fairness opinion of Arthur Andersen set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. The form and amount of the consideration to be paid by Key in the merger was determined through arm's length negotiations between Key and Columbus.

In arriving at its opinion, Arthur Andersen reviewed the merger agreement and certain publicly available business and financial information relating to Columbus and Key. Arthur Andersen also reviewed certain other non-public information, provided by Columbus and Key, including the following items which Arthur Andersen deemed to be material in its analysis:

  . Internal two-year financial forecasts (2000-2001), prepared respectively by Columbus' and Key's management (including Key's estimates of post-merger cost savings and depreciation adjustments for 2001);

  .  Columbus' internal financial statements through and for June 30, 2000;

  . Key's internally prepared reserve report dated July 1, 2000 and the Columbus' reserve report dated July 1, 2000 as prepared by Columbus' independent engineers;

  .  Columbus' undeveloped acreage detail as of July 1, 2000; and

  . Key's (June 30, 2000) and Columbus' (May 31, 2000) outstanding options detail.

Arthur Andersen also met with the managements of Columbus and Key to discuss the businesses and prospects of Columbus and Key. Arthur Andersen also considered certain financial and stock market data of Columbus and Key and compared this data with similar data for other publicly held companies in businesses similar to Columbus and Key and considered, to the extent publicly available, the financial terms and related stock market data of certain other business combinations and other transactions recently effected. Arthur Andersen compared the estimated net asset values of Columbus and Key based on estimated values of certain relevant assets and liabilities, and considered Columbus and Key on a pro forma, combined basis in order to estimate accretion or dilution to earnings and cash flow per share, and the effects of general and administrative expense savings and a change in accounting method (depreciation). Arthur Andersen compared the relative contribution of certain operational and financial factors of Columbus and Key to a combined entity. Arthur Andersen also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Arthur Andersen deemed relevant.

In connection with its review, Arthur Andersen did not assume any responsibility for independent verification of any of the above public or non-public information provided to or otherwise reviewed by Arthur Andersen and relied on such information being complete and accurate in all material respects. With respect to financial forecasts, Arthur Andersen assumed that such forecasts were reasonably prepared by management of Columbus and Key on bases reflecting the best currently available estimates and judgments of the management of Columbus and Key as to the future financial performance of Columbus and Key and the strategic benefits anticipated to result from the merger. Arthur Andersen assumed that the reserve reports, prepared by Key and Columbus' independent engineers, were reasonably prepared on bases reflecting the best currently available estimates and judgments of the preparers of such reports as to the oil and gas reserves of Columbus and Key. In addition, Arthur Andersen was not requested to make and did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Columbus or Key, nor was Arthur Andersen furnished with any such evaluations or appraisals. Arthur Andersen's fairness opinion was necessarily based upon information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, Arthur Andersen on the date of its opinion. Arthur Andersen did not express any opinion as to the actual value of the Key common stock when issued pursuant to the merger or the prices at which the Key common stock will trade subsequent to the merger. Although Arthur Andersen evaluated the exchange ratio from a financial point of view, Arthur Andersen was not requested to, and did not, recommend the specific consideration payable in the merger. The exchange ratio was determined through negotiation between Columbus and Key. Arthur Andersen did not provide any tax or accounting advice to Columbus or its shareholders. No other limitations were imposed on Arthur Andersen with respect to the investigations made or procedures followed by Arthur Andersen in rendering its opinion.

In preparing its fairness opinion to the board of directors of Columbus, Arthur Andersen performed a variety of financial and comparative analyses, including those described below. The summary of Arthur Andersen's analyses set forth below does not purport to be a complete description of the analyses underlying Arthur Andersen's fairness opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its fairness opinion, Arthur Andersen made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Arthur Andersen believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Arthur Andersen made numerous assumptions with respect to Columbus, Key, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Columbus and Key. No company, transaction or business used in such analyses as a comparison is identical to Columbus or Key or the combined company, nor is an evaluation of the results of such analyses entirely mathematical; rather such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Arthur Andersen's fairness opinion and financial analyses were only two of many factors considered by the board of directors of Columbus in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board of directors or management of Columbus with respect to the merger or the exchange ratio.

The following is a summary of the material analyses performed by Arthur Andersen in connection with its fairness opinion dated August 28, 2000.

Comparable Transactions Analysis. Arthur Andersen reviewed certain information from John S. Herold, Inc.'s Herold M&A Transaction Review--Upstream Analysis on 41 transactions involving Onshore Texas Gulf Coast and Rocky Mountain exploration and production assets which were announced from January 1, 1999 to August 25, 2000. These transactions are comparable to Columbus due to the similar geographic location of the reserves involved.

As of June 30, 2000, Columbus had approximately 70% of its total un-risked proved reserves in the Onshore Texas Gulf Coast region, and 30% in the Rocky Mountain region. Arthur Andersen calculated the weighted average reserve transaction value multiple based on total un-risked proved oil and gas reserves for the above 41 transactions. Arthur Andersen then multiplied the weighted average reserve transaction value multiple for the Onshore Texas Gulf Coast and Rocky Mountain regions by Columbus' percentage reserves within those regions to derive an implied value ($/Mcfe). The following summary table presents the weighted average reserve transaction value multiples and the implied value ($/Mcfe) based on Columbus' total un-risked proved reserves by region:

                                                              $/Mcfe
                                                  ------------------------------
                                                  Gulf Coast--   Rocky   Implied
                                                    Onshore    Mountains  Value
                                                  ------------ --------- -------
     Weighted Avg. (1/1/99-8/25/00)..............    $ 0.95     $ 0.69
     Columbus' Total Proved Reserves.............     70.0 %     30.0 %
                                                     ------     ------    -----
                                                     $ 0.67     $ 0.21    $0.88

The implied value of $0.88/Mcfe based on comparable transactions compares to an implied value of $1.16/Mcfe based on the merger agreement exchange ratio of 0.355x, the Key closing stock price on August 25, 2000, and Columbus' SEC Case total un-risked proved reserves as of June 30, 2000.

In conclusion, Arthur Andersen believes that the implied $1.16/Mcfe price paid for Columbus' reserves compares favorably to the 41 other reserve transactions in the Onshore Texas Gulf Coast and Rocky Mountain regions from January 1, 1999 to August 25, 2000 as reported in J.S. Herold, Inc.'s Herold M&A Transaction Review with a weighted average $/Mcfe price paid of $0.88.

The SEC Case is the pre-tax present value of future net cash flows from proved reserves, discounted at 10% per year. Oil, gas and natural gas liquid prices used to calculate future revenues are based on June 30, 2000 prices held constant, except where fixed and determinable price changes are provided by contractual arrangements. Future development and production costs are also based on year-end costs and assume the continuation of existing economic conditions.

Contribution Analysis. Arthur Andersen analyzed the relative production, revenue, EBITDAX, discretionary cash flow, and net income contributions (adjusted for non-recurring items) of Columbus and Key to the combined company based on historical and projected financial and operational data for the twelve months ended June 30,

2000 and the years 2000 and 2001 as provided by the companies, assuming no cost savings or synergies. EBITDAX consists of earnings before interest, taxes, depreciation, amortization, exploration costs and non-recurring items. The following table illustrates the analysis described above:

                                                            ($000s)
                         ------------------------------------------------------------------------------
                                                                                       Columbus'
                                                                                      Contribution
                                     Columbus                       Key           to Combined Company
                         -------------------------------- ----------------------- ---------------------
                                                            LTM
                         LTM(/2/) 6/30 2000E(/3/)  2001E   6/30    2000E   2001E  LTM 6/30 2000E  2001E
                         ------------- ---------- ------- ------- ------- ------- -------- -----  -----
Total Production
 (MMcfe)................      4,026       4,024     3,614  22,821  23,691  25,411   15.0%  14.5%  12.5%
Revenue(/1/)............    $12,645     $15,474   $14,467 $75,002 $97,271 $99,284   14.4%  13.7%  12.7%
EBITDAX.................    $ 8,466     $10,896   $10,066 $59,091 $79,062 $78,392   12.5%  12.1%  11.4%
Discretionary Cash
 Flow...................    $ 9,147     $ 9,284   $10,077 $55,875 $75,401 $74,544   14.1%  11.0%  11.9%
Net Income..............    $   698     $ 2,422   $ 4,248 $14,920 $27,221 $28,991    4.5%   8.2%  12.8%

--------
(1) Excluding Columbus' management/operating services revenue
(2) LTM means the latest twelve months.
(3) E refers to estimated.

The contribution analysis yielded an implied exchange ratio of 0.157x to 0.593x.

Pro Forma Merger Consequences Analysis. Arthur Andersen evaluated the potential pro forma effect of the merger on the combined company's estimated 2001 earnings per share and cash flow per share based upon financial forecasts provided by Columbus' and Key's management and after giving effect to certain general and administrative expense savings and a change in accounting method (depreciation) as estimated by management and illustrated in the table below. Oil and gas prices used in the following financial projections are based on the NYMEX futures price as of 8/15/00 for the relevant period. Adjustments were made by Columbus' and Key's management to the oil and gas price forecasts to reflect location and quality differentials.

                                            2001E (000s)
                          ------------------------------------------------------
                                                             Pro
                                                            Forma    % Accretion
                            Key    Columbus  Adjustments     Key     (Dilution)
                          -------  --------  -----------   --------  -----------
Revenues................  $99,284  $14,467     $   --      $113,751
Leasing Operating &
 Production Taxes.......  $18,047  $ 3,301     $   --      $ 21,348
G & A...................  $ 2,845  $ 1,100     $  (600)(1) $  3,345
                          -------  -------     -------     --------
EBITDAX.................  $78,392  $10,066     $   600     $ 89,058
DD&A....................  $31,417  $ 3,000     $ 3,959 (2) $ 38,376
Exploration Expense.....      --   $   250     $  (250)(3) $    --
                          -------  -------     -------     --------
EBIT....................  $46,975  $ 6,816     $(3,109)    $ 50,682
Interest (Expense)......  $(1,160) $  (115)    $   --      $ (1,275)
Interest Income.........  $   202  $   150     $   --      $    352
Other Income
 (Expenses).............  $   --   $   --      $   --      $    --
                          -------  -------     -------     --------
Earnings Before Income
 Taxes..................  $46,017  $ 6,851     $(3,109)    $ 49,759
Income Tax Provision
 (Benefit)..............  $17,026  $ 2,603     $(1,151)(4) $ 18,479
                          -------  -------     -------     --------
Net Earnings (Loss).....  $28,991  $ 4,248     $(1,959)    $ 31,280
Average Diluted Shares..   12,742    3,752      (2,420)(5)   14,074
Diluted EPS.............  $  2.28  $  1.13         N/A     $   2.22     (2.3%)
                          =======  =======     =======     ========
Diluted Discretionary
 Cash Flow Per Share....  $  5.85  $  2.69         N/A     $   6.06      3.5%
                          =======  =======     =======     ========

--------
(1) Estimated general and administrative expense savings
(2) Estimated incremental Columbus depreciation, depletion and amortization associated with change in accounting method from successful efforts to full cost
(3) Elimination of Columbus' Exploration Expense due to change in accounting method from successful efforts to full cost
(4) Tax effect of adjustments 1 through 3 at an assumed tax rate of 37%
(5) Elimination of Columbus shares outstanding in excess of Key shares issued in the merger

The conclusion of the analysis indicated that the proposed merger would be dilutive to Key's per share earnings and accretive to per share discretionary cash flow for 2001, assuming that the merger is accounted for as a purchase under generally accepted accounting principles. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Net Asset Value (NAV) Analysis. Arthur Andersen estimated the present value of the future before-tax cash flows that Columbus could be expected to generate from its proved reserves, under four oil and gas price scenarios (Case I, Case II, Case III and Case IV, the pricing scenarios), as of June 30, 2000 based on reserve, production and production cost estimates and a range of discount rates, all as provided by Columbus management and Columbus' independent engineers, Reed W. Ferrill and Associates, Inc., and as discussed with Key management. Arthur Andersen added to such estimated values for proved reserves assessments of the value of certain other assets, liabilities, and sources of value of Columbus, including undeveloped acreage, operating and management services cash flow, cash and outstanding debt. These assessments were made by Arthur Andersen based on information provided by Columbus' management and on various industry benchmarks and assumptions provided by Columbus' management and discussed with Key's management.

Arthur Andersen evaluated the present value of the future before-tax cash flows that Key could be expected to generate from proved reserves, under the pricing scenarios, as of June 30, 2000 based on reserve, production and production cost estimates and a range of discount rates, all as provided by Key management and as discussed with Columbus' management. This evaluation was net of values for assets and liabilities for undeveloped acreage, other long-term assets and liabilities, working capital and outstanding debt, all as provided by the companies and taking into consideration various industry benchmarks and assumptions provided by Key management and discussed with Columbus' management.

Case I oil and gas prices were based on the Nineteenth Annual Society of Petroleum Evaluation Engineers Survey of Economic Parameters Used in Property Evaluation dated June 2000. Adjustments were made by Key and Columbus' independent engineers to the oil and gas price forecasts to reflect location and quality differences.

Case II oil and gas price forecasts in the Pricing Scenarios were based on NYMEX WTI (West Texas Intermediate) oil and Henry Hub gas prices as of August 15, 2000. Adjustments were made by Key and Columbus' independent engineers to the oil and gas price forecasts to reflect location and quality differentials. Beginning in 2004, the WTI oil and Henry Hub gas prices for the year 2004 were assumed to escalate at 3% per year over the NYMEX WTI and Henry Hub oil and gas prices for the prior year.

Case III oil and gas price forecasts in the Pricing Scenarios were based on the Third Quarter, 2000 Randall & Dewey, Inc. Acquisitions Review Industry Group price survey. Adjustments were made by Key and Columbus' independent engineers to the oil and gas price forecasts to reflect location and quality differences.

Case IV oil and gas price forecasts in the Pricing Scenarios were based on the July 2000 Madison Energy Advisors, Inc. Quarterly Pricing Poll. Adjustments were made by Key and Columbus' independent engineers to the oil and gas price forecasts to reflect location and quality differences.

The following table illustrates the four scenarios described above:

                                                     Columbus
                          ---------------------------------------------------------------
                              Case I          Case II        Case III         Case IV
                          --------------- --------------- --------------- ---------------
                          (PV-10) (PV-15) (PV-10) (PV-15) (PV-10) (PV-15) (PV-10) (PV-15)
                          ------- ------- ------- ------- ------- ------- ------- -------
Net Asset Value
 ($000s)................  $14,718 $13,234 $25,117 $22,699 $21,847 $19,639 $25,195 $22,406
Basic Shares Outstanding
 (000s).................    3,744   3,744   3,744   3,744   3,744   3,744   3,744   3,744
Diluted Shares
 Outstanding (000s).....    3,796   3,796   3,796   3,796   3,796   3,796   3,796   3,796
                          ------- ------- ------- ------- ------- ------- ------- -------
Basic NAV per Share.....  $  3.93 $  3.53 $  6.71 $  6.06 $  5.83 $  5.24 $  6.73 $  5.98
Diluted NAV per Share...  $  3.88 $  3.49 $  6.62 $  5.98 $  5.75 $  5.17 $  6.64 $  5.90

                                                            Key
                          ------------------------------------------------------------------------------
                               Case I              Case II            Case III             Case IV
                          ------------------  ------------------  ------------------  ------------------
                          (PV-10)   (PV-15)   (PV-10)   (PV-15)   (PV-10)   (PV-15)   (PV-10)   (PV-15)
                          --------  --------  --------  --------  --------  --------  --------  --------
Net Asset Value
 ($000s)................  $142,625  $116,427  $183,801  $153,976  $153,753  $128,477  $181,535  $150,129
Basic Shares Outstanding
 (000s).................    12,274    12,274    12,274    12,274    12,274    12,274    12,274    12,274
Diluted Shares
 Outstanding (000s).....    12,764    12,764    12,764    12,764    12,764    12,764    12,764    12,764
                          --------  --------  --------  --------  --------  --------  --------  --------
Basic NAV per Share.....  $  11.62  $   9.49  $  14.97  $  12.54  $  12.53  $  10.47  $  14.79  $  12.23
Diluted NAV per Share...  $  11.17  $   9.12  $  14.40  $  12.06  $  12.05  $  10.07  $  14.22  $  11.76
Implied Exchange
 Ratio (KP:EGY)--Basic..     0.338x    0.373x    0.448x    0.483x    0.466x    0.501x    0.455x    0.489x
Implied Exchange
 Ratio (KP:EGY)--
 Diluted................     0.347x    0.382x    0.459x    0.496x    0.478x    0.514x    0.467x    0.502x

Note: PV-10 is the standardized measure of discounted (at 10% per year) future net pretax cash flows. PV-15 is the standardized measure of discounted (at 15% per year) future net pretax cash flows.

The NAV analysis resulted in an implied exchange ratio range of 0.338x to 0.514x.

Premiums Paid Analysis. Arthur Andersen calculated the implied premium (or discount) being paid in the merger based on the exchange ratio of 0.355x Key common shares for each Columbus common share, the August 25, 2000 closing price of Key common shares and the price of Columbus common shares on certain dates. Arthur Andersen compared these results to 14 other selected mergers and acquisitions involving publicly traded target companies. These transactions were primarily selected within the oil and gas exploration and production industry, occurring after 1995, with a total transaction value of less than $250 million. Premiums (or discounts) paid were calculated using the per share value of the consideration paid by the acquirer to the shareholders of the target companies (closing price as of the day prior to the announcement date if a stock for stock exchange.) The following table presents the premium (or discount) paid in the selected transactions as compared to the merger:

                                            Prior to Announcement
                         --------------------------------------------------------------------
                         1 Day   7 Days  30 Days  60 Days  90 Days  1 Year   52-Week High
                         -----   ------  -------  -------  -------  ------   ------------
Key Production/
 Columbus............... (4.9%)   (2.1%)  (1.2%)    (8.3%)    9.6%    7.3%      (11.6%)
Selected Transactions
  Average............... 14.8%    17.8%   23.5%     25.4%    32.8%   20.9%      (14.7%)
  High.................. 38.1%    41.3%   63.0%     83.0%    95.2%   91.3%       24.1%
  Low................... (9.5%)   (9.5%)  (3.2%)   (37.3%)  (51.1%) (79.9%)     (80.5%)

Arthur Andersen applied the average premium (or discount) paid in the selected transactions to the respective historical stock prices of Columbus. This resulted in an implied exchange ratio of 0.343x to 0.486x.

Arthur Andersen determined that the premium (discount) to be paid in the merger is within the range of the low and high of the 14 selected transactions for all time periods analyzed. Arthur Andersen determined that the fact that it is generally in the lower half of the range appears reasonable based on the following:

  . the downward revisions to proved reserves reflected in Columbus' June 30, 2000 Reserve Report (independently prepared by Reed W. Ferrill and Associates, Inc.);

  . lack of market liquidity in Columbus' common stock; and

  . the market's expectation of the proposed sale resulting from the announcement made by Columbus regarding its intent to explore strategic alternatives maximizing shareholder value, including consideration of possibly selling the company or finding a merger partner and updates regarding this process prior to announcement of the merger on August 28, 2000.

As such, Arthur Andersen determined that the premiums paid analysis for the 90 days and 1-year time periods is more relevant.

Stock Price Ratio History Analysis. Arthur Andersen reviewed the daily historical closing prices of the common stock of Columbus and Key for the period from August 28, 1999 to August 25, 2000. Arthur Andersen analyzed the ratio of the August 25, 2000 closing share price for Columbus to the corresponding closing share price of Key. In addition, Arthur Andersen reviewed the ratio of average closing share prices for Columbus and Key for periods 7-days, 30-days, 60-days and 90-days prior to August 28, 2000. Arthur Andersen also reviewed the ratio of Columbus' and Key's 52-week high common share price prior to August 28, 2000.

                                                                   (KP:EGY)
                                                              Implied Historical
                                                                Exchange Ratio
                                                              ------------------
   1 Day Prior to August 28, 2000............................       0.373x
   Average Stock Price Ratio.................................
   7 Days Prior to August 28, 2000...........................       0.366x
   30 Days Prior to August 28, 2000..........................       0.396x
   60 Days Prior to August 28, 2000..........................       0.400x
   90 Days Prior to August 28, 2000..........................       0.405x
   Ratio of Stock Price 52-Week High.........................       0.365x

The stock price ratio history analysis implied an exchange ratio range of 0.365x to 0.405x.

Although the Stock Price Ratio History Analysis is commonly used as a method of evaluating transaction fairness, it relies upon the public market's perception of the equity value of Columbus and Key over the time period analyzed. The public market's perception of value does not always accurately reflect information about those assets, liabilities and operations. Stock price levels can also be affected by numerous factors, including but not limited to level of trading volume, level of market float, press releases and other shareholder communication, and expectations of future earnings and cash flow levels. As such, Arthur Andersen did not rely solely upon the results of this analysis.

Comparable Company Trading Analysis. With respect to Columbus, Arthur Andersen reviewed the public stock market trading multiples for the following seven selected comparable exploration and production companies: Carrizo Oil & Gas, Inc., Edge Petroleum Corporation, Esenjay Exploration, Inc., Goodrich Petroleum Corporation, Parallel Petroleum Corporation, Primeenergy Corporation, and Texoil, Inc. Using publicly available information, Arthur Andersen calculated and analyzed the common equity market value multiples of certain historical and projected financial results (such as net income and discretionary cash flow, adjusted for non-recurring items) and the adjusted enterprise value multiples of certain historical and projected financial results (such as EBITDA (as defined below) and quantity of proved oil and gas reserves). EBITDA consists of earnings before interest, taxes, depreciation and amortization. The adjusted enterprise value of each company was obtained by adding long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, conversion value, liquidation value, or book value if not) and the book value of any minority interests minus the cash balance.

With respect to Key, Arthur Andersen reviewed the public stock market trading multiples for 11 selected exploration and production companies. These companies were primarily selected for comparability based on geographic location, oil/gas composition of proved reserves, and size. Using publicly available information, Arthur Andersen calculated and analyzed the common equity market value multiples of certain historical and projected financial results (such as net income and discretionary cash flow, adjusted for non-recurring items) and the adjusted enterprise value multiples of certain historical and projected financial results (such as EBITDA and quantity of proved oil and gas reserves). The adjusted enterprise value of each company was obtained by adding long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, conversion value, liquidation value, or book value if not) and the book value of any minority interests minus the cash balance.

The comparable company trading analysis implied an exchange ratio of 0.285x to 1.163x.

Because of the inherent differences between the businesses, operations and prospects of Columbus and Key and the businesses, operations and prospects of the companies included in the comparable company groups, Arthur Andersen believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgements concerning differences between the financial and operating characteristics of Columbus and Key and companies in the comparable company groups that would affect the public trading values of Columbus and Key and such comparable companies.

Pursuant to the terms of Arthur Andersen's engagement, Arthur Andersen received a fee of $250,000 for its services in connection with the delivery of its fairness opinion. Columbus also has agreed to reimburse Arthur Andersen for reasonable out-of-pocket expenses incurred by Arthur Andersen in performing its services, including reasonable fees and expenses for legal counsel and any other advisor retained by Arthur Andersen, and to indemnify Arthur Andersen and certain related persons and entities against certain liabilities under the federal securities laws arising out of Arthur Andersen's engagement. Arthur Andersen is continuing to provide financial advisory services to Columbus with respect to the merger and will receive a value-added fee for its services in the range of $280,000 to $320,000 upon successful completion of the merger, in addition to a retainer of $25,000 paid upon its engagement.

                             THE MERGER AGREEMENT

This section describes various material provisions of the merger agreement. Because the description of the merger agreement contained in this proxy statement/prospectus is a summary, it does not contain all the information that may be important to you. You should read carefully the entire agreement and plan of merger attached as Annex A to this proxy statement/prospectus before you decide how to vote.

General

As of the effective time of the merger, two things will happen.

  . First, Key Acquisition Two, Inc., a newly formed Colorado corporation, wholly owned by Key, will be merged into Columbus. Columbus will continue as the surviving corporation and will become a wholly owned subsidiary of Key.

  . Second, the outstanding shares of Columbus common stock will be converted into shares of Key common stock, based on the exchange ratio.

The articles of incorporation of Columbus will be the articles of incorporation of the surviving corporation. The directors and officers of Key Acquisition Two, Inc. will be the directors and officers of the surviving corporation.

Closing of the merger; effective time of the merger

Closing of the merger. Unless Key and Columbus agree otherwise, the merger will close as soon as practicable (but in any event within two business days) after the date on which all closing conditions have been satisfied or waived. We expect the closing to take place after the shareholders of Columbus approve the merger at its special meeting of shareholders.

Effective time of the merger. At the closing of the merger, Key and Columbus will file articles of merger with the Colorado Secretary of State. Unless Key and Columbus agree otherwise, the merger will become effective at the time the certificate is filed.

Consideration to be received in the merger

In the merger, without any action on the part of the Columbus shareholders, the issued and outstanding shares of Columbus capital stock will be treated as follows:

  . each outstanding share of Columbus common stock will be converted into
    0.355 shares of Key common stock;

  . each share of Columbus common stock owned or held by Key or Columbus or their wholly owned subsidiaries, including treasury stock, will be canceled and retired;

  . each option to purchase shares of Columbus Common Stock that is outstanding immediately prior to the closing shall be converted into a fully vested option to purchase 0.355 shares of Key common stock for each Columbus share covered by the option. The converted options will be on the same terms, except that they will be exercisable for only 12 months after closing and any Columbus options that are incentive stock options may cease being incentive stock options as a result of the conversion. Key will use its best efforts to cause the exercise of the options to be registered on Form S-8 prior to the time that the exercise price of the options is less than the market price of the stock covered by the options.

Exchange of shares; fractional shares

Exchange agent. Prior to the merger, Key will appoint Continental Stock Transfer & Trust Company of New York to exchange the certificates representing shares of Columbus common stock for certificates representing shares of Key common stock and the cash to be paid in lieu of fractional shares of Key common stock. Key will deposit, for the benefit of holders of Columbus common stock, certificates representing Key common stock with the exchange agent for conversion of shares as described below.

Exchange agent; exchange of shares. Promptly after the merger, the exchange agent will mail to each holder of certificates representing Columbus common stock a transmittal letter and instructions explaining how to surrender their certificates to the exchange agent.

Columbus shareholders who surrender their stock certificates to the exchange agent, together with a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter, will receive Key common stock certificates representing the number of shares that each holder is entitled to in accordance with the exchange ratio, with a check representing the amount of cash being paid in lieu of fractional shares of Key common stock. Holders of unexchanged Columbus stock certificates will not receive any dividends or other distributions made by Key after the merger until their stock certificates are surrendered. Upon surrender, subject to applicable laws, those holders will receive all dividends and distributions made subsequent to the merger (with a record date also subsequent to the merger) and prior to surrender on the related shares of Key common stock, less the amount of any withholding taxes, together with a check representing the amount of cash in lieu of fractional shares of Key common stock, in each case without interest. Any shares of Key common stock to be issued in the merger or funds set aside by Key to pay cash in lieu of fractional shares in connection with the merger or to pay dividends or other distributions on shares of Key common stock to be issued in the merger that are not claimed within one year after the merger will be delivered to Key. Thereafter, Key will act as the exchange agent and former shareholders of Columbus may look only to Key for payment of their shares of Key common stock, cash in lieu of fractional shares and unpaid dividends and distributions. Key will not be liable to any former holder of Columbus common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Columbus stock certificates should not be returned with the enclosed proxy card. A transmittal letter and accompanying instructions will be provided to Columbus shareholders following the merger.

Fractional shares. No fractional shares of Key common stock will be issued to holders of Columbus common stock. In lieu of fractional shares, each holder of shares of Columbus common stock otherwise entitled to a fractional amount will receive by cash, check or other form of payment an amount representing the fractional amount multiplied by the closing sales price of Key common stock as reported on the New York Stock Exchange for the effective date of the merger (or, if there is no trading activity in Key common stock on the New York Stock Exchange on that date, the first date of trading of Key common stock on the New York Stock Exchange after the effective date of the merger).

Key will deposit the necessary cash with the exchange agent to forward to holders in lieu of fractional shares of Key common stock.

Conditions to the merger

The obligations of Key and Columbus to complete the merger are subject to a number of conditions, including the following, unless waived:

  . approval by Columbus' shareholders;

  . the absence of any law or court order prohibiting the merger;

  . the approval for listing on the New York Stock Exchange of the Key shares to be issued in the merger;

  . there must not be a material adverse change in either party's business or financial condition; and

  . the continued accuracy of each company's representations and warranties and the compliance by each company with its covenants and agreements contained in the merger agreement.

The board of directors of either Key or Columbus may choose to complete the merger even though a condition to that company's obligation has not been satisfied if the Columbus shareholders have approved the merger and the law allows the board to do so.

Representations and warranties

The merger agreement contains representations and warranties by Key and Columbus as to themselves and their subsidiaries concerning, among other things:

  . organization, standing and authority;

  . corporate authorization to enter into the merger and related transactions;

  . capital structure;

  . significant subsidiaries;

  . the absence of defaults caused by execution of the merger agreement;

  . compliance with agreements, court orders and laws;

  . accuracy of financial statements and reports filed with the SEC;

  . the absence of material litigation;

  . the absence of certain changes or events;

  . tax matters;

  . employee benefits and labor matters;

  . the absence of violations or liabilities under environmental laws;

  . good title to properties;

  . futures or options trading;

  . insurance matters;

  . material contracts;

  . fees of financial advisors and others; and

  . receipt of Columbus' financial advisor's fairness opinion.

Certain covenants

Prior to the merger, each of Key and Columbus agreed to conduct its operations in the ordinary course in substantially the same manner as previously conducted and to use reasonable efforts to preserve substantially intact its business organization and keep available the services of its respective officers and maintain satisfactory relationships with its material customers and suppliers and maintain its assets and insurance.

With certain exceptions, the merger agreement places specific restrictions on the ability of Key to, among other things:

  . pay dividends or redeem capital stock or split, combine or reclassify any capital stock or any other securities in substitution for capital stock;

  . take any action which would result in a failure to maintain the trading of Key's common stock on the New York Stock Exchange;

  . adopt any amendments to its charter or bylaws;

With certain exceptions, the merger agreement places specific restrictions on the ability of Columbus to, among other things:

  . pay dividends or redeem capital stock or split, combine or reclassify any capital stock or any other securities in substitution for capital stock;

  . adopt any amendments to its charter or bylaws;

  . increase the compensation or benefits of any director or executive officer;

  . except for outstanding options, issue capital stock or amend or accelerate options;

  . acquire businesses or entities without the consent of the other party;

  . dispose of material assets, except for dispositions of oil and gas production in the ordinary course of business and consistent with past practice and except for the sale of limited amounts of oil and gas properties;

  . except as may be required by a change in law or in generally accepted accounting practices, change any of its accounting methods or make or rescind tax elections;

  . borrow money, except in the ordinary course of business consistent with past practice and in no event in excess of $100,000 in the aggregate;

  . enter into any material contract that provides for an exclusive arrangement with that third party or is substantially more restrictive on Columbus or substantially less advantageous to Columbus than present contracts; or

  . approve authorizations for expenditures or agreements to acquire property in excess of $30,000.

The merger agreement contains additional agreements relating to, among other things:

  . the preparation, filing and distribution of this document and Key's filing of the registration statement on Form S-4 of which this document is a part;

  . the recommendation of the merger by Columbus' board of directors to its shareholders;

  . convening and holding the Columbus shareholders meeting;

  . access to information;

  . public announcements;

  . mutual notification of specified matters;

  . indemnification of Columbus' officers and directors;

  . agreements as to certain employee benefits matters; and

  . absence of actions or omissions that would result in the merger not qualifying as a reorganization under Section 368(a) of the Internal Revenue Code.

Arthur Andersen fairness opinion update

At any time up to 10 days prior to the date of the Columbus shareholders meeting, either Columbus or Key may request that Arthur Andersen update its fairness opinion to the board of directors of Columbus that the exchange ratio pursuant to the merger agreement is fair from a financial point of view to the shareholders of Columbus. Columbus will pay the fee for the update.

Other acquisition proposals

Columbus has agreed that it will not initiate, solicit or encourage any proposal relating to a merger, business combination, sale of 20% of the assets of Columbus or acquisition of 20% of the outstanding

Columbus stock, and Columbus will promptly notify Key of all relevant terms of any proposals Columbus receives.

The board of directors of Columbus may nevertheless negotiate with any person in an unsolicited bona fide proposal in writing, and may withdraw its recommendation of the Key merger, if the board determines that the proposal is materially more favorable to the shareholders of Columbus.

As described further in the next two sections, Columbus has the right to terminate the merger agreement in order to accept a superior acquisition proposal, subject to the payment of a termination fee and expenses. See "-- Termination Fees and Expenses" below.

Termination

Prior to the merger, the merger agreement may be terminated:

  . by mutual written consent of Key and Columbus;

  . by either Key or Columbus if:

    . certain material breaches of covenants or representations in the merger agreement by the other party;

    . a court or other governmental authority permanently prohibits the merger;

    . the merger is not completed by December 31, 2000, subject to extension to March 31, 2001 if regulatory approvals are not received;

    . the Columbus shareholders fail to give the required approvals; or

    . the board of directors of Columbus withdraws its recommendation that the Columbus shareholders approve the merger if there exists at such time a competing transaction or if the board recommends approval of a competing transaction;

  . by Columbus if:

    . Columbus' investment adviser is requested to deliver an updated fairness opinion to the board of directors of Columbus that the exchange ratio pursuant to the merger agreement is fair from a financial point of view to the shareholders of Columbus, and fails to do so;

  . by Key if:

    . the Columbus board of directors withdraws or changes its recommendation of the merger or recommends to the Columbus shareholders a competing transaction;

    . a tender offer for 20% or more of the outstanding shares of capital stock of Columbus is commenced and the Columbus board does not recommend against it; or

    . any person or group acquires or has the right to acquire beneficial ownership of 20% or more of Columbus' stock.

Termination fees and expenses

Termination Fees. If Key terminates the merger agreement upon any of the following events, then Columbus must pay to Key a fee of $1,000,000:

  . Columbus has willfully breached any representation or agreement and has initiated, solicited or encouraged a competing transaction that occurs or is agreed upon within 12 months after the date of termination;

  . the Columbus shareholders do not approve the merger and at the time of the shareholder meeting a competing transaction has been proposed; or

  . Columbus' board withdraws its recommendation of the Key merger and at the time of the termination a competing transaction has been proposed; or

  . a tender offer for 20% or more of the outstanding shares of capital stock of Columbus is commenced and the Columbus board does not recommend against it; or

  . any person or group acquires or has the right to acquire beneficial ownership of 20% or more of Columbus' stock; or

  . Arthur Andersen is requested to deliver an updated fairness opinion to the board of directors of Columbus that the exchange ratio pursuant to the merger agreement is fair from a financial point of view to the shareholders of Columbus, and fails to deliver the updated fairness opinion and at the time of the termination a competing transaction has been proposed.

If Key terminates the merger agreement upon either of the following events, then Columbus must pay to Key its out-of-pocket expenses incurred in connection with the merger:

  . the Columbus shareholders do not approve the merger and at the time of the shareholder meeting no competing transaction has been proposed; or

  . Arthur Andersen is requested to deliver an updated fairness opinion to the board of directors of Columbus that the exchange ratio is fair from a financial point of view to the shareholders of Columbus and fails to do so and at the time of the shareholder meeting no competing transaction has been proposed.

If Columbus terminates the merger agreement upon a willful breach of any representation or agreement of Key, then Key must pay to Columbus a fee of $1,000,000.

The termination fees and expenses were intended to increase the likelihood that Key and Columbus will complete the merger. The termination fees and expenses have the effect of making an acquisition of Columbus by a third party more costly. Accordingly, the termination fees and expenses may have the effect of discouraging a third party from proposing a competing transaction, including one that might be more favorable to Columbus shareholders than the merger.

Merger costs. Columbus expects to incur approximately $2,000,000 of nonrecurring business combination costs, primarily related to financial advisor expenses, severance, legal and accounting fees, financial printing expenses and other related charges.

Other expenses. All costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring them, except that printing and mailing costs will be shared one-third by Columbus and two-thirds by Key, and termination fees and expenses will be paid as provided above in "--Termination Fees and Expenses" on page 46.

Amendment; extension and waiver

Amendment. Subject to the next sentence, the merger agreement may be amended at any time with the consent of the Key board and the Columbus board. If the merger agreement has been approved by the Columbus shareholders, then it cannot be amended subsequently without obtaining any further shareholder approval required by law.

Extension and waiver. At any time prior to the completion of the merger, each of Key and Columbus may, to the extent permitted by law, grant the other party additional time to perform its obligations under the merger agreement, may waive any inaccuracies in the representations and warranties of the other party and may waive compliance with any agreements or conditions for the benefit of that party.

Stock exchange listing

Key has agreed to use all reasonable efforts to cause the shares of Key common stock to be issued in the merger to be approved for listing on the New York Stock Exchange prior to the closing.

Regulatory approval

No federal or state regulatory requirements must be complied with or approval obtained in connection with the merger.

Accounting treatment

The merger will be accounted for under the "purchase" method of accounting. This means that Key will record the excess of the purchase price of Columbus over the fair market value of Columbus' assets as goodwill.

No appraisal rights

Holders of Columbus common stock are not entitled to dissenters' appraisal rights under Colorado law in connection with the merger because the Columbus common stock was listed on the American Stock Exchange on the record date for the special meeting.

            INFORMATION REGARDING DIRECTORS, EXECUTIVE OFFICERS AND
                           FIVE PERCENT SHAREHOLDERS

The board of directors and officers of the combined company will consist of the current directors and officers of Key. Information about Key's officers and directors, executive compensation and principal shareholders can be found in its 1999 Form 10-K and proxy statement for its 2000 annual meeting that are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 57. The combined company may determine to offer employment to some Columbus employees.

The following table sets forth information concerning persons known by Columbus to be beneficial owners of more than five percent of its common stock as of November 28, 2000. All information is taken from or based on filings made by such beneficial owners with the SEC or information provided by such owners to Columbus. Except as indicated in the footnotes, each person identified in the table holds sole voting and investment power with respect to the shares shown opposite such person's name.

                                Ownership of Columbus      Ownership of Key
                                  Before the Merger        After the Merger
                                ------------------------ ---------------------
                                Amount and               Amount and
                                Nature of                Nature of
      Name and Address of       Beneficial    Percent of Beneficial Percent of
       Beneficial Owner         Ownership       Class    Ownership    Class
      -------------------       ----------    ---------- ---------- ----------
Harry A. Trueblood, Jr. ....... 1,025,407(1)     26.5     364,019      2.6
1660 Lincoln St., Suite 2400
Denver, CO 80264

Carl Seaman....................   456,527(2)     12.1     162,067      1.2
63 Hunting Ridge Road
Greenwich, CT 06831

Wellington Management Company,
 LLP ..........................   399,925(3)     10.6     141,973      1.0
Wellington Trust Co. N.A.
75 State Street
Boston, MA 02109

--------
(1) Includes 82,000 shares underlying non-statutory stock options that are exercisable within 60 days of November 28, 2000; 23,292 shares which are owned by Lucile B. Trueblood, Mr. Trueblood's wife, which she holds as her separate property and as to which Mr. Trueblood disclaims any beneficial ownership; and includes 231,653 shares held by the Harry A. Trueblood, Jr. Charitable Remainder Unitrust dated 6/1/98 of which Mr. Trueblood is the sole trustee. As such, Mr. Trueblood holds sole voting rights and dispositive power to such shares but disclaims any beneficiary ownership thereto.
(2) Includes 166,375 shares owned by Carl and Associates, a general partnership in which Mr. Seaman owns an 80% partnership interest and as to which Mr. Seaman shares voting and investment power, and 6,146 shares which are owned by Linda Seaman, Mr. Seaman's wife, which she holds as her separate property and as to which Mr. Seaman disclaims any beneficial ownership.
(3) Wellington Trust Co., N.A., a bank, is a wholly-owned subsidiary of Wellington Management Company, LLP. Wellington Management Company, LLP has shared power to vote 299,925 shares and shared power to dispose of 399,925 shares. Wellington Trust Co., N.A. has shared power to vote and dispose of 299,925 shares representing 8.0% of the class.

The table below provides information as to Columbus' common stock beneficially owned as of November 28, 2000 by (i) each director, (ii) Columbus' Chief Executive Officer and the three other executive officers who earned over $100,000 in salary and bonus in fiscal 1999, and (iii) all directors and executive officers as a group. All information is taken from or based on filings made by such persons with the SEC or provided by such persons to Columbus. Except as indicated in the footnotes, each person identified in the table holds sole voting and investment power with respect to the shares shown opposite such person's name.

       Name and Address of        Ownership of Columbus      Ownership of Key
        Beneficial Owner            Before the Merger        After the Merger
       -------------------        ------------------------ ---------------------
                                  Amount and               Amount and
                                  Nature of                Nature of
 Amount and Nature of Beneficial  Beneficial    Percent of Beneficial Percent of
            Ownership             Ownership       Class    Ownership    Class
 -------------------------------  ----------    ---------- ---------- ----------
Harry A. Trueblood, Jr. ......... 1,025,407(1)     26.5     364,019      2.6
J. Samuel Butler.................    28,130(2)        *       9,986        *
William H. Blount, Jr. ..........    27,710(2)        *       9,837        *
Jerol M. Sonosky.................    36,634(2)        *      13,005        *
Clarence H. Brown................    68,204(3)      1.8      24,212        *
Ronald H. Beck...................    34,279(4)        *      12,169        *
Michael M. Logan.................    38,409(4)      1.0      13,635        *
All directors and executive
 officers as a group
 (8 persons)..................... 1,295,836(5)     31.9     460,022      3.3

-------
 * Less than 1%
(1) See footnote (1) under "Security Ownership of Certain Beneficial Owners."
(2) Includes 12,000 shares of common stock underlying stock options that are exercisable within 60 days of November 28, 2000.
(3) Includes 66,620 shares of common stock underlying stock options that are exercisable within 60 days of November 28, 2000.
(4) Includes 29,000 shares of common stock underlying stock options that are exercisable within 60 days of November 28, 2000.
(5) Includes an aggregate of 275,003 shares of common stock underlying stock options that are exercisable within 60 days of November 28, 2000.

                    INTERESTS OF CERTAIN EXECUTIVE OFFICERS
                          AND DIRECTORS IN THE MERGER

   When considering the recommendation of the Columbus board of directors, you should be aware that some of Columbus' directors and executive officers have interests in the merger that are different from your interests.

All directors and executive officers hold options to purchase shares of Columbus common stock, which are fully vested and exercisable. These options will be assumed by Key and converted into options to purchase a number of shares of Key common stock determined by multiplying the number of shares of Columbus common stock subject to the option by .355 rounded to the nearest whole number of shares. The per share exercise price of the Key common stock options will be equal to the exercise price per share of the Columbus common stock option divided by .355, rounded to the nearest one-hundredth cent. The options will be exercisable for a period of 12 months after the effective date of the merger. The terms and conditions of each option will remain the same as they were prior to the effective time of the merger, except for the exercise period and except that all options will become non-qualified options.

The following table sets forth information concerning individual grants of stock options to Columbus' executive officers and directors which will be converted into Key stock options at the effective date:

                                                             Number of    Exercise Price
 Name                                    Title            Columbus Shares   ($/Share)
 ----                                    -----            --------------- --------------
 Harry A. Trueblood, Jr. ....  Chairman of the Board,         50,000         $ 6.125
                                President and Chief           32,000            7.00
                                Executive Officer

 Clarence H. Brown...........  Director, Executive Vice       26,620          6.1233
                                President and Chief           20,000           6.125
                                Operating Officer             20,000            7.00

 J. Samuel Butler............  Director                       12,000           6.125

 William H. Blount, Jr. .....  Director                       12,000           6.125

 Jerol M. Sonosky............  Director                       12,000           6.125

 Ronald H. Beck..............  Vice President and Chief       16,000           6.125
                                Financial Officer             13,000            7.00

 Michael M. Logan............  Vice President of              16,000           6.125
                                Corporate Development         13,000            7.00
                                and Marketing and
                                Corporate Secretary

 James P. Garrett............  Treasurer                       9,983          6.1233
                                                              12,000           6.125
                                                              10,400            7.00

Columbus has a separation pay policy that provides for payments to officers and employees who are terminated within six months after a change of control of Columbus. The merger will constitute a change in control under this policy. An officer with more than 36 months of service will receive three months salary plus an additional three weeks of pay for each full year of service. All officers have more than 36 months of service. The severance pay rate will be calculated on the basis of the average weekly salary received during the 52 weeks immediately preceding such termination. The following table shows the amounts that may be received by Columbus' executive officers as of November 30, 2000 under this policy:

       Harry A. Trueblood.............................................. $182,532
       Clarence H. Brown............................................... $126,034
       Michael M. Logan................................................ $127,340
       Ronald H. Beck.................................................. $127,340
       James P. Garrett................................................ $ 67,003

With respect to Messrs. Trueblood and Brown, the amounts in the table above have been approved by the board as retirement pay and accrued in Columbus' historical financial statements and will be paid upon retirement from Columbus even if the merger is not completed.

           MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the opinion of counsel to Columbus concerning the material United States federal income tax consequences of the merger to a United States shareholder of Columbus holding shares of Columbus common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code at the effective time of the merger. The opinion is filed as an exhibit to the registration statement of which this prospectus is a part.

This discussion does not address all aspects of federal taxation that may be relevant to particular shareholders of Columbus in light of their personal circumstances or to shareholders of Columbus subject to special treatment under the Internal Revenue Code, including, without limitation, financial institutions or trusts; tax-exempt entities; insurance companies; traders that mark to market; dealers in securities or foreign currencies; shareholders who received their Columbus stock through an exercise of employee stock options or otherwise as compensation; shareholders who are foreign corporations, foreign partnerships, or other foreign entities, or individuals who are not citizens or residents of the U.S.; and shareholders who hold Columbus stock as part of a hedge, straddle or conversion transaction. In addition, the discussion does not address any state, local or foreign tax consequences of the merger. Finally, the tax consequences to holders of stock options or restricted stock are not discussed.

This discussion is based on the Internal Revenue Code, the United States Department of Treasury regulations and administrative rulings and judicial decisions all as in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effects, and which are subject to differing interpretations. No ruling has been or will be sought from the IRS concerning the tax consequences of the merger. Columbus shareholders are urged to consult their tax advisors regarding the tax consequences of the merger to them, including the effects of United States federal, state, local, foreign and other tax laws.

Tax Consequences of the Merger. Sherman & Howard L.L.C. has delivered its opinion to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, subject to the assumptions, limitations, qualifications and other considerations described below under "--Considerations with Respect to Opinions."

As a reorganization under Section 368(a),

  . Columbus will not recognize any gain or loss on the merger;

  . no gain or loss will be recognized by a Columbus shareholder as a result of the receipt solely of shares of Key common stock pursuant to the merger, except to the extent of any cash received in lieu of fractional shares of Key common stock;

  . a Columbus shareholder who receives cash in lieu of a fractional share of Key common stock will be treated as if the shareholder received the fractional share and then sold the share back to Key. The shareholder will in general recognize gain or loss on the sale of the fractional share equal to the difference between (a) the amount of cash received for the fractional share and (b) the shareholder's tax basis in the fractional share;

  . a Columbus shareholder's aggregate tax basis in the Key common stock received pursuant to the merger will initially be (a) equal to the shareholder's aggregate tax basis in that shareholder's Columbus common stock immediately prior to the merger (b) reduced by the amount of basis allocable to the fractional share, as described above;

  . a Columbus shareholder's holding period for Key common stock received in exchange for Columbus common stock pursuant to the merger will include the holding periods of that shareholder's Columbus common stock surrendered in the merger; and

  . Columbus shareholders must retain records and file a statement setting forth facts pertinent to the merger with their United States federal income tax returns, including a statement of the cost or other basis of their Columbus common stock transferred pursuant to the merger and a statement in full of the amount of stock and other property or money received in the merger.

Considerations with Respect to Opinions. The tax opinion of Sherman & Howard L.L.C. and the foregoing summary of the U.S. federal income tax consequences of the merger are and will be subject to assumptions, limitations and qualifications and are based on current law and, among other things, representations of Columbus and Key, including representations made by the respective managements of Columbus and Key. An opinion of counsel is not binding on the IRS and does not preclude the IRS from adopting a contrary position. In addition, if any of the representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Unless you comply with certain reporting and/or certification procedures or are an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury regulations, cash payments in exchange for your Columbus common shares in the merger may be subject to "backup withholding" at a rate of 31% for federal income tax purposes. Any amounts withheld under the backup withholding rules may be allowed a refund or credit against the holder's federal income tax liability, provided the required information is furnished to the IRS.

The tax consequences of the merger to you may be different from those summarized above, based on your individual situation. Accordingly, Columbus shareholders are strongly urged to consult with their tax advisors with respect to the particular United States federal, state, local or foreign and other applicable tax laws and the effect of any proposed changes in the tax laws or other tax consequences of the merger to them.

Non-U.S. Shareholders. Because Columbus will likely be considered a "United States real property holding corporation" under Section 897 of the Code, foreign shareholders of Columbus (including non-resident alien individuals, foreign corporations, partnerships with foreign partners, and certain other foreign persons) generally will be taxable (at rates and in the manner applicable to United States citizens and domestic corporations) upon the receipt of the Key common stock and cash those shareholders receive in the exchange. Furthermore, Key generally will be required to withhold 10% (and in certain circumstances up to 35%) of the amount of such consideration paid to such foreign shareholders. The amount withheld can be credited against the amount of tax that is due upon the exchange. As noted above, however, this discussion does not purport to describe all of the tax consequences for foreign shareholders that may arise upon the exchange, and therefore such shareholders are strongly urged to consult their tax advisors with respect to these matters.

                       COMPARISON OF SHAREHOLDER RIGHTS

Columbus is a Colorado corporation and the rights of its shareholders are covered by the Colorado Business Corporation Act (CBCA) and the articles of incorporation and bylaws of Columbus. Key is a Delaware corporation and the rights of its stockholders are governed by the Delaware General Corporation Law (DGCL) and the certificate of incorporation and bylaws of Key. By the merger agreement, the Columbus shareholders will become Key stockholders and as such their rights will be governed by the DGCL and the Key certificate of incorporation and bylaws.

Significant Differences Between the Corporation Laws of Colorado and Delaware

The corporation laws of Colorado and Delaware differ in many respects. Provisions that could materially affect the rights of shareholders are discussed below.

Dividends and Repurchases of Shares

 Colorado

Colorado law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. Colorado law permits a corporation to declare and pay dividends unless, after giving it effect:

  . the corporation would not be able to pay its debts as they become due in the usual course of business, or

  . the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights that are superior to those receiving the distribution.

 Delaware

The concepts of par value, capital and surplus are retained under Delaware law. Delaware law permits a corporation to declare and pay dividends out of surplus or if there is not surplus, out of net profits for the fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

Appraisal/Dissenters' Rights

 Colorado

Colorado law permits a shareholder of a corporation participating in certain major corporate transactions to, under varying circumstances, assert appraisal/dissenters' rights by which the shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transactions. Colorado law provides that dissenters' rights are generally available for mergers, statutory share exchanges and sales, leases, exchanges or other dispositions of all or substantially all of the property of a corporation or of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote on the consent of the corporation to the disposition under state law.

 Delaware

Delaware law provides that dissenters' rights are generally available only for mergers.

Advance Notice of Meeting

 Colorado

Colorado law requires that shareholders be provided prior written notice no more than 60 days nor less than ten days before the date of a meeting of shareholders; provided that if the number of authorized shares is to be increased, at least 30 days' notice must be given.

 Delaware

Delaware law requires that stockholders be provided prior written notice no more than 60 days nor less than ten days before the date of the meeting of stockholders.

Shareholder Consent in Lieu of Meeting

 Colorado

Under Colorado law, unless otherwise provided in the articles of incorporation, any action required to be taken or which may be taken at an annual or special meeting of shareholders may be taken without a meeting if a consent in writing is signed by the holders of all of the outstanding stock entitled to vote. Columbus' articles of incorporation do not prohibit such action.

 Delaware

Under Delaware law, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. Key's certificate of incorporation permits stockholder action by written consent.

Shareholder Derivative Suits

 Colorado

Derivative actions may be brought in Colorado by a shareholder on behalf of, and for the benefit of, a Colorado corporation. Colorado law provides that a shareholder must be a shareholder of the corporation at the time of the transaction of which the shareholder complains. If the shareholder bringing the derivative action holds less than 5% of the outstanding shares of any class of the corporation, unless such shares have a market value in excess of $25,000, the corporation is entitled to require the shareholder to post a bond for the costs and reasonable expenses, excluding attorneys' fees, which may be directly attributable to and incurred by the corporation in defense of the derivative action or may be incurred by other parties named as defendant in such action for which the corporation may become legally liable. A shareholder may not sue derivatively unless the shareholder first makes demand on the board of directors to bring the suit and such demand has been refused, unless the shareholder can demonstrate that such demand would have been futile.

 Delaware

Derivative actions may also be brought in Delaware by a stockholder on behalf of, and for the benefit of, a Delaware corporation. Delaware law provides that a stockholder must state in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless the stockholder can demonstrate that such demand would have been futile.

Stockholder Approval of Certain Business Combinations under Delaware Law

Delaware law prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three year period. A "business combination" includes a merger or consolidation involving the corporation and the interested stockholder, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation involving the corporation and the interested stockholder, certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation and the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

This provision does not apply where (a) either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest, (b) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered, (c) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting, (d) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, (e) the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding three years but for the inadvertent acquisition of ownership, (f) the stockholder acquired the 15% interest when these restrictions did not apply, or (g) the corporation has opted out of this provision. Key has not opted out of this provision.

Colorado law does not contain an equivalent business combination provision.

                                 LEGAL MATTERS

Legal matters relating to the validity of the Key common stock issuable in connection with the merger have been passed upon for Key by Holme Roberts & Owen LLP. Certain tax matters relating to the merger have been passed upon for Columbus by Sherman & Howard L.L.C. See "Material United States Federal Income Tax Considerations" on page 51.

                                    EXPERTS

The audited Key consolidated financial statements incorporated by reference in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated by their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Arthur Andersen has resigned as Key's independent public accountants. See "Summary--Recent Developments."

The information incorporated by reference into this prospectus regarding the total proved reserves of Key was prepared by Key and audited by Ryder Scott Company, L.P. as stated in their letter reports, and is incorporated by reference in reliance upon the authority of said firm as experts in such matters.

The financial statements of Columbus Energy Corp. incorporated in this proxy statement/prospectus by inclusion of its Annual Report on Form 10-K for the year ended November 30, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

Certain information with respect to the oil and gas reserves of Columbus derived from the report of Reed W. Ferrill & Associates, Inc., independent engineers, has been included herein upon the authority of said firm as experts with respect to matters covered by such report and in giving such report.

                         FUTURE SHAREHOLDER PROPOSALS

Columbus expects to hold an annual meeting of shareholders in 2001 only if the merger is not consummated. In the event of such a meeting, any Columbus shareholder who intends to submit a proposal for inclusion in the proxy materials for the 2001 annual meeting of Columbus is required to submit such proposal to the Secretary of Columbus by November 28, 2000. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations of the SEC. In the event of such meeting, under Columbus' current by-laws, a shareholder who intends to present a proposal to be considered at the meeting, other than a shareholder proposal included in the proxy statement, must provide notice of such proposal to the Secretary of Columbus by February 12, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

Key and Columbus file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

Key filed a registration statement on Form S-4 to register with the SEC the Key common stock to be issued to Columbus shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Key in addition to being a proxy statement of Columbus for its meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Key and Columbus to "incorporate by reference" information into this proxy statement/prospectus, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents listed below that Key and Columbus have previously filed with the SEC. These documents contain important information about Key and Columbus.

               Key Sec Filings
            (File No. 000-11769)                            Period
            --------------------                            ------
Description of Common Stock contained in Form
 8-A Registration Statement..................  Filed September 2, 1988
Annual Report on Form 10-K...................  Year ended December 31, 1999
Quarterly Report on Form 10-Q................  Quarter ended March 31, 2000
Quarterly Report on Form 10-Q................  Quarter ended June 30, 2000
Quarterly Report on Form 10-Q................  Quarter ended September 30, 2000
Proxy Statement on Schedule 14A..............  For Annual Meeting May 25, 2000
Form 425.....................................  Filed August 29, 2000
Form 425.....................................  Filed November 2, 2000
Current Report on Form 8-K...................  Filed November 3, 2000
Current Report on Form 8-K...................  Filed December 1, 2000

            Columbus Sec Filings
             (File No. 001-9872)                            Period
            --------------------                            ------
Annual Report on Form 10-K...................  Year ended November 30, 1999
Quarterly Report on Form 10-Q................  Quarter ended February 29, 2000
Quarterly Report on Form 10-Q................  Quarter ended May 31, 2000
Quarterly Report on Form 10-Q................  Quarter ended August 31, 2000
Proxy Statement on Schedule 14A..............  For Annual Meeting May 4, 2000
Current Report on Form 8-K...................  Filed March 1, 2000
Current Report on Form 8-K...................  Filed May 31, 2000

Columbus' Annual Report on Form 10-K for the year ended November 30, 1999 is attached to this proxy statement/prospectus as Annex C and its Quarterly Report on Form 10-Q for the quarter ended August 31, 2000 is attached as Annex D.

Key is also incorporating by reference additional documents that it files with the SEC between the date of this proxy statement/prospectus and the date of the Columbus shareholder meeting.

Key has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Key, and Columbus has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Columbus.

You can obtain any of the documents incorporated by reference by contacting Key directly, or the SEC. Documents incorporated by reference are available from Key without charge, excluding all exhibits unless an exhibit in this proxy statement/prospectus has been specifically incorporated by reference.

You can also get more information by visiting Key's web site at "http://www.keyproduction.com" and Columbus' web site at "http://www.columbusegy.com." Web site materials are not part of this proxy statement/prospectus.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated
December 1, 2000.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Key and Columbus have made forward-looking statements in this document and in the documents referred to in this document, which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our managements and on the information currently available to them. These forward-looking statements include, among others, statements concerning Key's and Columbus' outlooks for the remainder of 2000 with regard to production levels, price realizations, expenditures for exploration and development, plans for funding operations and capital expenditures and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements.

These risks and uncertainties include, but are not limited to, fluctuations in the price each company receives for oil and gas production, reductions in the quantity of oil and gas sold due to decreased industry-wide demand and/or curtailments in production from specific properties due to mechanical, marketing or other problems, operating and capital expenditures that are either significantly higher or lower than anticipated because the actual cost of identified projects varied from original estimates and/or from the number of exploration and development opportunities being greater or fewer than currently anticipated and increased financing costs due to a significant increase in interest rates. These and other risks and uncertainties affecting Key and Columbus are discussed in greater detail in this proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus.

Except for their ongoing obligations to disclose material information as required by the federal securities laws, Key and Columbus do not have any intention or obligation to update forward-looking statements after they distribute this document.

                        COMMONLY USED OIL AND GAS TERMS

"Bbl" means barrel.

"Bcf" means billion cubic feet.

"BOE" means barrels of oil equivalent.

"MBbls" means thousand barrels.

"Mcf" means thousand cubic feet.

"Mcfe", "MMcfe" and "Bcfe" mean, respectively, thousand, million and billion equivalent cubic feet of gas, calculated by converting oil and natural gas liquids to equivalent Mcf. The U.S. convention for this conversion is one-sixth Bbl equals one Mcfe.

"MMcf" means million cubic feet.

"Oil" includes crude oil, condensate and natural gas liquids.

                                                                        ANNEX A

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER, dated as of August 28, 2000 (this "Agreement"), is by and among Key Production Company, Inc., a Delaware corporation ("Key"), Key Acquisition Two, Inc., a Colorado corporation and wholly owned subsidiary of Key ("Merger Sub"), and Columbus Energy Corp., a Colorado corporation ("Columbus"). Key and Merger Sub are sometimes referred to herein as the "Key Companies."

  WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Colorado Business Corporation Act ("Colorado Law"), will merge with and into Columbus (the "Merger"), and pursuant thereto, the issued and outstanding shares of common stock of Columbus ("Columbus Common Stock") not owned directly or indirectly by Columbus or the Key Companies or their respective subsidiaries will be converted into the right to receive shares of common stock, $.25 par value, of Key (the "Key Common Stock"), as set forth herein;

  WHEREAS, the Board of Directors of Columbus, after actively soliciting and considering business combination proposals and indications of interest from other persons, has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Columbus and is fair to, and in the best interests of, Columbus and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby, and recommended adoption of this Agreement by the stockholders of Columbus;

  WHEREAS, the Board of Directors of Key has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Key and is fair to, and in the best interests of, Key and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby;

  WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement and Key, as the sole stockholder of Merger Sub, will adopt this Agreement promptly after the execution hereof by the parties hereto; and

  WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement constitute a plan of reorganization;

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance Colorado Law, at the Effective Time (as defined in Section 1.02 of this Agreement), Merger Sub shall be merged with and into Columbus. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Columbus shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Certain terms used in this Agreement are defined in Section 9.03 hereof.

  Section 1.02. Closing; Closing Date; Effective Time. Unless this Agreement shall have been terminated pursuant to Section 8.01, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Key as soon as practicable (but in any event within two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, or at such other date, time and place as Key and Columbus may agree; provided, that the conditions set forth in Article VII shall have been satisfied or waived at or prior to such time. The date on which the Closing takes place is referred to herein as the "Closing Date". As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Colorado, in such form as required by, and executed in accordance with the relevant provisions of, Colorado Law (the date and time of such filing, or such later date or time agreed upon by Key and Columbus and set forth therein, being the "Effective Time"). For all Tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

  Section 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Colorado Law.

  Section 1.04. Articles of Incorporation; Bylaws. At the Effective Time, the articles of incorporation of Columbus, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation and thereafter shall continue to be its articles of incorporation until amended as provided therein and pursuant to Colorado Law. The bylaws of Columbus, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and pursuant to Colorado Law.

  Section 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE II

              Conversion of Securities; Exchange of Certificates

  Section 2.01. Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Key Companies, Columbus or their respective stockholders:

    (a) Subject to the other provisions of this Article II, each share of Columbus Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Columbus Common Stock described in Section 2.01(b) of this Agreement) shall be converted into the right to receive .355 share of Key Common Stock (the "Exchange Ratio"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Key Common Stock or Columbus Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    (b) Notwithstanding any provision of this Agreement to the contrary, each share of Columbus Common Stock held in the treasury of Columbus and each share of Columbus Common Stock owned by Key or any direct or indirect wholly owned subsidiary of Key or of Columbus immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

    (c) All shares of Columbus Common Stock shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously evidencing Columbus Common Stock outstanding immediately prior to the Effective Time (other than Columbus Common Stock described in
  Section 2.01(b) of this Agreement) ("Converted Shares") shall thereafter represent the right to receive, subject to Section

  2.02(f) of this Agreement, that number of shares of Key Common Stock determined pursuant to the Exchange Ratio and, if applicable, cash pursuant to Section 2.02(f) of this Agreement (the "Merger Consideration"). The holders of certificates previously evidencing Converted Shares shall cease to have any rights with respect to such Converted Shares except as otherwise provided herein or by law. Such certificates previously evidencing Converted Shares shall be exchanged for certificates evidencing whole shares of Key Common Stock upon the surrender of such Certificates in accordance with the provisions of Section 2.02 of this Agreement, without interest. No fractional shares of Key Common Stock shall be issued in connection with the Merger and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(f) of this Agreement.

    (d) Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.10 per share, of the Surviving Corporation.

  Section 2.02. Exchange and Surrender of Certificates.

  (a) As of the Effective Time, Key shall deposit, or shall cause to be deposited with Continental Stock Transfer & Trust Company of New York (the "Exchange Agent"), for the benefit of the holders of certificates which immediately prior to the Effective Time evidenced shares of Columbus Common Stock (the "Columbus Certificates"), for exchange in accordance with this
Article II, certificates representing the shares of Key Common Stock (such certificates for shares of Key Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for such shares of Columbus Common Stock.

  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of shares of Columbus Common Stock immediately prior to the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Columbus Certificates shall pass, only upon delivery of the Columbus Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Key and Columbus may reasonably specify) and (ii) instructions for use in effecting the surrender of the Columbus Certificates in exchange for certificates representing shares of Key Common Stock. Upon surrender of a Columbus Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Columbus Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Key Common Stock which such holder has the right to receive in respect of the Columbus Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of Columbus Common Stock then held by such holder), and the Columbus Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Columbus Common Stock which is not registered in the transfer records of Columbus, a certificate representing the proper number of shares of Key Common Stock may be issued to a transferee if the Columbus Certificate representing such Columbus Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Columbus Certificate shall be deemed at any time after the Effective Time to represent only the Key Common Stock into which the shares of Columbus Common Stock represented by such Columbus Certificate have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of Key Common Stock as contemplated by this Section 2.02.

  (c) After the Effective Time, there shall be no further registration of transfers of Columbus Common Stock. If, after the Effective Time, certificates representing shares of Columbus Common Stock are presented to Key or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Agreement.

  (d) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.02(a) or the Exchange Fund that remains unclaimed by the holders of shares of Columbus Common Stock one year after the Effective Time shall be returned to Key, upon demand, and any such holder who has not exchanged its shares of Columbus Common Stock in accordance with this Section 2.02 prior to that time shall thereafter look only to Key for payment of the Merger Consideration in respect of its shares of Columbus Common Stock. Notwithstanding the foregoing, Key shall not be liable to any holder of Columbus Common Stock for any amount paid to a public official pursuant to applicable abandoned property escheat or similar laws.

  (e) No dividends, interest or other distributions with respect to shares of Columbus Common Stock shall be paid the holder of any unsurrendered Columbus Certificates until such Columbus Certificates are surrendered as provided in this Section 2.02. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the shares of Key Common Stock into which such shares of Columbus Common Stock were converted all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

  (f) No certificates or scrip evidencing fractional shares of Key Common Stock shall be issued upon the surrender for exchange of certificates, and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Key. In lieu of any such fractional shares, each holder of a certificate previously evidencing Converted Shares, upon surrender of such certificate for exchange pursuant to this Article II, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price of Key Common Stock on the New York Stock Exchange as reported in the Wall Street Journal for the date of the Effective Time (or, if there is no trading activity in Key Common Stock on the New York Stock Exchange on such date, the first date of trading of Key Common Stock on the New York Stock Exchange after the Effective Time) by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all Converted Shares held of record by such holder at the Effective Time).

  (g) Key shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as Key (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Key, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by Key.

  Section 2.03. Options. Key shall assume each option to purchase shares of Columbus Common Stock that is outstanding immediately prior to the Effective Time (a "Columbus Option") and each Columbus Option shall, at the Effective Time, no longer be an option to purchase Columbus Common Stock and shall be converted into an option to purchase Key Common Stock (a "Converted Key Option"). Each Converted Key Option shall, at the Effective Time, become fully vested, shall include the same terms and conditions as the corresponding Columbus Option, and shall be subject to the terms of the Columbus stock option plan under which the corresponding Columbus Option was granted, except that the Converted Key Option will be exercisable for a period of 12 months after the Effective Time and not thereafter and further provided that the Columbus Options that are incentive stock options within the meaning of
Section 422 of the Code ("ISOs") may cease being ISOs as a result of the conversion provided for in this Section 2.03. Key will use its best efforts to cause the exercise of such options to be registered on Form S-8 prior to the time that the exercise price of such options is less than the market price of the stock covered thereby. The number of shares of Key Common Stock subject to each Converted Key Option shall be equal to the number determined by multiplying the number of shares of Columbus Common Stock subject to the corresponding Columbus Option by the Exchange Ratio, rounded if necessary to the nearest whole share. The per share exercise price for each Converted Key Option shall be equal to the per share exercise price for the corresponding Columbus Option divided by the Exchange Ratio, rounded if necessary to the nearest one-hundredth cent. In the case of any Columbus Option that is an ISO, the number of shares and the exercise price for the corresponding Converted Key Option shall be determined according to the rules of Section 424(a) of the Code and the regulations promulgated thereunder. Columbus shall, in consultation with Key, obtain the necessary consents and waivers, adopt the necessary amendments to the Columbus stock option plans, and take any other actions necessary to implement the matters described in this

Section 2.03. Key shall take all actions necessary to assume the Columbus stock option plans and to amend the Columbus stock option plans to implement the actions provided for in this Section 2.03. Following the issuance of the Converted Key Options provided for in this Section 2.03, no further options shall be granted under the Columbus stock option plans and the Columbus stock option plans shall be terminated.

                                  ARTICLE III

                  Representations and Warranties of Columbus

  Columbus hereby represents and warrants to the Key Companies that:

  Section 3.01. Organization and Qualification; Subsidiaries. Each of Columbus and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Columbus Material Adverse Effect. The term "Columbus Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, would be materially adverse to the financial condition, results of operations or business of Columbus and its subsidiaries, taken as a whole. Schedule 3.01 of the disclosure schedule delivered to Key by Columbus on the date hereof (the "Columbus Disclosure Schedule") sets forth, as of the date of this Agreement, a true and complete list of all Columbus' directly or indirectly owned subsidiaries, together with
(A) the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by Columbus or another subsidiary of Columbus, and (B) an indication of whether each such subsidiary is a "Significant Subsidiary" as defined in Section 9.03(g) of this Agreement. Except as set forth in Schedule
3.01 to the Columbus Disclosure Schedule, neither Columbus nor any of its subsidiaries owns an equity interest in any partnership or joint venture arrangement or business entity that is material to the financial condition, results of operations or business of Columbus and its subsidiaries, taken as a whole.

  Section 3.02. Charter and Bylaws. Columbus has heretofore furnished to Key complete and correct copies of the charter and the bylaws or the equivalent organizational documents, in each case as amended or restated, of Columbus and each of its subsidiaries. Neither Columbus nor any of its subsidiaries is in violation of any of the provisions of its charter or any material provision of its bylaws (or equivalent organizational documents).

  Section 3.03. Capitalization.

  (a) As of the date of this Agreement (1) 3,751,668 shares were issued and outstanding, (2) authorized capital stock of Columbus consists of (i) 20,000,000 shares of Columbus Common Stock, of which 904,909 shares were held in treasury by Columbus and (3) 475,000 shares were reserved for future issuance pursuant to outstanding stock options ("Stock Options") granted pursuant to Columbus' 1985 Stock Option Plan, 1995 Employees' Stock Option Plan and Non-Statutory Stock Option Agreements (the "Option Plans"); and (ii) 5,000,000 shares of preferred stock ("Columbus Preferred Stock"), of which no shares are issued and outstanding. Except as described in this Section 3.03 or in Schedule 3.03(a) to the Columbus Disclosure Schedule, as of the date of this Agreement, no shares of capital stock of Columbus are reserved for any purpose. Each of the outstanding shares of capital stock of, or other equity interests in, each of Columbus and its subsidiaries is duly authorized, validly issued, and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, such entities subject to) any preemptive or similar rights created by statute, the charter or bylaws (or the equivalent organizational documents) of Columbus or any of its subsidiaries, or any agreement to which Columbus or any of its subsidiaries is a party or bound, and such outstanding shares or other equity interests owned by Columbus or a subsidiary of Columbus are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on Columbus' or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever.

  (b) Except as set forth in Section 3.03(a) above or in Schedule 3.03(b)(i) to the Columbus Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Columbus or any of its subsidiaries is a party relating to the issued or unissued capital stock of Columbus or any of its subsidiaries or obligating Columbus or any of its subsidiaries to grant, issue or sell any shares of the capital stock of Columbus or any of its subsidiaries, by sale, lease, license or otherwise. Each Columbus Option that is outstanding immediately prior to the Effective Time shall be cancelled as of the Effective Time. Except as set forth in Schedule 3.03(b)(ii) to the Columbus Disclosure Schedule, there are no obligations, contingent or otherwise, of Columbus or any of its subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of Columbus Common Stock or other capital stock of Columbus, or the capital stock or other equity interests of any subsidiary of Columbus; or (ii) (other than advances to subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of Columbus or any other person. Except as described in Schedule 3.03(b)(iii) to the Columbus Disclosure Schedule, neither Columbus nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity (other than the subsidiaries of Columbus set forth in Schedule 3.01 to the Columbus Disclosure Schedule). Except as set forth in Schedule 3.03(b)(iv) to the Columbus Disclosure Schedule and except for any agreements, arrangements or commitments between Columbus and its subsidiaries or between such subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Columbus or any of its subsidiaries. There are no voting trusts, proxies or other agreements or understandings to which Columbus or any of its subsidiaries is a party or by which Columbus or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of Columbus or any of its subsidiaries.

  (c) Columbus has made available to Key complete and correct copies of (i) the Option Plans and the forms of options issued pursuant to the Option Plans, including all amendments thereto and (ii) all options that are not in the form thereof provided under clause (i) above. Schedule 3.03(c) to the Columbus Disclosure Schedule sets forth a complete and correct list of all outstanding options, restricted stock or any other stock awards (the "Stock Awards") granted under the Option Plans or otherwise, setting forth as of the date hereof (i) the number and type of Stock Awards, (ii) the exercise price of each outstanding Stock Option, and (iii) the number of Stock Options exercisable.

  Section 3.04. Authority. Columbus has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the adoption of this Agreement by the stockholders of Columbus as described in Section 3.15 hereof). The execution and delivery of this Agreement by Columbus and the consummation by Columbus of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Columbus are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the adoption of this Agreement by the stockholders of Columbus as described in Section 3.15 hereof). This Agreement has been duly executed and delivered by Columbus and, assuming the due authorization, execution and delivery thereof by the Key Companies, constitutes the legal, valid and binding obligation of Columbus, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other statutes or rules of law affecting the rights and remedies of creditors and secured parties generally and general principles of equity, regardless of whether applied in proceedings in equity or at law.

  Section 3.05. No Conflict; Required Filings and Consents.

  (a) The execution and delivery of this Agreement by Columbus does not, and the consummation of the transactions contemplated hereby in accordance with its terms will not (i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of Columbus or any of its subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Columbus or any of its subsidiaries or by which any of their respective properties is bound or subject or (iii) except as described in Schedule 3.05 to the Columbus Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of Columbus or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Columbus or any of its subsidiaries is a party or by or to which Columbus or any of its subsidiaries or any of their respective properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not have a Columbus Material Adverse Effect.

  (b) The execution and delivery of this Agreement by Columbus does not, and consummation of the transactions contemplated hereby will not, require Columbus to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (collectively, "Governmental Entities"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and state securities or blue sky laws ("Blue Sky Laws"), and the filing and recordation of appropriate merger documents as required by Colorado Law, (ii) applicable filings with the American Stock Exchange and (iii) where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, prevent Columbus from performing its obligations under this Agreement and would not have a Columbus Material Adverse Effect.

  Section 3.06. Permits; Compliance. Except as disclosed in Schedule 3.14 of the Columbus Disclosure Schedule, each of Columbus and its subsidiaries and to Columbus' knowledge each third party operator of any of Columbus' properties, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Columbus Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of Columbus, threatened regarding suspension or cancellation of any of the Columbus Permits, except where the failure to possess, or the suspension or cancellation of, such Columbus Permits would not have a Columbus Material Adverse Effect. Except as disclosed in Schedule 3.14 of the Columbus Disclosure Schedule, neither Columbus nor any of its subsidiaries is in conflict with, or in default or violation of (a) any Law applicable to Columbus or any of its subsidiaries or by or to which any of their respective properties is bound or subject or (b) any of the Columbus Permits, except for any such conflicts, defaults or violations that would not have a Columbus Material Adverse Effect. During the period commencing on January 1, 1999 and ending on the date hereof, neither Columbus nor any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except as set forth in
Schedule 3.06 of the Columbus Disclosure Schedule and except for written notices relating to possible conflicts, defaults or violations that would not have a Columbus Material Adverse Effect.

  Section 3.07. Reports; Financial Statements.

  (a) Since December 31, 1997, Columbus and its subsidiaries have filed (i) all forms, reports, statements and other documents required to be filed with
(A) the Securities and Exchange Commission (the "SEC") including, without limitation, (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q,

(3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively referred to as the "Columbus SEC Reports") and (B) any applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except as disclosed in Schedule 3.14 of the Columbus Disclosure Schedule and except where the failure to file any such forms, reports, statements or other documents would not have a Columbus Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 3.07(a) being referred to herein, collectively, as the "Columbus Reports"). The Columbus Reports, including all Columbus Reports filed after the date of this Agreement and prior to the Effective Time, (x) were or will be prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to Columbus SEC Reports, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Columbus SEC Reports) and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Columbus SEC Reports filed prior to the Effective Time (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in generally accepted accounting principles and (B) with respect to Columbus SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of Columbus and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of Columbus and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

  Section 3.08. Absence of Certain Changes or Events. Except as disclosed in the Columbus SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement or as set forth in Schedule 3.08 to the Columbus Disclosure Schedule, since May 31, 2000, Columbus and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been:
(i) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Columbus or any of its subsidiaries; (ii) any material change by Columbus or its subsidiaries in their accounting methods, principles or practices; (iii) except for dividends by a subsidiary of Columbus to Columbus or another subsidiary of Columbus, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Columbus Common Stock or the shares of stock of, or other equity interests in, any subsidiary of Columbus, or any redemption, purchase or other acquisition by Columbus or any of its subsidiaries of any of Columbus' securities or any of the securities of any subsidiary of Columbus;
(iv) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of Columbus or its subsidiaries; (v) any revaluation by Columbus or any of its subsidiaries of any of their assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (vi) any entry by Columbus or any of its subsidiaries into any commitment or transaction material to Columbus and its subsidiaries, taken as a whole (other than this Agreement and the transactions contemplated hereby);
(vii) any material increase in indebtedness for borrowed money; or (viii) a Columbus Material Adverse Effect.

  Section 3.09. Absence of Litigation. Except as disclosed in the Columbus SEC Reports filed prior to the date of this Agreement or as set forth in Schedule
3.09 to the Columbus Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of Columbus, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Columbus, threatened against Columbus or any of its subsidiaries or any properties or rights of Columbus or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which would not have a Columbus Material Adverse Effect), and neither Columbus nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Columbus, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for matters that would not have a Columbus Material Adverse Effect.

  Section 3.10. Employee Benefit Plans; Labor Matters.

  (a) Schedule 3.10(a) to the Columbus Disclosure Schedule sets forth each employee benefit plan (as such term is defined in ERISA section 3(3)) maintained or contributed to by Columbus or any member of its ERISA Group and any other retirement, pension, stock option, stock appreciation right, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, or other employee compensation or benefit plan, agreement, practice, or arrangement, whether written or unwritten, whether or not legally binding, maintained or contributed to by Columbus or any member of its ERISA Group (collectively, the "Columbus Benefit Plans"). For purposes of this Agreement, "ERISA Group" means a controlled or affiliated group within the meaning of Code section 414(b), (c), (m), or (o) of which Columbus is a member. Columbus has furnished to Key correct and complete copies of all Columbus Benefit Plans (including a detailed written description of any Columbus Benefit Plan that is unwritten, including a description of eligibility criteria, participation, vesting, benefits, funding arrangements and assets and any other provisions relating to Columbus) and, with respect to each Columbus Benefit Plan, a copy of each of the following, to the extent each is applicable to each Columbus Benefit Plan: (i) the most recent favorable determination letter, (ii) materials submitted to the Internal Revenue Service in support of a pending determination letter request, (iii) the most recent letter issued by the Internal Revenue Service recognizing tax exemption, (iv) each insurance contract, trust agreement, or other funding vehicle, (v) the three most recently filed Forms 5500 plus all schedules and attachments, (vi) the three most recent actuarial valuations, and (vii) each summary plan description or other general explanation or communication distributed or otherwise provided to employees with respect to each Columbus Benefit Plan during the past five years that describes the terms of the Columbus Benefit Plan.

  (b) With respect to the Columbus Benefit Plans, no event has occurred and, to the knowledge of Columbus, there exists no condition or set of circumstances, in connection with which Columbus or any member of its ERISA Group could reasonably be expected to be subject to any liability under the terms of such Columbus Benefit Plans, ERISA, the Code or any other applicable Law which would have a Columbus Material Adverse Effect. Except as otherwise set forth on Schedule 3.10(b) to the Columbus Disclosure Schedule,

    (i) Each Columbus Benefit Plan has at all times been in compliance, in form and in operation, in all material respects with all applicable requirements of law and regulations, including without limitation ERISA. Each Columbus Benefit Plan that is intended to be a qualified plan has received a favorable determination letter from the Internal Revenue Service or is a standardized master or prototype plan that is subject to a notification letter issued by the National Office of the Internal Revenue Service; nothing has occurred since the date of the most recent favorable determination letter or notification letter that would cause the loss of the Columbus Benefit Plan's qualification; and each such Columbus Benefit Plan has at all times been in compliance, in form and in operation, in all material respects with the applicable requirements of the Internal Revenue Code and the applicable Treasury Regulations.

    (ii) With respect to each Columbus Benefit Plan (including any benefit plan that has been terminated prior to the date of this Agreement (a "Terminated Plan")), there are no actions, suits, grievances, arbitrations or other manner of litigation, or claim with respect to any Columbus Benefit Plan (except for routine claims for benefits made in the ordinary course of plan administration for which plan administrative procedures have not been exhausted) pending, threatened or imminent against or with respect to any Columbus Benefit Plan, any plan sponsor, or any fiduciary (as such term is defined in Section 3(21) of ERISA) of such Columbus Benefit Plan or Terminated Plan, and Columbus has no knowledge of any facts that could reasonably be expected to give rise to any action, suit, grievance, arbitration or other manner of litigation, or action.

    (iii) All contributions required to be made to the Columbus Benefit Plans pursuant to their terms and provisions or required by applicable law have been made timely.

    (iv) Neither Columbus nor any member of its ERISA Group has ever maintained, contributed to, or been obligated to contribute to any plan that is subject to Title IV of ERISA or the minimum funding requirements of
  Section 412 of the Code. Neither Columbus nor any member of its ERISA Group has ever contributed to, been obligated to contribute to, or incurred any liability to a multiemployer plan (as such term in defined in Section 3(37) of ERISA).

    (v) Neither Columbus nor any party in interest (as such term is defined in ERISA section 3(14)) nor any disqualified person has engaged in any prohibited transaction within the meaning of ERISA section 406 or Code section 4975 that could reasonably be expected to result in a Columbus Material Adverse Effect.

    (vi) With respect to the Columbus Benefit Plans and the employees and directors of Columbus, the consummation of the transactions contemplated by this Agreement will not give rise to any acceleration of vesting of payments or options, the acceleration of the time of making any payments, or the making of any payments, which in the aggregate would result in an "excess parachute payment" within the meaning of Section 280G of the Code and the imposition of the excise tax under Section 4999 of the Code.

  (c) Neither Columbus nor any member of its ERISA Group is or has ever been a party to any collective bargaining or other labor union contracts. No collective bargaining agreement is being negotiated by Columbus or any of its subsidiaries. There is no pending or threatened labor dispute, strike or work stoppage against Columbus or any of its subsidiaries which could reasonably be expected to interfere with the respective business activities of Columbus or any of its subsidiaries. To the knowledge of Columbus, none of Columbus, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of Columbus or its subsidiaries, and there is no pending or threatened charge or complaint against Columbus or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

  (d) Except as disclosed in Schedule 3.10(a) to the Columbus Disclosure Schedule, neither Columbus nor any of its subsidiaries is a party to or is bound by any severance agreements, programs or policies. Schedule 3.10(d) to the Columbus Disclosure Schedule sets forth, and Columbus has made available to Key true and correct copies of (i) all employment agreements with Columbus or its subsidiaries; (ii) all agreements with consultants of Columbus or its subsidiaries; (iii) all non-competition agreements with Columbus or a subsidiary executed by officers of Columbus; and (iv) all plans, programs, agreements and other arrangements of Columbus or its subsidiaries with or relating to its directors.

  (e) No Columbus Benefit Plan provides retiree medical or retiree life insurance benefits to any person and neither Columbus nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and each such Columbus Benefit Plan or arrangement may be amended or terminated by Columbus or its subsidiaries at any time without liability.

  (f) Except as contemplated by this Agreement or as set forth in Schedule 3.10(g), Columbus has not amended, or taken any other actions with respect to any of the Columbus Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement since January1, 1999.

  (g) With respect to each Columbus Benefit Plan that is a "group health plan" within the meaning of Section 5000(b) of the Code, each such Columbus Benefit Plan complies and has complied in all material respects with the requirements of Part 6 of Title I of ERISA and Sections 4980B and 5000 of the Code, or, if ERISA and the Code do not apply, the requirements of applicable state law.

  (h) Columbus' federal income tax deduction for compensation paid or payable by Columbus to employees covered by Section 162(m) of the Code has not been, and will not be, limited by Section 162(m) of the Internal Revenue Code.

  (i) Any Columbus Benefit Plan that has been terminated prior to the date of this Agreement was terminated in accordance with its provisions and applicable law and each such Columbus Benefit Plan that was intended to be a qualified plan has received a determination letter from the Internal Revenue Service to the effect that the termination does not adversely affect such Columbus Benefit Plan's qualification.

  (j) The Columbus Energy Corp. 401(k) Profit Sharing Plan and Trust will be terminated immediately prior to the Effective Time, and Columbus will apply for a determination letter from the Internal Revenue Service to the effect that the termination of such Plan does not adversely affect the qualification of such Plan.

  Section 3.11. Taxes.

  (a) (1) Except to the extent that the applicable statute of limitations has expired, all Returns required to be filed by or on behalf of Columbus have been duly filed on a timely basis and such Returns (including all attached statements and schedules) are true, complete and correct in all material respects. Except to the extent that the applicable statute of limitations has expired, all Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are currently due and payable by Columbus with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the Effective Time.

  (2) Columbus has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes), and has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

  (3) Columbus has disclosed on its income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

  (4) There are no liens on any of the assets of Columbus with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

  (5) Columbus does not have any liability under Treasury Regulation (S) 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than in the current affiliated group of which Columbus is the common parent corporation.

  (6) Except to the extent that the applicable statute of limitations has expired, Columbus has made available to Key complete copies of: (i) all federal and state income and franchise tax returns of Columbus for all periods since the formation of Columbus, and (ii) all tax audit reports, work papers statements of deficiencies, closing or other agreements received by Columbus or on its behalf relating to Taxes, and

  (7) Columbus does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which Returns have been furnished to Key.

  (b) Except as disclosed on Schedule 3.11(b) of the Columbus Disclosure
Schedule:

    (1) There is no audit of any Returns of Columbus by a governmental or taxing authority in process, pending or, to the knowledge of Columbus, threatened (formally or informally).

    (2) Except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved, no deficiencies exist or have been asserted (either formally or informally) or are expected to be asserted with respect to Taxes of Columbus, and no notice (either formally or informally) has been received by Columbus that it has not filed a Return or paid Taxes required to be filed or paid by it.

    (3) Columbus is not a party to any pending action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or threatened (either formally or informally) against it or any of its assets, except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved.

    (4) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Columbus.

    (5) No action has been taken that would have the effect of deferring any material liability for Taxes for Columbus from any period prior to the Effective Time to any period after the Effective Time.

    (6) There are no requests for rulings, subpoenas or requests for information pending with respect to Taxes of Columbus.

    (7) No power of attorney has been granted by Columbus, with respect to any matter relating to Taxes.

    (8) Since January 1, 1997, Columbus has not been included in an affiliated group of corporations, within the meaning of section 1504 of the Code, other than in the current affiliated group of which Columbus is the common parent corporation.

    (9) Columbus is not (nor has it ever been) a party to any tax sharing agreement between affiliated corporations.

  (c) Except as disclosed on Schedule 3.11(c) of the Columbus Disclosure
Schedule:

    (1) Columbus has not made an election, and is not required to treat any asset as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code.

    (2) Columbus has not issued or assumed any indebtedness that is subject to section 279(b) of the Code.

    (3) Columbus has not entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

    (4) No election has been made under Section 338 of the Code with respect to Columbus and no action has been taken that would result in any income tax liability to Columbus as a result of a deemed election within the meaning of Section 338 of the Code.

    (5) No consent under Section 341(f) of the Code has been filed with respect to Columbus.

    (6) Columbus has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

    (7) Columbus has not disposed of any property that is presently being accounted for under the installment method.

    (8) Columbus is not a party to any interest rate swap, currency swap or similar transaction.

    (9) Columbus has not participated in any international boycott as defined in Code Section 999.

    (10) There are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions with respect to Columbus under Treasury Regulations (S)(S) 1.1502-13 or 1.1502-14.

    (11) Columbus has not made and will not make any election under Treasury Regulation (S) 1.1502-20(g)(1) (or any similar provision) with respect to the reattribution of net operating losses of Columbus.

    (12) There is no excess loss account under Treasury Regulation (S)1.1502-19 with respect to the stock of Columbus or any subsidiary.

    (13) Columbus is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes.

    (14) Columbus has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local income tax provisions.

    (15) Columbus does not have and has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

    (16) Except as provided in section 1445(a) of the Code with respect to Columbus shareholders who are foreign persons, the Merger is not subject to the tax withholding provisions of section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law (exclusive of any backup withholding with respect to cash payments in lieu of fractional shares).

  (d) To the extent the following information is contained therein, the tax returns and tax work papers provided by Columbus to Key contained in all material respects, as of the respective dates thereof, accurate and complete information with respect to:

    (1) All material tax elections in effect with respect to Columbus;

    (2) The current tax basis of the assets of Columbus;

    (3) The net operating losses of Columbus by taxable year;

    (4) The net capital losses of Columbus;

    (5) The tax credit carry overs of Columbus;

    (6) The overall foreign losses of Columbus under section 904(f) of the Code that is subject to recapture.

  (e) The tax returns and tax work papers provided by Columbus to Key contain accurate and complete information in all material respects with respect to the net operating losses, net operating loss carry forwards and other tax attributes of Columbus, and the extent to which they are subject to any limitation under Code sections 381, 382, 383, or 384, or any other provision of the Code or the federal consolidated return regulations (or any predecessor provision of any Code section or the regulations) and there is nothing that would prevent Columbus from utilizing these net operating losses, net operating loss carry forwards or other tax attributes as so limited if it had sufficient income.

  (f) (1) For purposes of this Agreement the term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, required to be paid, withheld or collected.

  (2) For the purposes of this agreement, the term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

  (3) All references to "Columbus" in this section 3.11 shall include all subsidiaries of Columbus and where appropriate in this section 3.11, the singular shall include the plural.

  Section 3.12. Tax Matters.

  (a) Neither Columbus nor, to the knowledge of Columbus, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of section 368(a) of the Code.

  (b) There is no plan or intention by any stockholder of Columbus who owns five percent or more of Columbus Common Stock, and to the knowledge of Columbus there is no plan or intention on the part of any of the remaining stockholders of Columbus, to sell, exchange or otherwise dispose of a number of shares of Key Common Stock to be received in the Merger that would reduce the Columbus stockholders' ownership of Key Common Stock to a number of shares having a value, as of the Effective Time, of less than 80 percent of the value of all of the Columbus Common Stock (including shares of Columbus Common Stock exchanged for cash in lieu of fractional shares of Key Common Stock) outstanding immediately prior to the Effective Time.

  (c) Immediately following the Merger, Columbus will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts used by Columbus to pay Merger expenses and all redemptions and distributions made by Columbus will be included as assets of Columbus immediately prior to the Merger.

  (d) There is no intercorporate indebtedness existing between Columbus and Key or between Columbus and Merger Sub that was issued, acquired or will be settled at a discount.

  (e) Columbus is not an investment company as defined in section
368(a)(2)(F)(iii) and (iv) of the Code.

  (f) Columbus is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

  Section 3.13. Certain Business Practices. None of Columbus, any of its subsidiaries or any directors, officers, agents or employees of Columbus or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

  Section 3.14. Environmental Matters. Except for matters disclosed in
Schedule 3.14 to the Columbus Disclosure Schedule and except for matters that would not result, individually or in the aggregate with all other such matters, in liability to Columbus or any of its subsidiaries in excess of $500,000, (i) the properties, operations and activities of Columbus and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) Columbus and its subsidiaries and the properties and operations of Columbus and its subsidiaries are not subject to any existing, pending or, to the knowledge of Columbus, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by Columbus or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of Columbus or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and Columbus and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) Columbus and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Law, and Columbus and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements; (v) to Columbus' knowledge, there are no physical or environmental conditions existing on any property of Columbus or its subsidiaries or resulting from Columbus' or such subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on Columbus or any of its subsidiaries under any Environmental Laws; (vi) to Columbus' knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous substances generated by Columbus and its subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes; (vii) there has been no exposure of any person or property to hazardous substances or any pollutant or contaminant, nor has there been any unauthorized release of hazardous substances, or any pollutant or contaminant into the environment by Columbus or its subsidiaries or in connection with their properties or operations, where such unauthorized release could reasonably be expected to give rise to any claim against Columbus or any of its subsidiaries for damages or compensation; and (viii) Columbus and its subsidiaries have made available to Key all non-privileged internal and external environmental audits and studies and all non-privileged correspondence on substantial environmental matters in the possession of Columbus or its subsidiaries relating to any of the current or former properties or operations of Columbus and its subsidiaries. To Columbus' knowledge, except for matters disclosed in Schedule 3.14 to the Columbus Disclosure Schedule, the operations of each third party operator of any of Columbus or its subsidiaries' properties are in compliance with the terms of this Section 3.14.

  For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations or orders of any Governmental Entity pertaining to health or the environment in effect as of the Effective Time in any and all jurisdictions in which the party in question and its subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws implementing the foregoing federal laws, and any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA, and the term "disposal" has the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

  Section 3.15. Vote Required. The only vote of the holders of any class or series of Columbus capital stock necessary to approve the Merger and adopt this Agreement is the affirmative vote of the holders of at least a majority of the outstanding shares of Columbus Common Stock.

  Section 3.16. Brokers. Except as set forth in Schedule 3.16 to the Columbus Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Columbus. Prior to the date of this Agreement, Columbus has made available to Key a complete and correct copy of all agreements referenced in Schedule 3.16 to the Columbus Disclosure Schedule pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

  Section 3.17. Insurance. Columbus and each of its subsidiaries are currently insured, and during each of the past five calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

  Section 3.18. Properties.

  (a) With respect to Columbus and its subsidiaries' non-oil and gas properties, except for liens arising in the ordinary course of business after the date hereof and properties and assets disposed of in the ordinary course of business after the date of the most recent balance sheet contained in the Form 10-Q referred to below, Columbus and its subsidiaries have good and marketable title free and clear of all liens, the existence of which would have a Columbus Material Adverse Effect, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in Columbus' most recent consolidated balance sheet contained in Columbus' most recent Columbus SEC Report on Form 10-Q filed prior to the date hereof as being owned by Columbus and its subsidiaries as of the date thereof or purported to be owned on the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases by any of Columbus or its subsidiaries are held under valid instruments enforceable by Columbus or its subsidiaries in accordance with their respective terms. Substantially all of Columbus' and its subsidiaries' equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

  (b) With respect to Columbus and its subsidiaries' oil and gas properties,
Schedule 3.18(b) to the Columbus Disclosure Schedule lists, as of the date of this Agreement, all of the producing oil and gas properties owned by Columbus and its subsidiaries (the "Columbus Oil and Gas Properties") and certain information with respect thereto. Other than matters that do not have a Columbus Material Adverse Effect:

    (i) Columbus and its subsidiaries have Defensible Title to all of the Columbus Oil and Gas Properties, subject to and except for the Permitted Encumbrances and as would be acceptable to a reasonably prudent operator of oil and gas properties.

      (A) As used herein, the term "Defensible Title" shall mean as to the wells and properties described in the column "Lease Name" in Schedule 3.18(b) to the Columbus Disclosure Schedule (individually called a "Property"), such title as will enable Columbus and its subsidiaries to receive not less than the net revenue interests set forth on Schedule 3.18(b) to the Columbus Disclosure Schedule of all hydrocarbons and other minerals produced from each Property, and which will obligate Columbus and its subsidiaries to bear costs and expenses relating to the maintenance, development, and operations of each Property not greater than the working interests set forth on Schedule 3.18(b) to the Columbus Disclosure Schedule.

      (B) As used herein, the term "Permitted Encumbrances" shall mean:

        (1) lessors' royalties, overriding royalties, division orders, reversionary interests and net profits interests and similar burdens which do not operate to reduce the net revenue interests in any Property below those set forth on Schedule 3.18(b) to the Columbus Disclosure Schedule;

        (2) the terms and conditions of the oil, gas and mineral leases (the "Columbus Leases") related to the Columbus Oil and Gas Properties and all agreements, orders, instruments and declarations to which the Columbus Leases are subject and that are customary and acceptable in the oil and gas industry in the area of the particular property;

        (3) liens arising under operating agreements, pooling, unitization or communitization agreements, and similar agreements of a type and nature customary in the oil and gas industry and securing payment of amounts not yet delinquent;

        (4) liens securing payments to mechanics and materialmen, and liens securing payment of taxes or assessments, which liens are not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

        (5) conventional rights of reassignment obligating Columbus and its subsidiaries to reassign their interests in a portion of the Columbus Oil and Gas Properties to a third party in the event Columbus and its subsidiaries intend to release or abandon such interest;

        (6) calls on or preferential rights to purchase production at not less than prevailing prices;

        (7) covenants, conditions, and other terms to which the Columbus Oil and Gas Properties were subject when acquired by Columbus and its subsidiaries and are not such as to materially interfere with the operation, value, use and enjoyment of the Columbus Oil and Gas Properties;

        (8) rights reserved to or vested in any Governmental Entity to control or regulate any of the Columbus Oil and Gas Properties in any manner, and all applicable laws, rules, regulations and orders of any such Governmental Entity;

        (9) easements, rights-of-way, servitudes, permits, surface leases, and other surface uses on, over or in respect of any of the Columbus Oil and Gas Properties that are not such as to materially interfere with the operation, value or use thereof; and

        (10) all other liens, charges, encumbrances, limitations, obligations, defects and irregularities affecting any portion of the Columbus Oil and Gas Properties which would not have a material adverse effect on the operation, value, use and enjoyment thereof.

    (ii) Except as described in Schedule 3.18(b)(ii) to the Columbus Disclosure Schedule, the Columbus Leases are in full force and effect, are valid and subsisting, cover the entire estates they purport to cover and contain no express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the Columbus Oil and Gas Properties, and to its knowledge, Columbus has not been advised directly or indirectly by any lessor under any Columbus Lease or by any other party of a default under any such Lease or of any requirements or demands to drill additional wells on any of the lands included within any of the Columbus Oil and Gas Properties.

    (iii) Neither Columbus nor any of its subsidiaries is in default under any contract or agreement pertaining to the Columbus Oil and Gas Properties. Except as specifically indicated on Schedule 3.18(b)(iii) to the Columbus Disclosure Schedule and except for hydrocarbon sales contracts with a term not greater than six months, no hydrocarbons produced from the Columbus Oil and Gas Properties are subject to a sales contract or other agreement relating to the marketing of hydrocarbons, and no person has any call upon, option to purchase or similar rights with respect to the Columbus Oil and Gas Properties or the rights therefrom.

    (iv) All royalties, rentals and other payments due under the Columbus Leases have been properly and timely paid, and all conditions necessary to keep the Columbus Leases in force have been fully performed.

    (v) Except for gas balancing agreements containing customary provisions, neither Columbus nor any of its subsidiaries is obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment or any other arrangement, to deliver hydrocarbons produced from the Columbus Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

    (vi) Except as set forth on Schedule 3.18(b)(vi) to the Columbus Disclosure Schedule, with respect to Authorizations for Expenditure executed on or after May 31, 2000, and covering expenditures exceeding $50,000 attributable to Columbus or its subsidiaries' interest,

      (1) there are no outstanding calls under Authorizations for Expenditures for payments which are due or which Columbus has committed to make which have not been made;

      (2) there are no material operations with respect to which Columbus has become a non-consenting party where the effect of such non-consent is not disclosed on Schedule 3.18(b) to the Columbus Disclosure Schedule, and

      (3) there are no commitments for the expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

    (vii) Except as set forth on Schedule 3.18(b)(vii) to the Columbus Disclosure Schedule, there are no Columbus Oil and Gas Properties to which Columbus or any of its subsidiaries is either "over-produced" or "under-produced" which singly or in the aggregate would have a Columbus Material Adverse Effect.

  Section 3.19. Certain Contracts and Restrictions. Other than agreements, contracts or commitments listed elsewhere in the Columbus Disclosure Schedule,
Schedule 3.19 to the Columbus Disclosure Schedule lists, as of the date of this Agreement, each agreement, contract or commitment (including any amendments thereto) to which Columbus or any of its subsidiaries is a party or by which Columbus or any of its subsidiaries is bound (i) involving consideration during the next twelve months in excess of $50,000 or (ii) which is otherwise material to the financial condition, results of operations or business of Columbus and its subsidiaries, taken as a whole. As of the date of this Agreement and except as indicated on the Columbus Disclosure Schedule,
(i) Columbus has fully complied in all material respects with all the terms and conditions of all agreements, contracts and commitments listed in the Columbus Disclosure Schedule and all such agreements, contracts and commitments are in full force and effect, (ii) Columbus has no knowledge of any defaults thereunder or any cancellations or modifications thereof, and
(iii) such agreements, contracts and commitments are not subject to any memorandum or other written document or understanding permitting cancellation.

  Section 3.20. Easements. The business of Columbus and its subsidiaries has been operated in a manner that does not violate the material terms of any easements, rights of way, permits, servitudes, licenses and similar rights relating to real property used by Columbus and its subsidiaries in its business (collectively, "Columbus Easements") except for Environmental Matters that are covered in Section 3.14 and violations that have not resulted and will not result in a Columbus Material Adverse Effect. All material Columbus Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such business.

  Section 3.21. Futures Trading and Fixed Price Exposure. Except as set forth on Schedule 3.21 to the Columbus Disclosure Schedule, none of Columbus or any of its subsidiaries engages in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments.

  Section 3.22. Information Supplied. Without limiting any of the representations and warranties contained herein, no representation or warranty of Columbus and no statement by Columbus or other information contained in the Columbus Disclosure Schedule or any document incorporated therein by reference or delivered by Columbus to Key since April 11, 2000, as of the date of such representation, warranty, statement or document, contains or contained any untrue statement of material fact, or, at the date thereof, omits or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

  Section 3.23. Opinion of Financial Advisor. Columbus has received the opinion of Arthur Andersen LLP to the effect that, as of the date of delivery of such opinion, the Key Common Stock to be received by the holders of Columbus Common Stock in the Merger is fair, from a financial point of view, to such holders. Columbus will promptly deliver to Key a true and complete written copy of such opinion.

                                  ARTICLE IV

                Representations and Warranties of Key Companies

  THE KEY COMPANIES HEREBY REPRESENT AND WARRANT TO COLUMBUS THAT:

  Section 4.01. Organization and Qualification. Each of the Key Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Key Material Adverse Effect. The term "Key Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be materially adverse to the financial condition, results of operations or business of Key. Except as set forth in
Schedule 4.01 to the Key Disclosure Schedule, Key has no subsidiaries and does not own an equity interest in any partnership or joint venture arrangement or business entity that is material to the financial condition, results of operations or business of Key.

  Section 4.02. Charter and Bylaws. Key has heretofore made available to Columbus a complete and correct copy of the charter and bylaws, as amended or restated, of each of the Key Companies. None of the Key Companies is in violation of any of the provisions of its charter or any material provision of its bylaws.

  Section 4.03. Capitalization.

  (a) The authorized capital stock of Key consists of (i) 50,000,000 shares of Key Common Stock, of which, as of the date of this Agreement, (1) 12,274,493 shares were issued and outstanding, (2) 305,546 shares were held in treasury by Key and (3) 1,871,667 shares were reserved for future issuance pursuant to outstanding stock options; and (ii) 15,000,000 shares of preferred stock ("Key Preferred Stock"), of which no shares are issued and outstanding. Except as described in this Section 4.03 or in Schedule 4.03(a) of the disclosure schedule delivered to Columbus by Key on the date hereof (the "Key Disclosure Schedule"), as of the date of this Agreement, no shares of capital stock of Key are reserved for any purpose. The outstanding shares of capital stock of Key are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of (nor are any of the authorized shares of capital stock of Key subject to) any preemptive or similar rights created by statute, the charter or bylaws of Key, or any agreement to which Key is a party or bound.

  (b) Except as set forth in Section 4.03(a) above or in Schedule 4.03(b)(i) to the Key Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Key is a party relating to the issued or unissued capital stock of Key or obligating Key to grant, issue or sell any shares of the capital stock of Key, by sale, lease, license or otherwise. Except as set forth in Schedule 4.03(b)(ii) to the Key Disclosure Schedule, there are no obligations, contingent or otherwise, of Key to (i) repurchase, redeem or otherwise acquire any shares of Key Common Stock or other capital stock of Key; or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any person. Except as described in Schedule 4.03(b)(iii) to the Key Disclosure Schedule, Key (x) does not directly or indirectly own, (y) has not agreed to purchase or otherwise acquire or (z) does not hold any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity. Except as set forth in Schedule 4.03(b)(iv) to the Key Disclosure Schedule, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Key. Except as set forth in Schedule 4.03(b)(v), there are no voting trusts, proxies or other agreements or understandings to which Key is a party or by which Key is bound with respect to the voting of any shares of capital stock of Key.

  (c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock ("Merger Sub Common Stock"). As of the date of this Agreement, 1,000 shares of Merger Sub Common Stock were issued and outstanding and held by Key, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Merger Sub's charter or bylaws or any agreement to which Merger Sub is a party or is bound.

  (d) The shares of Key Common Stock to be issued pursuant to the Merger (i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Key's charter or bylaws or any agreement to which Key is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws and (iii) listed on the New York Stock Exchange.

  Section 4.04. Authority. Each of the Key Companies has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Key Companies and the consummation by each of the Key Companies of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of any of the Key Companies are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Key Companies and, assuming the due authorization, execution and delivery thereof by Columbus, constitutes the legal, valid and binding obligation of each of the Key Companies, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other statutes or rules of law affecting the rights and remedies of creditors and secured parties generally and general principles of equity, regardless of whether applied in proceedings in equity or at law.

  Section 4.05. No Conflict; Required Filings and Consents.

  (a) The execution and delivery of this Agreement by each of the Key Companies does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of Key, (ii) conflict with or violate any Laws applicable to Key or by which any of its properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Key pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Key is a party or by or to which Key or any of its properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation or liens or encumbrances described in clause (iii) that would not have a Key Material Adverse Effect.

  (b) The execution and delivery of this Agreement by each of the Key Companies does not, and the consummation of the transactions contemplated hereby will not, require any of the Key Companies to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act and Blue Sky Laws and the filing and recordation of appropriate merger documents as required by Delaware Law and Colorado Law, and (ii) where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, prevent any of the Key Companies from performing its obligations under this Agreement and would not have a Key Material Adverse Effect.

  Section 4.06. Permits; Compliance. Except as disclosed in Schedule 4.17 of the Key Disclosure Schedule, as of the date of this Agreement, Key and to Key's knowledge each third party operator of any of Key's properties, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Key Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of Key, threatened regarding suspension or cancellation of any of the Key Permits, except where the failure to possess, or the suspension or cancellation of, such Key Permits would not have a Key Material Adverse Effect. Except as disclosed in Schedule 4.17 of the Key Disclosure Schedule, Key is not in conflict with, or in default or violation of (a) any Law applicable to Key or by or to which any of its properties is bound or subject or (b) any of the Key Permits, except for any such conflicts, defaults or violations described in the Key SEC Reports filed prior to the date hereof or which would not have a Key Material Adverse Effect. During the period commencing on January 1, 1999 and ending on the date hereof, Key has not received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except for written notices relating to possible conflicts, defaults or violations described in the Key SEC Reports filed prior to the date hereof or that would not have a Key Material Adverse Effect.

  Section 4.07. Reports; Financial Statements.

  (a) Since December 31, 1997, Key has filed (i) all forms, reports, statements and other documents required to be filed with (A) the SEC, including, without limitation, (1) all Annual Reports on Form10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively, the "Key SEC Reports") and (B) any applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except as disclosed in Schedule 4.17 of the Key Disclosure Schedule and except where the failure to file any such forms, reports, statements or other documents would not have a Key Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 4.07(a) being referred to herein, collectively, as the "Key Reports"). The Key Reports, including all Key Reports filed after the date of this Agreement and prior to the Effective Time (x) were or will be prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the Key SEC Reports, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Key SEC Reports) and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Key SEC Reports filed prior to the Effective Time (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in generally accepted accounting principles and (B) with respect to Key SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the financial position of Key as of the respective dates thereof and the results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial information contained in such financial statements is not necessarily indicative of the financial position of Key as of the respective dates thereof and the results of operations and cash flows for the periods indicated.

  Section 4.08. Absence of Certain Changes or Events. Except as disclosed in the Key SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement or as set forth in Schedule 4.08 to the Key Disclosure Schedule, since March 31, 2000, Key has conducted its business only in the ordinary course and in a manner consistent with past practice, and there has not been: (i) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Key; (ii) any material change by Key in its accounting methods, principles or practices;
(iii) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Key Common Stock or any redemption, purchase or other acquisition by Key of any of Key's securities;
(iv) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of Key; (v) any revaluation by Key of any of its assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; or (vi) a Key Material Adverse Effect.

  Section 4.09. Absence of Litigation. Except as disclosed in the Key SEC Reports filed prior to the date of this Agreement or as set forth in Schedule
4.09 to the Key Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of Key, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge or Key, threatened against Key or any properties or rights of Key (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which would not have a Key Material Adverse Effect) and Key is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Key, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and- desist or other orders, except for matters which would not have a Key Material Adverse Effect.

  Section 4.10. Tax Matters. None of the Key Companies nor, to the knowledge of Key, any of their affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of section 368(a) of the Code.

  Section 4.11. Vote Required. No vote of the holders of any class or series of Key capital stock is necessary to approve the issuance of the Key Common Stock in the Merger.

  Section 4.12. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Key Companies.

  Section 4.13. Information Supplied. Without limiting any of the representations and warranties contained herein, no representation or warranty of the Key Companies and no statement by the Key Companies or other information contained in the Key Disclosure Schedule or any document incorporated therein by reference or delivered by Key to Columbus since April 11, 2000, as of the date of such representation, warranty, statement or document, contains or contained any untrue statement of material fact, or, at the date thereof, omits or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

  Section 4.14. Employee Benefit Plans; Labor Matters.

  (a) Schedule 4.14(a) to the Key Disclosure Schedule sets forth each employee benefit plan (as such term is defined in ERISA section 3(3)) maintained or contributed to by Key or any member of its ERISA Group and any other retirement, pension, stock option, stock appreciation right, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, or other employee compensation or benefit plan, agreement, practice, or arrangement, whether written or unwritten, whether or not legally binding, maintained or contributed to by Key or any member of its ERISA Group (collectively, the "Key Benefit Plans"). For purposes of this Agreement, "ERISA Group" means a controlled or affiliated group within the meaning of Code section 414(b), (c), (m), or (o) of which Key is a member. Key has made available to Columbus correct and complete copies of all Key Benefit Plans (including a detailed written description of any Key Benefit Plan that is unwritten, including a description of eligibility criteria, participation, vesting, benefits, funding arrangements and assets and any other provisions relating to Key) and, with respect to each Key Benefit Plan, a copy of each of the following, to the extent each is applicable to each Key Benefit Plan: (i) the most recent favorable determination letter, (ii) materials submitted to the Internal Revenue Service in support of a pending determination letter request, (iii) the most recent letter issued by the Internal Revenue Service recognizing tax exemption, (iv) each insurance contract, trust agreement, or other funding vehicle, (v) the three most recently filed Forms 5500 plus all schedules and attachments, (vi) the three most recent actuarial valuations, and (vii) each summary plan description or other general explanation or communication distributed or otherwise provided to employees with respect to each Key Benefit Plan during the past five years that describes the terms of the Key Benefit Plan.

  (b) With respect to the Key Benefit Plans, no event has occurred and, to the knowledge of Key, there exists no condition or set of circumstances, in connection with which Key or any member of its ERISA Group could reasonably be expected to be subject to any liability under the terms of such Key Benefit Plans, ERISA, the Code or any other applicable Law which would have a Key Material Adverse Effect. Except as otherwise set forth on Schedule 4.14(b) to the Key Disclosure Schedule,

    (i) Each Key Benefit Plan has at all times been in compliance, in form and in operation, in all material respects with all applicable requirements of law and regulations, including without limitation ERISA. Each Key Benefit Plan that is intended to be a qualified plan has received a favorable determination letter from the Internal Revenue Service or is a standardized master or prototype plan that is subject to a notification letter issued by the National Office of the Internal Revenue Service; nothing has occurred since the date of the most recent favorable determination letter or notification letter that would cause the loss of the Key Benefit Plan's qualification; and each such Key Benefit Plan has at all times been in compliance, in form and in operation, in all material respects with the applicable requirements of the Internal Revenue Code and the applicable Treasury Regulations.

    (ii) With respect to each Key Benefit Plan (including any benefit plan that has been terminated prior to the date of this Agreement (a "Terminated Plan")), there are no actions, suits, grievances, arbitrations or other manner of litigation, or claim with respect to any Key Benefit Plan (except for routine claims for benefits made in the ordinary course of plan administration for which plan administrative procedures have not been exhausted) pending, threatened or imminent against or with respect to any Key Benefit Plan, any plan sponsor, or any fiduciary (as such term is defined in Section 3(21) of ERISA) of such Key Benefit Plan or Terminated Plan, and Key has no knowledge of any facts that could reasonably be expected to give rise to any action, suit, grievance, arbitration or other manner of litigation, or action.

    (iii) All contributions required to be made to the Key Benefit Plans pursuant to their terms and provisions or required by applicable law have been made timely.

    (iv) Neither Key nor any member of its ERISA Group has ever maintained, contributed to, or been obligated to contribute to any plan that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code. Neither Key nor any member of its ERISA Group has ever contributed to, been obligated to contribute to, or incurred any liability to a multiemployer plan (as such term in defined in Section 3(37) of ERISA).

    (v) Neither Key nor any party in interest (as such term is defined in ERISA section 3(14)) nor any disqualified person has engaged in any prohibited transaction within the meaning of ERISA section 406 or Code section 4975 that could reasonably be expected to result in a Key Material Adverse Effect.

    (vi) With respect to the Key Benefit Plans and the employees and directors of Key, the consummation of the transactions contemplated by this Agreement will not give rise to any acceleration of vesting of payments or options, the acceleration of the time of making any payments, or the making of any payments, which in the aggregate would result in an "excess parachute payment" within the meaning of Section 280G of the Code and the imposition of the excise tax under Section 4999 of the Code.

  (c) Neither Key nor any member of its ERISA Group is or has ever been a party to any collective bargaining or other labor union contracts. No collective bargaining agreement is being negotiated by Key or any of its subsidiaries. There is no pending or threatened labor dispute, strike or work stoppage against Key or any of its subsidiaries which could reasonably be expected to interfere with the respective business activities of Key or any of its subsidiaries. To the knowledge of Key, none of Key, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of Key or its subsidiaries, and there is no pending or threatened charge or complaint against Key or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

  (d) Except as disclosed in Schedule 4.14(a) to the Key Disclosure Schedule, neither Key nor any of its subsidiaries is a party to or is bound by any severance agreements, programs or policies. Schedule 4.14(d) to the Key Disclosure Schedule sets forth, and Key has made available to Columbus true and correct copies of (i) all employment agreements with officers of Key or its subsidiaries obligating Key to make annual cash payments in an amount exceeding $50,000; (ii) all agreements with consultants of Key or its subsidiaries; (iii) all non-competition agreements with Key or a subsidiary executed by officers of Key; and (iv) all plans, programs, agreements and other arrangements of Key or its subsidiaries with or relating to its directors.

  (e) No Key Benefit Plan provides retiree medical or retiree life insurance benefits to any person and neither Key nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and each such Key Benefit Plan or arrangement may be amended or terminated by Key or its subsidiaries at any time without liability.

  (f) Except as contemplated by this Agreement or as set forth in Schedule 4.14(f), Key has not amended, or taken any other actions with respect to any of the Key Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 4.14(d) of this Agreement since March 31, 2000.

  (g) With respect to each Key Benefit Plan that is a "group health plan" within the meaning of Section 5000(b) of the Code, each such Key Benefit Plan complies and has complied in all material respects with the requirements of
Part 6 of Title I of ERISA and Sections 4980B and 5000 of the Code, or, if ERISA and the Code do not apply, the requirements of applicable state law.

  (h) Key's federal income tax deduction for compensation paid or payable by Key to employees covered by Section 162(m) of the Code has not been, and will not be, limited by Section 162(m) of the Internal Revenue Code.

  (i) Any Key Benefit Plan that has been terminated prior to the date of this Agreement was terminated in accordance with its provisions and applicable law and each such Key Benefit Plan that was intended to be a qualified plan has received a determination letter from the Internal Revenue Service to the effect that the termination does not adversely affect such Key Benefit Plan's qualification.

  Section 4.15. Taxes.

  (a) (1) Except to the extent that the applicable statute of limitations has expired, all Returns required to be filed by or on behalf of Key have been duly filed on a timely basis and such Returns (including all attached statements and schedules) are true, complete and correct in all material respects. Except to the extent that the applicable statute of limitations has expired, all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are currently due and payable by Key with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the Effective Time.

  (2) Key has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes), and has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

  (3) Key has disclosed on its income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

  (4) There are no liens on any of the assets of Key with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

  (5) Key does not have any liability under Treasury Regulation (S) 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than in the current affiliated group of which Key is the common parent corporation.

  (6) Except to the extent that the applicable statute of limitations has expired, Key has made available to Columbus complete copies of: (i) all federal and state income and franchise tax returns of Key for all periods since the formation of Key, and (ii) all tax audit reports, work papers statements of deficiencies, closing or other agreements received by Key or on its behalf relating to Taxes, and

  (7) Key does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which Returns have been furnished to Columbus.

  (b) Except as disclosed on Schedule 4.15(b) of the Key Disclosure Schedule:

    (1) There is no audit of any Returns of Key by a governmental or taxing authority in process, pending or, to the knowledge of Key, threatened (formally or informally).

    (2) Except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved, no deficiencies exist or have been asserted (either formally or informally) or are expected to be asserted with respect to Taxes of Key, and no notice (either formally or informally) has been received by Key that it has not filed a Return or paid Taxes required to be filed or paid by it.

    (3) Key is not a party to any pending action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or threatened (either formally or informally) against it or any of its assets, except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved.

    (4) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Key.

    (5) No action has been taken that would have the effect of deferring any material liability for Taxes for Key from any period prior to the Effective Time to any period after the Effective Time.

    (6) There are no requests for rulings, subpoenas or requests for information pending with respect to Key.

    (7) No power of attorney has been granted by Key, with respect to any matter relating to Taxes.

    (8) Key has never been included in an affiliated group of corporations, within the meaning of section 1504 of the Code, other than in the current affiliated group of which Key is the common parent corporation.

    (9) Key is not (nor has it ever been) a party to any tax sharing agreement between affiliated corporations.

    (10) The amount of liability for unpaid Taxes of Key for all periods ending on or before the Effective Time will not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes, as such accruals are reflected on the balance sheet of Key as of the Closing Date.

  (c) Except as disclosed on Schedule 4.15(c) of the Key Disclosure Schedule:

    (1) Key has not made an election, and is not required to treat any asset as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code.

    (2) Key has not issued or assumed any indebtedness that is subject to section 279(b) of the Code.

    (3) No election has been made under Section 338 of the Code with respect to Key and no action has been taken that would result in any income tax liability to Key as a result of a deemed election within the meaning of
  Section 338 of the Code.

    (4) No consent under Section 341(f) of the Code has been filed with respect to Key.

    (5) Key has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

    (6) Key has not disposed of any property that is presently being accounted for under the installment method.

    (7) Key is not a party to any interest rate swap, currency swap or similar transaction.

    (8) Key has not participated in any international boycott as defined in Code Section 999.

    (9) There are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions with respect to Key under Treasury Regulations (S)(S) 1.1502-13 or 1.1502-14.

    (10) Key has not made and will not make any election under Treasury Regulation (S) 1.1502-20(g)(1) (or any similar provision) with respect to the reattribution of net operating losses of Key.

    (11) There is no excess loss account under Treasury Regulation (S) 1.1502-19 with respect to the stock of Key.

    (12) Key is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes.

    (13) Key has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local income tax provisions.

    (14) Key does not have and has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

    (15) The Merger is not subject to the tax withholding provisions of section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law.

  (d) To the extent the following information is contained therein, the tax returns and tax work papers made available by Key to Columbus contained in all material respects, as of the respective dates thereof, accurate and complete information with respect to:

    (1) All material tax elections in effect with respect to Key;

    (2) The current tax basis of the assets of Key;

    (3) The current and accumulated earnings and profits of Key;

    (4) The net operating losses of Key by taxable year;

    (5) The net capital losses of Key;

    (6) The tax credit carry overs of Key;

    (7) The overall foreign losses of Key under section 904(f) of the Code that is subject to recapture.

  (e) The tax returns and tax work papers made available by Key to Columbus contain accurate and complete information in all material respects with respect to the net operating losses, net operating loss carry forwards and other tax attributes of Key, and the extent to which they are subject to any limitation under Code sections 381, 382, 383, or 384, or any other provision of the Code or the federal consolidated return regulations (or any predecessor provision of any Code section or the regulations) and there is nothing that would prevent Key from utilizing these net operating losses, net operating loss carry forwards or other tax attributes as so limited if it had sufficient income.

  (f) Where appropriate in this section 4.15, the singular shall include the plural.

  Section 4.16. Certain Business Practices. None of Key or any directors, officers, agents or employees of Key has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

  Section 4.17. Environmental Matters. Except for matters disclosed in the Key SEC Reports filed prior to the date hereof or disclosed in Schedule 4.17 to the Key Disclosure Schedule, and except for matters that would not, individually or in the aggregate, result in a Key Material Adverse Effect, (i) the properties, operations and activities of Key are in compliance with all applicable Environmental Laws; (ii) Key and the properties and operations of Key are not subject to any existing, pending or, to the knowledge of Key, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by Key under any Environmental Law in connection with any aspect of the business of Key, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and Key is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) Key has satisfied and is currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Law, and Key has not received any notice of noncompliance with any such financial responsibility requirements; (v) to Key's knowledge, there are no physical or environmental conditions existing on any property of Key or resulting from Key's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on Key under any Environmental Laws; (vi) to Key's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous substances generated by Key have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes; (vii) there has been no exposure of any person or property to hazardous substances or any pollutant or contaminant, nor has there been any release of hazardous substances or any pollutant or contaminant into the environment by Key or in connection with its properties or operations that could reasonably be expected to give rise to any claim against Key for damages or compensation; and (viii) Key has made available to Columbus all non-privileged internal and external environmental audits and studies and all non-privileged correspondence on substantial environmental matters in the possession of Key relating to any of the current or former properties or operations of Key. To Key's knowledge, except for matters disclosed in
Schedule 4.17 to the Key Disclosure Schedule, the operations of each third party operator of any of Key's properties are in compliance with the terms of this Section 4.17.

  Section 4.18. Insurance. Key is currently insured, and during each of the past five calendar years has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

  Section 4.19. Properties.

  (a) With respect to Key's non-oil and gas properties, except for liens arising in the ordinary course of business after the date hereof and properties and assets disposed of in the ordinary course of business after the date of the most recent balance sheet contained in the Form 10-Q referred to below, Key has good and marketable title free and clear of all liens, the existence of which would have a Key Material Adverse Effect, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in Key's most recent consolidated balance sheet contained in Key's most recent Key SEC Report on Form 10-Q filed prior to the date hereof as being owned by Key as of the date thereof or purported to be owned on the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases by Key are held under valid instruments enforceable by Key in accordance with their respective terms. Substantially all of Key's equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

  (b) With respect to Key's oil and gas properties, Schedule 4.19(b) to the Key Disclosure Schedule lists, as of the date of this Agreement, the material producing oil and gas properties owned by Key (the "Key Oil and Gas Properties") and certain information with respect thereto. Other than matters that do not have a Key Material Adverse Effect:

    (i) Key has Defensible Title to all Key Oil and Gas Properties, subject to and except for the Permitted Encumbrances and as would be acceptable to a reasonably prudent operator of oil and gas properties.

      (A) As used herein, the term "Defensible Title" shall mean as to the wells and properties described in Schedule 4.19(b) to the Key Disclosure Schedule (individually called a "Property"), such title as will enable Key to receive not less than the net revenue interests set forth on Schedule 4.19(b) to the Key Disclosure Schedule of all hydrocarbons and other minerals produced from each Property, and which will obligate Key to bear costs and expenses relating to the maintenance, development, and operations of each Property not greater than the working interests set forth on Schedule 4.19(b) to the Key Disclosure Schedule.

      (B) As used herein, the term "Permitted Encumbrances" shall mean:

        (1) lessors' royalties, overriding royalties, division orders, reversionary interests and net profits interests and similar burdens which do not operate to reduce the net revenue interests in any Property below those set forth on Schedule 4.19(b) to the Key Disclosure Schedule;

        (2) the terms and conditions of the oil, gas and mineral leases (the "Key Leases") related to the Key Oil and Gas Properties and all agreements, orders, instruments and declarations to which the Key Leases are subject and that are customary and acceptable in the oil and gas industry in the area of the particular property;

        (3) liens arising under operating agreements, pooling, unitization or communitization agreements, and similar agreements of a type and nature customary in the oil and gas industry and securing payment of amounts not yet delinquent;

        (4) liens securing payments to mechanics and materialmen, and liens securing payment of taxes or assessments, which liens are not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

        (5) conventional rights of reassignment obligating Key to reassign their interests in a portion of the Key Oil and Gas Properties to a third party in the event Key intends to release or abandon such interest;

        (6) calls on or preferential rights to purchase production at not less than prevailing prices;

        (7) covenants, conditions, and other terms to which the Key Oil and Gas Properties were subject when acquired by Key and are not such as to materially interfere with the operation, value, use and enjoyment of the Key Oil and Gas Properties;

        (8) rights reserved to or vested in any Governmental Entity to control or regulate any of the Oil and Gas Properties in any manner, and all applicable laws, rules, regulations and orders of any such Governmental Entity;

        (9) easements, rights-of-way, servitudes, permits, surface leases, and other surface uses on, over or in respect of any of the Key Oil and Gas Properties that are not such as to materially interfere with the operation, value or use thereof; and

        (10) all other liens, charges, encumbrances, limitations, obligations, defects and irregularities affecting any portion of the Key Oil and Gas Properties which would not have a material adverse effect on the operation, value, use and enjoyment thereof.

    (ii) Except as described in Schedule 4.19(b) to the Key Disclosure Schedule, the Key Leases are in full force and effect, are valid and subsisting, cover the entire estates they purport to cover and contain no express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the Key Oil and Gas Properties, and to the knowledge of Key has never been advised directly or indirectly by any lessor under any such Lease or by any other party of a default under any Key Lease or of any requirements or demands to drill additional wells on any of the lands included within any of the Key Oil and Gas Properties.

    (iii) Key is not in default under any contract or agreement pertaining to the Key Oil and Gas Properties. Except as specifically indicated on
  Schedule 4.19(b) to the Key Disclosure Schedule, and except for hydrocarbon sales contracts with a term not greater than six months, no hydrocarbons produced from the Key Oil and Gas Properties are subject to a sales contract or other agreement relating to the marketing of hydrocarbons, and no person has any call upon, option to purchase or similar rights with respect to the Key Oil and Gas Properties or the rights therefrom.

    (iv) All royalties, rentals and other payments due under the Key Leases have been properly and timely paid, and all conditions necessary to keep the Key Leases in force have been fully performed.

    (v) Except for gas balancing agreements containing customary provisions, Key is not obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment or any other arrangement, to deliver hydrocarbons produced from the Key Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

    (vi) Except as set forth on Schedule 4.19(b) to the Key Disclosure Schedule, with respect to Authorizations for Expenditure executed on or after May 31, 2000 and covering expenditures exceeding $250,000 attributable to Key's interest,

      (1) there are no outstanding calls under Authorizations for Expenditures for payments which are due or which Key has committed to make which have not been made;

      (2) there are no material operations with respect to which Key has become a non-consenting party where the effect of such non-consent is not disclosed on Schedule 4.19(b) to the Key Disclosure Schedule, and

      (3) there are no commitments for the expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

    (vii) Except as set forth on Schedule 4.19(b) to the Key Disclosure Schedule, there are no Key Oil and Gas Properties to which Key is either "over- produced" or "under-produced" which singly or in the aggregate would have a Key Material Adverse Effect.

  Section 4.20. Certain Contracts and Restrictions. Other than agreements, contracts or commitments listed elsewhere in the Key Disclosure Schedule,
Schedule 4.20 to the Key Disclosure Schedule lists, as of the date of this Agreement, each agreement, contract or commitment (including any amendments thereto) to which Key is a party or by which Key is bound (i) involving consideration during the next twelve months in excess of $250,000 or (ii) which is otherwise material to the financial condition, results of operations or business of Key. As of the date of this Agreement and except as indicated on the Key Disclosure Schedule, (i) Key has fully complied in all material respects with all the terms and conditions of all agreements, contracts and commitments listed in the Key Disclosure Schedule and all such agreements, contracts and commitments are in full force and effect, (ii) Key has no knowledge of any defaults thereunder or any cancellations or modifications thereof, and (iii) such agreements, contracts and commitments are not subject to any memorandum or other written document or understanding permitting cancellation.

  Section 4.21. Easements. The business of Key has been operated in a manner that does not violate the material terms of any easements, rights of way, permits, servitudes, licenses and similar rights relating to real property used by Key in its business (collectively, "Key Easements") except for violations that have not resulted and will not result in a Key Material Adverse Effect. All material Key Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such business.

  Section 4.22. Futures Trading. Except as set forth on Schedule 4.22 to the Key Disclosure Schedule, Key does not engage in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments.

                                   ARTICLE V

                                   Covenants

  Section 5.01. Affirmative Covenants of Columbus. Columbus hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Key, Columbus will and will cause its subsidiaries to:

    (a) operate its business in all material respects in the usual and ordinary course consistent with past practices;

    (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers;

    (c) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice;

    (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

  Section 5.02. Negative Covenants of Columbus. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Key, from the date of this Agreement until the Effective Time, Columbus will not do, and will not permit any of its subsidiaries to do, any of the foregoing:

    (a) (i) increase the compensation payable to or to become payable to any director or executive officer; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any employee benefit plan or arrangement; (iv) grant any bonuses under the Incentive Compensation Plan, or (v) except as may be required by applicable law and actions that are not inconsistent with the provisions of Section
  6.07 of this Agreement, amend, or take any other actions with respect to, any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement;

    (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of Columbus to Columbus or another wholly owned subsidiary of Columbus, or redeem any stock of Columbus;

    (c) (i) except as described in Schedule 3.03(b)(ii) to the Columbus Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of Columbus in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection

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

  with the exercise of outstanding Stock Options in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

    (d) (i) except as described in Schedule 3.03(b)(i) to the Columbus Disclosure Schedule, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except as permitted pursuant to Section 6.07 of this Agreement or for the issuance of shares upon the exercise of outstanding Stock Options or the vesting of restricted stock in accordance with the terms of outstanding Stock Awards); (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) take any action to optionally accelerate the exercisability of Stock Options;

    (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

    (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for dispositions of oil and gas production in the ordinary course of business and consistent with past practice and except for the sale of oil and gas properties having an individual net present value of $25,000 (discounted at 10% per annum);

    (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Columbus or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Columbus or any of Columbus' subsidiaries to take any such action, and Columbus shall promptly notify Key of all relevant terms of any such inquiries and proposals received by Columbus or any of its subsidiaries or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Columbus shall promptly deliver or cause to be delivered to Key a copy of such inquiry or proposal; provided, however, that nothing contained in this subsection (g) shall prohibit the Board of Directors of Columbus from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide proposal in writing by such person or entity to acquire Columbus pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire a substantial portion of the assets of Columbus or any of its Significant Subsidiaries, if, and only to the extent that (A) the Board of Directors of Columbus, after consultation with and based upon the advice of independent legal counsel (who may be Columbus' regularly engaged independent legal counsel), determines in good faith that such proposal constitutes or is likely to lead to a proposal that is materially more favorable to the stockholders of Columbus than the terms of the Merger and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity Columbus (x) provides written notice to Key to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and
  (y) enters into with such person or entity a confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in those certain Confidentiality Agreements dated as of April 11, 2000 and August 23, 2000, respectively, between Key and Columbus (the "Confidentiality

  Agreements"); (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction; or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 6.02(a) or taking the action required by the second sentence of Section 6.01 if there exists a Competing Transaction and the Board of Directors of Columbus, after consultation with and based upon the advice of independent legal counsel (who may be Columbus' regularly engaged independent legal counsel), determines in good faith that the Competing Transaction is materially more favorable to the stockholders of Columbus than the terms of the Merger. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement) involving Columbus or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction;
  (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Columbus and its subsidiaries, taken as a whole, (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Columbus or the filing of a registration statement under the Securities Act in connection therewith;
  (iv) any person (other than stockholders as of the date of this Agreement) having acquired beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of capital stock of Columbus; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

    (h) adopt or propose to adopt any amendments to its charter or bylaws, which would alter the terms of its capital stock or would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

    (i) (A) change any of its methods of accounting in effect at December 31, 1999, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $50,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1999, except, in each case, as may be required by Law or generally accepted accounting principles;

    (j) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $100,000 in the aggregate;

    (k) enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on Columbus or substantially less advantageous to Columbus than arrangements, agreements or contracts existing on the date hereof;

    (l) agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating Columbus for an amount in excess of $30,000; or

    (m) agree in writing or otherwise to do any of the foregoing.

  Section 5.03. Affirmative and Negative Covenants of Key.

  (a) Key hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Columbus, Key will and will cause its subsidiaries to:

    (i) operate its business in all material respects in the usual and ordinary course consistent with past practices;

    (ii) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers;

    (iii) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

    (iv) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

  (b) Except as expressly contemplated by this Agreement or otherwise consented to in writing by Columbus, from the date of this Agreement until the Effective Time, Key will not do, and will not permit any of its subsidiaries to do, any of the following:

    (i) knowingly take any action which would result in a failure to maintain the trading of the Key Common Stock on the New York Stock Exchange;

    (ii) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of Key to Key or another wholly owned subsidiary of Key, or redeem any stock of Key, except for open market purchases from non-affiliates;

    (iii) adopt or propose to adopt any amendments to its charter or bylaws, which would have an adverse impact on the consummation of the transactions contemplated by this Agreement; or

    (iv) agree in writing or otherwise to do any of the foregoing.

  Section 5.04. Access and Information.

  (a) Columbus shall, and shall cause its subsidiaries to (i) afford to Key and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Key Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of Columbus and its subsidiaries and to the books and records thereof and (ii) furnish promptly to Key and the Key Representatives such information concerning the business, properties, contracts, records and personnel of Columbus and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Key.

  (b) Key shall, and shall cause its subsidiaries to (i) afford to Columbus and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Columbus Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of Key and its subsidiaries and to the books and records thereof and (ii) furnish promptly to Columbus and the Columbus Representatives such information concerning the business, properties, contracts, records and personnel of Key and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Columbus.

  (c) Notwithstanding the foregoing provisions of this Section 5.04, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

  (d) The information received pursuant to Section 5.04 (a) and (b) shall be deemed to be "Confidential Information" for purposes of the Confidentiality Agreements.

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

                                  ARTICLE VI

                             Additional Agreements

  Section 6.01. Meeting of Stockholders. Columbus shall, promptly after the date of this Agreement, take all actions necessary in accordance with Colorado Law and its charter and bylaws to convene a special meeting of Columbus' stockholders to act on this Agreement (the "Columbus Stockholders Meeting"), and Columbus shall consult with Key in connection therewith. Columbus shall use its best efforts to solicit from stockholders of Columbus proxies in favor of the approval and adoption of this Agreement and to secure the vote of stockholders required by Colorado Law and its charter and bylaws to approve and adopt this Agreement, unless otherwise necessary due to the applicable fiduciary duties of the directors of Columbus, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be Columbus' regularly engaged independent legal counsel).

  Section 6.02. Registration Statement; Proxy Statements.

  (a) As promptly as practicable after the execution of this Agreement, Key shall prepare and file with the SEC a registration statement on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto, being the "Registration Statement"), containing a proxy statement/prospectus for stockholders of Columbus (the "Columbus Proxy Statement/Prospectus"), in connection with the registration under the Securities Act of the offer and sale of Key Common Stock to be issued in the Merger and the other transactions contemplated by this Agreement. As promptly as practicable after the execution of this Agreement, Columbus shall prepare and file with the SEC a proxy statement that will be the same as the Columbus Proxy Statement/Prospectus, and a form of proxy, in connection with the vote of Columbus' stockholders with respect to the Merger (such proxy statement and form of proxy, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Columbus' stockholders, being the "Columbus Proxy Statement"). Each of Key and Columbus will use its best efforts to cause the Registration Statement to be declared effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of shares of Key Common Stock in the Merger. Each of Key and Columbus shall furnish to the other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have been declared effective, Columbus shall mail the Columbus Proxy Statement to its stockholders entitled to notice of and to vote at the Columbus Stockholders Meeting. The Columbus Proxy Statement shall include the recommendation of Columbus' Board of Directors in favor of the Merger and adoption of this Agreement, unless otherwise necessary due to the applicable fiduciary duties of the directors of Columbus, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be Columbus' regularly engaged independent legal counsel).

  (b) The information supplied by Columbus for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Columbus for inclusion in the Columbus Proxy Statement to be sent to the stockholders of Columbus in connection with the Columbus Stockholders Meeting shall not, at the date the Columbus Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Columbus Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Columbus or any of its affiliates, or its or their respective officers or directors, should be discovered by Columbus that should be set forth in an amendment to the Registration Statement or a supplement to the Columbus Proxy Statement, Columbus shall promptly inform Key thereof in writing. All documents that Columbus is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

  (c) The information supplied by Key for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Key for inclusion in the Columbus Proxy Statement to be sent to the stockholders of Columbus in connection with the Columbus Stockholders Meeting shall not, at the date the Columbus Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Columbus Stockholders Meeting or at the Effective Time shall not, at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Key or any of its affiliates, or to their respective officers or directors, should be discovered by Key that should be set forth in an amendment to the Registration Statement or a supplement to the Columbus Proxy Statement, Key shall promptly inform Columbus thereof in writing. All documents that Key is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

  Section 6.03. Appropriate Action; Consents; Filings.

  (a) Columbus and Key shall each use, and shall cause each of their respective subsidiaries to use, all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Key or Columbus or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act (in the case of Key) and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, and (B) any other applicable Law; provided that Key and Columbus shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. Columbus and Key shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Columbus Proxy Statement or the Registration Statement) in connection with the transactions contemplated by this Agreement.

  (b) Key and Columbus agree to cooperate with respect to, and shall cause each of their respective subsidiaries to cooperate with respect to, and agree to use all reasonable efforts vigorously to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") of any Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Each of Key and Columbus also agree to take any and all actions, including, without limitation, the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the Merger or as may be required to avoid, lift, vacate or reverse any legislative or judicial action which would otherwise cause any condition to Closing not to be satisfied; provided, however, that in no event shall either party take, or be required to take, any action that would or could reasonably be expected to have a Key Material Adverse Effect, and Columbus shall not be required to take any action which would be consummated prior to the Effective Time and which would or could reasonably be expected to have a Columbus Material Adverse Effect .

  (c) (i) Each of Columbus and Key shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Columbus Material Adverse Effect from occurring prior to the Effective Time or a Key Material Adverse Effect from occurring after the Effective Time.

  (ii) In the event that any party shall fail to obtain any third party consent described in subsection (c)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon Columbus and Key, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

  (d) Each of Key and Columbus shall promptly notify the other of (w) any material change in its business, financial condition or results of operations,
(x) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities with respect to its business or the transactions contemplated hereby, (y) the institution or the threat of material litigation involving it or any of its subsidiaries or (z) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Effective Time. As used in the preceding sentence, "material litigation" means any case, arbitration or adversary proceeding or other matter which would have been required to be disclosed on the Columbus Disclosure Schedule pursuant to Section 3.09 or the Key Disclosure Schedule pursuant to Section 4.09, as the case may be, if in existence on the date hereof, or in respect of which the legal fees and other costs to Columbus or Key (or their respective subsidiaries), as the case may be, might reasonably be expected to exceed $100,000 over the life of the matter.

  Section 6.04. Affiliates; Tax Treatment.

  (a) Columbus shall use all reasonable efforts to cooperate with Key in complying with Rule145 under the Securities Act.

  (b) Key shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of Columbus who may be affiliates of Columbus or Key pursuant to Rule 145 under the Securities Act.

  (c) Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions that could prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code.

  Section 6.05. Public Announcements. Key and Columbus shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and, except as required by law, shall not issue any such press release or make any such public statement prior to such consultation. The joint press release of Key and Columbus announcing the execution and delivery of this Agreement is attached as Exhibit A.

  Section 6.06. New York Stock Exchange Listing. Key shall use all reasonable efforts to cause the shares of Key Common Stock to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the New York Stock Exchange prior to the Effective Time.

  Section 6.07. Employees and Employee Benefits.

  (a) Employees. Prior to the Effective Time, Key shall notify Columbus of the employees of Columbus who are employed by Columbus immediately before the Effective Time that Key desires to retain after the Effective Time (the "Columbus Employees"). Key agrees that the Columbus Employees will participate in the

Key Benefit Plans according to this Section 6.07 and the terms and conditions of the Key Benefit Plans; provided however, that Key and Merger agree to honor, and to cause the Surviving Corporation to honor, all severance agreements or other agreements, contracts, plans, programs, policies, or arrangements for the payment of severance or other benefits upon consummation of a change of control or other business combination involving Columbus in existence as of the date hereof and further provided, however, that if Key offers employment to a Columbus Employee with the same salary, duties and location for a period longer than one year after the Effective Time, no severance payments shall be due to such Columbus Employees and Columbus shall amend such plans before the Effective Time to the extent necessary to so provide. Key and Merger Sub acknowledge that all payments due upon consummation of the Merger under any such agreements, contracts, plans, programs, policies or arrangements shall be made on the date of termination of employment.

  (b) Employee Stock Purchase Plan. Columbus shall take such action as is necessary to terminate the Columbus 1993 Employee Stock Purchase Plan and any other employee stock purchase plan of Columbus or any subsidiary of Columbus (the "Employee Stock Purchase Plan") prior to the Effective Time (the "Termination Date") provided that the termination shall be conditioned on the consummation of the Merger. On the Termination Date, Columbus shall refund the funds credited on such date under each Employee Stock Purchase Plan in each participant's account to each Participant in accordance with the terms of the Employee Stock Purchase Plan.

  (c) 401(k) Plan. After the Effective Time, the Columbus Employees shall participate in the Key 401(k) Plan according to the terms of the Key 401(k) Plan. The Columbus Employees shall be credited with up to four years of their service with Columbus for purposes of participation and vesting in the Key 401(k) Plan. Individuals who terminated employment with Columbus prior to the Effective Time and who are hired by Columbus or Key after the Effective Time shall be treated as new employees and shall not receive credit for their prior service with Columbus for any purpose under the Key 401(k) Plan. Columbus shall take all steps necessary to terminate the Columbus 401(k) Plan immediately prior to the Effective Time.

  (d) Group Health Plan coverage. The Columbus Employees and their dependents will be offered group health plan coverage under Key's group health plan effective the day after the Effective Time. Such coverage shall not exclude any pre-existing conditions. Any Columbus Employees and dependents who are covered under the Key group health plan and who terminate employment with Key or Columbus after the Effective Time shall be offered COBRA continuation coverage under the Key group health plan.

  Columbus employees who were covered under the Columbus group health plan immediately before the Effective Time and who are terminated at the Effective Time shall be offered COBRA continuation coverage under the Key group health plan. Former employees of Columbus or dependents thereof, who were receiving COBRA continuation coverage under the Columbus group health plan as of the Effective Time will be eligible to elect, pursuant to COBRA, to continue coverage under Key's group health plan for the remainder of the COBRA continuation period at such former employee's or dependent's sole expense. Further, if such persons, and dependents thereof, elect COBRA continuation coverage under Key's group health plan, such persons will not be subject to any pre-existing condition limitation under Key's group health plan. All such persons, as of the date of this Agreement, are listed on Schedule 6.07(d).

  (e) Incentive Compensation Plan. Prior to the Effective Date, Columbus shall take all action necessary to terminate the Incentive Compensation Plan; provided that the termination shall be conditioned on the consummation of the Merger.

  (f) Other Benefits. Effective the day after the Effective Time, the Columbus Employees shall participate in the Key Benefit Plans (other than the Key group health plan, which is covered in subsection 6.07(d) above, and the Key 401(k) Plan, which is covered in subsection 6.07(c) above) according to the terms and conditions of each such Key Benefit Plan. The Columbus Employees shall receive credit for their service with Columbus for all purposes under such plans (except as provided otherwise in subsections 6.07(c) and (d)). Columbus employees who accept an offer of employment with Key after the Effective Time shall be eligible to participate in all Key

Benefit Plans (including those implemented following the Effective Time) according to the terms and conditions of each such Key Benefit Plan. All Columbus employees who accept an offer of employment with Key after the Effective Time shall receive credit for prior service with Columbus as follows: the lesser of actual years of service or an amount equal to the period of time between January 1, 1993 and the Effective Time for purposes of participation and vesting in all of the Key Benefit Plans, except as provided otherwise in subsections 6.07(c) and (d).

  Section 6.08. Merger Sub. Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of its stock to
Key) or liabilities.

  Section 6.09. Indemnification. (a) From and after the Effective Time, Columbus shall, and, if applicable, Key shall cause Columbus to, indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted under applicable law, each person who is a current or former officer or director of Columbus or any of its Subsidiaries (each, and "Indemnified Party") against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to or as of the Effective Time. Key shall have the option to control any such claim, action, suit, proceeding or investigation; and shall have the option to choose counsel to represent the Indemnified Party after discussion with the Indemnified Party.

  (b) Key agrees that the provisions of Columbus' Restated Articles of Incorporation and By-laws in effect as of the date of this Agreement affecting the Indemnified Parties' rights to indemnification, limitation of liability and advancement of expenses shall survive the consummation of the Merger and shall continue in full force and effect, without any amendment thereto (unless required by law), for a period of six years from the Effective Time.

  (c) The provisions of this Section 6.09 are intended to be for the benefit of, and shall by enforceable by, each of the Indemnified Parties, their heirs and their representatives, and no amendment or waiver under this Agreement will have any effect on the rights of the Indemnified Parties.

  Section 6.10. Arthur Andersen Opinion Update. At any time up to 10 days prior to the date of the Columbus Stockholders Meeting, either Columbus or Key may request that Arthur Andersen LLP deliver its written opinion updated to the date of the Columbus Stockholders Meeting, to the effect that, subject to the qualifications and limitations contained therein, as of such date, the Merger Consideration is fair from a financial point of view to the holders of shares of Columbus Common Stock (other than the Key Companies). Columbus shall pay the fee associated with such update.

  Section 6.11. Section 16(b). Key and Columbus shall use their reasonable best efforts to cause the transactions contemplated hereby and any other dispositions of equity securities of Columbus (including derivative securities) or acquisitions of Key equity securities in connection with this Agreement by each individual who (a) is a director or officer of Columbus or
(b) at the Effective Time, will become a director or officer of Key, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                                  ARTICLE VII

                              Closing Conditions

  Section 7.01. Conditions to Obligations of Each Party Under This
Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted by applicable law:

    (a) Effectiveness of the Registration Statement; Blue Sky. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC. Key shall have received all Blue Sky permits and other authorizations necessary to consummate the transactions contemplated by this Agreement.

    (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Columbus.

    (c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

  Section 7.02. Additional Conditions to Obligations of the Key Companies. The obligations of the Key Companies to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Key, in whole or in part, to the extent permitted by applicable law:

    (a) Representations and Warranties. Each of the representations and warranties of Columbus contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). The Key Companies shall have received a certificate of the President and the Chief Financial Officer of Columbus, dated the Closing Date, to such effect.

    (b) Agreements and Covenants. Columbus shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Key Companies shall have received a certificate of the President and the Chief Financial Officer of Columbus, dated the Closing Date, to that effect.

    (c) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, financial condition or results of operations of Columbus or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Columbus and its subsidiaries, taken as a whole, except as to changes in general economic conditions that affect each of Key and Columbus substantially equally. The Key Companies shall have received a certificate of the President and the Chief Financial Officer of Columbus, dated the Closing Date, to such effect.

    (d) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of Key, to the continuing operation of the business of Columbus, which imposes any condition or restriction upon the Key Companies or the business or operations of Columbus which, in the reasonable business judgment of Key, would be materially burdensome in the context of the transactions contemplated by this Agreement.

    (e) Tax Opinion. Prior to the effective date of the Registration Statement, Sherman & Howard L.L.C. shall have delivered its written opinion to Key, in form and substance reasonably satisfactory to Key, to the effect that: (i) the Merger will constitute a reorganization within the meaning of section 368(a) of the Code; (ii) Key, Merger Sub and Columbus will each be a party to that reorganization within the meaning of section 368(b) of the Code; (iii) Key, Merger Sub and Columbus will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger; and
  (iv) the Federal Income Tax Consequences section of the Proxy Statement (which constitutes the prospectus included in the Registration Statement) describes the material income tax consequences to Key, Columbus and the Columbus stockholders from the Merger

  Transaction and fairly represents such counsel's opinion as to the federal income tax matters discussed therein. Such firm shall have consented to the filing of such opinion as an exhibit to the Registration Statement and to the reference to such firm in the Registration Statement and such tax opinion shall not have been withdrawn or modified in any material respect prior to the Closing Date.

    (f) Nonforeign Status. Columbus shall have delivered to Key at closing such certificates and affidavits under Section 1445 of the Code as may be requested by Key in a form satisfactory to Key.

  Section 7.03. Additional Conditions to Obligations of Columbus. The obligations of Columbus to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Columbus, in whole or in part, to the extent permitted by applicable law:

    (a) Representations and Warranties. Each of the representations and warranties of the Key Companies contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). Columbus shall have received a certificate of the President and the Chief Financial Officer of each of the Key Companies, dated the Closing Date, to such effect.

    (b) Agreements and Covenants. The Key Companies shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Columbus shall have received a certificate of the President and the Chief Financial Officer of each of the Key Companies, dated the Closing Date, to that effect.

    (c) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, financial condition or results of operations of Key or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Key and its subsidiaries, taken as a whole. Columbus shall have received a certificate of the President and the Chief Financial Officer of each of the Key Companies, dated the Closing Date, to such effect.

    (d) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of Columbus, to the continuing operation of the business of Key, which imposes any condition or restriction upon Key or the business or operations of Key which, in the reasonable business judgment of Columbus, would be materially burdensome in the context of the transactions contemplated by this Agreement.

    (e) New York Stock Exchange Listing. The shares of Key Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on the New York Stock Exchange.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

  Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of Columbus:

    (a) by mutual consent of Key and Columbus;

    (b) by Key, upon a material breach of any representation, warranty, covenant or agreement on the part of Columbus set forth in this Agreement, or if any representation or warranty of Columbus shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or
  Section 7.02(b) of this Agreement, as the case may be, would be incapable of being satisfied by December 31, 2000 (or as otherwise extended as described in Section 8.01(e)); provided, that in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(b);

    (c) by Columbus, upon a material breach of any representation, warranty, covenant or agreement on the part of the Key Companies set forth in this Agreement, or if any representation or warranty of the Key Companies shall have become untrue, in either case such that the conditions set forth in
  Section 7.03(a) or Section 7.03(b) of this Agreement, as the case may be, would be incapable of being satisfied by December 31, 2000 (or as otherwise extended as described in Section 8.01(e)); provided, that in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(c);

    (d) by either Key or Columbus, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order to terminate this Agreement has not complied with its obligations under Section 6.03(b) of this Agreement;

    (e) by either Key or Columbus, if the Merger shall not have been consummated before December 31, 2000; provided, however, that this Agreement may be extended by written notice of either Key or Columbus to a date not later than March 31, 2001, if the Merger shall not have been consummated as a direct result of Columbus or the Key Companies having failed by December 31, 2000 to receive all required regulatory approvals or regulatory consents with respect to the Merger;

    (f) by either Key or Columbus, if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Columbus at the Columbus Stockholders Meeting;

    (g) by Key, if (i) the Board of Directors of Columbus withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Key or shall have resolved to do any of the foregoing; (ii) the Board of Directors of Columbus shall have recommended to the stockholders of Columbus any Competing Transaction or shall have resolved to do so;
  (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Columbus is commenced, and the Board of Directors of Columbus does not recommend that stockholders not tender their shares into such tender or exchange offer or; (iv) any person (other than Key or an affiliate thereof, or any stockholder of Columbus as of the date of this Agreement) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Columbus; or

    (h) by either Key or Columbus, if the Board of Directors of Columbus (x) fails to make or withdraws its recommendation referred to in Section 6.02(a) if there exists at such time a Competing Transaction (as defined in Section 5.02(g)), or (y) recommends to Columbus' stockholders approval or acceptance of a Competing Transaction.

    (i) by Columbus, if Arthur Andersen LLP is requested under Section 6.10 and fails to deliver its written opinion updated as of the date of the Columbus Stockholders Meeting, to the effect that, subject to the qualifications and limitations contained therein, as of such date, the Merger Consideration is fair from a financial point of view to the holders of shares of Columbus Common Stock (other than the Key Companies).

  The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

  Section 8.02. Effect of Termination. Except as provided in Section 8.05 or
Section 9.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of the Key Companies or Columbus to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for (i) any breach of such party's covenants or agreements contained in this Agreement, or (ii) any willful breach of such party's representations or warranties contained in this Agreement.

  Section 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Columbus, (i) no amendment, which under applicable law may not be made without the approval of the stockholders of Columbus, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  Section 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 8.04, the Key Companies as a group shall be deemed to be one party.

  Section 8.05. Fees, Expenses and Other Payments.

  (a) Except as provided in Section 8.05(c) and (d) of this Agreement, all Expenses (as defined in paragraph (b) of this Section 8.05) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided, however, that the allocable share of the Key Companies as a group and Columbus for (i) all Expenses paid to financial printers for printing, filing and mailing the Registration Statement and the Columbus Proxy Statement and (ii) all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Columbus Proxy Statement shall be one-third by Columbus and two-thirds by Key; and provided further that Key may, at its option, pay any Expenses of Columbus, and Key shall pay all SEC filing fees.

  (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket third party expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Columbus Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

  (c) Columbus agrees that if this Agreement is terminated pursuant to:

    (i) Section 8.01(b) and (x) such termination is the result of a willful breach of any representation, warranty, covenant or agreement of Columbus contained herein, (y) at any time within the period commencing on the date of this Agreement through the date of termination of this Agreement Columbus shall have initiated, solicited or encouraged (including by way of furnishing information or assistance), or taken any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or entered into discussions or negotiated with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agreed to or endorsed any Competing Transaction, or authorized or permitted any of the officers, directors or employees of Columbus or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Columbus or any of Columbus' subsidiaries to take any such action, and (z) within twelve months after the date of termination of this Agreement, and with respect to any person or group with whom the contacts or negotiations referred to in clause (y) have occurred, a Business Combination (as defined in Section 8.05(e)) shall have occurred or Columbus shall have entered into a definitive agreement providing for a Business Combination; or

    (ii) Section 8.01(f) because this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Columbus at the Columbus Stockholders Meeting and at the time of such meeting there shall exist a Competing Transaction; or

    (iii) Section 8.01(g), (h) or (i) and at the time of the termination there shall exist a Competing Transaction;

then Columbus shall pay to Key an amount equal to $1,000,000, which amount is inclusive of all of Key's Expenses.

  (d) Columbus agrees that if this Agreement is terminated pursuant to:

    (i) Section 8.01(f) because this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Columbus at the Columbus Stockholders Meeting and at the time of such meeting there shall not exist a Competing Transaction; or

    (ii) Section 8.01(i) because Arthur Andersen LLP would not deliver its written opinion updated to the date of the Columbus Stockholders Meeting opining that the Merger Consideration is fair from a financial point of view as of such date and at such time there shall not exist a Competing Transaction;

then Columbus shall pay to Key an amount equal to Key's Expenses.

  (e) Key agrees that if this Agreement is terminated pursuant to Section 8.01(c) and such termination is the result of a willful breach of any representation, warranty, covenant or agreement of Key contained herein, then Key shall pay to Columbus an amount equal to $1,000,000, which amount is inclusive of all of Columbus' Expenses.

  (f) Any payment required to be made pursuant to Section 8.05(c) or (d) of this Agreement shall be made as promptly as practicable but not later than ten business days after termination of this Agreement, and shall be made by wire transfer of immediately available funds to an account designated by the recipient, except that any payment to be made as the result of an event described in Section 8.05(c)(i) shall be made as promptly as practicable but not later than ten business days after the occurrence of the Business Combination or the execution of the definitive agreement providing for a Business Combination.

  (g) For purposes of this Section 8.05, the term "Business Combination" means
(i) a merger, consolidation, share exchange, business combination or similar transaction involving Columbus, (ii) a sale, lease, exchange, transfer or other disposition of 20% or more of the assets of Columbus and its subsidiaries, taken as a whole, in a single transaction or a series of transactions, or (iii) the acquisition, by a person (other than Key or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Columbus Common Stock whether by tender or exchange offer or otherwise.

                                  ARTICLE IX

                              General Provisions

  Section 9.01. Effectiveness of Representations, Warranties and Agreements.

  (a) Except as set forth in Section 9.01(b) of this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

  (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and II and IX and Sections 6.07 and 6.09 shall survive the Effective Time and those set forth in Sections 5.04(d), 8.02 and 8.05 and Article IX hereof shall survive termination. Nothing herein shall be construed to cause the Confidentiality Agreements to terminate upon the termination of this Agreement pursuant to Article VIII.

  Section 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

    (a) If to any of the Key Companies, to:

      Key Production Company, Inc.
      707 Seventeenth Street
      Suite 3300
      Denver, Colorado 80202-3404
      Attention: Monroe W. Robertson
      Telecopier No.: (303) 295-3494

    with a copy to:

      Holme Roberts & Owen LLP
      1700 Lincoln Street, Suite 4100
      Denver, Colorado 80203
      Attention: Nick Nimmo
      Telecopier No.: (303) 866-0200

    (b) If to Columbus, to:

      1660 Lincoln St., Suite 2400
      Denver, CO 80264
      Attention: President
      Telecopier No.: (303) 831-0135

    with a copy to:

      Sherman & Howard L.L.C.
      633 17th Street, Suite 3000
      Denver, Colorado 80202
      Attention: James F. Wood
      Telecopier No.: (303) 298-0940

  Section 9.03. Certain Definitions. For the purposes of this Agreement, the term:

    (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

    (b) a person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of Columbus Common Stock or Key Common Stock, as the case may be, in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof; provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, Columbus Common Stock or Key Common Stock, as the case may be, that such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

    (c) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

    (d) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

    (e) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of Columbus or Key, as the case may be, has actual knowledge of such matter, and, with respect to Section 3.14, if Michael M. Logan has actual knowledge of such matter;

    (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

    (g) "Significant Subsidiary" means any subsidiary of Columbus or Key, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC; and

    (h) "subsidiary" or "subsidiaries" of Columbus, Key, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which Columbus, Key, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  Section 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

  Section 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  Section 9.06. Entire Agreement. This Agreement (together with the Exhibits, the Columbus Disclosure Schedule and the Key Disclosure Schedule) and the Confidentiality Agreements constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

  Section 9.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

  Section 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than as contemplated by Section 6.07 and Section 6.09), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  Section 9.09. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

  Section 9.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

  Section 9.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

  Section 9.12. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  In Witness Whereof, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          Key Production Company, Inc.

                                                /s/ Monroe W. Robertson
                                          By:__________________________________
                                                    Monroe W. Robertson
                                               President and Chief Operating
                                                          Officer

                                          Key Acquisition Two, Inc.

                                                /s/ Monroe W. Robertson
                                          By:__________________________________
                                                    Monroe W. Robertson
                                                         President


                                          Columbus Energy Corp.

                                              /s/ Harry A. Trueblood, Jr.
                                          By:__________________________________
                                                 Harry A. Trueblood, Jr.,
                                             Chairman of the Board, President,
                                                and Chief Executive Officer

ANNEX B



                                         [ARTHUR ANDERSEN LETTERHEAD GOES HERE]


August 28, 2000

Board of Directors
Columbus Energy Corp.
1660 Lincoln Street, Suite 2400
Denver, Colorado 80264

Members of the Board:

  You have asked us to advise you with respect to the fairness from a financial point of view to the stockholders of Columbus Energy Corp. (the "Company") of the Exchange Ratio pursuant to the terms of the Merger Agreement, dated as of August 28, 2000 (the "Merger Agreement"), among the Company and Key Production Company, Inc. (the "Acquiror"). The Merger, as proposed, generally provides for the Company's stock to be converted into the right to receive 0.355 shares of Acquiror common stock.

  In connection with our analysis, we have been furnished certain documents and other information concerning the Company and the Acquiror as we requested. We have performed such due diligence, studies, analyses and inquiries as we considered appropriate. Among other items we have considered, we have:

   1) read certain publicly available business and financial information relating to the Company and the Acquiror for recent years and interim periods to date;

   2) read the Company's and Acquiror's internally prepared two-year Financial Forecasts (2000-2001), prepared by management of the Company and Acquiror;

   3) read Acquiror's internally prepared reserve report dated July 1, 2000 and the Company's reserve report dated July 1, 2000 as prepared by outside petroleum engineering consultants retained by the Company;

   4) considered certain financial and stock market data of the Company and Acquiror and compared that data with similar data for certain other companies, the securities of which are publicly traded, which we believe may be similar or comparable to the Company and Acquiror;

   5) considered the financial terms and related stock market data of certain recent acquisition or business combination transactions in the oil and gas industry;

   6) compared the estimated net asset value of the Company and Acquiror based on estimated values of certain relevant assets and liabilities;

   7) considered the Company and Acquiror on a pro forma, combined basis in order to estimate accretion to earnings and cash flow per share, and the effects of general and administrative savings and a change in accounting method (depreciation);

   8) compared certain operational and financial contributions of the Company and Acquiror to a combined entity;

   9) held meetings and discussions with management, senior personnel to discuss the business operations, assets, historical financial results and future prospects of the Company and Acquiror; and

  10) conducted such other studies, analysis, inquiries and investigations, as we deemed appropriate.

  In our analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us or publicly available, and we have not assumed any responsibility for the independent verification of such information. We have further relied upon the assurances of management of the Company and the Acquiror that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have assumed that the financial forecasts and projections provided to us by the Company and Acquiror were prepared in good faith and on basis reflecting the best currently available judgments and estimates of the Company's management. In addition, we have not conducted a physical inspection of the properties or facilities of the Company or Acquiror and have not made or obtained an independent valuation or appraisal of the assets or liabilities of the Company or Acquiror. We express no view whatever as to the federal, state or local tax consequences of the Merger.

  Our services to the Company in connection with the Merger have been comprised solely of financial advisory services and not accounting, audit or tax services. Without limiting the foregoing, our services with respect to the Merger do not constitute, nor should they be construed to constitute in any way, a review or audit of or any other procedures with respect to any financial information nor should such services be relied upon by any person to disclose weaknesses in internal controls, financial statement errors or irregularities, or illegal acts or omissions of any person affiliated with the Merger. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. We shall have no obligation to update this Opinion unless requested by you in writing to do so and expressly disclaim any responsibility to do so in the absence of any such request. Our opinion does not address nor shall it be construed to address the underlying business decision to effect the Merger.

  We have acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services on the basis described in our letter dated February 22, 2000. We have performed various auditing, accounting and tax services for the Company and/or Acquiror in the past and have received customary fees for the rendering of such services. We currently provide various auditing, accounting and tax services for Acquiror.

  This letter does not constitute a recommendation to any stockholder with respect to whether to vote in favor of the Merger or take any other action in connection with the Merger or otherwise, and should not be relied upon by any stockholder as such. We are not expressing any view as to the price or trading range of which the shares to be issued in connection with the Merger may be sold or traded.

  Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the stockholders of the Company.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                                        ANNEX C

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------
                                   FORM 10-K
                 Annual Report Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

       For the Fiscal Year Ended               Commission File Number
           November 30, 1999                          001-9872

                               ----------------
                             COLUMBUS ENERGY CORP.
            (Exact name of Registrant as specified in its Charter)

               COLORADO                              84-0891713
       (State of incorporation)         (I.R.S. Employer Identification No.)

          1660 Lincoln Street                           80264
           Denver, Colorado                          (Zip Code)
    (Address of principal executive
               offices)

              Registrant's telephone number, including area code:
                                (303) 861-5252

                       Securities registered pursuant to
                           Section 12(b) of the Act:

     Title of each class        Name of each Exchange on which registered
     -------------------        -----------------------------------------
Common Stock, ($.20 par value)           American Stock Exchange

  Securities registered pursuant to Section 12(g) of the Act: None

  Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days. Yes X No .

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

  The aggregate market value of the voting stock held by nonaffiliates of the registrant as of January 31, 2000 is $16,848,000.

  Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of January 31, 2000.

                                                                 Outstanding at
      Class                                                     January 31, 2000
      -----                                                     ----------------
Common Stock, ($.20 par value)................................. 3,762,374 shares

                      DOCUMENTS INCORPORATED BY REFERENCE

  Columbus Energy Corp. definitive proxy statement to be filed no later than 120 days after the end of the fiscal year covered by this report, is incorporated by reference into Part III.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        ANNUAL REPORT (S.E.C. FORM 10-K)

                                     INDEX

                       Securities and Exchange Commission
                          Item Number and Description

                                     PART I

                                                                            Page
                                                                            ----
Item 1. Business..........................................................    3
Item 2. Properties--Oil and Gas Operations................................    4
Item 3.  Legal Proceedings................................................   15
Item 4. Submission of Matters to a Vote of Security Holders...............   16
                                    PART II
Item 5. Market for the Registrant's Common Equity and Related Stockholder
         Matters..........................................................   17
Item 6.  Selected Financial Data..........................................   18
Item 7. Management's Discussion and Analysis of Financial Condition and
         Results of Operations............................................   19
Item 7A. Quantitative and Qualitative Disclosure About Market Risk........   29
Item 8. Financial Statements and Supplementary Data.......................   29
Item 9.  Changes in and Disagreements with Accountants on Accounting and
         Financial Disclosure.............................................   29
                                    PART III
Item 10.  Directors and Executive Officers of the Registrant..............   30
Item 11. Executive Compensation...........................................   30
Item 12.  Security Ownership of Certain Beneficial Owners and Management..   30
Item 13. Certain Relationships and Related Transactions...................   30
                             PART IV AND SIGNATURES
Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K..   31
    Signatures............................................................   55

                                    PART I

Item 1. BUSINESS

  Columbus Energy Corp. ("Columbus") was incorporated under the laws of the State of Colorado on October 7, 1982. Columbus engages in the production and sale of crude oil, condensate and natural gas, as well as the acquisition and development of leaseholds and other interests in oil and gas properties, and also acts as manager and operator of oil and gas properties for itself and others. It also engages in the business of compression, transmission and marketing of natural gas through its wholly-owned subsidiary, Columbus Gas Services, Inc. ("CGSI"), a Delaware corporation. On September 1, 1998 Columbus formed a Texas partnership named Columbus Energy, L.P. and is its general partner. The partnership's limited partner is Columbus Texas, Inc., a Nevada corporation, which is a wholly-owned subsidiary of Columbus. All of the Company's oil and gas properties in Texas were transferred to the partnership effective September 1, 1998. Columbus remains the operator of the properties. Prior to February 1995, CEC Resources Ltd. ("Resources"), an Alberta, Canada corporation, was also a wholly-owned subsidiary but became a separate publicly-owned entity when it was spun-off via a rights offering by Columbus to its shareholders. The term "Company" or "EGY" as used herein includes Columbus and its subsidiaries.

  The Company currently has 31 employees. The current technical staff, including management, is comprised of four petroleum engineers and one landman. The administrative staff provides support required for accounting and data processing including disbursement of monthly oil and gas revenues, joint interest billing functions, and accounts payable.

  During 1998 Columbus declared a 10% stock dividend distributed March 9, 1998 to shareholders of record as of February 23, 1998. During 1997, Columbus declared a five-for-four stock split for shareholders of record as of May 27 which was distributed on June 16, 1997 and was issued from authorized but unissued shares. The 1998 stock dividend and two prior 10% stock dividends in 1994 and 1995 were paid from treasury shares reacquired from the market and therefore reduced cumulative retained earnings and increased paid-in capital. No cash dividends have been paid since the Company became publicly-owned in 1988.

  From shortly after its incorporation until January 1988, the Company was a wholly-owned or majority-owned subsidiary of Consolidated Oil & Gas, Inc. ("Consolidated") after which time it became a separate publicly-owned entity as a result of a spin-off via a rights offering by Consolidated to its shareholders.

Item 2. PROPERTIES

                            Oil and Gas Properties

Reserves

  The estimated reserve amounts and future net revenues were determined by outside consulting petroleum engineers. The reserve tables presented below show total proved reserves and changes in proved reserves owned by Columbus for the three years ended November 30, 1999, 1998 and 1997.

                          PROVED OIL AND GAS RESERVES

                                1999           1998           1997
                            -------------  -------------  -------------
                             Oil    Gas     Oil    Gas     Oil    Gas
                            MBbl    Mmcf   MBbl    Mmcf   MBbl    Mmcf
                            -----  ------  -----  ------  -----  ------
Proved reserves:
  Beginning of year.......    960  22,463  1,805  18,520  1,643  18,665
  Revisions of previous
   estimates..............    399  (1,405)  (713)    767   (127)    226
  Purchase of reserves....    --      --       1     320    --      --
  Extensions and
   discoveries............     68     726     88   6,355    538   5,066
  Production..............   (169) (3,201)  (221) (3,499)  (249) (3,370)
  Sale of reserves........    --      --     --      --     --   (2,067)
                            -----  ------  -----  ------  -----  ------
  End of year.............  1,258  18,583    960  22,463  1,805  18,520
                            =====  ======  =====  ======  =====  ======
Proved developed reserves:
  Beginning of year.......    762  20,674  1,333  16,122  1,211  15,758
                            =====  ======  =====  ======  =====  ======
  End of year.............    925  14,748    762  20,674  1,333  16,122
                            =====  ======  =====  ======  =====  ======

Proved Developed Producing Reserves

  As of November 30, 1999, Columbus has approximately 815,000 barrels of proved developed producing oil and condensate in the United States most of which are attributable to primary recovery operations. Producing oil properties in Montana and Texas account for over 98%, and Texas alone 77%, of the reserves in the proved developed producing category.

  The gas producing properties owned by Columbus are located in Texas, North Dakota, Louisiana, Oklahoma and Montana and contain 11.0 billion cubic feet of proved developed producing gas reserves. Texas properties account for 95% of these reserves.

  The reserves in this category can be materially affected positively or negatively by either currently prevailing or future prices because they determine the economic lives of the producing wells.

Proved Developed Non-Producing Reserves

  The reserves in this category are located in the states of Texas, Louisiana and Montana. Generally, these are reserves behind the casing in existing wells with recompletion required before commencement of production or else are in wells being completed and/or completed but awaiting pipeline connections at year end.

  Columbus' non-producing reserves equal 110,000 barrels of oil, or 9% of its total proved oil reserves, and 3.7 billion cubic feet of natural gas, or 20% of its total proved natural gas reserves.

Proved Undeveloped Reserves

  Columbus' proved undeveloped reserves were approximately 333,000 barrels and
3.8 billion cubic feet of natural gas. Almost all of the oil reserves in this category are in Montana. All of the proved undeveloped gas reserves are attributable to undrilled locations offsetting production in Webb, Zapata, Harris and Jim Hogg Counties, Texas and Montana.

  These reserves are expected to either be developed during 2000 or in future when there is some stabilization of oil prices at levels which will yield a satisfactory rate of return on investment without fear of another roller coaster price fallout.

Standardized Measure

  The schedule of Standardized Measure of Discounted Future Net Cash Flows (the "Standardized Measure") is presented below pursuant to the disclosure requirements of the Securities and Exchange Commission ("SEC") and Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities" (SFAS-69) for such information. Future cash flows are calculated using year-end oil and gas prices and operating expenses, and are discounted using a 10% discount factor.

           Standardized Measure of Discounted Future Net Cash Flows
               Relating to Estimated Proved Oil and Gas Reserves
                            (thousands of dollars)

                                                   1999      1998      1997
                                                 --------  --------  --------
Future oil and gas revenues..................... $ 74,284  $ 53,271  $ 79,381
Future cost:
  Production cost...............................  (24,031)  (13,688)  (21,856)
  Development cost..............................   (4,811)   (2,638)   (5,401)
Future income taxes.............................  (10,504)   (6,325)  (11,531)
                                                 --------  --------  --------
Future net cash flows...........................   34,938    30,620    40,593
Discount at 10%.................................  (11,229)   (8,691)  (10,422)
                                                 --------  --------  --------
Standardized measure of discounted future net
 cash flows..................................... $ 23,709  $ 21,929  $ 30,171
                                                 ========  ========  ========

         Change in Standardized Measure of Discounted Future Net Cash
               Flows from Estimated Proved Oil and Gas Reserves
                  For the Three Years Ended November 30, 1999
                            (thousands of dollars)

                                                    1999      1998      1997
                                                   -------  --------  --------
Balance, beginning of year........................ $21,929  $ 30,171  $ 38,160
  Sale of oil and gas net of production costs.....  (7,081)   (7,397)  (10,708)
  Net changes in prices and production costs......   9,801   (12,034)  (10,502)
  Purchase of reserves............................     --        310       --
  Sale of reserves................................     --        --     (1.320)
  Extensions, discoveries and other additions.....   1,150     6,896     9,660
  Revisions to previous estimates.................   1,346    (3,406)     (710)
  Previously estimated development costs incurred
   during the period..............................     268       586     1,089
  Changes in development costs....................  (1,945)    2,066       229
  Accretion of discount...........................   2,599     3,730     4,653
  Other...........................................  (1,951)   (2,066)   (1,620)
  Change in future income taxes...................  (2,407)    3,073     1,240
                                                   -------  --------  --------
Net increase (decrease)...........................   1,780    (8,242)   (7,989)
                                                   -------  --------  --------
Balance, end of year.............................. $23,709  $ 21,929  $ 30,171
                                                   =======  ========  ========

  The standardized measure is intended to provide a standard of comparable measurement of the Company's estimated proved oil and gas reserves based on economic and operating conditions existing as of November 30, 1999, 1998 and 1997. Pursuant to SFAS-69, the future oil and gas revenues are calculated by applying to the proved oil and gas reserves the oil and gas prices at November 30 of each year relating to such reserves. Future price changes are considered only to the extent provided by contractual arrangements in existence at year end. Production and development costs are based upon costs at each year end. Future income taxes are computed by applying statutory tax rates as of year end with recognition of tax basis, net operating loss carryforwards, depletion carryforwards, and investment tax credit carryforwards as of that date and relating to the proved properties. Discounted amounts are based on a 10% annual discount rate. Changes in the demand for oil and gas, price changes and other factors make such estimates inherently imprecise and subject to revision.

  Discounted future net cash flows before income taxes for reserves were $30,173,000 in 1999, $25,986,000 in 1998, and $37,301,000 in 1997. As required by SFAS-69, the future tax computation appearing in the above table does not consider the Company's annual interest expenses and general and administrative expenses nor future expenditures for intangible drilling costs. Because of these factors, the tax provisions are not truly representative of the expected lower future tax expense to the Company so long as it remains an active operating company.

  The reserve and standardized measure tables prescribed by the SEC and presented above are prepared on the basis of a weighted average price for all properties as of each year end. At November 30, 1999 the crude oil price (including natural gas liquids) was $23.48 per barrel and the natural gas price was $2.41 per thousand cubic feet. The SEC requires that this computation utilize those year end prices and expenses which are then held constant, except for contractual escalations, over the life of the property.

  The calculation of discounted future cash flows can be materially affected by being compelled to use only those prices that happen to be effective on November 30 each year (Columbus' fiscal year end) because of price volatility. Mandatory usage of prices which happen to prevail on a single date can have an inordinate influence on year-end reserves as well as on the resulting year to year change that a company reports for discounted future net cash flows determined using this standardized measure calculation. Management has long advocated using a weighted average of prices actually received throughout the year to make this standardized measure calculation less susceptible to the impact of wide monthly fluctuations in prices which have occurred so frequently in recent years. Even using weighted average annual prices still may or may not be very indicative of future cash flows because average prices may vary widely in future fiscal years.

  Both 1999 and 1998 fiscal years are good examples of why an average price would be preferable in management's opinion since year end prices for natural gas and crude oil were significantly different from the average annual prices received.

Outside Consultant's Report

  An outside consulting firm, Reed Ferrill & Associates, was retained for the purpose of preparing a report covering the reserves of the Company's properties and a future production forecast using constant prices as of November 30, 1999, 1998 and 1997. The reports for 1998 and 1997 on the reserves of the properties located in the Berry Cox field in Texas were prepared by Huddleston & Co., Inc., another outside consulting firm. These reports are prepared each year as required by the Company's bank line of credit.

Production

  Columbus' net U.S. oil and gas production for each of the past three fiscal years is shown on the following table:

                                                               Fiscal Year
                                                         -----------------------
                                                          1999    1998    1997
                                                         ------- ------- -------
Oil-barrels............................................. 169,000 221,000 249,000
Gas-Mmcf................................................   3,201   3,499   3,370

  During the fiscal year 1999, Columbus filed Form EIA23 with the Energy Information Agency which required disclosure of oil and natural gas reserve data for wells operated by Columbus. The reserve data reported was for calendar year 1998. This data was reported on a gross operated basis inclusive of royalty interest and, therefore, does not compare with Columbus' net reserves reported for 1998.

  Average price and cost per unit of production for the past three fiscal years are as follows:

                                                               Fiscal Year
                                                           --------------------
                                                            1999   1998   1997
                                                           ------ ------ ------
Average sales price:
  per barrel of oil....................................... $16.63 $13.22 $19.62
  per Mcf of gas.......................................... $ 2.28 $ 2.18 $ 2.65
Average production cost per equivalent barrel............. $ 4.18 $ 4.00 $ 3.83

  Natural gas is converted to oil at the ratio of six Mcf of natural gas to one barrel of oil. Production costs for fiscal years 1999, 1998 and 1997 include production taxes.

Developed Properties

  A summary of the gross and net interest in producing wells and gross and net interest in producing acres is shown in the following table:

November 30, 1999                                             Gross       Net
-----------------                                           ---------- ---------
                                                            Oil  Gas   Oil  Gas
                                                            --- ------ --- -----
Wells......................................................  80    169  21    21
Acres......................................................     33,788     9,845

Undeveloped Properties

  The following table sets forth the Company's ownership in undeveloped properties:

November 30, 1999                                          Gross Acres Net Acres
-----------------                                          ----------- ---------
Louisiana.................................................   16,047      1,561
Montana...................................................   11,223      6,759
New Mexico................................................      840        630
North Dakota..............................................    1,659        277
Oklahoma..................................................    1,280        640
Texas.....................................................    7,460      3,682
                                                             ------     ------
  Total Undeveloped Properties............................   38,509     13,549
                                                             ======     ======

Drilling Activities

  The Company engages in exploratory and development drilling in association with third parties, typically other oil companies. Actual drilling operations are not conducted by the Company and are usually carried out by third party drilling contractors, but the Company may act as operator of the projects. The following table gives information regarding the Company's drilling activity in its last three fiscal years.

                                                    Year Ended November 30,
                                                --------------------------------
                                                   1999       1998       1997
                                                ---------- ---------- ----------
                                                Gross Net  Gross Net  Gross Net
                                                ----- ---- ----- ---- ----- ----
EXPLORATORY
Wells Drilled:
  Oil..........................................    2  1.34    2  1.10    2  1.45
  Gas..........................................    1   .54    3  1.69    1   .37
  Dry..........................................    4  2.38    2   .92    1   .34
DEVELOPMENT
Wells Drilled:
  Oil..........................................    0     0    1   .67    4  1.91
  Gas..........................................    7  1.63    8  1.06   18  2.71
  Dry..........................................    2   .15    4  1.23    3   .65
TOTAL
Wells Drilled:
  Oil..........................................    2  1.34    3  1.77    6  3.36
  Gas..........................................    8  2.17   11  2.75   19  3.08
  Dry..........................................    6  2.53    6  2.15    4   .99
                                                 ---  ----  ---  ----  ---  ----
    Total......................................   16  6.04   20  6.67   29  7.43
                                                 ===  ====  ===  ====  ===  ====

Current Activities

  During the fourth quarter of fiscal 1999 and subsequent thereto, there was a flurry of drilling and completion activity involving the El Squared prospect in Bee County. This was primarily related to the impending expiration of the primary term of the Fred Long lease which represented over 40% of the approximate 5,700 acres of leaseholds in that prospect block. This lease could be extended over the primary term with two alternatives available. One of these required payment to the royalty owner of approximately $500,000 of lease bonus for a two-year lease extension agreement which also required modifications to the base lease with some fairly significant changes in the size of and the manner in which drilling units could be created or pooled. The other alternative available was to have drilling operations under way over the primary term of the lease or have a well completing within 60 days of expiration of the primary term of the lease, or both.

  Columbus, as operator for its own account as well as on behalf of participants, determined to have both circumstances in existence by essentially utilizing the bonus money equivalent to commence drilling a deviated wellbore toward an upper Massive objective after cutting a window in the casing in the Long #3 and be drilling over the January 7, 2000 lease expiration date. Fortunately, there was already a completion attempt under way at the Long #4 which met the within 60 days of the lease expiration requirement. During the last week in December 1999 and early in January of 2000, management initially tried to establish commercial production from a lower Massive section at approximately 13,000 feet as well as in a stray sand in the Massive silt interval at approximately 12,300 feet. It was assumed that if those zones proved to be unsuccessful, the upper Massive Sand at approximately 12,000 feet, which had an excellent electric log in that interval, could be completed as a gas producer. However, a continuous drilling program would be necessary with the commencement of a new well every 60 days following completion of a preceding well in order to keep the lease in force. This provision was expected to provide a sufficient period of time to allow the group to develop the anticipated reserves in fault block "B" in the upper and middle Wilcox Sands. Such a program would not maintain the deep Wilcox Reagan Sands under lease without drilling a wellbore to that depth, but the group was unwilling to take that route because of the expense and the risk associated therewith. Based on 3-D seismic interpretation, only one potential Reagan structure was being given up under the Long lease and those rights were owned under the remaining acreage.

  Management was able to meet the critical path logistics necessary to keep the lease in force but then had to suffer severe disappointment from the results of those extraordinary efforts. As explained in a Special Interim Report to Shareholders on January 14, 2000, the lower Massive zone was fairly tight and yielded only about 100,000 cubic feet per day flow rate although it exhibited an extremely high shut-in bottom hole pressure of approximately 10,000 psig. Management was not confident that a fracture stimulation of that sand would yield a completion with sufficient flow rates to justify postponing completion of the upper Massive zone and leaving it shut-in behind unperforated casing. A dual completion was not practical. Furthermore, a small amount of water with limited gas had been added from the zone at 12,300 feet after being perforated. This effectively eliminated any further consideration of the basal sand being fracture stimulated without encountering considerable wellbore logistical problems to isolate that lower zone from the 12,300-foot zone.

  As a consequence, completion efforts were moved uphole where we fully expected an excellent flow of gas from the upper Massive zone. This belief was supported by good sand in the mud samples along with a reasonable show of gas plus corroborating electric logs of the interval. The latter had been interpreted by various service company experts, our consultants, and Columbus' own personnel as being gas productive with a reasonably high flow rate anticipated. This confidence was further supported by log calculations which were made using available known resistivities from water samples obtained from an upper Massive Sand interval in the initial deviated hole drilled from the Long #3 which had flowed gas and water. It was over 300 feet down structure from this Long #4 sand but was in a separate fault block. To the absolute astonishment of all concerned, this upper Massive Sand inexplicably yielded formation water with only a very limited amount of accompanying gas. In fact, a significant hourly rate was swabbed from 25 feet of perforations from within a gross sand interval of 90 feet so the zone was permeable but definitely wet. To date, no one has a solid explanation for these results. Admittedly, the water in this interval was a bit fresher and this isolated fault block was probably completely sealed, but this is not a satisfactory explanation. So confident that commercial gas production would be found by every person involved, the Company had already installed a gathering line in order to connect the well and commence sales immediately. Unfortunately, surprises such as this have plagued explorationists since the first U.S. commercial oil discovery in 1859. It is a part of the business not understood by most people outside of the industry and is painful to those within.

  As soon as it was established that the upper Massive Sand was water productive, management also shut down drilling operations at the Long #3 sidetrack hole. However, by the time this could be done, the wellbore was already at a measured depth of 10,800 feet and was over 150 feet away from the original wellbore and at a 20 degree angle. Management did weigh the possibility of continuing drilling operations at the Long #3 until it reached its objective since it would have required only a few days and because this sand would be in a different fault block. To support the notion that this might make a difference, the sand in the initial Long #3 deviated wellbore had yielded considerably more gas than the Long #4 despite being over 300 feet structurally lower. However, the likelihood of finding a water free completion updip in the Long #3 fault block carried too much risk. It was believed those same funds could be used to further develop additional gas reserves from the Slick Sands which are known producers in this "B" fault block area.

  Because of the Long #4 results, two other identified upper Massive locations were scrapped and it was determined to farmout about 1,000 acres of leaseholds within the "A" fault block area on the east side of the El Squared acreage block. This farmout will require a test of a sizable Massive structure identified by 3-D seismic which will be followed by a working interest back-in after payout to Columbus, et al. In addition, there are at least three Slick/Luling Sand upper Wilcox structures previously identified on the El Squared acreage which can be drilled during fiscal 2000. While these structures are not quite so romantic as Massive prospects, they do offer potential reserves at each structure of 5 to 10 billion cubic feet plus associated condensate with considerably lower costs to develop.

  As fiscal 1999 came to a close, Columbus had no rigs actively drilling at any of its other key areas as the focus and funds had been dedicated to El Squared activity. There were two wells in the Laredo area that had been drilled which for tax reasons were awaiting completion until after January 1, 2000. These were being carried as "in progress" at year end. A few proved undeveloped locations have been identified for drilling in the Laredo area during fiscal 2000 and more should be forthcoming.

  A more detailed description related to recent activities as segregated by Columbus' primary areas of operations follows:

South Texas--Laredo Area

  This continues to be the most important operational area where the Company serves as operator of over 100 natural gas wells in various fields that extend from the southern city limits of Laredo to the B. R. Cox field in Jim Hogg County, approximately 80 miles to the south. In this area Columbus owns working interests ranging from 1% to 53% in wells which it operates and less than 10% in the relatively few wells where it does not.

  For the past several years in the area near Laredo, Columbus has, for a good portion of each year, had at least one rig drilling infill, extension, and new fault block locations which had been identified by a 3-D seismic program conducted in 1994-95. During fiscal 1999, only five (1.01 net) gas wells were drilled and completed successfully. In addition, one (.06 net) well was drilled which resulted in a dry hole. The total number of wells was somewhat reduced from past drilling programs of 10 wells in fiscal 1998, 18 in fiscal 1997, and 12 in fiscal 1996.

  In the B. R. Cox field, Columbus continued to postpone all workovers, recompletions, or new drilling because of the failure of the largest working interest owner's willingness or capability to advance their share of the funds required to do the work. Even worse, they would not agree to go non-consent and suffer penalties provided for in the Operating Agreement so we have been stalemated for years. Continued frustration with this "do nothing" stance appears about to be alleviated as that company recently agreed to sell the balance of its properties in this field to another operator. At least now the working interest holders should be able to jointly perform some much needed workovers to reestablish commercial production at several shut-in wells. Also, the group will consider drilling at least one or more wells during fiscal 2000.

El Squared Prospect--Bee County, Texas

  This prospect area is one for which recent drilling activities were discussed in detail above and had previously been described in earlier reports and news releases as one of the most exciting areas for potential reserve accumulation since Columbus' Sralla Road discovery east of Houston in 1990. Currently, leaseholds approximate 5,700 acres in size of which all have been shot with 3-D seismic and Columbus currently owns a 55% working interest (42%
NRI) while three of its drilling associates own working interests which total
20%.

An energy company which originated the prospect owns the remaining 25% and its principal owner is also the mineral owner of the prospect's largest individual lease which is almost 2,500 acres in size. As indicated, there was a flurry of calendar year end activity because its expiration date was January 7, 2000. Two successful Slick Sand wells have been completed thereon with each of the wells being inside 320-acre units which overlap so approximately 450 plus acres out of the almost 2,500 acres will be held by production. The balance will probably be allowed to expire because of the lack of a continuous drilling program. Most of this leasehold cost was wiped out by exploratory expense charges in fiscal 1999 as it appears the Massive zones of the Wilcox have pretty much been condemned under the Long lease. Shallower sand development location(s) are within these producing units for the most part.

  Only one working interest well (0.54 net), the Long #2, was actually completed during fiscal 1999 as lower Slick producer while the other two wells were in an "in progress" status at year end. These were the Long #3 (0.75 net
WI) and the Long #4 (0.90 net WI) which were subsequently determined to be unsuccessful exploratory wells as previously discussed following recovery of water in the upper Massive in the Long #4 and cessation of drilling at the Long #3. These cased wellbores are being kept intact for the present in case they might be usable for some other purpose.

  Several leases adjacent to the Long lease have now had their attractiveness eliminated by the Massive Sand being condemned in this "B" fault block. Some of those remaining leases have possibilities of being productive in the Slick/Luling zones of the upper Wilcox and three drillable structures have been identified thus far on remaining acreage in the prospect.

  As mentioned in Current Activities, the proposed farmout which is about to be offered to industry is a separate leasehold block of 1,021 acres. The farmee would acquire 100% of this acreage and related seismic for $160,000 which approximates the actual cost thereof. An initial test well will be required to be drilled to a depth of 12,000 feet to test an upper Massive sand which underlies the "A" fault block and a 352-acre drilling unit has been defined for that purpose. Also, a lower Massive sand structure whose apex lies to the west of this initial test well site is essentially located entirely within this 1,021-acre leasehold block should the farmee desire to drill another wellbore at some future date. Such a test well is not a requirement under the proposed farmout agreement. At such time as the farmee has recovered all of its costs of drilling and completing the initial test well, Columbus, et al, will back in for a 33 1/3% working interest in that drilling unit assuming a successful completion. Because this wildcat location is in an entirely separate fault block and a separate structure on the basinward side of the "A" fault, it is unrelated to the Long #4. This test well will be the second deep test ever to be drilled in this fault block and its structural location is over 300 feet high to the prior well which was drilled in 1977. That initial well had excellent shows of gas in a sand which appears to be the upper Massive but that zone was never perforated and tested because the hole was junked while trying to run production liner. It is expected this farmout well will be drilled during the next few months assuming its terms can be negotiated successfully early in fiscal 2000.

  In addition to the previously planned tests during fiscal 2000 of untested Slick/Luling structures on the remaining leaseholds which are still intact, the structure on which the Long #1 and #2 wells have been completed will require the drilling of a Long #5 wellbore in order to timely and adequately drain the main Slick sand and the lower Slick sand reservoirs. This well site should not only find those two reservoirs at structural positions of 30 feet to 45 feet high to Long #1 but would permit the upper portion of the lower Slick sand to be drained as it was faulted out in the Long #2. Also, the main Slick sand that produced initially in the Long #1 was shut-off by a through tubing bridge plug and needs to be returned to production very soon rather than wait until upper Slick reserves have been depleted in the Long #1. Particularly appealing is the fact the structurally favorable Long #5 location should recover "chimney" gas reserves for that zone as well as the lower Slick. Both producing zones would probably be produced through separate strings of tubing in this single wellbore to facilitate workover operations when required. A combination of the present worth value improvement of accelerating recovery of the gas reserves related to both reservoirs plus their higher structural locations that should recover reserves which might otherwise be lost more than justifies the drilling of this Long #5 location. It was previously proposed but then postponed because of the flurry of year end activity surrounding the testing of the Massive structures on the Long lease.

Sralla Road Field Area--Harris County, Texas

  During fiscal 1999, there was participation in two wells drilled on the south end of this field. One of those wells was in the form of an overriding royalty (0.0022 NRI) in a successful gas well drilled by another operator. Because of the relatively minor amount of acreage that could be contributed to form the 160-acre drilling unit and the wellbore would have to be directionally drilled with no cinch completion, that acreage was farmed out and an overriding royalty retained. A second well, the Johnson/Peace #1, was drilled by that same operator at the southwesternmost end of the field. This proved to be an expensive dry hole as unfortunately the operator attempted to complete same. Columbus contributed its limited acreage owned to this 160-acre drilling unit and fortunately participated for only a 0.086 net working interest. This unit offset to the south Columbus' Jones #1 oil well discovery that was announced in fiscal 1998. That well was placed on production flowing 200 barrels of oil per day in June 1999 after completion of a gas gathering system through a densely populated area. Columbus owns 19% working interest in the Jones #1 well and 5% of the gathering system. Apparently there is a cross fault between the Jones #1 well and the Johnson/Peace #1 dry hole which accounts for the latter being water bearing. This is the first indication of water being present in the Jackson sand in the Sralla Road West Jackson sand field and most probably signals the southwestern extremity of the field has been found.

  The Sralla Road Field area has been a very important asset to Columbus throughout the last decade. This was primarily because of a relatively small, but very prolific, Vicksburg oil field which generated the necessary cash flow which allowed the Company to take risks in extending both the initial Jackson sand field on the downthrown side of the "B" fault as well as on the upside thereof. The very thin (3' to 6') sand thickness found in both Jackson fields required the wells to be drilled on 160 acre spacing to make any economic sense when the costs and risks involved were weighed. There was little room for any dry holes or marginal wells to be drilled yet some were drilled as these fields were being defined. However, a combination of increased gas prices during the 1990's and the recent recovery of crude oil prices has definitely improved the outlook for obtaining a decent rate of return on recent investments during the coming years. Furthermore, without the initial Jackson sand oil discovery having been completed in only four feet of sand at the Davis Oil Unit #1 in 1988, the shallower Vicksburg oil discovery at the offset Davis B-1 would never have been found. One must therefore consider the overall return from the area from every source so the Jackson sand may claim credit for that discovery. Overall, this area proved to be very satisfactory from that standpoint and this field has been Columbus' primary source of field level cash flow for the past ten years.

  About 20 miles east of the Sralla Road field, one of the best gas wells in which the Company owns an interest is located near the famous old Anahuac field in Chambers County, Texas. This well, the Syphrett Heirs #1, was discovered in July, 1997 and has sold around 100 million cubic feet of gas each month since that completion in the Frio 16 sand and is expected to do so for many years to come. Columbus originally owned a larger working interest but as a result of certain "back-ins" that interest approximated about 26% working interest in fiscal 1999. The most recent reserve review indicated that remaining reserves yet to be recovered approximate 4.92 BCF so it is expected that this well will yield a very high production rate for several more years.

Williston Basin Area

  During the latter part of fiscal 1998 and the first half of fiscal 1999 this mature area of operations suffered from crude oil prices that were so ridiculously low that many of the wells which had been profitable had to be shut down as they were essentially being operated for the benefit of royalty owners and the state and local taxing authorities. They would not cover the operating expenses primarily because of pump failures as well as the fact that the principal producing horizons--the Ordivician Red River formation and the Mississippian Mission Canyon formation--produce water with the crude oil almost from the beginning of each well's productive life which becomes even a greater factor as the reservoirs approach the latter stages of their economic life. During fiscal 1998, a sizeable reduction was recognized for this area for both the proved producing and proved undeveloped crude oil reserves with essentially all undeveloped locations being eliminated as marginal or uneconomic. Also, the potential structures that had been identified by a 3-D Seismic program were eliminated from further consideration as warranting an exploratory test well. A general provision was made during both 1998 and 1999 in the form of an impairment for undeveloped acreage that probably would not justify a test before expiration of the primary term of the lease.

  When crude oil prices began to recover toward mid-year 1999, an attempt was made to resume operations and all of the wells that had been shut-in. Not unexpectedly, several of the wells showed a reduced productivity of oil as a result of the shut-in period. In the instance of two Red River wells, the water percentage had increased to 100% or to such a high percentage as to be uneconomic. Fortunately, two of these wells, the Ullman #1 and the Young Heirs #4, had porous zones in the shallower Duperow formation which offered promise of being productive of commercial rates of oil and were successfully recompleted in this uphole zone as oil discoveries. While the initial production began at higher rates, both of these wells leveled off to about 50 barrels of oil per day and have settled into what is believed will be the long slow decline which is customary with the various producing formations in this deeper portion of the Williston Basin. Most of the wells the Company owns in this area are at least 20 years old while several are over 30 years old and still are producing from the original zone in which the well was completed. Decline curve history of a majority of these reservoirs appears to settle at less than 5% per year with ultimate well life depending more on the integrity of the production casing against collapse opposite salt sections than on depletion. Also, since there appears to be evidence of a limited water drive in almost all of these fields. Although the production rates of these newly completed discoveries in the Duperow are modest, Columbus owns a substantial 63.7% working interest in the Ullman #2 and a 70.3% working interest in the Young Heirs #4 and their economic well life expectancy at this time could be in the 20 year range barring unforeseen mechanical problems.

  By the end of fiscal 1999, the price of crude oil had recovered to a high enough level and for a sufficient length of time for some of the previously dropped reserves for proved undeveloped locations to be restored. Also, the economic well life of several wells was extended thereby adding to the proved developed producing reserves for those wells which had produced during the two years of low prices as well as for those which had successfully been placed back on production because water production had not rendered them uneconomic or had not been permanently abandoned or recompleted. If crude prices would eventually stabilize in the $25 per barrel range, management would feel more comfortable that a reasonable rate of return could be realized and the proved undeveloped locations could then be drilled. There is sufficient available forecasted cash flow in excess of preliminary budget for the coming year to enable Columbus to add one or more Red River wells and/or several of the shallower Mission Canyon locations.

Titles

  The Company is confident that it has satisfactory title to its producing properties which are held pursuant to leases from third parties and have been examined on several occasions to determine their suitability to serve as collateral for bank loans. Oil and gas interests are subject to customary interest and burdens, including overriding royalties and operating agreements. Titles to the Company's properties may also be subject to liens incident to operating agreements and minor encumbrances, easements and restrictions.

  As is customary in the oil and gas industry, the Company does not regularly investigate titles to oil and gas leases when acquiring undeveloped acreage. Title is typically examined before any drilling or development is undertaken by checking the county and various governmental records to determine the ownership of the land and the validity of the oil and gas leases on which drilling is to take place. The methods of title examination adopted by the Company are reasonably calculated, in the opinion of the Company, to insure that production from its properties, if obtained, will be readily salable for the account of the Company. As stated above, certain of the Company's producing properties have been subject to independent title investigations as a consequence of bank loans obtained and have been accepted for such purposes. Insofar as is known to the Company, there is no material litigation pending or threatened pertaining to its proved acreage.

  The producing and non-producing acreages are subject to customary royalty interests, liens for current taxes, and other burdens, none of which, in the opinion of the Company, materially interfere with the use of or adversely affect the value of such properties.

Competition, Marketing and Customers

  Competition and Marketing. The oil and gas industry is highly competitive. Major oil and gas companies, independent producers with public drilling and production purchase programs and individual producers and operators are active bidders for desirable oil and gas properties as well as for the equipment and labor required to operate such properties. Many competitors have financial resources, staffs and facilities substantially greater than those of the Company. A ready market for the oil and gas production is, to a limited extent, dependent upon the cost and availability of alternative fuels as well as upon the level of consumer demand and domestic production of oil and gas; the amount of importation of foreign oil and gas; the cost and proximity to pipelines and other transportation facilities; the regulation of state and federal authorities; and the cost of complying with applicable environmental regulations.

  All production of crude oil and condensate by the Company is sold to others at field prices posted by the principal purchasers of crude oil in the areas where the producing properties are located. In the Company's judgment, termination of the arrangements under which such sales are made would not adversely affect its ability to market oil and condensate at comparable prices. During recent years, the posted prices were directly affected by the fluctuations in the supply and price of imported crude oil as well as by trading of oil futures.

  A very limited amount of the natural gas produced by the Company is being sold at the wellhead under long-term contracts. Following deregulation of natural gas, excesses of domestic supply over demand, plus competition from alternate fuels caused Columbus, through CGSI, to take a much more active role in marketing its own gas along with gas owned by third parties.

  Customers. Sales to four purchasers of crude oil and natural gas, which amounted to more than 10% of the Company's combined revenues for the years ended November 30, 1999, 1998 and 1997, are set forth in Note 3 to Notes to the Consolidated Financial Statements. In the opinion of management, a loss of a customer has not to date, and should not in the future, materially affect the Company since the nature of the oil and gas industry is such that alternative purchasers are normally available on very short notice.

Government Regulations

  The development, production and sale of oil and gas is subject to various federal, state and local governmental regulations. In general, regulatory agencies are empowered to make and enforce regulations to prevent waste of oil and gas, to protect the correlative rights and opportunities to produce oil and gas between owners of a common reservoir, and to protect the environment. Matters subject to regulation include, but are not limited to, discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas.

  The Company believes that the environmental regulations, as presently in effect, will not have a material effect upon its capital expenditures, earnings or competitive position in the industry. Consequently, the Company does not anticipate any material capital expenditures for environmental control facilities for the current year or any succeeding year. No assurance can be given as to the future capital expenditures which may be required for compliance with environmental regulations as they may be adopted in future. The Company believes, however, that it is reasonably likely that the trend in environmental legislation and regulations will continue to be towards stricter standards. For instance, legislation previously considered in Congress would amend the Resource Conservation and Recovery Act to reclassify oil and gas production wastes as "hazardous waste," the effect of which would be to further regulate the handling, transportation and disposal of such waste. If similar legislation were to pass, it could have a significant adverse impact on the operating costs of the Company, as well as the oil and gas industry in general.

Operating Hazards

  The oil and gas business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, casing collapse, abnormally pressured formations, and environmental hazards such as oil spills, gas leaks, ruptures and discharge of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property, natural resources and equipment, pollution and other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. The Company maintains insurance against some, but not all, potential risks; however, there can be no assurance that such insurance will be adequate to cover any losses or exposure for liability. Furthermore, the Company cannot predict whether insurance will continue to be available at premium levels that justify its purchase or whether insurance will be available at all. Generally, the Company has elected to not obtain blow-out insurance when drilling a well, except for deep high pressure wells or when required such as within city limits.

Natural Gas Controls

  The Federal Energy Regulatory Commission ("FERC") has issued several rules which encourage sales of gas directly to end users and provides open access to existing pipelines by producers and end users at the highest possible prices that can be negotiated. All price controls were terminated as of January 1, 1993. On April 8, 1992, FERC issued Order No. 636 which has essentially restructured the interstate gas transportation business. The stated purpose of Order 636 was to improve the competitive structure of the pipeline industry and maximize consumer benefits from the competitive wellhead gas market and to assure that the services non-pipeline companies can obtain from pipelines is comparable to the services pipeline companies offer to their customers. Following a rehearing with minimum modification, it was subsequently reissued as FERC Order No. 636A which has led to much more competitive markets. It raised questions about whether gathering systems of interstate pipelines can be sold off and totally escape regulation but in more recent hearings FERC has failed to resolve this issue satisfactorily by suggesting this is a matter for regulatory authorities in various local jurisdictions.

Item 3. LEGAL PROCEEDINGS

  On October 7, 1998, Columbus was served with a complaint in a lawsuit styled Maris E. Penn, Michael Mattalino, Bruce Davis, and Benjamin T. Willey, Jr. vs. Columbus Energy Corp., Cause No. 98- 44940 in the 55th District Court of Harris County, Texas. The plaintiffs are parties to a September 1994 settlement agreement that provided for the conveyance of overriding royalty interests in leases acquired by Columbus in certain portions of Harris County. Plaintiffs claim Columbus is obligated under the settlement agreement to acquire all leases available within a described portion of Harris County and that Columbus has failed to develop those leases as a reasonably prudent operator. Plaintiffs are claiming damages based upon their alleged right to a 3% overriding royalty interest in leases taken and drilled by third parties within the described area. Discovery is ongoing. Columbus denies all allegations of failure to develop and instructed counsel to vigorously defend this lawsuit. The parties are set for mediation on April 11, 2000 and for trial on May 22, 2000.

  Management is unaware of any asserted or unasserted claims or assessments against the Company which would materially affect the Company's future financial position or results of operations.

  The Company's officers and directors are indemnified by contractual agreement with each individual, as well as by the Articles of Incorporation of Columbus as provided in and in accordance with the Colorado Corporation Code, as amended, of the State of Colorado.

Item 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  During the fourth quarter of 1999, no matters were submitted to a vote of security holders.

                                    PART II

Item 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
        MATTERS

  The common stock of Columbus commenced trading on the American Stock Exchange on March 11, 1993. The common stock previously traded on the American Stock Exchange Emerging Companies Marketplace since July 30, 1992. The reported high and low sales prices for the periods ending below were as follows:

                                                                  High(1) Low(1)
                                                                  ------- ------
2000:
  December 1, 1999 through January 31, 2000...................... $5.75   $5.50
1999:
  First quarter.................................................. $6.75   $6.125
  Second quarter.................................................  6.25    5.50
  Third quarter..................................................  6.125   5.68
  Fourth quarter.................................................  6.00    5.25
1998:
  First quarter.................................................. $8.18   $7.125
  Second quarter.................................................  7.875   7.00
  Third quarter..................................................  7.50    6.375
  Fourth quarter.................................................  6.69    6.25
1997:
  First quarter.................................................. $8.00   $6.27
  Second quarter.................................................  7.64    6.14
  Third quarter..................................................  7.84    6.82
  Fourth quarter.................................................  8.30    7.05

--------
(1) Price per share amounts have been adjusted for the 10% stock dividend distribution to shareholders of record on February 23, 1998 and the five-for-four stock split on May 27, 1997.

  As of January 31, 2000 the reported closing sales price of Columbus common stock was $5.625 per share.

  As of November 30, 1999, there were approximately 420 holders of record of Columbus' common stock and an estimated 1,000 or more beneficial owners who hold their shares in brokerage accounts.

  The Company has never paid any cash dividends on its common stock and does not contemplate the payment of cash dividends since it plans to use earnings available for its drilling, development and acquisition programs and excess cash flow has been used to acquire treasury shares that can be used for acquisitions or stock dividends. Payment of future cash dividends would also be dependent on earnings, financial requirements and other factors.

Item 6. SELECTED FINANCIAL DATA

  The table below sets forth selected historical financial and operating data for the Company and its consolidated subsidiaries for the years indicated. The historical data for each of the years in the five-year period ended November 30, 1999, were derived from the financial statements of the Company which have been audited by PricewaterhouseCoopers LLP, independent accountants. This information is not necessarily indicative of the Company's future performance. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's Financial Statements and notes thereto, included elsewhere herein.

                                           Year Ended November 30,
                                   -------------------------------------------
                                    1999     1998     1997     1996    1995(a)
                                   -------  -------  -------  -------  -------
                                    (in thousands, except per share data)
Operating data:
  Revenues........................ $11,500  $12,094  $15,156  $11,815  $ 9,400
  Loss on asset disposition,
   impairment of long-lived
   properties and abandonments....    (973)  (3,482)  (2,179)    (165)  (3,055)
  Net earnings (loss).............  (1,215)  (1,235)   2,167    2,098   (1,495)
                                   =======  =======  =======  =======  =======
  Earnings (loss) per share(b):
    Basic......................... $  (.31) $  (.29) $   .50  $   .50  $  (.35)
                                   =======  =======  =======  =======  =======
    Diluted....................... $  (.31) $  (.29) $   .49  $   .49  $  (.35)
                                   =======  =======  =======  =======  =======
  Weighted average number of
   common and common equivalent
   shares outstanding(b):
    Basic.........................   3,898    4,194    4,299    4,211    4,321
                                   =======  =======  =======  =======  =======
    Diluted.......................   3,898    4,194    4,392    4,259    4,321
                                   =======  =======  =======  =======  =======
Cash flow data(d):
  Cash from operating activities.. $ 3,258  $ 6,258  $ 8,638  $ 5,638  $ 3,929
  Cash used in investing
   activities..................... $(2,336) $(6,717) $(7,294) $(6,320) $  (119)
  Cash provided by (used in)
   financing activities(c)........ $(1,075) $   605  $  (883) $   664  $(4,223)
  Cash flow before changes in
   operating assets and
   liabilities.................... $ 3,027  $ 5,470  $ 9,132  $ 6,340  $ 3,920
  Discretionary cash flow......... $ 5,770  $ 6,192  $ 9,672  $ 6,658  $ 4,096
Balance sheet data:
  Total assets.................... $22,530  $23,949  $26,135  $21,625  $18,321
  Long-term debt, excluding
   current maturities--bank debt.. $ 5,500  $ 4,900  $ 2,200  $ 2,200  $ 1,600
  Stockholders' equity............ $12,798  $15,264  $17,958  $16,225  $13,186

--------
(a) Does not include results of CEC Resources Ltd. after its divestiture on February 24, 1995.
(b) Reflects restated amounts for 1994 through 1997 after stock dividends and stock split.
(c) No cash dividends have been declared or paid in any period presented.
(d) See discussion of cash flows in "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following summarizes the Company's financial condition and results of operations and should be read in conjunction with the consolidated financial statements and related notes.

  The information below and elsewhere in this Form 10-K may contain certain "forward-looking statements" that have been based on imprecise assumptions with regard to production levels, price realizations, and expenditures for exploration and development and anticipated results therefrom. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed herein or implied by such statements.

Liquidity and Capital Resources

  By mid-1999 crude oil prices had begun to recover after two years of dismal prices. Natural gas prices also had a similar recovery from lower prices during the winter of 1998/1999. The Company's natural gas prices averaged 5% higher than in 1998 while annual production was down 9% compared to 1998 for reasons discussed later. Improved prices did not fully offset the 24% decline in crude oil production which resulted in lower revenues. Fiscal 1999 had substantially higher exploration expenses but lower impairment charges so that the 1999 net loss approximated that of 1998. Such charges in 1999 totaled $4,044,000 which, after being tax effected, reduced net earnings by $2,790,000, or $0.72 per share which thereby created a net loss of $1,215,000, or $0.31 per share. During 1998 exploration charges of $722,000 and impairment charges of $3,482,000 were primarily responsible for the net loss of $1,235,000, or $0.29 per share. Low crude oil prices during the 1998 fiscal year contributed to the impairments and essentially eliminated drilling for crude oil production and reserves. Average shares outstanding for fiscal 1999 were only 3,898,000 compared to 4,194,000 last year. Discretionary Cash Flow in 1999 of $5,770,000 was 7% lower than 1998's because of lower gross revenues and oil and gas sales.

  As of the end of 1999, shareholders' equity decreased to $12,798,000 compared to $15,264,000 at November 30, 1998 as a result of the exploration and impairment charges along with repurchases of treasury shares. Positive working capital was $1,169,000 at year end which, when combined with the Company's anticipated cash flow for 2000, should provide sufficient funds for the capital expenditure program during fiscal 2000 which will continue to be directed toward onshore exploratory drilling in the lower Gulf Coast area including activity on existing El Squared prospect leaseholds. The unused portion of the $10,000,000 bank credit facility has previously been primarily targeted by management for acquisitions of oil and gas properties, but can be used for any legal corporate purpose and also is available should unforeseen capital expenditures arise during 2000 as a result of exploratory success.

  Generally accepted accounting principles ("GAAP") require cash flows from operating activities to be determined after giving effect to working capital changes. Accordingly, GAAP's net cash provided from operating activities has fluctuated widely from $3,300,000 to $8,600,000 during the last three years but, when coupled with use of the Company's credit facility, still provided sufficient liquidity to fund those three years' oil and gas capital expenditures, treasury share repurchases, and limited purchases of fractional working interests in existing properties.

  As regularly noted in prior reports, management places greater reliance upon an important alternative method of computing cash flow which is generally known as Discretionary Cash Flow ("DCF"). DCF is not in accordance with GAAP but is commonly used in the industry as this method calculates cash flow before working capital changes or deduction of exploration expenses since the latter can be increased or decreased at management's discretion. DCF is often used by successful efforts companies to compare their cash flow results with those independent energy companies who use the full cost accounting method where exploration expenses are capitalized and do not immediately adversely affect either operating cash flow or net earnings. Columbus' DCF for 1999 was $5,770,000 which compared to 1998's $6,192,000 when more shares were outstanding. DCF is calculated without debt retirement being considered but in Columbus' case this does not matter as current bank debt requires no principal payments before August 1, 2001. Interest expense is always deducted before arriving at DCF.

  Management notes in each of its public filings and reports its strong exception to the Statement of Financial Accounting Standards No. 95 as it applies to Columbus which directs that operating cash flow must only be determined after consideration of working capital changes. Management believes such a requirement by GAAP ignores entirely the significant impact that the timing of income received for, and expenses incurred on behalf of, third party owners in properties may have on working capital. This is particularly significant where Columbus owns only a small working interest but is the operator.

  Neither DCF nor operating cash flow before working capital changes is allowed to be substituted for net income or for cash available from operations as defined by GAAP. Furthermore, currently reported cash flows, however defined, are not necessarily indicative that there will be sufficient funds for all future cash requirements. For 1999 and 1997 GAAP cash flow was lower than DCF and for 1998 it was the opposite.

  At the present time the Company has partially hedged its crude oil prices. Therefore, the Company's natural gas revenues are fully exposed and a portion of its crude oil revenues are exposed to risk of very low prices such as existed during fiscal 1998 and 1999's first half.

  Columbus periodically hedges both natural gas and crude oil prices by entering into "swaps". The swap is matched against the calendar monthly average price on the NYMEX and settled monthly. Revenues were decreased when the market price at settlement exceeded the contract swap price or increased when the contract swap price exceeded the market price. There was no hedging activity in fiscal 1998. The following table shows the results of these swaps:

                                                                Increase
                                                              (decrease) in
                                                               oil and gas
                                                                revenues
                                                            ------------------
Description                    Volume per mo.    Period       1999      1997
-----------                    -------------- ------------- --------  --------
                                  (Mmbtu or
                                    bbl)
Natural Gas
  $2.20/Mmbtu.................     60,000     3/97 - 10/97            $(86,400)
Crude Oil
  Collar with $17.50/ bbl
   floor and $22.25/bbl
   ceiling....................      7,500      9/99 - 8/00  $(34,000)
  $21.17/bbl..................     10,000     11/96 - 10/97           $  8,900
  $17.25/bbl with $19.50/bbl
   cap........................     10,000     1/96 - 12/96            $(22,500)

  The Company's natural gas and crude oil swaps are considered financial instruments with off-balance sheet risk which are entered into in the normal course of business to partially reduce its exposure to fluctuations in the price of crude oil and natural gas. Those instruments involved, to varying degrees, elements of market and credit risk in excess of the amount recognized in the balance sheets.

  The Company had a crude oil hedge outstanding as of November 30, 1999 by using a costless "collar" on 7,500 barrels per month for the 12 months from September 1, 1999 through August 31, 2000. This "collar" is settled monthly against the calendar monthly average price on the NYMEX with a $17.50 per barrel floor and $22.25 per barrel ceiling. For any average price below or above those prices Columbus receives or pays the difference which increases or reduces oil revenues each month in which this occurs. For the two months of December, 1999 and January, 2000, oil sales would have been $65,000 higher if this hedge had not been in place because oil prices exceeded the $22.25 ceiling price. For the remaining period of February through August 2000 using the prevailing price as of January 31, 2000 for each of the months, the settlement value the Company would owe is $158,000 which would also reduce crude oil sales.

  Columbus had outstanding borrowings of $5,500,000 as of November 30, 1999 against its $10,000,000 line of credit with Norwest Bank Denver, N.A. which is collateralized by its oil and gas properties. At the end of 1999, the ratio of net long-term debt (debt less working capital) to shareholders' equity was
0.34 and to total
assets was 0.19. The outstanding debt used a LIBOR option with an average interest rate of 7.0%. Subsequent to year end through January 31, 2000, the debt was increased by $200,000 to $5,700,000. The net increase (or decrease) in long-term debt directly affects cash flows from financing activities as do the purchase of treasury shares and proceeds from the exercise of stock options. For the Company's floating rate debt, interest rate changes generally do not affect the fair market value but do impact future results of operations and cash flows, assuming other factors are held constant. The carrying amount of the Company's debt approximates its fair value.

  Working capital at 1999 year end remained positive at $1,169,000 compared to $1,556,000 at November 30, 1998. This was achieved despite capital expenditures of $2,153,000 for additions to oil and gas properties along with record exploration expenses plus purchase 300,538 shares of treasury stock for $1,836,000 during the year.

  The Company has been authorized by its Board of Directors to repurchase its common shares from the market at various prices during the last several years. Those repurchases are summarized as follows:

                                              Number of Shares
                                           ----------------------
Fiscal year repurchased                    As purchased Restated* Average price*
-----------------------                    ------------ --------- --------------
1997......................................   158,000     197,863      $6.92
1998......................................   352,750     357,715      $7.07
1999......................................   300,538     300,538      $6.08

--------
* Restated for stock split and stock dividends

  As of November 30, 1999 a total of 73,384 shares remained to be purchased from the most recent authorizations to repurchase shares at a price not to exceed $6.00 per share. As of January 31, 2000, 45,000 of those shares have subsequently been acquired at an average price of $5.61 per share.

  During 1999, capital expenditures actually incurred for oil and gas properties totaled $2,153,000 (excludes costs of exploratory dry holes included in exploration expense) which amount differs from the capital expenditure shown in the Consolidated Statement of Cash Flows. The latter also includes cash payments made during 1999 for 1998 expenditures incurred but not yet paid as of 1998's year end. Similarly, there were expenditures accrued in 1999 that will not be actually paid until 2000. These were primarily related to the exploratory program in the Texas Gulf Coast area.

  Impact of the Year 2000 issue. The Year 2000 issue is the result of computer programs being written using two digits rather than four, or other methods, to define the applicable year. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 and could result in a system failure or miscalculations causing disruptions of operations such as a temporary inability to process transactions, transmit invoices or engage in similar normal business activities.

  The Company upgraded its major system computer software in 1997 to a new release of a major software vendor that the vendor represented was compliant with the year 2000. Columbus completed before year-end 1999 its review of other less important systems as well as its significant suppliers, purchasers, and transporters of oil and gas to determine the extent to which the Company might be vulnerable to other failures and what the impact might be on its operations.

  The Company's interest in wells operated by other companies was not considered to be as important but management attempted to determine if those companies were ready for the year 2000. The Company uses outside services for payroll and medical benefits processing and those companies provided updates to their software that they represented were year 2000 compliant. The Company is also somewhat dependent upon personal computers as well as certain spreadsheet and word processing software programs which may not have been year 2000 compliant. Evaluations were made to establish which of those systems were critical and a few personal computers and software programs were replaced at a cost of less than $10,000.

  The Company also relies on non-information technology systems, such as office telephones, facsimile machines, air conditioning, heating and elevators in its leased office space, which may have embedded technology such as micro controllers and are generally outside of its control to assess or remedy.

  As previously disclosed, the major system computer software upgrade performed in 1997 cost $16,000 and personal computer upgrades cost less than $10,000. This represented the costs required to meet the Company's goal of being year 2000 ready for mission-critical systems. The Company did not believe that any loss of revenue would occur as a result of the year 2000 problem. The Company did not established a contingency plan because it believed all major issues had been addressed.

  As of the date of this report in the year 2000 the Company has not experienced any year 2000 failures or problems that have affected its computer systems, operations, revenues, benefits processing or non-information technology systems. Should any year 2000 failures occur we will address them at that time.

Results of Operations

  The Company's 1999 gross revenues of $11.5 million were 5% below 1998's and was attributable to lower sales volumes because higher prices were received for both natural gas and crude oil. The Company's 1998 gross revenues of $12.1 million were 20% below 1997's primarily because of significantly lower prices. During 1998 low crude oil prices resulted in over one-half of the Company's operated wells in the Williston Basin being uneconomic which were either shut down or operated only a few days each month and this continued during 1999's first half.

  The operating loss in 1999 was almost entirely due to record exploration expense charges and impairments of $4,044,000 because gross revenues were only slightly lower than 1998's. Lease operating costs, depreciation and amortization and general and administrative expenses were all lower. The operating loss of $1,706,000 in 1998 was a direct result of a significant increase in impairments, lower revenues due to prices plus higher lease operating expenses and exploration costs compared with 1997. Operating income of $3,766,000 in 1997 represented an improvement of only 5% over 1996 and excluding the exploratory charges and impairment provisions, this would have been a 59% improvement.

  The 1999 net loss of $1,215,000 was caused by the factors previously discussed as well as increased interest and litigation expense. The 1998 net loss of $1,235,000 was primarily attributable to the impairment expense although all of the factors previously discussed contributed to this result. Net earnings during 1997 set a new high from U.S. only operations of $2,167,000 which surpassed 1996 earnings of $2,098,000. Had there not been the extremely high non-cash impairment provisions during 1997, record net earnings would have surpassed earlier years' results which also included Canadian operations.

Impairments

  The 1999 pre-tax, non-cash impairment loss of $973,000 included $503,000 that was recorded during the second quarter with the balance added at year end. The initial improvement in crude oil prices toward the end of the second quarter was insufficient at that time to justify restoration of previously written down proved undeveloped reserves in one of the Williston Basin's cost pools which had led to that pool's impairment charge equal to a shortfall of $253,000 between remaining book value of the pool and the current fair market value of its reserves. Elsewhere, an unexpected influx of water in natural gas wells in the shallow Heidi property in Jim Wells County, Texas brought about premature abandonment of producing zones and associated natural gas reserves. This contributed a pre-tax, non-cash impairment of $250,000 of the mid-year charge.

  As of 1999's fiscal year end, an impairment of $270,000 was recorded for one successful efforts pool in Texas where a significant reduction in total reserve quantities and future net cash flows became evident due to its producing/pressure performance. Also, there was a charge of $200,000 for an anticipated loss in value of undeveloped acreage following exploratory dry holes at the El Squared project and in Oklahoma.

  During fiscal 1998, the non-cash impairment loss of $3,482,000 was recognized during the first and fourth quarters with provisions of $2,816,000 and $666,000 respectively. The primary cause for each was the continued low crude oil prices which had showed signs of recovery on occasions throughout the year but had again retreated to the lows by year end. This resulted in a significant reduction for total reserve quantities which are based on the SEC calculation method using constant prices. Therefore, carrying values of remaining unamortized costs in several successful efforts pools continued to exceed resultant undiscounted future net cash flows even if determined using somewhat higher crude prices than were currently being realized. Several property pools were initially written down as of the end of the first quarter to a fair value based on an assumption that the average future crude oil price over the life of reserves would be $18.75 per barrel, which was subsequently lowered to $14 at year end based on bearish longer term sentiments expressed by many noted experts. The actual $11.50 year-end price calculation eliminated certain proved undeveloped locations as no longer being economic and further shortened the economic productive life and reserves of most oil wells. Using a $14 price over the life of the reserves still required an additional non-cash impairment for the 1998 fourth quarter of $666,000.

  A $400,000 charge in 1998 which was provided during the first quarter was for probable loss in value of undeveloped acreage and abandonments of leaseholds located primarily in Louisiana. This was in addition to $200,000 similarly reserved in 1997. A Louisiana Austin Chalk horizontal well, the Morrow #23-H, had reserves originally assigned to a contemplated extension of the then current downdip lateral. However, those reserves were eliminated by price and performance which contributed heavily to the first quarter provision. Also, because of added costs related to the necessary recompletion workover required to place the updip lateral on production, this operation was deferred. Although economic at a $14 per barrel crude oil price, such a recompletion was postponed for a minimum of two more years in anticipation that better prices would favorably alter the present worth of those reserves. This circumstance also contributed to the fourth quarter provisions.

  The non-cash impairment loss of $243,000 for 1997 was recognized for certain Oklahoma development oil and gas wells completed in prior years which had become marginal. During the third quarter of 1997, despite the fact that a production test of the Morrow #23-1H had not yet occurred, management also chose to write off as impaired certain small leaseholds within the acreage block where the possibility of putting together a drilling unit before expiration appeared rather remote. Also included were certain leaseholds where annual rentals were already due or about to become due. Those non-cash write downs equaled $251,000 which brought the total impairment provision during the third quarter of 1997 to $494,000.

  As fiscal 1997 ended, it had become apparent that with continued increasing water cuts, the Morrow #23-1H's oil production rates would probably be less than the initial potential tests had indicated. Accordingly, 1997's year-end proved reserves attributable to both horizontal legs were reduced which created additional impairment charges of $1,140,000 related to that Louisiana well and $84,000 to related leaseholds. Also, a general provision of $200,000 against all undeveloped leaseholds was recorded in anticipation that it was very likely that additional development probably could not be completed prior to lease expirations. Also, two oil wells in Oklahoma failed to respond to attempts to eliminate shifting frac sand from halting production. These were charged with additional impairment of $260,000 of the total 1997 year end amount even though the wells had not been abandoned permanently. Another attempt at production is expected during fiscal 2000 when better crude prices are available which support drilling horizontally to reduce the shifting frac sand and formation sand problem since a potentially profitable oil reservoir is believed to exist.

Oil and Gas Operations

  The following discussion of the Company's oil and gas operations is based upon the tables of production and average prices shown under the caption Item 2, "Oil and Gas Properties" and "Production".

  The changes in the components of oil and gas revenues during the periods presented are summarized as follows:

                                                              Production
                                                       Price   Quantity  Revenue
                                                       Change   Change   Change
                                                       ------ ---------- -------
   1999 vs. 1998
     Gas..............................................    5%     (9)%      (6)%
     Oil..............................................   26%    (24)%      (5)%
   1998 vs. 1997
     Gas.............................................. (18)%       4%     (14)%
     Oil.............................................. (33)%    (11)%     (40)%

  Natural gas revenues for fiscal 1999 compared to 1998 decreased 6% as a result of a 9% decrease in production and despite a 5% increase in average prices. Average gas prices improved from somewhat depressed 1998 prices which had resulted from a warm winter and a high level of inventory of storage gas. Production volumes for 1999 decreased as a result of production declines not fully offset by production from newly completed development wells and from a lack of exploratory successes.

  Oil revenues for 1999 were down 5% from 1998 as a result of a 26% increase in the average price received because sales volumes were 24% lower. Oil revenues and average prices for 1999 were also reduced by $34,000 ($.20 per barrel) due to hedging activity while no oil hedges existed in 1998. Oil production has declined steadily commensurate with a lack of development drilling activity because of depressed oil prices. However, one exploratory oil well in Harris County, Texas, drilled during 1998, was finally hooked-up to a gas line and commenced flowing 200 barrels per day with associated gas during June 1999. Columbus owns a 19.5% working interest.

  Columbus' 1999 sales volumes of natural gas averaged 8,751 Mcf per day while oil and liquids sales declined to 456 barrels per day. This equates to daily production of 1,915 barrels of oil equivalent (BOE) which was down 14% from the record 2,223 BOE during 1998.

  A ratio of oil versus natural gas production during 1999 reveals that the Company now realizes approximately 76% of its production from natural gas. Such a high percentage is in keeping with expected results commensurate with the change in emphasis by management during the last several years toward exploring for and developing natural gas reserves.

  Natural gas revenues for 1998 decreased 14% compared to 1997 primarily as a result of lower prices which more than offset improved gas production from new wells in the Texas Gulf Coast area. These new discoveries had mitigated a normal annual production decline plus the sale of a Berry R. Cox field property in Texas during fourth quarter 1997. Average prices for natural gas in 1998 decreased 18% compared to 1997 as a result of reduced demand from both a warm winter and the highest percentage of storage refill ever accomplished. Gas revenues for 1997 were reduced by $86,400 ($.03 per Mcf) from swaps of natural gas.

  Oil revenues for 1998 versus 1997 were down by a significant 40% as a result of a substantial 33% decrease in the average price along with a lower sales volume of 11% which reflected a very sharp decline related to a 90%-owned Montana oil well. This well had been recompleted in a new zone uphole during 1997's third quarter and contributed most of its initial flush production for the last few months of that year. Furthermore, during 1998's third quarter, several oil wells which had been marginal because of low prices were shut down and any well which had pump or tubing problems was not repaired nor any workovers performed. Unfortunately no crude oil swap existed during 1998 to offer protection from that price debacle because one was in place during a portion of 1997 when prices were high which reduced revenues. Oil revenues for 1997 were decreased by $13,600 ($.06 per barrel) from crude oil swaps.

  U.S. oil prices have fluctuated for several years similar to the same wide swings experienced in world crude oil prices. From the beginning of 1997, world and U.S. crude oil prices steadily softened from almost $23.00 per barrel with the decline continuing unabated throughout fiscal 1998 and reached a year end price of $11.50 per barrel. Crude oil prices finally began to show recovery late in 1999's second quarter and have since accelerated during the third and fourth quarters reaching approximately $26.00 per barrel by year-end.

  Lease operating expenses for 1999 were 11% lower than 1998's. Expensive workovers and replacements of downhole and surface equipment on older wells occurred earlier in 1998 while several of those older wells remained shut-in during 1999's first half. Lease operating expenses increased 16% in 1998 over 1997 because of expensive workovers along with downhole and surface equipment replacements on several older wells. Lease operating costs on a barrel of oil equivalent basis for 1999 approximated $2.72 compared to $2.63 in 1998 and $2.27 for 1997. Operating costs as a percentage of revenues were 19% in 1999 compared to 20% in 1998 which had both lower unit prices and higher costs. During 1997 costs were only 13% due to increased production and commodity prices when compared with 1998 or 1999.

  Production and property taxes approximated 10% of revenues in 1999 and 1998 and 9% of revenues in 1997. These vary based on Texas' percentage share of the total production where oil tax rates are lower than gas tax rates. The relationship of taxes and revenue is not always directly proportional since several of the local jurisdiction's property taxes are based upon reserve evaluations as opposed to revenues received or production rates for a given tax period.

Operating and Management Services

  This segment of the Company's business is comprised of operations and services conducted on behalf of third parties including compressor rentals and salt water disposal facilities. Operating and management services revenue has increased in each of the last three years.

  Operating and management services profit was $502,000 for 1999 up substantially from the $276,000 for 1998 and the $349,000 for 1997. The 1999 profit benefited from an increase in operated wells plus an ownership increase from 50% to 100% in four compressors operating in South Texas although profits therefrom were adversely affected by significant compressor repairs. During 1999 the Company's contract operator services in the B. R. Cox field contributed $100,000 to operating and management services income and profit but this is expected to be terminated in fiscal 2000. The 1998 profit was lower as a result of unusually high 1998 workover expenses required to clean out sand from the well bore of a salt water disposal well in Texas although 1998's second half revenue did show improvement with the increase in well activity along with the aforementioned increased ownership interest in the four compressors.

Interest Income

  Interest income is earned primarily from short-term investments whose rates fluctuate with changes in the commercial paper rates and the prime rate. Interest income declined in 1999 to $100,000 compared to 1998's $141,000 as a result of reduced short-term interest rates and a lower amount of investments. Likewise 1998 was lower than the $147,000 for 1997 for the same reasons.

General and Administrative Expenses

  General and administrative expenses are considered to be those which relate to the direct costs of the Company which do not originate from operation of properties or providing of services. Corporate expense represents a major part of this category.

  The Company's general and administrative expenses for 1999 were 9% less than last year and would have been even greater except for total phase out during the second quarter of 1999 of reimbursement for management services provided Resources. This had the effect of increasing costs by the amount credits of $33,000 for 1999 were lower than $218,000 for 1998. Salary expenses were comparable in 1999 and 1998 because increases were granted effective December 1, 1998 for non-officer employees while officer salaries remained unchanged and incentive compensation and bonuses were reduced in 1999. Such bonuses are discretionary and directly related to the Company's performance during a prior year. These amounted to only $80,000 ($58,000 non-cash) for 1999. Higher medical claims in 1999 under the Company's self-insured plan raised expenses. A one-time charge for a retirement pay accrual of $111,000 was approved by the Board of Directors during 1999 for one officer and has been reported as a separate line item.

  One of the Company's working interest owners is now disputing its 25% participation in the Long #4 well in Texas after paying $90,000 of approximately $300,000 of its share of drilling costs. This dispute came after the well was determined to be a dry hole. In the Company's opinion, the claim is groundless but in the short- term will affect the collectability of its joint interest receivable.

  The Company's general and administrative expenses for 1998 were 7% higher than fiscal 1997 due primarily to higher medical claims and increased incentive bonuses which totaled $273,000 ($153,000 non-cash) as of May, 1998 compared to $220,000 ($70,000 non-cash) in May, 1997. Also, some 1998 cost increases resulted from salary adjustments granted effective December 1, 1997 for non-officer employees as well as the May 1, 1998 raises for officers. Medical claims under the Company's self-insured plan vary from year to year with no discernible pattern. For 1998 legal and accounting expenses decreased from 1997 which had included costs related to a registration statement filing which was canceled.

  Reimbursement for services provided by Columbus officers and employees for managing Resources and providing services has had the net effect of reducing overall general and administrative expenses. These amounted to $33,000 in 1999, $218,000 for 1998 and $255,000 for 1997.

Depreciation, Depletion and Amortization

  Depreciation, depletion and amortization of oil and gas assets are calculated based upon the units of production for the period compared to proved reserves of each successful efforts property pool. This expense is not only directly related to the level of production, but also is dependent upon past costs to find, develop and recover related reserves in each of the cost pools or fields. Depreciation and amortization of office equipment and computer software is also included in the total charge.

  Total charges for depletion expense for oil and gas properties was lower in 1999 compared to 1998 as a result of decreased units of production, especially in higher rate pools, and despite additional development expenditures. This expense item for 1998 was higher than in 1997 as a result of increased production plus added development expenditures during the intervening period and a reduction in reserves in several cost pools.

  During 1999 the depletion rate was $4.69 per barrel of oil equivalent ("BOE") or $.79 per thousand cubic feet of gas equivalent ("Mcfe") compared to 1998's rate of $4.64 per BOE ($.77 per Mcfe). The depletion and depreciation rate for fiscal 1998 increased over 1997 because of 1998's reduced crude oil reserves in certain cost pools and an exceptionally low $3.91 per BOE ($.65 per Mcfe) recorded for fiscal 1997.

  Effective October 1, 1997 the Company sold fractional working interests in seven wells in the Berry Cox field in Texas for cash proceeds of $750,000. These wells were a part of a larger pool of properties in the general Laredo area and so those sale proceeds reduced the carrying costs of the successful efforts pool and no book gain or loss was recognized.

Exploration Expense

  In general, the exploration expense category includes the cost of Company-wide efforts to acquire and explore new prospective areas. The successful efforts method of accounting for oil and gas properties requires expensing the costs of unsuccessful exploratory wells including associated leaseholds. Other exploratory charges such as seismic and geological costs must also be immediately expensed regardless of whether a prospect is ultimately proved to be successful. All such exploration charges not only decrease net earnings but also reduce reported GAAP cash flow from operations even though they are discretionary expenses; however, such charges are added back for purposes of determining DCF which is why it more nearly tracks cash flow reported by full cost accounting companies which capitalize such costs.

  Exploration charges of $3,071,000 for 1999 were a record and far in excess of 1998's $722,000. Costs for 1999 included $1,443,000 to initially drill and eventually deepen the Long #3 exploratory well in the El Squared prospect. The Long #3 wellbore had drilling ceased and was abandoned in January 2000 for yet a second time when the Long #4 well failed to find commercial natural gas reserves in the upper Massive zone of the middle Wilcox. Long #4 well dry hole costs totaled $911,000 as of year end which included associated leaseholds which were also expensed. Seismic interpretation costs of $72,000 in the El Squared prospect in Texas were expensed. During fiscal 1999 an additional $453,000 was expensed for participation in five other exploratory dry holes. Subsequent to fiscal year end about $1,200,000 was further incurred while drilling and eventually abandoning the Long #3 and #4 wells. This amount will be recognized as an exploration expense during first quarter of fiscal year 2000.

  Whenever a company using the successful efforts method of accounting is involved in an exploratory program that represents a significant part of its budget, it is automatically subjected to the risk that net earnings for any given quarter or year will be impacted negatively by wildcat dry holes. The numerous exploratory well bores involved at Columbus' El Squared Prospect that have already been or will be required to be drilled to properly evaluate the various fault blocks and/or potential producing horizons certainly fit that circumstance. Shareholders have been forewarned that net earnings and GAAP cash flow may not be truly indicative of the Company's operational activity. This is why management suggests that shareholders may wish to follow its own assessment of placing more emphasis on DCF from year to year and ignore net earnings. Comparing EGY's results with other company's net earnings or cash flows when they use the full cost accounting method is unrealistic and ill advised because they capitalize such exploratory costs.

  Exploration expense for 1998 of $722,000 included two exploratory dry holes in the S.E. Froid area in Montana where $209,000 was expensed while in the Texas Gulf Coast area a second dry hole cost $142,000. No exploratory oil wells could be justified during 1998 on any of its 3-D seismic structures mapped on its Williston Basin leasehold blocks in Montana until crude oil prices showed significant improvement. Early in 1998 3-D seismic costs of $135,000 had been incurred in this area in anticipation there would be an improvement in crude oil prices during the year and before leasehold expirations occurred during 1999.

  Exploration charges for 1997 were $540,000. These included $224,000 of 3-D seismic costs incurred in the S.E. Froid area in Montana in an attempt to locate new exploratory well sites plus $73,000 incurred for drilling a non-commercial exploratory oil well.

Litigation Expense

  The litigation expense in 1999 and 1998 relates to the Maris E. Penn, et al lawsuit previously described.

Interest Expense

  Interest expense varies in direct proportion to the amount of bank debt and the level of bank interest rates. The average amount outstanding has been higher during 1999 than in 1998. The average bank interest rate paid for debt in 1999, 1998 and 1997 was 6.6%, 7.1%, and 7.1%, respectively.

Income Taxes

  The Company's income tax position is complex. The utilization of net operating loss carryforwards by the Company has been complicated by two "change of ownership" transactions under Section 382 of the Internal Revenue Code, one of which occurred on October 1, 1987 and the other on August 25, 1993. Only the first of those changes has limited the utilization of net operating loss carryforwards. Furthermore, a quasi-reorganization occurred on December 1, 1987 which requires that benefits from net operating loss carryforwards or any other tax credits that arose prior to the quasi-reorganization be credited to additional paid-in capital rather than to income. Only post quasi-reorganization tax benefits realized can be credited to income.

  As a result of available net operating loss carryforwards, the Company's Federal income tax obligations have been limited to "alternative minimum tax" so that the Company has had current Federal and state taxes payable of 2% to 3% of pre-tax earnings. For use in fiscal 1999, the Company has a net operating loss carryforward from 1995 and operating loss carryforwards remaining from periods prior to the Section 382 ownership changes. Utilization of those latter benefits are limited to $1,707,000 for fiscal 1999, which expire if not used, and $904,000 in fiscal 2000. The significant exploration costs incurred during 1999 and first quarter of fiscal 2000 will reduce taxable income and may result in net operating losses expiring before they are utilized. The Company's current Federal tax provision and liability might increase after fiscal 2000 unless an active drilling program is maintained. In addition, the Company pays state income taxes in some states.

  During 1999, the net deferred tax asset increased to $1,137,000 which was comprised of $200,000 current portion and $937,000 long-term asset. The valuation allowance had a net reduction of $122,000 from 1998 to November 30, 1999. A deduction of $12,000 for the benefit of disqualifying disposition of incentive stock options was added to additional paid-in capital.

  During 1998, the net deferred tax asset was $210,000 and is comprised of a $327,000 current portion and a $117,000 long-term tax liability. The valuation allowance was decreased by a net $35,000. A deduction of $156,000 for the benefit of stock options that were exercised was added to additional paid-in capital.

New Accounting Pronouncements

  In June 1999, the FASB issued SFAS No. 137 which deferred the effective date for SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to fiscal years beginning after June 15, 2000. The Company must apply this statement no later than its fiscal year beginning December 1, 2000. SFAS No. 133 requires recording all derivative instruments as assets or liabilities measured at fair value. This Statement is not expected to materially affect the Company's financial statements.

Effects of Changing Prices

  The United States economy experienced considerable inflation during the late 1970's and early 1980's but in recent years has been fairly stable and at low levels. The Company, along with most other U.S. business enterprises, was then and could again be adversely affected by any recurrence of such economic conditions although in general, inflation has had a minimal effect on the Company.

  In recent years, oil and natural gas prices have fluctuated widely so the Company's results of operations and cash flow have been inordinately affected. Oil and gas prices have also been somewhat influenced by regulation by various governmental agencies, by the world economy, and by world politics. Operating expenses have been relatively stable but, when analyzed as a percentage of revenues, may be distorted because they become a larger percentage of revenues when lower product prices prevail. Drilling and equipment costs have risen noticeably in the last three years. Competition in the industry can significantly affect the cost of acquiring leases, although in the past decade competition has lessened as more operators have withdrawn from active exploration programs. Inflation, as well as a recessionary period, can cause significant swings in the interest rates the Company pays on bank borrowings. These factors are anticipated to continue to affect the Company's operations, both positively and negatively, for the foreseeable future.

Item 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  The Company's exposure to interest rate risk and commodity price risk is discussed in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "Liquidity and Capital Resources". The Company has no exposure to foreign currency exchange rate risks or to any other market risks.

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  The report of independent accountants and consolidated financial statements listed in the accompanying index are filed as part of this report. See Index to Consolidated Financial Statements on page 46.

Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  None.

                                   PART III

Items 10 and 11. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT AND
              EXECUTIVE COMPENSATION

  A definitive proxy statement related to the 2000 Annual Meeting of Stockholders of Columbus Energy Corp. will be filed no later than 120 days after the end of the fiscal year with the Securities and Exchange Commission. The information set forth therein under "Nominees for Election of Directors," "Executive Officers of the Company," and "Executive Compensation" is incorporated herein by reference.

Item 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Information required is set forth under the caption "Voting Securities and Principal Holders Thereof" in the Proxy Statement for the 2000 Annual Meeting of Stockholders and is incorporated herein by reference.

Item 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Information required is set forth under the caption "Election of Directors" in the Proxy Statement for the 2000 Annual Meeting of Stockholders and is incorporated herein by reference.

                                    PART IV

Item 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

  (a) Financial statements and schedules included in this report:

    See "Index to Consolidated Financial Statements" on page 33.

    All schedules are omitted since either the required information is set forth in the financial statements or in the notes thereto or the information called for is not present in the accounts or is not required under the exception stated in Rule 5.04.

  (b) Reports on Form 8-K:

    The following reports on Form 8-K were filed on behalf of the Registrant since the third quarter of fiscal 1999:

    None

  (c) Exhibits:

  Exhibit No.
  -----------
     *3.1     Restated Articles of Incorporation and Amendments thereto to date
              (Exhibit to Registration Statement No. 33-17885, Exhibit "a" to
              Form 10-Q dated July 13, 1990 and Exhibit 3(1)(a) to Form 8-K dated May 11, 1995).

     *3.2     Amended By-Laws of Columbus Energy Corp. amended as of May 5,
              1999 (Exhibit 3(b) to Form 8-K dated May 5, 1999).

    *10.1     Amended and Restated Credit Agreement dated as of October 23,
              1996 between Columbus Energy Corp. and Norwest Bank Denver,
              National Association (Exhibit 10(a) to Registration Statement No.
              333-19643 dated January 13, 1997).

    *10.2 First Amendment of Credit Agreement dated September 8, 1998 between Columbus Energy Corp. and Norwest Bank Colorado, National
              Association (Exhibit 10(a) to Form 10-Q dated August 31, 1998).

    *10.3 Second Amendment of Credit Agreement dated October 6, 1998 between Columbus Energy Corp. and Norwest Bank Colorado, National
              Association (Exhibit 10(b) to Form 10-Q dated August 31, 1998).

    *10.4     Third Amendment of Credit Agreement dated May 12, 1999 between
              Columbus Energy Corp. and Norwest Bank Colorado, National
              Association (Exhibit 10.1 to Form 10-Q dated May 31, 1999).
    *10.5     1993 Stock Purchase Plan (Exhibit to Registration Statement No.
              33-63336).

    *10.6     1995 Stock Option Plan (Exhibit 10(k) to Form 8-K dated May 11,
              1995).

    *10.7     1985 Stock Option Plan (Exhibit to Registration Statement No. 33-
              17885).

    *10.8     1985 Stock Option Plan, Amendment No. 2 dated November 7, 1991
              (Exhibit 10(h) to Form 10-K dated November 30, 1991).

    *10.9 Separation Pay Policy adopted December 1, 1990 for officers and employees and as amended February 17, 1992 (Exhibit 10(i) to Form
              10-K dated November 30, 1991).

    *10.10    Form of Indemnity Agreements with directors (Exhibit 10(k) to
              Registration Statement No. 33-46394).

  Exhibit No.
  -----------
     22       Subsidiaries of the Registrant.

     23.1     Consent of PricewaterhouseCoopers LLP.

     23.2     Consent of Reed W. Ferrill & Associates, Inc.

     27       Financial Data Schedule

--------
* Incorporated by reference

                             COLUMBUS ENERGY CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Accountants.........................................  34

Financial Statements:

  Consolidated Balance Sheets at November 30, 1999 and 1998...............  35

  Consolidated Statements of Operations for the years ended November 30,
   1999, 1998 and 1997....................................................  37

  Consolidated Statements of Stockholders' Equity for the years ended
   November 30, 1999, 1998 and 1997.......................................  38

  Consolidated Statements of Cash Flows for the years ended November 30,
   1999, 1998 and 1997....................................................  39

Notes to the Consolidated Financial Statements............................  40

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Columbus Energy Corp.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Columbus Energy Corp. and its subsidiaries at November 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1999, in conformity with accounting principles generally accepted in the United States. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Denver, Colorado

February 17, 2000

                             COLUMBUS ENERGY CORP.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              November 30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
                                                             (in thousands)
Current assets:
  Cash and cash equivalents................................ $  1,850  $  2,003
  Accounts receivable:
    Joint interest partners................................    1,780     1,570
    Oil and gas sales......................................    1,501     1,239
    Allowance for doubtful accounts........................     (116)     (116)
  Deferred income taxes (Note 5)...........................      200       327
  Inventory of oil field equipment, at lower of average
   cost or market..........................................      106        95
  Other....................................................       80       106
                                                            --------  --------
      Total current assets.................................    5,401     5,224
                                                            --------  --------
Deferred income taxes (Note 5).............................      937       --
Property and equipment:
  Oil and gas assets, successful efforts method (Notes 3
   and 4)..................................................   36,862    36,039
  Other property and equipment.............................    1,836     1,804
                                                            --------  --------
                                                              38,698    37,843
  Less: Accumulated depreciation, depletion, amortization
   and valuation allowance (Notes 2 and 3).................  (22,506)  (19,118)
                                                            --------  --------
Net property and equipment.................................   16,192    18,725
                                                            --------  --------
                                                            $ 22,530  $ 23,949
                                                            ========  ========

                                                                     (continued)

                             COLUMBUS ENERGY CORP.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                November 30,
                                                              ----------------
                                                               1999     1998
                                                              -------  -------
                                                              (in thousands)
Current liabilities:
  Accounts payable........................................... $ 2,352  $ 1,846
  Undistributed oil and gas production receipts..............     386      317
  Accrued production and property taxes......................     738      677
  Prepayments from joint interest owners.....................     200      374
  Accrued expenses...........................................     494      415
  Income taxes payable (Note 5)..............................      30        2
  Other......................................................      32       37
                                                              -------  -------
    Total current liabilities................................   4,232    3,668
                                                              -------  -------
Long-term bank debt (Note 4).................................   5,500    4,900
Deferred income taxes (Note 5)...............................     --       117
Commitments and contingent liabilities (Note 9)
Stockholders' equity:
  Preferred stock authorized 5,000,000 shares, no par value;
   none issued...............................................     --       --
  Common stock authorized 20,000,000 shares of $.20 par
   value; 4,645,303 shares issued in 1999 and 4,611,001 in
   1998 (outstanding 3,800,558 in 1999 and 4,046,552 in 1998)
   (Notes 1 and 7)...........................................     929      922
  Additional paid-in capital.................................  20,069   19,656
  Accumulated deficit........................................  (2,655)  (1,440)
                                                              -------  -------
                                                               18,343   19,138
Less:
  Treasury stock, at cost (Note 7) 844,745 shares in 1999 and
   564,449 shares in 1998....................................  (5,545)  (3,874)
                                                              -------  -------
  Total stockholders' equity.................................  12,798   15,264
                                                              -------  -------
                                                              $22,530  $23,949
                                                              =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             COLUMBUS ENERGY CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    Year Ended November 30,
                                                    -------------------------
                                                     1999     1998     1997
                                                    -------  -------  -------
                                                     (in thousands, except
                                                        per share data)
Revenues:
  Oil and gas sales................................ $10,014  $10,617  $13,815
  Operating and management services................   1,386    1,336    1,176
  Interest income and other........................     100      141      165
                                                    -------  -------  -------
    Total revenues.................................  11,500   12,094   15,156
                                                    -------  -------  -------
Costs and expenses:
  Lease operating expenses.........................   1,903    2,140    1,849
  Property and production taxes....................   1,029    1,080    1,258
  Operating and management services................     884    1,060      827
  General and administrative.......................   1,336    1,466    1,372
  Depreciation, depletion and amortization.........   3,400    3,846    3,295
  Impairments......................................     973    3,482    2,179
  Exploration expense..............................   3,071      722      540
  Retirement and separation........................     111      --       --
  Litigation expense...............................     119        4       10
  Loss on sale of assets...........................     --       --        60
                                                    -------  -------  -------
    Total costs and expenses.......................  12,826   13,800   11,390
                                                    -------  -------  -------
    Operating income (loss)........................  (1,326)  (1,706)   3,766
                                                    -------  -------  -------
Other (income) expense:
  Interest.........................................     373      260      174
  Other............................................      62       26       (4)
                                                    -------  -------  -------
                                                        435      286      170
                                                    -------  -------  -------
Earnings (loss) before income taxes................  (1,761)  (1,992)   3,596
Provision (benefit) for income taxes (Note 5)......    (546)    (757)   1,429
                                                    -------  -------  -------
    Net earnings (loss)............................ $(1,215) $(1,235) $ 2,167
                                                    =======  =======  =======
Earnings (loss) per share (Note 8):
  Basic............................................   $(.31)   $(.29)    $.50
                                                    =======  =======  =======
  Diluted..........................................   $(.31)   $(.29)    $.49
                                                    =======  =======  =======
Weighted average number of common and common
 equivalent shares outstanding:
  Basic............................................   3,898    4,194    4,299
                                                    =======  =======  =======
  Diluted..........................................   3,898    4,194    4,392
                                                    =======  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             COLUMBUS ENERGY CORP.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  For the Three Years Ended November 30, 1999

                                                       Retained
                           Common Stock   Additional   Earnings    Treasury Stock
                         ----------------  Paid-in   (Accumulated -----------------
                          Shares   Amount  Capital     deficit)    Shares   Amount
                         --------- ------ ---------- ------------ --------  -------
                                       (dollar amounts in thousands)
Balances, December 1,
 1996................... 3,499,915  $700   $17,361     $   720     344,569  $(2,556)
Exercise of employee
 stock options..........    99,233    20       548         --       13,333     (131)
Purchase of shares......       --    --        --          --      158,014   (1,381)
Shares issued for Stock
 Purchase Plan..........     6,996     1        62         --       (1,762)      12
Shares issued for
 Incentive Bonus Plan
 and directors' fees....       --    --         (7)        --      (13,451)     105
Shares issued under
 five-for-four stock
 split..................   885,924   177      (178)        --      107,808      --
Tax benefit of
 disqualifying
 disposition of
 incentive stock
 options................       --    --         76         --          --       --
Income tax benefit of
 loss carryforwards
 arising prior to quasi-
 reorganization.........       --    --        262         --          --       --
Net earnings............       --    --        --        2,167         --       --
                         ---------  ----   -------     -------    --------  -------
Balances, November 30,
 1997................... 4,492,068   898    18,124       2,887     608,511   (3,951)
                         ---------  ----   -------     -------    --------  -------
Exercise of employee
 stock options..........   109,910    22       592         --       27,193     (229)
Purchase of shares......       --    --        --          --      352,766   (2,550)
Shares issued for Stock
 Purchase Plan..........     9,023     2        70         --       (2,275)      16
10% stock dividend......       --    --        492      (3,092)   (386,494)   2,598
Shares issued for
 Incentive Bonus Plan
 and directors' fees....       --    --        (57)        --      (35,252)     242
Tax benefit of stock
 option exercises.......       --    --        215         --          --       --
Income tax benefit of
 loss carryforwards
 arising prior to quasi-
 reorganization.........       --    --        220         --          --       --
Net loss................       --    --        --       (1,235)        --       --
                         ---------  ----   -------     -------    --------  -------
Balances, November 30,
 1998................... 4,611,001   922    19,656      (1,440)    564,449   (3,874)
                         ---------  ----   -------     -------    --------  -------
Exercise of employee
 stock options..........    23,320     5        63         --          855       24
Purchase of shares......       --    --        --          --      300,540   (1,836)
Shares issued for Stock
 Purchase Plan..........    10,982     2        66         --       (2,759)      19
Shares issued for
 Incentive Bonus Plan
 and directors' fees....       --    --        (38)        --      (18,340)     122
Tax benefit of stock
 option exercises.......       --    --         12         --          --       --
Income tax benefit of
 loss carryforwards
 arising prior to quasi-
 reorganization.........       --    --        310         --          --       --
Net loss................       --    --        --       (1,215)        --       --
                         ---------  ----   -------     -------    --------  -------
Balances, November 30,
 1999................... 4,645,303  $929   $20,069     $(2,655)    844,745  $(5,545)
                         =========  ====   =======     =======    ========  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             COLUMBUS ENERGY CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Year Ended November 30,
                                                     -------------------------
                                                      1999     1998     1997
                                                     -------  -------  -------
                                                         (in thousands)
Net earnings (loss)................................  $(1,215) $(1,235) $ 2,167
Adjustments to reconcile net earnings (loss) to net
 cash provided by operating activities:
  Depreciation, depletion, and amortization........    3,400    3,846    3,295
  Impairments and loss on asset dispositions.......      973    3,482    2,179
  Deferred income tax provision (benefit)..........     (606)    (822)   1,328
  Exploration expense, non-cash portion............      328        9      --
  Other............................................      147      190      163
Changes in operating assets and liabilities:
  Accounts receivable..............................     (472)   1,177   (1,554)
  Other current assets.............................      (28)      (7)      21
  Accounts payable.................................      673     (298)     352
  Undistributed oil and gas production receipts....       69      (76)     339
  Accrued production and property taxes............       61      126       (4)
  Prepayments from joint interest owners...........     (174)    (191)     307
  Income taxes payable.............................       28       18        9
  Other current liabilities........................       74       39       36
                                                     -------  -------  -------
  Net cash provided by operating activities........    3,258    6,258    8,638
                                                     -------  -------  -------
Cash flows from investing activities:
  Proceeds from sale of assets.....................      --        36    1,005
  Additions to oil and gas properties..............   (2,291)  (6,642)  (8,172)
  Additions to other assets........................      (45)    (111)    (127)
                                                     -------  -------  -------
  Net cash used in investing activities............   (2,336)  (6,717)  (7,294)
                                                     -------  -------  -------
Cash flows from financing activities:
  Proceeds from long-term debt.....................    1,300    3,400    3,000
  Reduction in long-term debt......................     (700)    (700)  (3,000)
  Proceeds from exercise of stock options..........      161      455      498
  Purchase of treasury stock.......................   (1,836)  (2,550)  (1,381)
                                                     -------  -------  -------
  Net cash provided by (used in) financing
   activities......................................   (1,075)     605     (883)
                                                     -------  -------  -------
Net increase (decrease) in cash and cash
 equivalents.......................................     (153)     146      461
Cash and cash equivalents at beginning of year.....    2,003    1,857    1,396
                                                     -------  -------  -------
Cash and cash equivalents at end of year...........  $ 1,850  $ 2,003  $ 1,857
                                                     =======  =======  =======
Supplemental disclosure of cash flow information:
 Cash paid during the period for:
  Interest.........................................  $   373  $   254  $   182
                                                     =======  =======  =======
  Income taxes, net of refunds.....................  $    32  $    47  $    91
                                                     =======  =======  =======
Supplemental disclosure of non-cash investing and
 financing activities:
  Non-cash compensation expense related to common
   stock...........................................  $   116  $   190  $    98
                                                     =======  =======  =======
  Use of loss carryforwards credited to additional
   paid-in-capital.................................  $   310  $   220  $   262
                                                     =======  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             COLUMBUS ENERGY CORP.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1) FORMATION AND OPERATIONS OF THE COMPANY

  Columbus Energy Corp. ("Columbus") was incorporated as a Colorado corporation on October 7, 1982 primarily to explore for, develop, acquire and produce oil and gas reserves. Columbus' wholly-owned subsidiary is Columbus Gas Services, Inc. ("CGSI"). CEC Resources Ltd. ("Resources") was also a wholly-owned subsidiary prior to February 24, 1995 when it was divested by Columbus by a rights offering to its shareholders. On September 1, 1998 Columbus formed a Texas partnership named Columbus Energy, L.P. and is its general partner. The partnership's limited partner is Columbus Texas, Inc. ("Texas"), a Nevada corporation, which is a wholly-owned subsidiary of Columbus. All of the Company's oil and gas properties in Texas were transferred to the partnership effective September 1, 1998. Columbus remains the operator of the properties. Columbus and its subsidiaries are referred to in these Notes to the Financial Statements as the "Company".

(2) ACCOUNTING POLICIES

  The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following is a summary of the significant accounting policies followed by the Company.

 Consolidation

  The accompanying consolidated financial statements include the accounts of Columbus and its wholly-owned subsidiaries, CGSI and Texas. All significant intercompany balances have been eliminated in consolidation.

 Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Hedging activities are included in cash flow from operations in the cash flow statements.

 Financial Instruments and Concentrations of Credit Risk

  The Company maintains demand deposit accounts with separate banks in Denver, Colorado. The Company also invests cash in the highest rated commercial paper of large U.S. companies, with maturities not over 30 days, which have minimal risk of loss. At November 30, 1999 and 1998 the Company had investments in commercial paper of $1,300,000 and $1,100,000, respectively. The carrying amounts of accounts receivable and accounts payable approximate their fair values based on the short-term nature of those instruments. The carrying amount of long-term debt approximates fair value because the interest rate on this instrument changes with market interest rates.

  Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. Columbus as operator of jointly-owned oil and gas properties, sells oil and gas production to relatively large U.S. oil and gas purchasers (see Note 3), and pays vendors for oil and gas services. The risk of non-payment by the purchasers, counterparties to the crude oil and natural gas swap agreements or joint owners is considered minimal. The Company does not obtain collateral from its oil and gas purchasers for sales to them. Joint interest receivables are subject to collection under the terms of operating agreements which provide lien rights to the operator.

                             COLUMBUS ENERGY CORP.

 Oil and Gas Properties

  The Company follows the successful efforts method of accounting. Expenditures for lease acquisition and development costs (tangible and intangible) relating to proved oil and gas properties are capitalized. Delay and surface rentals are charged to expense in the year incurred. Dry hole costs incurred on exploratory operations are expensed. Dry hole costs associated with developing proved fields are capitalized. Expenditures for additions, betterments, and renewals are capitalized. Exploratory geological and geophysical costs are expensed when incurred.

  Upon sale or retirement of proved properties, the cost thereof and the accumulated depreciation or depletion are removed from the accounts and any gain or loss is credited or charged to income if significant. Abandonment, restoration, dismantlement costs and salvage value are taken into account in determining depletion rates. These costs are generally about equal to the proceeds from equipment salvage upon abandonment of such properties. When estimated abandonment costs exceed the salvage value, the excess cost is accrued and expensed. Maintenance and repairs are charged to operating expenses.

  Provision for depreciation and depletion of capitalized exploration and development costs are computed on the unit-of-production method based on proved reserves of oil and gas, as estimated by petroleum engineers, on a property by property basis. Unproved properties are assessed periodically to determine whether they are impaired. When impairment occurs, a loss is recognized by providing a valuation allowance. When leases for unproved properties expire, any remaining cost is expensed.

  An impairment loss on oil and gas properties is reported as a component of income from continuing operations. The Company recognizes an impairment loss when the carrying value exceeds the expected undiscounted future net cash flows of each property pool, at which time the property pool is written down to the fair value. Fair value is estimated to be a discounted present value of expected future net cash flows with appropriate risk consideration.

  The Company uses crude oil and natural gas hedges to manage price exposure. Realized gains and losses on the hedges are recognized in oil and gas sales as settlement occurs.

  The Company follows the entitlements method of accounting for balancing of gas production. The Company's gas imbalances are immaterial at November 30, 1999 and 1998.

 Other Property and Equipment

  Other property and equipment consists of compressors, vehicles, office and computer equipment and software. Gains and losses from retirement or replacement of other properties and equipment are included in income. Betterments and renewals are capitalized. Maintenance and repairs are charged to operating expenses. Depreciation of other assets is provided on the straight line method over their estimated useful lives, which range from three to twelve years.

 Operating and Management Services

  The Company recognizes revenue for operating and management services provided to other companies and non-operating interest owners in which the Company has no economic interest. The Company receives overhead fees, management fees and revenues related to gas marketing, compression and gathering.

  The cost of providing such services is expensed and shown as "operating and management services" cost.

                             COLUMBUS ENERGY CORP.

 Earnings Per Share

  Basic earnings per share is computed based on the weighted average number of shares outstanding. Diluted earnings per share reflects the potential dilution that would occur if options were exercised using the average market price for the Company's stock for the period. Historical average number of shares outstanding and earnings per share have been adjusted for the five-for-four stock split distributed June 16, 1997 to shareholders of record as of May 27, 1997 and the 10% stock dividend distributed March 9, 1998 to shareholders of record as of February 23, 1998.

 Accounting for Stock-Based Compensation

  The Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation" in 1995. This statement prescribes the accounting and reporting standards for stock-based employee compensation plans and was effective for the Company's 1997 fiscal year. The Company makes the alternative pro forma disclosures as permitted in the SFAS.

 New Accounting Pronouncements

  In June 1999, the FASB issued SFAS No. 137 which deferred the effective date for SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to fiscal years beginning after June 15, 2000. The Company must apply this statement no later than its fiscal year beginning December 1, 2000. SFAS No. 133 requires recording all derivative instruments as assets or liabilities measured at fair value. This Statement is not expected to materially affect the Company's financial statements.

(3) OIL AND GAS PRODUCING ACTIVITIES

  The following tables set forth the capitalized costs related to U.S. oil and gas producing activities, costs incurred in oil and gas property acquisition, exploration and development activities, and results of operations for producing activities:

                   Capitalized Costs Relating to Oil and Gas
                             Producing Activities
                                (in thousands)

                                                              November 30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
Proved properties.........................................  $ 36,456  $ 35,290
Unproved properties.......................................       406       749
                                                            --------  --------
                                                              36,862    36,039
Less accumulated depreciation, depletion, amortization and
 valuation allowance......................................   (21,221)  (17,919)
                                                            --------  --------
  Total net properties....................................  $ 15,641  $ 18,120
                                                            ========  ========

                             COLUMBUS ENERGY CORP.

              Costs Incurred in Oil and Gas Property Acquisition,
                    Exploration and Development Activities
                                (in thousands)

                                                            Year Ended November
                                                                    30,
                                                           ---------------------
                                                            1999   1998   1997
                                                           ------ ------ -------
Property acquisition costs:
  Proved.................................................. $  --  $   74 $   --
  Unproved................................................    226    764     508
Exploration costs.........................................  3,071    722     540
Development costs.........................................  1,927  4,925   9,043
                                                           ------ ------ -------
    Total costs incurred.................................. $5,224 $6,485 $10,091
                                                           ====== ====== =======

                Results of Operations for Producing Activities
                                (in thousands)

                                                     Year Ended November 30,
                                                     -------------------------
                                                      1999     1998     1997
                                                     -------  -------  -------
Sales............................................... $10,014  $10,617  $13,815
Production (lifting) costs (a)......................   2,932    3,220    3,107
Exploration expenses................................   3,071      722      540
Impairment of long-lived assets.....................     973    3,482    2,179
Depreciation depletion and amortization (b).........   3,301    3,743    3,194
                                                     -------  -------  -------
                                                        (263)    (550)   4,795
Income tax provision (benefit)......................     (82)    (209)   1,905
                                                     -------  -------  -------
Results of operations from producing activities
 (excluding overhead and interest incurred)......... $  (181) $  (341) $ 2,890
                                                     =======  =======  =======

--------
(a) Production costs include lease operating expenses, production and property taxes
(b) Amortization expense per equivalent barrel of production: 1999-$4.69 1998- $4.64 1997-$3.91

  For the years ended November 30, 1999, 1998 and 1997, the Company had the following customers who purchased production equal to more than 10% of its total revenues. The following table shows the amounts purchased by each customer.

                                    1999             1998             1997
                              ---------------- ---------------- ----------------
                              Amount % Revenue Amount % Revenue Amount % Revenue
                              ------ --------- ------ --------- ------ ---------
Customer A................... $1,521   15.2%   $1,652   15.6%   $2,956   21.4%
Customer B...................  4,528   45.2     5,204   49.0     6,536   47.3
Customer C...................    --     --        --     --      1,395   10.1
Customer D...................  1,465   14.6     1,321   12.4       --     --

  In the Company's judgment, termination by any purchaser to which its present sales are made would not have a material impact upon its ability to sell its production to another purchaser at similar prices.

                             COLUMBUS ENERGY CORP.

(4) LONG-TERM DEBT

  The Company has a Credit Agreement ("Agreement") with Norwest Bank Denver, N.A. ("Bank") having a borrowing base of $10,000,000, which is subject to semi-annual redetermination for any increase or decrease. On May 12, 1999 the Credit Agreement was amended to extend the revolving period to July 1, 2001 when it entirely converts to an amortizing term loan which matures July 1, 2005. The credit is collateralized by a first lien on oil and gas properties. The interest rate options are the Bank's prime rate or LIBOR plus 1.50%. In addition, a commitment fee of 1/4 of 1% of the average unused portion of the credit is payable quarterly.

  At November 30, 1999 outstanding borrowings on the revolving line of credit were $5,500,000 and the unused borrowing base available was $4,500,000. The $5,500,000 bears interest at LIBOR rate of 5.51% plus 1.50%.

  The Agreement as amended provides that certain financial covenants be met which include a minimum net worth of $12,000,000 plus 50% of Cumulative Net Income, as defined, minus exploration expenses after August 31, 1998, a quarterly calculation of a current ratio of not less than 1.0:1.0 and a ratio of Funded Debt to Consolidated Net Worth, as defined, not greater than 1.25:1.00. Columbus has complied with these covenants. Under the terms of the Agreement, Columbus is permitted to declare and pay a dividend in cash so long as no default has occurred or a mandatory prepayment of principal is pending.

  The scheduled payments of long-term debt for the years ending November 30 are as follows (in thousands):

     2001................................................................ $  458
     2002................................................................  1,375
     2003................................................................  1,375
     2004................................................................  1,375
     2005................................................................    917
                                                                          ------
       Total............................................................. $5,500
                                                                          ======

(5) INCOME TAXES

  The provision (benefit) for income taxes consists of the following (in thousands):

                                                           1999   1998    1997
                                                           -----  -----  ------
   Current:
     Federal.............................................. $  28  $ --   $   13
     State................................................    32     65      88
                                                           -----  -----  ------
                                                              60     65     101
                                                           -----  -----  ------
   Deferred:
     Federal..............................................  (582)  (789)    942
     Use of loss carryforwards............................   --     --      347
     State................................................   (24)   (33)     39
                                                           -----  -----  ------
                                                            (606)  (822)  1,328
                                                           -----  -----  ------
      Total income tax provision (benefit)................ $(546) $(757) $1,429
                                                           =====  =====  ======

                             COLUMBUS ENERGY CORP.

  Total tax provision has resulted in effective tax rates which differ from the statutory Federal income tax rates. The reasons for these differences are:

                                           Percent of Pretax Earnings
                                           --------------------------------
                                             1999        1998        1997
                                           --------    --------    --------
   U.S. statutory rate....................      (34)%       (34)%        34%
   State income taxes.....................        1           2           2
   Change in valuation allowance..........      --           (4)          2
   Other..................................        2          (2)          2
                                           --------    --------    --------
   Effective rate.........................      (31)%       (38)%        40%
                                           ========    ========    ========

  The Company files a consolidated income tax return with its subsidiaries. Consolidated income taxes are payable only when taxable income exceeds available net operating loss carryforwards and other credits.

  The Tax Reform Act of 1986 limits the use of corporate tax carryforwards in any one taxable year if a corporation experiences a 50% change of ownership. Columbus experienced such a change of ownership in October 1987 which limits its use of pre-change ownership net operating losses to approximately $900,000 in each subsequent year.

  The Company uses the asset and liability method to account for income taxes. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between financial statement and tax basis of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse. Deferred tax assets (net of a valuation allowance) primarily result from net operating loss carryforwards, percentage depletion and certain accrued but unpaid employee benefits. Deferred tax liabilities result from the recognition of depreciation, depletion and amortization in different periods for financial reporting and tax purposes.

  Because of the Company's previous 1987 quasi-reorganization, the Company is required to report the effect of its net deferred tax asset arising prior to December 1, 1987 as an increase in stockholders' equity rather than as an increase to net earnings.

                             COLUMBUS ENERGY CORP.

  During fiscal 1999, certain tax assets (shown in the table below) were utilized and the valuation allowance was decreased during the year by $122,000. The tax effect of significant temporary differences representing deferred tax assets and liabilities and changes were as follows (in thousands):

                                                   Current Year
                                             -------------------------
                                    Dec. 1,  Stockholders' Operations/ Nov. 30,
                                     1998       Equity        Other      1999
                                    -------  ------------- ----------- --------
Deferred tax assets:
  Pre-1987 loss carryforwards...... $ 1,049      $--         $ (609)   $   440
  Post-1987 loss carryforwards.....     615       --              2        617
  Percentage depletion
   carryforwards...................   1,478       --            172      1,650
  State income tax loss
   carryforwards...................     118       --              6        124
  Other............................     329       --             58        387
                                    -------      ----        ------    -------
    Total..........................   3,589       --           (371)     3,218
  Valuation allowance (long-term)..  (1,408)      310(a)       (188)    (1,286)
                                    -------      ----        ------    -------
    Deferred tax assets............   2,181       310          (559)     1,932
                                    -------      ----        ------    -------
  Tax benefit of stock option
   exercises.......................     --         12(a)        (12)       --
                                    -------      ----        ------    -------
Deferred tax liabilities--
  Depreciation, depletion and
   amortization and other..........  (1,971)      --          1,176       (795)
                                    -------      ----        ------    -------
    Net tax asset.................. $   210      $322        $  605    $ 1,137
                                    =======      ====        ======    =======

--------
(a) Credited to additional paid-in capital.

  The Company has approximate net operating loss carryforwards (in thousands) available at November 30, 1999 as follows:

                                                                          Net
                                                                       Operating
     Expiration Year                                                     Loss
     ---------------                                                   ---------
     2000.............................................................  $  904
     2001.............................................................     387
     2003.............................................................     105
     2004.............................................................     115
     2010.............................................................   1,593
                                                                        ------
                                                                        $3,104
                                                                        ======

  For Alternative Minimum Tax purposes the Company had net operating loss carryforwards of approximately $3,219,000 as of November 30, 1999. The Company also has percentage depletion carryforwards of $4,344,000 which do not expire. Oklahoma state income tax operating loss carryforwards total approximately $2,075,000 at November 30, 1999. These carryforwards begin to expire in fiscal 2003 and have a full valuation allowance and no net asset value in these financial statements.

                             COLUMBUS ENERGY CORP.

  The earnings before income taxes for financial statements differed from taxable income as follows (in thousands):

                                                     1999     1998     1997
                                                    -------  -------  -------
Earnings (loss) before income taxes per financial
 statements........................................ $(1,761) $(1,992) $ 3,596
Differences between income before taxes or
 financial statement purposes and taxable income:
  Intangible drilling costs deductible for taxes...    (453)  (2,685)  (6,158)
  Excess of book over tax depletion, depreciation
   and amortization................................   2,212    1,800    1,683
  Tax benefit of stock option exercises............     (32)    (229)    (200)
  Impairment expense...............................     973    3,426    1,843
  Lease abandonments...............................    (393)     (74)     (13)
  Geological expense...............................     318      --       --
  Other............................................     153      (10)     153
                                                    -------  -------  -------
Federal taxable income............................. $ 1,017  $   236  $   904
                                                    =======  =======  =======

  Realization of the future tax benefits is dependent on the Company's ability to generate taxable income within the carryforward period. Based upon the proved reserves as of November 30, 1999 as well as contemplated drilling activities, but excluding revenues from any possible future increase in proved reserves, management believes that taxable income during the carryforward period will be sufficient to essentially utilize the NOL's before they expire. Of the total valuation allowance of $1,286,000 as of November 30, 1999, $206,000 relates to pre-quasi-reorganization tax assets and the balance of $1,080,000 relates to post-quasi-reorganization tax assets. In future periods, any reduction of the pre-quasi-reorganization portion of the valuation allowance will be credited to additional paid-in capital and any reduction of the post-quasi-reorganization portion of the valuation allowance will be credited to income.

  Estimates of future taxable income are subject to continuing review and change because oil and gas prices fluctuate, proved reserves are developed or new reserves added as a result of future drilling activities, and operation and management services revenue and expenses vary. A minimum level of $8,500,000 of future taxable income will be necessary to enable the Company to fully utilize the net operating loss carryforwards and realize the gross deferred tax assets of $3,218,000. This level of income can be achieved using the value of proved reserves reported in the year end November 30, 1999 standardized measure of net cash flows but this does not give total assurance that sufficient taxable income will be generated for total utilization because of the volatility inherent in the oil and gas industry which makes it difficult to project earnings in future years due to the factors mentioned above. During 1999 the valuation allowance was decreased by $310,000 related to pre-quasi- reorganization tax assets and increased by $188,000 for post-quasi-reorganization tax assets. During 1998 the valuation allowance was decreased by $221,000 related to pre-quasi-reorganization tax assets and increased by $186,000 for post-quasi-reorganization assets. During 1997 the valuation allowance was decreased by $262,000 related to pre-quasi-reorganization tax assets and increased by $236,000 for post-quasi-reorganization assets.

(6) RELATED PARTY TRANSACTIONS

  Reimbursement is made by Resources to Columbus for services provided by Columbus officers and employees for managing Resources and reduces general and administrative expense. This reimbursement totaled $33,000 for fiscal 1999, $218,000 for fiscal 1998 and $225,000 for fiscal 1997.

  During fiscal 1997, the Company continued its consulting and drilling arrangements with Trueblood Resources, Inc ("TRI") that began in 1995 and continued each year with amendments as appropriate for each

                             COLUMBUS ENERGY CORP.

year's program. In 1997 there was a 90-day written notice provision in addition to the monthly retainer fee of $10,000 for geological and geophysical consulting services provided by Mark Butler, a Vice President of TRI, who would dedicate a total of 135 hours each three-month period reviewing prospects of third parties and supervising and planning 3D seismic programs on Columbus' leaseholds. Also, there was to be continued participation for a 37.5% working interest in the AMI located in the Anadarko Basin primarily located in two counties in the Oklahoma Panhandle. TRI is a privately held oil and gas exploration and production company whose major shareholder is John Trueblood, the son of Columbus' CEO, Harry A. Trueblood, Jr., who is a director and also was a 1.2% shareholder of TRI. Also, there is a related company to TRI known as Trumark Production Company, LLC ("TPC") in which Mark Butler and John Trueblood each own 50% which is primarily a technical services oriented company for which TRI serves in an administrative capacity therefor.

  In November 1997, an amended agreement was created to cover 1998 fiscal year operations and superseded and replaced the original 1995 agreement and supplements thereto. Columbus and TRI formed a new AMI which included all of Texas County, Oklahoma wherein Columbus would take up to a one-third working interest participation and the remainder belonged to TRI. The Company advanced $30,000 to acquire digitized logs and related software for use in the search for new prospects in Texas County with the resulting data to be owned by Columbus. To compensate for the advance, TRI agreed to waive any cash promotion on the first four prospects generated from the data and further reduced the 10% carried working interest promotion on the 100% WI to 5% in the first two of those prospects. The retainer fee of $10,000 per month was continued covering up to 135 hours in each three months period of Mr. Butler's time to perform certain geological and geophysical services. Also TRI would have the right to participate for up to a proportionate 5.0% WI in any third party deal reviewed by Mr. Butler and taken by the Company.

  For fiscal 1999, two separate agreements dated December 1, 1998 were entered into by the Company. One was with TPC wherein Mr. Butler increased his base consulting to 70 hours per month and his other time would be devoted to finding prospects in the Oklahoma AMI for TRI's operations with third party participants as well as with Columbus. The retainer would be at the rate of $170 per hour which would result in a monthly retainer charge of $11,900. For each prospect review by Mr. Butler and taken by Columbus, TPC would receive a 2% proportionately reduced carried working interest through logs but certain existing areas of operations were specifically excepted from this arrangement.

  The second agreement was with TRI and basically gave Columbus the option to participate in the Oklahoma prospects during the year with no carried working interest burden related to its proportionate share of such prospects that might be drilled.

  As a result of the above contracts, retainer fees paid to TRI for TPC's consulting services, etc. were $155,000 in fiscal 1999, $179,000 in 1998, and $121,000 in 1997. Promotional costs plus associated actual costs of drilling wells involved which were paid to TRI amounted to $348,000 in 1999, $5,000 in 1998 and $614,000 in 1997. The amounts are paid monthly and at each year-end no other amounts were owed.

(7) CAPITAL STOCK

  The shares and prices of stock options in this note have been adjusted to reflect the five-for-four stock split in 1997 and the 10% stock dividend in fiscal 1998.

  Columbus has several stock option plans with outstanding options for the benefit of all employees. Under the 1985 Plan, options for 42,178 shares were exercisable at November 30, 1999. No additional options may be granted under the 1985 Plan. At November 30, 1998, 63,731 shares were exercisable.

                             COLUMBUS ENERGY CORP.

  Under the 1995 Plan, as of November 30, 1999, 17,487 option shares remained available for granting, and options for 287,752 shares were exercisable. Options may be exercised for a period determined at grant date but not to exceed five years. Options are vested in three equal annual amounts from grant date or each annual amount may be exercised immediately for each twelve-month period the optionholder has been an employee of the Company. At November 30, 1998, 6,937 shares were available for granting, and options for 314,182 shares were exercisable.

  The Board of Directors has granted non-qualified stock options of which there were 329,886 exercisable at November 30, 1999 and 231,803 shares were exercisable at November 30, 1998. The Board of Directors has reserved 475,000 shares of treasury stock to be used for issuing common stock when non-qualified stock options are exercised.

  On December 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation". The Company elected to continue to measure compensation costs for these plans using the current method of accounting under Accounting Principles Board (APB) Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense is recognized for fixed stock options granted with an exercise price equal to or greater than the market value of Columbus stock on the date of grant. Had compensation cost for the Company's stock option plans been determined using the fair-value method in SFAS No. 123, the Company's net income and earnings per share would have been as follows:

                                                        1999     1998     1997
                                                       -------  -------  ------
                                                       (thousands except per
                                                           share amounts)
   Net income (loss)
     As reported...................................... $(1,215) $(1,235) $2,167
     Pro forma........................................ $(1,340) $(1,392) $1,968
   Earnings (loss) per share (basic)
     As reported...................................... $  (.31) $  (.29) $  .50
     Pro forma........................................ $  (.34) $  (.33) $  .46

  Options are granted at 100% of fair market value on the date of grant. The following table is a summary of stock option transactions for the three years ended November 30, 1999:

                                   1999             1998             1997
                             ---------------- ---------------- ----------------
                                    Weighted-        Weighted-        Weighted-
                                     Average          Average          Average
                                    Exercise         Exercise         Exercise
                             Shares   Price   Shares   Price   Shares   Price
                             ------ --------- ------ --------- ------ ---------
                                           (options in thousands)
Shares under option at
 beginning of year.........   619     $6.73     557    $6.45     490    $5.65
Granted....................   246     $5.93     182    $6.76     191    $7.38
Exercised..................   (67)    $5.40    (115)   $5.34    (121)   $4.70
Expired....................   (49)    $6.46      (5)   $7.79      (3)   $6.64
                              ---              ----             ----
Shares under option at end
 of year...................   749     $6.61     619    $6.73     557    $6.45
                              ===              ====             ====
Options exercisable at
 November 30...............   660     $6.74     610    $6.73     542    $6.42
Shares available for future
 grant at end of year......    17                 7               46
Weighted-average fair value
 of options granted during
 the year..................           $1.07            $1.40            $2.04

                             COLUMBUS ENERGY CORP.

  The following table summarizes information about the Company's stock options outstanding at November 30, 1999:

                        Options Outstanding         Options Exercisable
                 --------------------------------- ---------------------
                              Weighted-
                               Average
                              Remaining  Weighted-             Weighted-
    Range of       Options   Contractual  Average    Options    Average
    Exercise     Outstanding    Life     Exercise  Exercisable Exercise
     Prices      at Year End   (Years)     Price   at Year End   Price
    --------     ----------- ----------- --------- ----------- ---------
                          (options in thousands)
  $4.68 - $5.79      137         2.1       $5.57        52       $5.58
  $6.12 - $6.44      273         2.4       $6.21       269       $6.21
  $7.00 - $7.84      339         1.5       $7.34       339       $7.34
                     ---         ---       -----       ---       -----
  $4.68 - $7.84      749         2.0       $6.61       660       $6.74
                     ===         ===       =====       ===       =====

  The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                             1999   1998   1997
                                                            ------ ------ ------
   Expected option life--years.............................   2.30   2.32   2.36
   Risk-free interest rate.................................  5.50%  5.02%  6.08%
   Dividend yield..........................................     0%     0%     0%
   Volatility.............................................. 19.94% 25.87% 30.60%

  On October 28, 1992, the Board of Directors approved an Employee Stock Purchase Plan ("Plan") to begin January 1, 1993, which was approved by the shareholders at the 1993 annual meeting. Under the Plan a total of 220,000 shares were reserved from authorized unissued common stock from which payments by participants into the Plan will be utilized to purchase shares. The Company contributes an amount of shares equivalent to 25% of those payments which are issued out of the Company's treasury stock as vesting occurs semi-annually. The price of the issued shares equals the average trading price during each six month purchase period or the ending price, whichever is less. The following table summarizes the Stock Purchase Plan activity for the last three fiscal years:

                                     Matching      Total   Shares from  Average
                                   Contributions  Shares    Treasury     Cost
   Fiscal Year                        Expense    Purchased    Stock    Per Share
   -----------                     ------------- --------- ----------- ---------
   1997...........................    $15,000      8,758      1,762      $8.58
   1998...........................    $17,000     11,298      2,275      $7.73
   1999...........................    $16,000     13,741      2,759      $6.30

  The Company has been authorized by the Board of Directors to repurchase its common shares from the market at various prices during the last several years. Those repurchases are summarized as follows:

                                                          Shares
                                                  ----------------------
   Fiscal year                                                           Average
   repurchased                                    As purchased Restated* price*
   -----------                                    ------------ --------- -------
   1997..........................................   158,000     197,863   $6.92
   1998..........................................   352,750     357,715   $7.07
   1999..........................................   300,538     300,538   $6.08

--------
* Restated for stock split and stock dividends

                             COLUMBUS ENERGY CORP.

  As of November 30, 1999 a total of 73,384 shares remained to be purchased from the most recent authorizations to repurchase shares at a price not to exceed $6.00 per share. As of January 31, 2000, 45,000 of those shares have subsequently been acquired at an average price of $5.61 per share.

(8) EARNINGS PER SHARE

  The following table provides a reconciliation of basic and diluted earnings per share (EPS):

                                             Fiscal Year Ended November 30,
                                             ----------------------------------
                                                1999        1998       1997
                                             ----------  ----------  ----------
                                                     (in thousands,
                                                 except per share data)
Reconciliation of basic and diluted EPS
 share computations:
  Income (loss) available to common
   shareholders--basic and diluted EPS
   (numerator).............................. $   (1,215) $   (1,235) $   2,167
                                             ==========  ==========  =========
Shares (denominator):
  Basic EPS.................................      3,898       4,194      4,299
  Effect of dilutive option shares..........        --          --          93
                                             ----------  ----------  ---------
  Diluted EPS...............................      3,898       4,194      4,392
                                             ==========  ==========  =========
Per share amount:
  Basic EPS................................. $     (.31) $     (.29) $     .50
                                             ==========  ==========  =========
  Diluted EPS............................... $     (.31) $     (.29) $     .49
                                             ==========  ==========  =========
Number of shares not included in dilutive
 EPS that would have been antidilutive
 because exercise price of options was
 greater than the average market price of
 the common shares..........................        544         138         73
                                             ==========  ==========  =========

  Historical average number of shares outstanding and earnings per share have been adjusted for the five-for-four stock split distributed June 16, 1997 to shareholders of record as of May 27, 1997 and the 10% stock dividend distributed March 9, 1998 to shareholders of record as of February 23, 1998.

(9) COMMITMENTS AND CONTINGENT LIABILITIES

  The Company's Articles of Incorporation and By-Laws provide for indemnification of its officers, directors, agents and employees to the maximum extent authorized by the Colorado Corporation Code, as amended or as may be amended, revised or superseded. In addition, the Company has entered into individual indemnification agreements with its officers and directors, present and past, which agreements more fully describe such indemnification.

  In June 1991, Columbus executed a lease for its present office space. The total rent expense for 1999, 1998 and 1997 was approximately $200,000, $171,000 and $161,000, respectively. Columbus has extended the lease for an additional one year through September 2000 at a base rate of $21,525 per month. Future rental payments required under this lease as of November 30, 1999 are $215,000 for fiscal year 2000.

  Columbus is self-insured for medical and dental claims of its U. S. employees and dependents as well as any former employees or dependents who are eligible and elect coverage under COBRA rules. Columbus pays a premium to obtain both individual and aggregate stop-loss insurance coverage. A liability for estimated claims incurred and not reported or paid before year end is included in other current liabilities.

                             COLUMBUS ENERGY CORP.

  The separation pay policy of Columbus includes a retirement provision. Officers and employees may retire at age 65, or older, and at the discretion of the Board of Directors be paid retirement compensation based upon the length of service and the prior year's average compensation. Such compensation has been approved for three individuals who have reached age 65. As of November 30, 1999 the accrued liability totals $290,000 which may change in future years until their retirement as compensation and length of service with Columbus changes. The total obligation is unfunded and payment upon an individual's retirement will be made from working capital. The total expense accrued was $120,000, $18,000 and $23,000 in 1999, 1998 and 1997,
respectively.

  Columbus periodically hedges both natural gas and crude oil prices by entering into "swaps". The swap is matched against the calendar monthly average price on the NYMEX and settled monthly. Revenues were decreased when the market price at settlement exceeded the contract swap price or increased when the contract swap price exceeded the market price. There was no hedging activity in fiscal 1998. The following table shows the results of these swaps:

                                                               Increase
                                                             (decrease) in
                                                              oil and gas
                                                               revenues
                                    Volume                 ------------------
Description                         per mo.     Period       1999      1997
-----------                        --------- ------------- --------  --------
                                   (Mmbtu or
                                     bbl)
Natural Gas
$2.20/Mmbtu.......................  60,000   3/97 - 10/97            $(86,400)
Crude Oil
Collar with $17.50/ bbl floor and
 $22.25/bbl ceiling...............   7,500    9/99 - 8/00  $(34,000)
$21.17/bbl........................  10,000   11/96 - 10/97           $  8,900
$17.25/bbl with $19.50/bbl cap....  10,000   1/96 - 12/96            $(22,500)

  The Company's natural gas and crude oil swaps are considered financial instruments with off-balance sheet risk which are entered into in the normal course of business to partially reduce its exposure to fluctuations in the price of crude oil and natural gas. Those instruments involved, to varying degrees, elements of market and credit risk in excess of the amount recognized in the balance sheets.

  The Company had a crude oil hedge outstanding as of November 30, 1999 by using a costless "collar" on 7,500 barrels per month for the 12 months from September 1, 1999 through August 31, 2000. This "collar" is settled monthly against the calendar monthly average price on the NYMEX with a $17.50 per barrel floor and $22.25 per barrel ceiling. For any average price below or above those prices Columbus receives or pays the difference which increases or reduces oil revenues each month in which this occurs. For the two months of December, 1999 and January, 2000, oil sales would have been $65,000 higher if this hedge had not been in place because oil prices exceeded the $22.25 ceiling price. For the remaining period of February through August 2000 using the prevailing price as of January 31, 2000 for each of the months, the settlement value the Company would owe is $158,000 which would also reduce crude oil sales.

  The Company is not aware of any events of noncompliance in its operations with any environmental laws and regulations nor of any potentially material contingencies related to environmental issues. There is no way management can predict what future environmental control problems may arise. The continually changing character of environmental regulations and requirements that might be enacted by jurisdictional authorities in various operational areas defies forecasting.

  On October 7, 1998, Columbus was served with a complaint in a lawsuit styled Maris E. Penn, Michael Mattalino, Bruce Davis, and Benjamin T. Willey, Jr. vs. Columbus Energy Corp., Cause No. 98-44940 in the 55th District Court of Harris County, Texas. The plaintiffs are parties to a September 1994 settlement agreement

                             COLUMBUS ENERGY CORP.

that provided for the conveyance of overriding royalty interests in leases acquired by Columbus in certain portions of Harris County. Plaintiffs claim Columbus is obligated under the settlement agreement to acquire all leases available within a described portion of Harris County and that Columbus has failed to develop those leases as a reasonably prudent operator. Plaintiffs are claiming damages based upon their alleged right to a 3% overriding royalty interest in leases taken and drilled by third parties within the described area. Discovery is ongoing. Columbus denies all allegations of failure to develop and instructed counsel to vigorously defend this lawsuit. The parties are set for mediation on April 11, 2000 and for trial on May 22, 2000.

(10) DEFINED CONTRIBUTION PENSION PLAN

  The Company has a qualified defined contribution 401(k) plan covering all employees. The Company matches, at its discretion, a portion of a participant's voluntary contribution up to a certain maximum amount of the participant's compensation. The Company's contribution expense was approximately $110,000, $106,000, and $95,000 in the fiscal years 1999, 1998 and 1997, respectively.

                             COLUMBUS ENERGY CORP.

(11) INDUSTRY SEGMENTS

  The Company operates primarily in two business segments of (1) oil and gas exploration and development, and (2) providing services as an operator, manager and gas marketing advisor.

  Summarized financial information concerning the business segments is as follows:

                                              1999        1998        1997
                                             -------     -------     -------
                                                 (in thousands)
Operating revenues from unaffiliated
 services:
  Oil and gas............................... $10,022     $10,630     $13,848
  Services..................................   1,478       1,464       1,308
                                             -------     -------     -------
    Total................................... $11,500     $12,094     $15,156
                                             =======     =======     =======
Depreciation, depletion and amortization
 (a):
  Oil and gas............................... $ 3,341     $ 3,784     $ 3,238
  Services..................................      59          62          57
                                             -------     -------     -------
    Total................................... $ 3,400     $ 3,846     $ 3,295
                                             =======     =======     =======
Operating income (loss):
  Oil and gas............................... $  (294)(b) $  (582)(b) $ 4,714(b)
  Services..................................     415         342         424
  General corporate expenses................  (1,447)     (1,466)     (1,372)
                                             -------     -------     -------
    Total operating income (loss)...........  (1,326)     (1,706)      3,766
Interest expense and other..................    (435)       (286)       (170)
                                             -------     -------     -------
    Earnings (loss) before income taxes..... $(1,761)    $(1,992)    $ 3,596
                                             =======     =======     =======
Identifiable assets (a):
  Oil and gas............................... $18,621     $19,587     $21,917
  Services..................................   3,909       4,362       4,218
                                             -------     -------     -------
    Total................................... $22,530     $23,949     $26,135
                                             =======     =======     =======
Additions to property and equipment:
  Oil and gas............................... $ 2,215     $ 5,872     $ 9,671
  Services..................................     --           45           7
                                             -------     -------     -------
    Total................................... $ 2,215     $ 5,917     $ 9,678
                                             =======     =======     =======

--------
(a) Other property and equipment have been allocated above to the oil and gas and services segment based upon the estimated proportion the property is used by each segment. Therefore, depletion, depreciation and amortization and identifiable assets do not match the functional allocations in Note 3 to the consolidated financial statements.
(b) Includes non-cash impairment loss of $973,000 in 1999, $3,482,000 in 1998 and $2,179,000 in 1997.

                                  SIGNATURES

  Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          Columbus Energy Corp.
                                          ___________________
                                          (Registrant)

Date: February 17, 2000                         /s/ Harry A. Trueblood, Jr.
                                          By: _________________________________
                                                  Harry A. Trueblood, Jr.
                                                   Chairman of the Board

  Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                          Principal Executive Officer

     /s/ Harry A. Trueblood, Jr.       Chairman of the Board,           2/17/00
______________________________________ President, and Chief
       Harry A. Trueblood, Jr.         Executive Officer

                            Chief Operating Officer

        /s/ Clarence H. Brown          Executive Vice President         2/17/00
______________________________________ and Chief Operating
          Clarence H. Brown            Officer

                  Principal Accounting and Financial Officer

          /s/ Ronald H. Beck           Vice President                   2/17/00
______________________________________
            Ronald H. Beck

                        Majority of Board of Directors

     /s/ Harry A. Trueblood, Jr.       Director                         2/17/00
______________________________________
       Harry A. Trueblood, Jr.

        /s/ Clarence H. Brown          Director                         2/17/00
______________________________________
          Clarence H. Brown

         /s/ J. Samuel Butler          Director                         2/17/00
______________________________________
           J. Samuel Butler

      /s/ William H. Blount, Jr.       Director                         2/17/00
______________________________________
        William H. Blount, Jr.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                                        ANNEX D

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------
                                   FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

For the quarterly period ended August 31, 2000

                                      or

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

For the transition period from        to

Commission File Number: 001-9872

                             COLUMBUS ENERGY CORP.
            (Exact name of registrant as specified in its charter)

               Colorado                              84-0891713
    (State or other jurisdiction of               (I.R.S. Employer
    incorporation or organization)               Identification No.)

           1660 Lincoln St.,                            80264
              Denver, CO                             (Zip Code)
    (Address of principal executive
               offices)

                                (303) 861-5252
             (Registrant's telephone number, including area code)

                                Not Applicable
            (Former name, former address and former fiscal year, if
                          changed since last report)

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No .

  Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                                                                 Outstanding at
      Class                                                      October 6, 2000
      -----                                                      ---------------
Common stock, $.20 par value....................................    3,760,743

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             COLUMBUS ENERGY CORP.

                                     INDEX

                                                                           PAGE
                                                                           ----
PART I. FINANCIAL INFORMATION

 Item 1. Financial Statements

  Consolidated Balance Sheets--August 31, 2000 and November 30, 1999......   3

  Consolidated Statements of Operations--Three Months and Nine Months
   Ended August 31, 2000 and 1999.........................................   5

  Consolidated Statement of Stockholders' Equity--Nine Months Ended August
   31, 2000...............................................................   6

  Consolidated Statements of Cash Flows--Nine Months Ended August 31, 2000
   and 1999...............................................................   7

  Notes to the Consolidated Financial Statements..........................   8

 Item 2. Management's Discussion and Analysis of Financial Condition and
  Results of Operations...................................................  13

PART II. OTHER INFORMATION

 Item 1. Legal Proceedings................................................  21

 Item 2. Not Applicable

 Item 3. Quantitative and Qualitative Disclosure About Market Risk........  21

 Items 4 and 5. Not Applicable

 Item 6. Exhibits and Reports on Form 8-K.................................  21

 Signatures...............................................................  22

                         PART I--FINANCIAL INFORMATION

Item 1. Financial Statements

                             COLUMBUS ENERGY CORP.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                       August 31,  November 30,
                                                          2000         1999
                                                       ----------- ------------
                                                       (unaudited)
                                                            (in thousands)
Current assets:
  Cash and cash equivalents...........................  $  2,455     $  1,850
  Accounts receivable:
    Joint interest partners...........................     1,058        1,780
    Oil and gas sales.................................     2,195        1,501
    Allowance for doubtful accounts...................      (101)        (116)
  Deferred income taxes (Note 3)......................        60          200
  Inventory of oil field equipment, at lower of
   average cost or market.............................        81          106
  Other...............................................        50           80
                                                        --------     --------
      Total current assets............................     5,798        5,401
                                                        --------     --------
Deferred income taxes (Note 3)........................       570          937
Property and equipment:
  Oil and gas assets, successful efforts method (Note
   2).................................................    38,166       36,862
  Other property and equipment........................     1,884        1,836
                                                        --------     --------
                                                          40,050       38,698
  Less: Accumulated depreciation, depletion and
   amortization and valuation allowance...............   (24,895)     (22,506)
                                                        --------     --------
      Net property and equipment......................    15,155       16,192
                                                        --------     --------
                                                        $ 21,523     $ 22,530
                                                        ========     ========

                                                                     (continued)

                             COLUMBUS ENERGY CORP.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                        August 31,  November 30,
                                                           2000         1999
                                                        ----------- ------------
                                                        (unaudited)
                                                             (in thousands)
Current liabilities:
  Accounts payable....................................    $ 1,933     $ 2,352
  Undistributed oil and gas
   production receipts................................        547         386
  Accrued production and property taxes...............        474         738
  Prepayments from joint interest owners..............        196         200
  Accrued expenses....................................        499         494
  Income taxes payable (Note 3).......................          6          30
  Other...............................................          2          32
                                                          -------     -------
    Total current liabilities.........................      3,657       4,232
                                                          -------     -------
Long-term bank debt (Note 2)..........................      4,400       5,500
Commitments and contingent liabilities (Notes 4, 5 and
 9)
Stockholders' equity:
  Preferred stock authorized 5,000,000 shares, no par
   value, none issued.................................        --          --
  Common stock authorized 20,000,000 shares of $.20
   par value; shares issued 4,658,777 in 2000, and
   4,645,303 in 1999 (outstanding 3,753,868 in 2000
   and 3,800,558 in 1999).............................        932         929
  Additional paid-in capital..........................     20,139      20,069
  Accumulated deficit.................................     (1,721)     (2,655)
                                                          -------     -------
                                                           19,350      18,343
Less: Treasury stock at cost 904,909 shares in 2000
 and 844,745 shares in 1999...........................     (5,884)     (5,545)
                                                          -------     -------
    Total stockholders' equity........................     13,466      12,798
                                                          -------     -------
                                                          $21,523     $22,530
                                                          =======     =======


  The accompanying notes are an integral part of these consolidated financial statements.

                             COLUMBUS ENERGY CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                  Nine Months    Three Months
                                                     Ended           Ended
                                                   August 31,     August 31,
                                                 --------------  -------------
                                                  2000    1999    2000   1999
                                                 ------- ------  ------ ------
                                                  (in thousands, except per
                                                         share data)
Revenues:
  Oil and gas sales............................. $10,742 $7,064  $4,671 $2,760
  Operating and management services.............   1,035  1,025     342    353
  Interest and other income.....................     114     70      45     23
                                                 ------- ------  ------ ------
    Total revenues..............................  11,891  8,159   5,058  3,136
                                                 ------- ------  ------ ------
Costs and expenses:
  Lease operating expenses......................   1,566  1,357     544    514
  Property and production taxes.................     995    741     410    242
  Operating and management services.............     598    693     164    220
  General and administrative....................   1,217  1,075     340    299
  Depreciation, depletion and amortization......   2,414  2,571     932    847
  Impairments...................................     500    503     500    --
  Exploration expense...........................   1,940    971     250    627
  Litigation expense............................     380     41      13     24
  Advisory fees.................................     490    --      371    --
                                                 ------- ------  ------ ------
    Total costs and expenses....................  10,100  7,952   3,524  2,773
                                                 ------- ------  ------ ------
      Operating income..........................   1,791    207   1,534    363
                                                 ------- ------  ------ ------
Other expenses (income):
  Interest......................................     325    273     108     98
  Other.........................................       7      4       7      1
                                                 ------- ------  ------ ------
                                                     332    277     115     99
                                                 ------- ------  ------ ------
    Earnings (loss) before income taxes.........   1,459    (70)  1,419    264
Provision (benefit) for income taxes (Note 3)...     525    (27)    511    100
                                                 ------- ------  ------ ------
    Net earnings (loss)......................... $   934 $  (43) $  908 $  164
                                                 ======= ======  ====== ======
Earnings (loss) per share (Note 7):
  Basic......................................... $   .25 $ (.01) $  .24 $  .04
                                                 ======= ======  ====== ======
  Diluted....................................... $   .25 $ (.01) $  .24 $  .04
                                                 ======= ======  ====== ======
Weighted average number of common shares and
 common equivalent shares outstanding:
  Basic.........................................   3,757  3,920   3,749  3,870
                                                 ======= ======  ====== ======
  Diluted.......................................   3,764  3,920   3,784  3,873
                                                 ======= ======  ====== ======

  The accompanying notes are an integral part of these consolidated financial statements.

                             COLUMBUS ENERGY CORP.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS EQUITY
                   For the Nine Months Ended August 31, 2000
                                  (Unaudited)

                           Common Stock   Additional             Treasury Stock
                         ----------------  Paid-in   Accumulated ----------------
                          Shares   Amount  Capital     Deficit   Shares   Amount
                         --------- ------ ---------- ----------- -------  -------
                                      (dollar amounts in thousands)
Balances, December 1,
 1999................... 4,645,303  $929   $20,069     $(2,655)  844,745  $(5,545)
Exercise of employee
 stock options..........     2,200     1         9         --        --       --
Purchase of shares......       --    --        --          --     63,000     (358)
Shares issued for Stock
 Purchase Plan..........    11,274     2        61         --     (2,836)      19
Net earnings............       --    --        --          934       --       --
                         ---------  ----   -------     -------   -------  -------
Balances, August 31,
 2000................... 4,658,777  $932   $20,139     $(1,721)  904,909  $(5,884)
                         =========  ====   =======     =======   =======  =======



  The accompanying notes are an integral part of these consolidated financial statements.

                             COLUMBUS ENERGY CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                               Nine Months
                                                              Ended August
                                                                   31,
                                                             ----------------
                                                              2000     1999
                                                             -------  -------
                                                             (in thousands)
Net earnings (loss)......................................... $   934  $   (43)
Adjustments to reconcile net earnings (loss) to net cash
 provided by operating activities:
  Depreciation, depletion, and amortization.................   2,414    2,571
  Impairments...............................................     500      503
  Deferred income tax provision (benefit)...................     507      (81)
  Exploration expense, noncash portion......................     --        80
  Other.....................................................      45      108
Net change in operating assets and liabilities..............    (561)    (630)
                                                             -------  -------
    Net cash provided by operating activities...............   3,839    2,508
                                                             -------  -------
Cash flows from investing activities:
  Proceeds from sale of assets..............................      66      --
  Additions to oil and gas properties.......................  (1,866)  (2,487)
  Additions to other assets.................................     (49)     (11)
                                                             -------  -------
    Net cash used in investing activities...................  (1,849)  (2,498)
                                                             -------  -------
Cash flows from financing activities:
  Proceeds from long-term debt..............................     300    1,100
  Reduction in long-term debt...............................  (1,400)    (400)
  Proceeds from issuance of common stock....................      73      161
  Purchase of treasury stock................................    (358)  (1,471)
                                                             -------  -------
    Net cash used in financing activities...................  (1,385)    (610)
                                                             -------  -------
Net increase (decrease) in cash and cash equivalents........     605     (600)
Cash and cash equivalents at beginning of period............   1,850    2,003
                                                             -------  -------
Cash and cash equivalents at end of period.................. $ 2,455  $ 1,403
                                                             =======  =======
Supplemental disclosure of cash flow information:
  Cash paid (received) during the period for:
    Interest................................................ $   329  $   271
                                                             =======  =======
  Income taxes, net of refunds.............................. $    42  $    28
                                                             =======  =======
Supplemental disclosure of non-cash investing and financing
 activities:
  Non-cash compensation expense related to common stock..... $    44  $   103
                                                             =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             COLUMBUS ENERGY CORP.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

(1) BASIS OF PRESENTATION

  The accompanying consolidated financial statements include the accounts of Columbus Energy Corp. ("Columbus") and its wholly-owned subsidiaries, Columbus Gas Services, Inc. ("CGSI") and Columbus Texas, Inc. ("Texas"). All significant intercompany balances have been eliminated in consolidation. The term "Company" as used herein includes Columbus and its subsidiaries.

  The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles and require the use of management's estimates. The financial statements contain all adjustments (consisting only of normal recurring accruals) which, in the opinion of management, are necessary to present fairly the financial position of the Company as of August 31, 2000 and November 30, 1999, and the results of its operations and cash flows for the periods presented. The results of operations for such interim periods are not necessarily indicative of results to be expected for the full year.

  The accounting policies followed by the Company are set forth in Note 2 to the Company's consolidated financial statements in the Annual Report on Form 10-K for the year ended November 30, 1999. These accounting policies and other footnote disclosures previously made have been omitted in this report so long as the interim information presented is not misleading. These quarterly financial statements should be read in conjunction with the consolidated financial statements and notes included in the 1999 Form 10-K.

(2) LONG-TERM DEBT

  The Company has a credit agreement with Wells Fargo Bank West, National Association ("Bank"), formerly known as Norwest Bank Denver, N.A., that was amended on June 30, 2000 to extend the revolving period to July 1, 2002 when it entirely converts to an amortizing term loan which matures July 1, 2006. The credit is collateralized by a first lien on oil and gas properties. The interest rate options are the Bank's prime rate or LIBOR plus 1.50%.

  The borrowing base is limited to $10,000,000 and subject to semi-annual redetermination for any increase or decrease. At August 31, 2000 outstanding borrowings on the revolving line of credit were $4,400,000 and the unused borrowing base available was $5,600,000. A commitment fee of 1/4 of 1% for any unused portion of the amount which is the difference between the borrowing base and the outstanding borrowings is payable quarterly.

                             COLUMBUS ENERGY CORP.

                                  (Unaudited)


(3) INCOME TAXES

  The provision (benefit) for income taxes consists of the following (in thousands):

                                                                   Nine Months
                                                                      Ended
                                                                   August 31,
                                                                   -----------
                                                                   2000  1999
                                                                   ----- -----
Current:
  Federal......................................................... $   3 $  25
  State...........................................................    15    29
                                                                   ----- -----
                                                                      18    54
                                                                   ----- -----
Deferred:
  Federal.........................................................   487   (84)
  Use of loss carryforwards.......................................   --      6
  State...........................................................    20    (3)
                                                                   ----- -----
                                                                     507   (81)
                                                                   ----- -----
Total income tax (benefit) expense................................ $ 525 $ (27)
                                                                   ===== =====

  During the nine months of fiscal 2000, certain tax assets (shown in the table below) were utilized. The tax effect of significant temporary differences representing deferred tax assets and liabilities and changes were estimated as follows (in thousands):

                                                        Current Year
                                             ----------------------------------
                                             December 1, Operations/ August 31,
                                                1999        Other       2000
                                             ----------- ----------- ----------
Deferred tax assets:
  Pre-1987 loss carryforwards...............   $   440      $ --      $   440
  Post-1987 loss carryforward...............       617        --          617
  Percentage depletion carryforwards........     1,650         (4)      1,646
  State income tax loss carryforwards.......       124        --          124
  Other.....................................       387          7         394
                                               -------      -----     -------
    Total...................................     3,218          3       3,221
Valuation allowance (long-term).............    (1,286)       --       (1,286)
                                               -------      -----     -------
    Deferred tax assets.....................     1,932          3       1,935
                                               -------      -----     -------
Deferred tax liabilities-
  Depreciation, depletion and amortization
   and other................................      (795)      (510)     (1,305)
                                               -------      -----     -------
    Net tax asset (liability)...............   $ 1,137      $(507)    $   630
                                               =======      =====     =======

                             COLUMBUS ENERGY CORP.

                                  (Unaudited)


(4) LITIGATION

  On May 4, 2000, Columbus was served with a complaint in a lawsuit styled Fred E. Long and ENCO Exploration Company v. Columbus Energy Corp., Cause B-00-1171-0-CV-B in the 156th Judicial District Court of Bee County, Texas. Fred
E. Long and his company, ENCO Exploration Company, have sued Columbus as operator regarding the Long No. 4 well. Long/ENCO own a combined 25% working interest. They contend that Columbus was negligent in its duty as operator to drill a vertical hole without deviation at the location approved by the participating working interest owners. They seek return of their proportionate share of the drilling costs as damages, approximately $300,000. Columbus has denied all of the Long/ENCO allegations and believes them to be without merit. Discovery has not commenced.

(5) COMMITMENTS AND CONTINGENT LIABILITIES

  The Company's natural gas and crude oil swaps are considered financial instruments with off-balance sheet risk which are entered into in the normal course of business to partially reduce its exposure to fluctuations in the price of crude oil and natural gas. Those instruments involve, to varying degrees, elements of market and credit risk in excess of the amount recognized in the balance sheets.

  The Company has had in place a twelve month costless "collar" for 7,500 barrels of crude oil each month for the period September 1, 1999 through August 31, 2000. This "collar" was settled monthly against the calendar monthly average price on the NYMEX with a $17.50 per barrel floor price and $22.25 per barrel ceiling price. Columbus received or paid the difference below the floor or above the ceiling that each monthly price averaged. During the third quarter and nine months of fiscal 2000, oil sales were reduced by $192,000 and $441,000, respectively, since average oil prices exceeded the $22.25 ceiling price each month of those periods but no further reductions will occur during the balance of fiscal 2000 because of the expiration of the collar.

  The Company is not aware of any events of noncompliance in its operations with environmental laws and regulations nor of any potentially material contingencies related to environmental issues. Management cannot predict what future environmental control problems may arise or what environmental regulations and requirements might be enacted by jurisdictional authorities in its various operational areas in future.

                             COLUMBUS ENERGY CORP.

                                  (Unaudited)


(6) RELATED PARTY TRANSACTIONS

  CEC Resources Ltd. ("Resources") was a wholly-owned subsidiary of Columbus prior to its divestiture on February 24, 1995. Reimbursement was made by Resources to Columbus for services provided by its officers and employees for managing Resources in the past which effectively reduced Columbus' general and administrative expense. Such reimbursement totaled $33,000 for the nine months of 1999. On March 31, 1999, the agreement was terminated pursuant to a 90 day notice period.

  The Company has been a party to an arrangement with Mark Butler, geologist and 50% owner of Trumark Production Company ("TPC"), during fiscal 1999 and 2000 whereby Mr. Butler would provide Columbus with 70 hours per month of geological and geophysical consulting services (including related work station usage) at a rate of $170 per hour. John B. Trueblood, son of Columbus' CEO Harry A. Trueblood, Jr., owns the other 50% of TPC. The retainer fees paid to TPC were $122,000 and $111,000 during nine months of 2000 and 1999, respectively.

(7) EARNINGS PER SHARE

  The following table provides a reconciliation of basic and diluted earnings per share (EPS):

                                              Nine Months       Three Months
                                           Ended August 31,   Ended August 31,
                                           -----------------  -----------------
                                             2000     1999      2000     1999
                                           -------- --------  -------- --------
                                             (in thousands, except per share
                                                          data)
Reconciliation of basic and diluted EPS
 share computations:
  Income (loss) available to common
   shareholders--basic and diluted EPS
   (numerator)...........................  $    934 $    (43) $    908 $    164
                                           ======== ========  ======== ========
Shares (denominator):
  Basic EPS..............................     3,757    3,920     3,749    3,870
  Effect of dilutive option shares.......         7      --         35        3
                                           -------- --------  -------- --------
  Diluted EPS............................     3,764    3,920     3,784    3,873
                                           ======== ========  ======== ========
Per share amount:
  Basic EPS..............................  $    .25 $   (.01) $    .24 $    .04
                                           ======== ========  ======== ========
  Diluted EPS............................  $    .25 $   (.01) $    .24 $    .04
                                           ======== ========  ======== ========
Number of shares not included in dilutive
 EPS that would have been antidilutive
 because exercise price of options was
 greater than the average market price of
 the common shares.......................       502      612       232      626
                                           ======== ========  ======== ========

                             COLUMBUS ENERGY CORP.

                                  (Unaudited)


(8) INDUSTRY SEGMENTS

  The Company operates primarily in two business segments of (1) oil and gas exploration and development and (2) providing services as an operator, manager and gas marketing advisor.

  Summarized financial information concerning the business segments is as follows:

                                               Nine Months     Three Months
                                              Ended August     Ended August
                                                   31,              31,
                                             ----------------  --------------
                                              2000     1999     2000    1999
                                             -------  -------  ------  ------
                                                    (in thousands)
Operating revenues from unaffiliated
 services:
  Oil and gas............................... $10,751  $ 7,071  $4,675  $2,762
  Services..................................   1,140    1,088     383     374
                                             -------  -------  ------  ------
    Total................................... $11,891  $ 8,159  $5,058  $3,136
                                             =======  =======  ======  ======
Depreciation, depletion and amortization:
  Oil and gas............................... $ 2,338  $ 2,528  $  887  $  833
  Services..................................      76       43      45      14
                                             -------  -------  ------  ------
    Total................................... $ 2,414  $ 2,571  $  932  $  847
                                             =======  =======  ======  ======
Operating income (loss):
  Oil and Gas............................... $ 3,412  $   930  $2,085  $  523
  Services..................................      86      351     160     138
  General corporate expense.................  (1,707)  (1,074)   (711)   (298)
                                             -------  -------  ------  ------
    Total operating income..................   1,791      207   1,534     363
Interest expense and other..................    (332)    (277)   (115)    (99)
                                             -------  -------  ------  ------
  Earnings (loss) before income taxes....... $ 1,459  $   (70) $1,419  $  264
                                             =======  =======  ======  ======

(9) MERGER AGREEMENT

  Columbus and Key Production Company, Inc. (NYSE:KP) jointly announced on August 29, 2000 that Key has agreed to acquire all of the outstanding common stock of Columbus. Under the terms of the executed merger agreement Columbus' shareholders will receive 0.355 of a share of Key common stock for each Columbus share in a tax-free reorganization subject to a favorable Columbus shareholder vote. Columbus expects to hold a special shareholders' meeting for that purpose during November 2000 provided the SEC's review of the proxy statement/prospectus is completed during October, 2000. The Board of Directors of both companies have unanimously approved the transaction.

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following summarizes the Company's financial condition and results of operations and should be read in conjunction with the consolidated financial statements and related notes.

Liquidity and Capital Resources

  As previously announced in February 2000 and reported in our Form 10-Q for the quarter ended May 31, 2000, Arthur Andersen LLP's Global Energy Corporate Finance team was selected to assist directors to explore various strategic alternatives that could maximize shareholder value. A merger agreement with Key was executed on August 28, 2000 and, assuming shareholder approval, the effective date is expected in late November 2000. Thereafter, Columbus will continue as a wholly-owned subsidiary of Key.

  During third quarter of 2000, liquidity was further strengthened as oil and gas sales increased 69% over 1999's like period. The Company's natural gas prices averaged 79% higher than 1999's third quarter while crude oil prices were 36% higher. There was increased natural gas production but this improvement was partially offset by a decline in oil production.

  Third quarter 2000 had a pre-tax, non-cash impairment loss of $500,000 and exploration expenses of $250,000 which reduced net earnings. Net earnings were also adversely affected by a non-recurring charge for advisory fees and other expenses connected with the auction process and completion of negotiations of the terms of a proposed tax-free exchange of shares in a merger with Key. Excluding the exploration expense, those other unusual charges amounted to a reduction (after tax) of net earnings by $557,000, or $.15 per share. Despite that reduction, quarterly net earnings for 2000's third quarter attained the second highest ever of $908,000, or $0.24 per share, which compares with last year's quarter of $164,000, or $0.04 per share.

  Stockholders' equity as of the end of 2000's third quarter increased to $13,466,000 from $12,798,000 at November 30, 1999 even after the repurchase of 63,000 treasury shares for $358,000. Also, working capital at August 31, 2000 had risen to $2,141,000 from $1,169,000 at the end of fiscal 1999.

  This positive working capital combined with the Company's greatly increased cash flow is expected to provide considerably more than the required funds for the remainder of fiscal 2000's capital expenditure program. It is expected that excess cash flow will be utilized to reduce bank debt. The unused portion of the $10,000,000 bank credit facility has previously been targeted by management for acquisitions of oil and gas properties, but can be used for any legal corporate purpose.

  Generally accepted accounting principles ("GAAP") require cash flows from operating activities to be determined after giving effect to working capital changes. Accordingly, GAAP's net cash provided from operating activities can fluctuate widely depending on the scope of such activities. Net cash provided by operating activities was $3,839,000 for the nine months of 2000, which compares with $2,508,000 provided by operating activities for the same period last year. GAAP defined operating cash flow for the nine months of 2000 was adversely affected by the unusually large first quarter expenses attributed to exploratory dry holes primarily located in the El Squared Prospect near Beeville, Texas.

  As regularly noted in prior reports, management places greater reliance upon an important alternative method of computing cash flow which is generally known as Discretionary Cash Flow ("DCF"). DCF is not in accordance with GAAP but is commonly used in the industry as this method calculates cash flow before working capital changes or deduction of exploration expenses since the latter can be increased or decreased at management's discretion. DCF is often used by successful efforts companies to compare their cash flow results with those independent energy companies who use the full cost accounting method whereby exploration expenses are capitalized and do not immediately adversely affect either operating cash flow or net earnings. Columbus' DCF for the nine months of fiscal 2000 was $6,340,000 up 57% from 1999's similar period of $4,029,000. DCF

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS--(Continued)

increased during third quarter of 2000 to $3,105,000, a new quarterly record and up substantially from the $1,729,000 reported for the second quarter of 2000. As discussed below in "Results of Operations," cash flow generated by the significant production increase from a new well will not be repeated during the fourth quarter because Columbus' interest was reduced following payout that occurred during August. DCF is calculated without debt retirement being considered. However, in Columbus' case this is not important since the existing bank debt requires no principal payments before August 1, 2002 and is expected to be eliminated before that date. Interest expense has already been deducted before arriving at DCF.

  Management notes in each of its public filings and reports its strong exception to the Statement of Financial Accounting Standards No. 95 as it applies to Columbus which directs that operating cash flow must only be determined after consideration of working capital changes. Management believes such a requirement by GAAP ignores entirely the significant impact that the timing of income received for, and expenses incurred on behalf of, third party owners in properties may have on working capital. This is particularly significant where Columbus owns only a small working interest but is the operator of several properties.

  Neither DCF nor operating cash flow before working capital changes may be substituted for net income or for cash available from operations as defined by GAAP. Furthermore, currently reported cash flows, however defined, are not necessarily indicative that there will be sufficient funds for all future cash requirements. For the nine months of 2000 and 1999 GAAP cash flow was materially lower than DCF.

  When used, the Company's natural gas and crude oil swaps are considered financial instruments with off-balance sheet risk. These are entered into in the normal course of business to partially reduce its exposure to fluctuations in the price of crude oil and natural gas and may involve elements of market and credit risk in excess of the amount recognized in the balance sheets.

  During the nine months of fiscal 2000 the Company partially hedged its crude oil prices while the Company's natural gas revenues were fully exposed to price fluctuations which fortunately were positive. The non-hedged portion of our crude oil revenues were similarly exposed to price fluctuations which were also positive.

  The only hedge in existence during third quarter 2000 was a costless "collar" for 7,500 barrels per month which expired August 31, 2000. This hedge is more fully described in Note 5, "Commitments and Contingent Liabilities", in the Notes to the Consolidated Financial statements.

  At August 31, 2000, Columbus had outstanding bank borrowings of $4,400,000 against its $10,000,000 line of credit with Wells Fargo Bank West, N.A. which is collateralized by its oil and gas properties. On that same date, the ratio of net long-term debt (debt less working capital) to total assets was 0.10. The outstanding debt used a LIBOR option with an average interest rate of 8.1%. Subsequent to the end of the third quarter and through October 6, 2000, long-term debt was further reduced by $500,000 to $3,900,000. The net increase (or decrease) in long-term debt directly affects cash flows from financing activities as do the purchase of treasury shares. For the Company's floating rate debt, interest rate changes generally do not affect its fair market value but does impact future results of operations and cash flows, assuming other factors remain constant. The carrying amount of the Company's debt approximates its fair value.

  The Company's Board of Directors has authorized over the last several years the repurchase of common shares from the market at various "not to exceed" price levels. As of August 31, 2000 a total of 60,384 shares remained unpurchased from the most recent authorizations at a price not to exceed $6.00 per share but none is expected to be purchased in light of current market price and the impending merger with Key.

  During nine months of 2000, capital expenditures actually incurred for oil and gas properties totaled $1,895,000 (which amount excludes $1.9 million for exploratory dry holes and other exploration expenses) and

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS--(Continued)

differs from the capital expenditure shown in the Consolidated Statement of Cash Flows. The latter also includes cash payments made during 2000 for 1999 expenditures which had been incurred but not yet paid as of 1999's year end. Similarly, some expenditures accrued during fiscal 2000's nine months period were not actually paid until subsequent to the end of the period.

RESULTS OF OPERATIONS

  Gross revenues increased by 61% over last year's third quarter and operating income increased to $1,534,000 in the current quarter compared to $363,000 last year. Other comparisons for the 2000 quarter and nine month periods versus 1999 related to prices, production and oil and gas sales appear in tabular form below.

  During 2000's third quarter six gross wells (2.89 net WI) were drilled. These included two (.30 net WI) gas development wells in Webb County, Texas, and one (.92 net WI) gas development well located in Bee County, Texas. One (.34 net WI) well in Oklahoma was an attempted extension in a horizontal hole drilled out of an existing cased well bore but the Morrow oil reservoir encountered was previously depleted and that zone in the lateral was abandoned. However, an existing oil zone in the original well bore could be recompleted and is currently producing about 10 barrels per day with no fracture stimulation. One (1.00 net WI) other exploratory oil well was a successful recompletion as a new zone discovery in an existing well. This was a "behind-the-pipe" Duperow zone in a well located in Richland County, Montana which had not been considered prospective. This zone initially raised production to in excess of 100 barrels of crude oil per day and has apparently leveled out at approximately 50 barrels per day. The Long #5 well in Bee County commenced production at about 700 Mcfd in late July and has improved to 1,500 Mcfd following frac treatment. It is currently producing approximately 1,300 Mcfd on a small choke. The BMT #15 (.26 net WI) in Webb County was completed but not hooked-up to a gas pipeline until after the quarter's end. Its initial rate of 2,000 Mcfd and over 20 barrels of condensate per day has leveled out at about 1,800 Mcfd and has not been stimulated yet. The other Webb County well (.04 net WI) was connected in August and is making approximately 1,400 Mcf per day. During the fourth quarter, the production from these wells will help offset the decreased production to Columbus' interest from the Hachar #36 following payout in August.

  As highlighted in the second quarter report, the Hachar #36, in which Columbus owns a 53.7% net revenue interest, until 200% of the well costs of the well are recovered, was an outstanding gas well completed in the Lobo sand in the Laredo field area. It was connected to a pipeline during May 2000 producing at a rate in excess of 5,000,000 cubic feet of natural gas and 100 barrels of condensate per day. This revenue from the Hachar #36 had a very large impact on results for the third quarter by yielding $965,000 of net lease level income. This is defined as revenue less operating costs and production taxes. Payout of 200% of costs of the well occurred in mid-August in three months and reduced Columbus' monthly net revenue stream from over $300,000 to an estimated $25,000 in September at its current net revenue interest of 3.8%.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS--(Continued)

 Oil and Gas Revenues and Operating Costs

  The following table shows comparative crude oil and natural gas revenues, sales volumes, average prices and percentage changes between the periods presented as follows:

                                        Third Quarter          Nine Months
                                     -------------------- ----------------------
                                      2000   1999  Change  2000    1999   Change
                                     ------ ------ ------ ------- ------- ------
Natural gas revenues M$............. $3,627 $1,943   87%    7,758 $ 5,261   47%
Oil revenue M$...................... $1,044 $  817   28%  $ 2,984 $ 1,803   66%
Natural gas sales volumes:
  Millions of cubic feet (MMCF).....    799    765    4%    2,228   2,451  (9)%
  MCF/day...........................  8,680  8,310          8,101   8,945
Oil sales volumes:
  Barrels........................... 41,854 44,434  (6)%  123,717 121,781    2%
  Barrels/day.......................    455    483            450     444
Average price received:
  Natural gas-$/MCF................. $ 4.54 $ 2.54   79%  $  3.48 $  2.15   62%
  Oil-$/BBL......................... $24.96 $18.38   36%  $ 24.12 $ 14.80   63%

  Natural gas revenues for the quarter increased by 87% over 1999's third quarter due to 79% higher prices and 4% higher sales volumes. Similarly, the nine month period for 2000 had 47% higher natural gas revenues due to 62% higher prices partially offset by 9% lower sales volumes. Average gas prices have improved steadily from depressed price levels experienced during the early part of 1999 which reflected a prior warm winter and relatively high storage inventory. This storage level has not been maintained throughout 2000 to date because of this summer's strong demand for cooling load which has severely restricted excess supply for storage refill. Disaster was averted by a warm winter heating season in early 2000 but increased demand and lack of additional supply for injection due to very limited excess gas capacity have caused prices to exceed $5.00 per Mcf recently. Higher natural gas production during third quarter 2000 compared with 1999 was not sufficient to overcome the decline in production between comparable nine month periods. Normal production declines in older wells due to depletion were not reversed by new production since there was less exploratory drilling success than had been expected, there was reduced inventory of new prospects or development locations available to drill, and the effects from the lack of drilling in fiscal 1998 and 1999 because of the price debacle brought about those low cash flow years.

  Oil revenues for 2000's third quarter increased by 28% over the 1999 quarter because average prices rose by 36% although there were 6% lower sales volumes. Comparative nine month's results show 66% greater oil revenues since average prices were up 63% and sales volumes were up 2%. Oil revenues and average prices for 2000 were impacted adversely by the crude oil collar. The reduction amounted to $192,000 ($4.59 per barrel) for the third quarter and $441,000 ($3.56 per barrel) for the nine months. Oil production has declined steadily for the past few years commensurate with a lack of development drilling activity and no exploratory incentives in keeping with low crude oil prices and lack of certainty of future improvement. During 1999's first half several oil wells were temporarily shut-in due to those low crude oil prices and did not resume production until later that year. One exploratory well searching for gas did discover a flowing oil well in Harris County, Texas. This well was drilled during fiscal 1998 but would not be connected to a gas line. It began production flowing 200 barrels of oil per day with associated gas during June 1999. Columbus' 19.5% working interest in that well did help improve crude oil production during 1999 but only temporarily overcame the ongoing decline in other wells which caused the reduction of third quarter 2000 oil volumes compared to the prior year's quarter. Prices for crude oil have continued to move upwards due to strong demand and a restrictive production program instigated by OPEC which has not kept pace with that demand.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS--(Continued)


  Columbus' third quarter sales volumes of natural gas averaged 8,680 Mcfd while oil and liquids sales volumes were 464 barrels per day which equates to a daily sales volume of 11,467 MCF equivalent (Mcfe). This compares with 1999's third quarter rate of 11,245 Mcfe, a 2% increase. As stated before, this small increase was attributable to increased sales volumes net to Columbus from the Hachar #36 well which temporarily overcame the lack of new development wells being drilled along with a lack of exploratory success at Columbus' El Squared prospect. Production from the Hachar #36 and Lien #2 wells temporarily reversed the decline in oil production but the fourth quarter of 2000 is expected to be less than third quarter volumes. For comparative nine month's periods, average daily sales volumes were 10,845 Mcfe in 2000 versus 11,646 Mcfe in 1999 and were affected adversely for the aforementioned reasons.

  Lease operating expenses for the third quarter and nine months of 2000 were 6% and 15% higher, respectively, than similar periods in 1999. Most of the increase was in the Williston Basin in Montana and the Sralla Road field in Texas where several wells had workover costs including repairs and replacements of equipment. Periodic expensive workovers and replacement of downhole and surface equipment on older wells is a normal occurrence. Also, several older Williston Basin oil wells were shut-in during 1999's first half which accounts for lower operating costs in that year. Lease operating costs on an Mcfe basis were $0.52 in the third quarter of 2000 compared to $0.50 in 1999 while operating costs as a percentage of revenues were 12% in 2000 versus 19% in 1999 with its lower prices but with reduced costs. For the nine month periods, lease operating costs were $0.53 per Mcfe in 2000 and $0.43 in 1999 and lease operating costs as a percentage of revenues were 15% in 2000 and 19% in 1999.

  Production and property taxes approximated 9% of revenues in the nine months of 2000 and 10% in 1999. These taxes vary based on Texas' percentage share of the total production where oil tax rates are lower than gas tax rates. The relationship of taxes and revenue is not always directly proportional since most of the local jurisdiction's property taxes in Texas are based upon reserve evaluations as opposed to revenues received or production rates for a given tax period.

 Operating and Management Services

  This segment of the Company's business is comprised of operations and services conducted on behalf of third parties which includes compressor operations and salt water disposal facilities.

  Operating and management services gross profit was as follows:

                                                                 2000     1999
                                                               -------- --------
Third quarter................................................. $178,000 $133,000
Nine months................................................... $437,000 $332,000

  Operating revenues increased during 2000 partially due to Columbus' 5% share of transportation revenues from a gas pipeline in the Sralla Road area of Texas. Effective March 1, 2000, the Company no longer is serving as contract operator for wells in the Berry R. Cox field in South Texas, which generated $23,000 of profit during 2000's first quarter. Operating and management service costs were less in 2000 due to fewer compressor repairs in Texas and lower costs after payroll recoveries billed to others in the Williston Basin area.

 Interest Income

  Interest income is earned primarily from short-term investments whose rates fluctuate with changes in the commercial paper rates and the prime rate. Interest income increased in the third quarter of 2000 to $45,000 from $23,000 in 1999's third quarter because of a larger amount of investments resulting from higher natural gas and crude oil prices and short-term interest rates.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS--(Continued)

 General and Administrative Expenses

  General and administrative expenses are considered to be those which relate to the direct costs of the Company which do not originate from operation of properties or providing of services. Corporate expense represents a major part of this category.

The Company's general and administrative expenses were as follows:

                                                              2000       1999
                                                           ---------- ----------
Third quarter............................................. $  340,000 $  299,000
Nine months............................................... $1,217,000 $1,075,000

  Nine month expenses exceeded last year's primarily due to cash bonuses of $178,000 paid in May but there were no stock option grants. This compares with 1999 incentive bonuses of $80,000 ($58,000 non-cash) plus grants of stock options to all officers. Also, as previously disclosed there was a total phase-out of reimbursement for management services provided Resources during 1999. Salary increases were granted effective December 1, 1999 for non-officer employees and officer salaries were increased May 1, 2000 after having been frozen at prior year levels during 1999. However, total officer and directors' expense was reduced because there was one less officer and one less director during 2000. Expenses accrued for vacation and retirement pay were higher during both the third quarter and nine month periods this year compared to 1999 due to a higher salary base. Medical claims under the Company's self-insured plan were higher for 2000's third quarter and nine months. Office rent was about the same during third quarter in 2000 compared to 1999 as a result of a sublease of a portion of the leased space but for the nine months period, rental expense and parking was higher due to an increase in the monthly rate. Both the third quarter and nine month periods' outside contract and professional services were lower in fiscal 2000 versus 1999.

  Unusual expenses were incurred during third quarter and nine months which relate to exploring various strategic alternatives for the Company by use of financial advisors as well as subsequent related merger negotiation costs. These fees totaled $371,000 for the third quarter and appear under expenses as "Advisory fees".

 Depreciation, Depletion and Amortization

  Depreciation, depletion and amortization of oil and gas assets are calculated based upon the units of production for the period compared to proved reserves of each successful efforts property field. This expense is not only directly related to the level of production, but is also dependent upon past costs to find, develop, and recover related reserves in each of the fields. Depreciation and amortization of office equipment and computer software is also included in the total charge.

  Charges for this expense item increased from 1999's third quarter due to updated estimates of proved oil and gas reserves in connection with the merger and its third quarter review. Estimates by independent engineers show that proved reserves as of June 30, 2000 totaled 21.2 Bcfe, down from 26.1 Bcfe at the end of the Company's previous fiscal year (November 30, 1999). During the first seven months of fiscal year 2000, Columbus produced 2.3 Bcfe and downward reserve adjustments totaled 3.6 Bcfe which were partially offset by a
1.0 Bcfe increase due to higher prices. The major reserve adjustments resulted from Columbus receiving information that other operators and participants in two properties had determined not to proceed with drilling or recompletion of new or existing wells. Recent drilling activity and performance of wells as well as an evaluation of certain technical data, also contributed to those decisions. The depletion rate for third quarter 2000 was $.83 per Mcfe compared to $.79 per Mcfe for that like period of 1999. For the nine month periods depletion expense decreased as a result of decreased production from fields having higher rates and increased production from the Laredo area where there is a lower depletion rate. The depletion rate per Mcfe was $.77 for this period during 2000 compared to $.78 per Mcfe in 1999.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS--(Continued)


 Exploration Expense

  In general, the exploration expense category includes the cost of Company-wide efforts to acquire and explore new prospective areas. The successful efforts method of accounting for oil and gas properties requires expensing the costs of unsuccessful exploratory wells including associated leaseholds. Other exploratory charges such as seismic and geologic costs must also be immediately expensed regardless of whether a prospect is ultimately proved to be successful. All such exploration charges not only decrease net earnings but also reduce reported GAAP cash flow from operations even though they are discretionary expenses; however, such charges are added back for purposes of determining DCF which is why it more nearly tracks cash flow reported by full cost accounting companies which capitalize such costs.

  Exploration charges of $250,000 for 2000's third quarter were down from 1999's $627,000 and included $186,000 related to the drilling of a horizontal well in Oklahoma. A total of $531,000 was expensed last year in connection with deepening an exploratory well in the El Squared prospect which did not find any proved reserves along with $30,000 for seismic interpretation costs.

  Nine months of fiscal 2000 exploration charges of $1,940,000 were up significantly over 1999's. Most of these charges ($1,371,000) were incurred during the sidetrack and testing phase of the Long #4 and the initiation of a sidetrack of the Long #3 as well as for the subsequent abandonments of those wells. Also included was $196,000 for recompletion and abandonment costs for a 90%-owned exploratory well in Montana. In addition to 1999's third quarter expense described above, a total of $233,000 was expensed for three exploratory dry holes and $47,000 for undeveloped leases dropped as a result of an offset dry hole being drilled during that nine month period.

  Whenever a company who uses the successful efforts method of accounting is involved in an exploratory program which represents a significant part of its budget, that company is automatically subjected to the risk that its net earnings for any given quarter or year will be impacted negatively by wildcat dry holes. Shareholders have been previously forewarned that net earnings and GAAP cash flow for a given period may not be truly indicative of the Company's operational activity. This is why management has suggested that shareholders may wish to follow management's program of placing more emphasis on DCF from period to period while essentially ignoring net earnings results. Comparing Columbus' results with net earnings or cash flows of companies who use the full cost accounting method is unrealistic since they capitalize exploratory drilling and seismic costs as well as other costs related to such activity.

 Impairments

  As an outgrowth of a revised technical evaluation of Columbus' ability to economically recomplete the updip lateral's proved reserves originally drilled in its Morrow #23-1H well in Louisiana, Columbus' co-operator participant indicated he was no longer interested in attempting to recover these reserves. Therefore, a non-cash impairment expense of $500,000 during the third quarter was recorded as the Company was unwilling to attempt such an operational expense by itself.

  Last year at the end of the second quarter, there was a pre-tax, non-cash impairment loss of $503,000 as a result of reduced proved undeveloped reserves. The improvement in crude oil prices up to that time was considered insufficient to justify restoration of proved undeveloped reserves in one of the Williston Basin's fields because the indicated return on new investments would be unsatisfactory. Therefore, any restoration of undeveloped reserves was deferred and the shortfall of $253,000 between remaining book value of the pool and the then current fair market value of reserves was recognized as a charge. Elsewhere, an unexpected influx of water in natural gas wells in a shallow gas property in Jim Wells County, Texas brought about premature abandonment of the producing zones with related reserves. This generated a pre-tax, non-cash impairment of $250,000.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS--(Continued)


 Litigation Expense

  Almost all of the unusually high litigation expense for the nine months period is related to the successful defense of the Maris E. Penn, et al lawsuit described in previous quarters. A small amount of legal expenses in the third quarter are the result of the Fred E. Long, et al lawsuit described in Note 4 of the Notes to the Financial Statements.

 Interest Expense

  Interest expense varies in direct proportion to the amount of bank debt and the level of bank interest rates. The average level of bank debt outstanding has been higher during the 2000's first and second quarters than in 1999. The average bank interest rate paid during the third quarter was 8.2% which compares to 6.6% in 1999. For the nine month periods average interest rates were 7.8% in 2000 and 6.6% in 1999.

 Income Taxes

  During the nine months of 2000, the net deferred tax asset decreased to $630,000. The asset is comprised of a $60,000 current portion and $570,000 long-term asset. The estimated decrease in deferred tax assets was $507,000 during that period. Thus far in 2000, the valuation allowance has remained unchanged and the effective tax rate is 36%. See Note 3 to the consolidated financial statements for further explanation of income taxes.

 Statement Pursuant to Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995

  This report may contain certain "forward-looking statements" that have been based on imprecise assumptions with regard to production levels, price realizations, and expenditures for exploration and development and anticipated results therefrom. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed herein or implied by such statements.

                          PART II--OTHER INFORMATION

Item 1. LEGAL PROCEEDINGS

  Management is unaware of any asserted or unasserted claims or assessments against the Company which would materially affect the Company's future financial position or results of operations. See Note (4) of the Notes to the Financial Statements regarding a lawsuit styled Fred E. Long and ENCO Exploration Company v. Columbus Energy Corp. filed in the 156th Judicial District Court of Bee County, Texas, Cause No. B-00-1171-0-CV-B.

Item 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  The Company's exposure to interest rate risk and commodity price risk is discussed in Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "Liquidity and Capital Resources". The Company has no exposure to foreign currency exchange rate risks or to any other market risks.

Item 6. EXHIBITS AND REPORTS ON FORM 8-K

  (a) Exhibits

    10.1--Fourth Amendment of Credit Agreement dated June 30, 2000 between Columbus Energy Corp. and Wells Fargo Bank West, National Association.

    27--Financial data schedule--August 31, 2000.

  (b) Reports on Form 8-K

    None

                                  SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                        Columbus Energy Corp.
                                                              (Registrant)

       Date                       Signature                          Title
       ----                       ---------                          -----

 October 12, 2000      /s/ Harry A. Trueblood, Jr.         Chairman, President and
                    ______________________________________ Chief Executive Officer (a
                           Harry A. Trueblood, Jr.         duly authorized officer)

 October 12, 2000           /s/ Ronald H. Beck             Vice President (Chief
                    ______________________________________ Accounting Officer)
                                Ronald H. Beck

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Except to the extent indicated below, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of Registrant is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation), brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. Article 6 of Key Production's Bylaws provides for indemnification of each person who is or was or is threatened to be made a party to any threatened, pending or completed civil, administrative, criminal, arbitrative or investigative action, suit or proceeding because such person is or was a director, officer or employee of Key Production or is or was serving at the request of Key Production as a director, officer, partner, trustee, fiduciary, agent or employee of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, amounts paid in settlement, reasonable expenses and other liabilities arising in connection with such action, suit or proceeding, to the fullest extent permitted by law.

Key also maintains policies of directors and officers liability insurance.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article IV of the Key Production's Charter contains such a provision.

The merger agreement dated August 28, 2000 between Registrant and Columbus Energy Corp., a Colorado corporation ("Columbus"), provides that for six years after the effective time, Registrant will indemnify and hold harmless each person who was a director or officer of Registrant or Columbus prior to the effective time from their acts or omissions in those capacities occurring prior to the effective time to the fullest extent permitted by applicable law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are filed herewith unless otherwise indicated:

 Exhibit No.                            Description
 -----------                            -----------
     2.1     Agreement and Plan of Merger, dated as of August 28, 2000, by and among Registrant, Key Acquisition Two, Inc. and Columbus Energy
             Corp. (attached as Annex A to the Proxy Statement/Prospectus contained in this Registration Statement).

     3.1 Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration
             Statement on Form S-4, registration no. 33-23533 filed with the SEC on August 5, 1988).

 Exhibit No.                             Description
 -----------                             -----------
     3.2     Amendment to Certificate of Incorporation of the Registrant
             (incorporated by reference to Exhibit 3.2 to the Registrant's
             Registration Statement on Form S-4, registration no. 33-23533 filed with the SEC on August 5, 1988).

     3.3     Bylaws of the Registrant, as amended and restated on June 8, 1995
             (incorporated by reference to Exhibit 3.3 to the Registrant's Form
             10-Q for the quarter ended June 30, 1995, file no. 0-17162).

     4.1     Form of Common Stock Certificate (incorporated by reference to
             Exhibit 4.12 to the Registrant's Amendment No. 1 to Registration
             Statement on Form S-4, registration no. 33-23533 filed with the SEC on August 15, 1988).

     4.4 Description of Capital Stock of Registrant. (incorporated by reference to Registrant's Form 8-A Registration Statement, File
             No. 000-11769).

     5.1 Opinion of Holme Roberts & Owen LLP regarding the legality of the shares of Registrant common stock to be registered under this Registration Statement (contained in the first filing of this Registration Statement).

     8.1 Opinion of Sherman & Howard L.L.C. regarding the United States federal income tax consequences of the merger.

    16 Letter regarding change in certifying accountant (incorporated by reference to Registrant's Form 8-K, file with the SEC on December
             1, 2000).

    23.1     Consent of Arthur Andersen LLP (Key accountants).

    23.2     Consent of PricewaterhouseCoopers LLP (Columbus accountants).

    23.3     Consent of Arthur Andersen Global Energy Corporate Finance Group
             (Columbus financial advisor).

    23.4 Consent of Reed W. Ferrill & Associates, Inc. (Columbus engineers).

    23.5     Consent of Ryder Scott Company, L.P. (Key engineers) (contained in
             Amendment No. 2 to this Registration Statement, filed November 30,
             2000).

    23.6     Consent of Holme Roberts & Owen LLP (contained in its opinion in
             Exhibit 5.1).

    23.7     Consent of Sherman & Howard L.L.C. (contained in its opinion in
             Exhibit 8.1).

    24.1 Powers of Attorney of Registrant's Directors. Contained on the signature page of the first filing of this registration statement.

Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 22. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (i) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (ii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs a(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

    (4) that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (5) that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by this Form S-4 with respect to re- offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of this Form S-4;

    (6) that every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (7) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

    (8) to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

    (9) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 30th day of November, 2000.

                                          Key Production Company, Inc.

                                                    /s/ F.H. Merelli
                                          By: _________________________________
                                                        F.H. MERELLI
                                                Chairman and Chief Executive
                                                          Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 30th day of November, 2000.

          NAME AND SIGNATURE                     TITLE
          ------------------                     -----

         /s/ F.H. Merelli              Chairman and Chief
______________________________________ Executive Officer
             F.H. Merelli              (Principal Executive
                                       Officer)

                  *                    Vice President and Chief
______________________________________ Financial Officer
              Paul Korus               (Principal Financial and
                                       Accounting Officer)

                  *                    Director
______________________________________
         Cortlandt S. Dietler

                  *                    Director
______________________________________
            L. Paul Teague

        /s/   F.H. Merelli
_________________________________
 F.H. Merelli, Attorney in Fact

                                                                           PROXY
                             COLUMBUS ENERGY CORP.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned shareholder of Columbus Energy Corp., a Colorado corporation, hereby nominates and appoints J. Samuel Butler or Jerol M. Sonosky, with full power of substitution, as true and lawful agent and proxy to represent the undersigned and vote all shares of stock of Columbus Energy Corp. owned by the undersigned in all matters coming before the Special Meeting of Shareholders (or any adjournment thereof) of Columbus Energy Corp. to be held on December 29, 2000 at 10:30 a.m. local time, at the Wells Fargo Bank Building Forum Room, Main Floor, 1740 Broadway, Denver, Colorado. The Board of Directors recommends a vote "FOR" the matters set forth on the reverse side.

                   [X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

   WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BELOW BY THE SHAREHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED "FOR" THE MATTER LISTED BELOW.

    Approve the merger agreement among Key Production Company, Inc., a wholly owned subsidiary of Key, and Columbus Energy Corp. and the merger of the subsidiary into Columbus pursuant to which each share of Columbus common stock will be converted into 0.355 shares of Key common stock.

      [_] FOR              [_] AGAINST       [_] ABSTAIN

SEE REVERSE SIDE                                                SEE REVERSE SIDE

                  (Continued and to be signed on reverse side)

                          (Continued from other side)
   This proxy also grants authority for the proxies to vote in their discretion with respect to any other matters that may come before the meeting or any adjournment thereof, including matters incident to its conduct.

   MARK HERE IF YOU PLAN TO ATTEND THE MEETING [_]

   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]

                                    Date: _____________________________________
                                    ___________________________________________
                                    ___________________________________________
                                             (Signature if held jointly)

                                    Please sign exactly as your name appears at left, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign.